Exhibit 4.1

Execution Version

THIRD AMENDMENT TO SYNDICATED FACILITY AGREEMENT

THIRD AMENDMENT TO SYNDICATED FACILITY AGREEMENT, dated as of July 29, 2022 (this “Third Amendment”), among FLUTTER ENTERTAINMENT PLC, a company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland (the “Company”), STARS GROUP HOLDINGS B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 60755814 (the “Dutch Borrower”), FLUTTER FINANCING B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and registered with the Dutch Trade Register under number 77893107, as a Borrower (“Flutter Finance”), Stars Group (US) Co-Borrower, LLC, a Delaware limited liability company as a U.S. co-borrower (the “U.S. Co-Borrower”, and together with Dutch Borrower and Flutter Finance, the “Borrowers”), the LENDERS party hereto, and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”).

R E C I T A L S

WHEREAS, STARS GROUP HOLDINGS COÖPERATIEVE U.A. (“Holdings”) STARS GROUP (US) HOLDINGS, LLC, (“U.S. Holdings”), the Borrowers named therein, the Administrative Agent, the Collateral Agent, the lenders from time to time party thereto and various other parties have previously entered into that certain Syndicated Facility Agreement, dated as of July 10, 2018 (as so amended, restated, amended and restated, supplemented or otherwise modified prior to the date of the Commitment Letter, the “Existing Credit Agreement” and as amended by this Third Amendment, the “Credit Agreement”);

WHEREAS, the Dutch Borrower has requested certain Incremental Term Loan Commitments be established pursuant to Section 2.21 of the Existing Credit Agreement so as to obtain new incremental term loans in an aggregate principal amount of €2000.0 million (the “Third Amendment Term Commitments”) on terms substantially consistent (except as modified herein) with the terms and conditions set forth in Existing Credit Agreement, each as a new Class of Term Facility B;

WHEREAS, following the Third Amendment Effective Date (as defined below), the Borrowers shall borrow the Euro Term Loans in respect of the Third Amendment Term Commitments (the “Third Amendment 2026 Term Loans”) and use the proceeds thereof for the purposes specified below including financing the Acquisition (as defined in the Commitment Letter, the “Acquisition”);

WHEREAS, each Lender executing this Third Amendment as a Third Amendment Term Lender, (i) consents to this Third Amendment and the Credit Agreement and (ii) agrees to make the Third Amendment 2026 Term Loans in accordance with the terms of this Third Amendment and the Credit Agreement; and

WHEREAS, Barclays Bank PLC is acting as the sole global coordinator for the Third Amendment Term Commitments and the Third Amendment 2026 Term Loans, Barclays Bank PLC, together with any of its affiliates, is acting as sole lead arranger and bookrunner for the Third Amendment Term Commitments and the Third Amendment 2026 Term Loans (in such capacities, the “Third Amendment Arranger”) to arrange the Third Amendment.

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NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms; Rules of Construction. Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Existing Credit Agreement or the commitment letter between the Company and certain of the Third Amendment Arranger dated on or about December 22, 2021 (the “Commitment Letter”) or, if not defined in the Existing Credit Agreement or the Commitment Letter or the Credit Agreement. The rules of construction specified in Section 1.02 of the Existing Credit Agreement shall apply to this Third Amendment, including the terms defined in the preamble and recitals hereto.

SECTION 2. Amendments to the Existing Credit Agreement. Effective as of the Third Amendment Effective Date, and subject to the terms and conditions set forth herein, the Existing Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the amended Credit Agreement attached hereto as Annex A.

SECTION 3. Third Amendment Term Loans.

(a) Subject to the terms and conditions set forth herein, each Third Amendment Term Lender severally agrees to establish the Third Amendment Term Commitments under the Credit Agreement on the Third Amendment Effective Date and make the Third Amendment 2026 Term Loans to the Borrowers on the Third Amendment Funding Date in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1 hereto with respect to such Third Amendment 2026 Term Loans. The proceeds of the Third Amendment 2026 Term Loans are to be used by the Borrowers solely for the purposes set out in Section 3(b) below. Amounts borrowed under this Section 3(a) and repaid or prepaid may not be reborrowed.

(b) The Borrowers shall apply the proceeds the Third Amendment 2026 Term Loans to (i) finance or refinance amounts payable in connection with the Acquisition, (ii) finance or refinance certain indebtedness as Flutter Finance may elect and (iii) pay fees and/or expenses in connection with the foregoing (together with (i) and (ii) above, the (“Third Amendment Transactions”) and/or (iv) for general corporate purposes and working capital of the Group, provided that no proceeds of the Third Amendment 2026 Term Loans may be used to refinance or repay indebtedness of the Target.

(c) The applicable Borrower shall give the Administrative Agent, a notice of Borrowing substantially in the form of a Borrowing Request (a “Borrowing Notice”) requesting that the Third Amendment Term Lenders make the Third Amendment 2026 Term Loans on the Third Amendment Funding Date and specifying, in each case, the amount and currency to be borrowed. Upon receipt of the Borrowing Notice, the Administrative Agent shall promptly notify each Third Amendment Term Lender thereof. Not later than 10:00 a.m., New York City time, on the Third Amendment Funding Date, each applicable Third Amendment Term Lender shall make available to the Administrative Agent an amount in immediately available funds equal to the Third Amendment 2026 Term Loans to be made by such Third Amendment Term Lender. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by such Borrower as specified in the applicable Borrowing Request.

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(d) From and after the Third Amendment Effective Date, for all purposes of the Credit Agreement and the other Loan Documents, (i) the Third Amendment 2026 Term Loans shall be deemed to be “Other Term Loans”, (ii) each Third Amendment Term Commitments shall be deemed to be a “Term B Loan Commitment”, and (iii) each Third Amendment Term Lender shall be deemed to be a “Incremental Term Lender” with outstanding “Term Loans” under the Credit Agreement.

(e) Unless previously terminated the commitments of the Third Amendment Term Lenders pursuant to Section 3(a) hereof shall terminate upon the making of the Third Amendment 2026 Term Loans in full on the Third Amendment Funding Date. In addition, the Third Amendment Term Commitments will, to the extent not utilised prior to that date, automatically terminate if the Third Amendment Funding Date does not occur on or prior to the last date of the Certain Funds Period.

SECTION 4. Representations and Warranties.

(a) To induce the other parties hereto to enter into this Third Amendment, each Loan Party party hereto represents and warrants that, as of the Third Amendment Effective Date (as defined below):

(i)

the Third Amendment has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each such Loan Party, in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests of Foreign Subsidiaries that are not Loan Parties; and

(ii)

the execution, delivery and performance of this Third Amendment and the consummation of the transactions contemplated hereby have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by the Loan Parties party thereto and shall not (1) violate (w) any provision of law, statute, rule or regulation applicable to the Loan Parties, (x) the memorandum, certificate or articles of incorporation or association or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws each Loan Party party thereto, (y) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to each Loan Party or (z) any provision of any indenture, certificate of designation for preferred stock, or other material agreement or instrument to which any Loan Party is a party or by which any of them or any of their property is or may be bound (other than the Term Loan A Facility Agreement), (2) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a

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right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, or other material agreement or instrument, where any such conflict, violation, breach or default referred to in clause (1) or (2) of this clause (iii), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (3) result in the creation or imposition of any Lien upon or with respect to any property or assets directly or indirectly now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

SECTION 5. Conditions Precedent to Third Amendment Effective Date. This Third Amendment shall become effective on the date on which the following conditions are satisfied or waived (such date, “Third Amendment Effective Date”):

(a) the Administrative Agent (or its counsel) shall have received from each Loan Party, and the Third Amendment Term Lenders (i) a counterpart of this Third Amendment signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Third Amendment by electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Third Amendment; and

(b) to the extent not already in possession of the Third Amendment Term Lenders, at least three Business Days prior to the Third Amendment Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and a Beneficial Ownership Certification for the Borrower to the extent that it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, that has been reasonably requested by the Third Amendment Term Lenders at least ten days prior to date hereof.

SECTION 6. Conditions Precedent to Third Amendment Funding Date. The Third Amendment Term Commitments shall be able to be drawn on the date when the following conditions are satisfied or waived (such date, the “Third Amendment Funding Date”):

(a) immediately before and after giving effect to this Third Amendment, no Major Default shall occur and be continuing as a result of the making of the initial borrowing;

(b) the representations and warranties contained in Section 4 of this Third Amendment are and will be true and correct in all material respects on and as of the Third Amendment Effective Date to the same extent as though made on and as of that date (except to the extent such representations and warranties are qualified by “materiality” or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects as of such date), in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(c) the Acquisition shall be consummated simultaneously or substantially concurrent with, or following (but in no event later than the date falling five Business Days after) the Third Amendment Funding Date on the terms described in the Acquisition Agreement, without giving effect to any amendment, waiver, consent or other modification of

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or to the Acquisition Agreement (in substantially the same form as that most recently received by the Third Amendment Arranger prior to the date of the Commitment Letter) by the Purchaser (as defined in the Commitment Letter) that is materially adverse to the interests of the Third Amendment Term Lenders (in their capacities as such) unless it is approved by the Third Amendment Arranger (which approval shall not be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that any increase or reduction in the purchase price in connection with the Acquisition Agreement shall not be deemed materially adverse to the interests of the Third Amendment Term Lenders (in their capacities as such);

(d) the Acquisition Agreement has become, or will on or prior to the Third Amendment Funding Date become, unconditional (other than in relation to any condition regarding payment of any purchase consideration and any condition that is to be satisfied on the date of, or otherwise as part of, completion of the Acquisition);

(e) on the Acquisition Closing Date, after giving effect to the Acquisition and the other Third Amendment Transactions, none of the Company, any Borrower or any of their Subsidiaries shall have any third party debt for borrowed money other than (i) the Third Amendment Loans, (ii) any rollover of then existing Capitalized Lease Obligations, (iii) other Indebtedness approved by the Third Amendment Arranger in their reasonable discretion and (iv) any other Indebtedness not prohibited by the Credit Agreement;

(f) none of the Purchaser nor any other member of the Group that receives the proceeds of the Third Amendment Term Loans from the Borrower as part of the transfers of such proceeds to the Purchaser in order to consummate the Acquisition is incorporated or established under the laws of the Republic of Italy;

(g) the Administrative Agent shall have received the documents and other evidence set forth on Schedule 2 to this Third Amendment;

(h) the Administrative Agent shall have received a certificate dated on or prior to the Third Amendment Funding Date executed by a Responsible Officer of the Company confirming compliance with the conditions precedent set forth in Section 6(a) (b), (c), (d), (e) and (f) hereof;

(i) the Administrative Agent shall have received the Borrowing Notice two Business Days prior to the Third Amendment Funding Date;

(j) all fees required to be paid on the Third Amendment Funding Date pursuant to this Third Amendment and other Loan Documents to the extent invoiced at least three Business Days prior to the Third Amendment Funding Date, shall, upon the initial borrowing under the Third Amendment 2026 Term Loans, have been paid (which amounts may be offset against the proceeds of the Third Amendment Term Loans) and this condition shall be satisfied if the applicable Borrowing Notice shows that such fees are to be so offset;

(k) the Third Amendment Funding Date shall not occur prior to January 31, 2022; and

(l) the Administrative Agent shall have received a solvency certificate, substantially in the form of Exhibit C to the Existing Credit Agreement.

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The making of the Third Amendment 2026 Term Loans by the Third Amendment Term Lenders hereunder shall conclusively be deemed to constitute an acknowledgment by the Administrative Agent and each Third Amendment Term Lender that each of the conditions precedent set forth in this Section 6 shall have been satisfied in accordance with their respective terms or shall have been irrevocably waived by such Person.

For the purposes of this Third Amendment:

(i)

a “Major Default” means an Event of Default occurs with respect to the Company and Flutter Finance only (the “Original Obligors”) under any of the following sections of the Credit Agreement: Section 7.01(b); Section 7.01(c); Section 7.01(d) or Section 7.01(e) but only in respect of (and to the extent of) a breach of a Major Undertaking; Section 7.01(a) but only to the extent of an incorrectness of a Major Representation; Section 7.01(f); Section 7.01(g); Section 7.01(h); Section 7.01(i); and Section 7.01(j).

(ii)

“Major Representation” means the representations and warranties by (and in respect of) the Original Obligors only as specified in the following sections of the Credit Agreement: Section 3.01; Section 3.02; Section 3.03; Section 3.04; Section 3.09; Section 3.10; Section 3.11; and Section 3.19.

(iii)

“Major Undertaking” means undertakings set out in the following sections of the Credit Agreement, in each case, to the extent applicable to the Original Obligors: Section 5.01; Section 6.01; Section 6.02; Section 6.04; Section 6.05; and Section 6.06.

(iv)

“Certain Funds Period” means the period commencing on the Countersign Date and ending on the earliest of (i) January 22, 2023, (ii) the closing date of the Acquisition (the “Acquisition Closing Date”) and (iii) termination of the Commitment Letter in accordance with Section 15 thereof.

(v)	“Arranger Notice” shall mean a notice from the Third Amendment Arranger to the Dutch Borrower and the Administrative Agent, supplementing Schedule 4 of this Third Amendment as provided for therein.

SECTION 7. Certain Funds

(a) Notwithstanding anything to the contrary in the Existing Credit Agreement (but subject to the satisfaction or waiver of the conditions set out in Sections 5 and 6) during the Certain Funds Period (as defined above), unless (x) solely with respect to the relevant Third Amendment Term Lender’s participation in the relevant Third Amendment 2026 Term Loan on the relevant date, it would be illegal for that Third Amendment Term Lender to participate in making a Third Amendment 2026 Term Loan or (y) a Major Default has occurred and is continuing, none of the Third Amendment Term Lenders shall (to the extent such action would reasonably be expected to directly or indirectly prevent or limit the making of the relevant Borrowing):

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(i)	refuse to participate in or make available any Third Amendment 2026 Term Loan;

(ii)

be entitled to take any action to rescind, terminate or cancel the Commitment Letter or this Third Amendment or the Credit Agreement (or any provision thereof or obligation thereunder) or any Third Amendment Term Commitment;

(iii)	exercise any right of set-off or counterclaim where to do so would be expected to prevent or limit the making or use of any Third Amendment 2026 Loan;

(iv)

accelerate any Third Amendment 2026 Term Loan or otherwise demand or require repayment or prepayment of any sum from any Loan Party where to do so would be expected to prevent or limit the making or use of any Third Amendment 2026 Term Loan; or

(v)	enforce (or instruct the Administrative Agent to enforce) any rights in respect of any of the Collateral,

provided that immediately upon the expiration of the Certain Funds Period all such rights, remedies and entitlements shall be available to the Third Amendment Term Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

(b) For the avoidance of doubt and notwithstanding anything to the contrary, there will be no conditions precedent or conditions to drawing directly or indirectly relating to the Target Group (or the perfection and/or delivery of any stock certificates relating to the equity interests of the Target). For the avoidance of doubt, no procurement obligation or any other matter or circumstance in respect of, or breach by, any member of the Target Group shall relate to an Original Obligor for purposes of any Major Default, Major Representation or Major Undertaking.

SECTION 8. Effect of Amendment. (a) Except as expressly set forth in this Third Amendment or in the Credit Agreement, this Third Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other provision of the Existing Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case, as amended by this Third Amendment. Nothing herein shall be deemed to entitle the Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other Loan Document in similar or different circumstances.

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(b) On and after the applicable Third Amendment Effective Date, each reference in (i) the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Existing Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as modified by this Third Amendment. This Third Amendment shall constitute a “Loan Document” for all purposes of the Existing Credit Agreement and the other Loan Documents.

(c) This Third Amendment, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof.

(d) This Third Amendment may not be amended, modified or waived except in accordance with Section 9.08 of the Existing Credit Agreement; except that, on or prior to the Third Amendment Funding Date, this Third Amendment may be amended, modified or waived with the consent of the Borrower, the Third Amendment Term Lenders (and no other Lenders) and the Administrative Agent to reflect any incurrence of Other Term Loans denominated in Dollars or to reflect changes in the Applicable Margin or other economic terms applicable solely to the Third Amendment 2026 Term Loans or to reflect changes to any conditions to the drawing of the Third Amendment 2026 Term Loans and except that Schedule 4 to this Amendment shall be modified upon receipt by the Administrative Agent and the Borrower of an Arranger Notice, as set forth therein and upon receipt of any such Arranger Notice, the Administrative Agent shall post a conformed copy of Schedule 4 to the Lenders.

(e) This Third Amendment constitutes an Incremental Assumption Agreement as referred to in the Existing Credit Agreement.

SECTION 9. Costs and Expenses. The Borrowers hereby agree to reimburse the Administrative Agent in full upon demand for its reasonable and documented out-of-pocket expenses in connection with this Third Amendment, including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent, in each case, as required to be reimbursed pursuant to the Existing Credit Agreement.

SECTION 10. Reaffirmation of Guarantees and Collateral.

By executing and delivering a counterpart hereof, each Loan Party (A) agrees that, notwithstanding the effectiveness of this Third Amendment, after giving effect to this Third Amendment, the Security Documents by such Loan Party, as applicable, and each guarantee provided by such Loan Party (whether pursuant to the Flutter Guarantee, the Subsidiary Guarantee Agreement or the Credit Agreement) continue to be in full force and effect, (B) agrees that all of the Liens and security interests created and arising under each Security Document remain in full force and effect on a continuous basis, and the perfected status and priority of each such Lien and security interest continues in full force and effect on a continuous basis, unimpaired, uninterrupted and undischarged, as collateral security for its obligations, liabilities and indebtedness under the Credit Agreement as amended by this Third Amendment and under its guarantees in the other Loan Documents, in each case, to the extent provided in, and subject to the limitations and qualifications set forth in, such Loan Documents (as amended by this Third Amendment) and (C) affirms and confirms all of its obligations, liabilities and indebtedness under the Existing Credit Agreement and each other Loan Document, in each case after giving effect to this Third Amendment, including such Loan Party’s guarantee of the Obligations and the pledge of and/or grant of a Lien and/or other security interest in such Loan Party’s, assets as Collateral pursuant to the Security Documents to secure such Obligations, all as provided in the Security Documents and such other Loan Documents, and acknowledges and agrees that such obligations, liabilities, guarantee, pledge and grant continue in full force and effect in respect of, and to secure, such Obligations under the Existing Credit Agreement and the other Loan Documents, in each case, to the extent provided in, and subject to the limitations and qualifications set forth in, such Loan Documents (as amended by this Third Amendment).

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SECTION 11. Third Amendment Arranger. Each Loan Party agree that the Third Amendment Arranger shall be entitled to the privileges, indemnification, immunities and other benefits afforded to the “Arrangers” under the Credit Agreement.

SECTION 12. GOVERNING LAW. THIS THIRD AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS THIRD AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

SECTION 13. Counterparts. This Third Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03 of the Credit Agreement. Delivery of an executed counterpart to this Third Amendment by electronic transmission pursuant to procedures approved by the Administrative Agent shall be as effective as delivery of a manually signed original. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Third Amendment and the transactions contemplated hereby (including without limitation, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein or in the Credit Agreement to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 14. Headings. Section headings used herein are for convenience of reference only, are not part of this Third Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Third Amendment.

SECTION 15. Severability. Section 9.12 and Section 9.15 of the Credit Agreement are hereby incorporated by reference into this Third Amendment and shall apply to this Third Amendment, mutatis mutandis.

SECTION 16. Post-Closing Obligations. The Company and the Borrowers hereby agree to deliver and the Administrative Agent shall have received the items set forth on Schedule 3 to this Third Amendment after the Third Amendment Effective Date (or such later date as permitted by the Administrative Agent in its reasonable discretion) within the time period specified thereon.

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SECTION 17. Assignment By Barclays Bank PLC

Notwithstanding any other provision in this Third Amendment or any other Loan Documents, the Company hereby agrees that Barclays Bank PLC may assign any of its rights or transfer any of its rights or obligations under the this Third Amendment to Barclays Bank Ireland PLC at any time without the consent of, or the requirement to notify the other parties to the Third Amendment and Barclays Bank Ireland PLC shall assume and acquire the same rights and obligations against the other parties to this Third Amendment as if Barclays Bank Ireland PLC was an original party to this Third Amendment.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed by their duly authorized officers, all as of the date and year first above written.

COMPANY:

FLUTTER ENTERTAINMENT PLC

By:	/s/ Edward Traynor
Name: Edward Traynor
Title: Group General Counsel and Company Secretary

DUTCH BORROWER:

STARS GROUP HOLDINGS B.V.

By:	/s/ Dennis Kramer
Name: Dennis Kramer
Title: Authorized Signatory

FLUTTER FINANCE:

FLUTTER FINANCING B.V.

By:	/s/ Dennis Kramer
Name: Dennis Kramer
Title: Authorized Signatory

U.S. Co-Borrower:

STARS GROUP (US) CO-BORROWER, LLC

By:	/s/ Kip Levin
Name: Kip Levin
Title: President & CEO

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:	/s/ Philip Tancorra
Name:	Philip Tancorra
Title	Vice President philip.tancorra@db.com 212-250-6576

By:	/s/ Jessica Lutrario
Name:	Jessica Lutrario
Title	Associate
jessica.lutrario@db.com 212-250-8235

Lenders:

BARCLAYS BANK PLC,
as Third Amendment Term Lender

By:	/s/ Sinead Harris
Name:	Sinead Harris
Title	Managing Director

ANNEX A

Amended Credit Agreement

[See attached]

As amended by

the First Amendment ~~to~~, the ~~Syndicated Facility Agreement and the Second~~Second

Amendment and the Third Amendment to the Syndicated Facility Agreement

SYNDICATED FACILITY AGREEMENT

among

STARS GROUP HOLDINGS COÖPERATIEVE U.A.,

as Holdings,

STARS GROUP (US) HOLDINGS, LLC,

as U.S. Holdings,

STARS GROUP HOLDINGS B.V.,

as Dutch Borrower,

FLUTTER FINANCING B.V.,

as Flutter Finance

STARS GROUP (US) CO-BORROWER, LLC,

as Co-Borrower,

THE LENDERS AND ISSUING BANKS FROM TIME TO TIME PARTY HERETO,

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent and Collateral Agent

DEUTSCHE BANK SECURITIES INC.,

GOLDMAN SACHS LENDING PARTNERS LLC,

MACQUARIE CAPITAL (USA) INC.,

MORGAN STANLEY SENIOR FUNDING, INC.,

BARCLAYS BANK PLC,

BMO CAPITAL MARKETS CORP.

and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

PAGE
ARTICLE I DEFINITIONS		1

Section 1.01	Defined Terms	1
Section 1.02	Terms Generally	~~86~~101
Section 1.03	Effectuation of Transactions	~~86~~102
Section 1.04	Exchange Rates; Currency Equivalents	~~86~~102
Section 1.05	Additional Alternate Currencies for Loans	~~87~~103
Section 1.06	Change of Currency	~~88~~104
Section 1.07	Timing of Payment or Performance	~~88~~105
Section 1.08	Times of Day	~~89~~105
Section 1.09	Parent Companies	~~89~~105
Section 1.10	Election Date	~~89~~105
Section 1.11	Dutch Terms	~~89~~106
Section 1.12	Canadian Terms	~~90~~106
Section 1.13	Australian Terms	~~91~~107
Section 1.14	Agreed Guarantee and Security Principles	~~91~~107
Section 1.15	Australian Banking Code of Practice	~~91~~107
Section 1.16	Interest Rates	~~91~~108
Section 1.17	LIBOR Notification.	108

ARTICLE II THE CREDITS		~~91~~109

Section 2.01	Commitments	~~91~~109
Section 2.02	Loans and Borrowings	~~92~~110
Section 2.03	Requests for Borrowings	~~93~~111
Section 2.04	~~[Reserved]~~Third Amendment Term Loans	~~94~~113
Section 2.05	Letters of Credit	~~94~~114
Section 2.06	Funding of Borrowings	~~100~~120
Section 2.07	Interest Elections	~~101~~121
Section 2.08	Termination and Reduction of Commitments	~~102~~123
Section 2.09	Repayment of Loans; Evidence of Debt	~~103~~124
Section 2.10	Repayment of Term Loans and Revolving Facility Loans	~~103~~125
Section 2.11	Prepayment of Loans	~~105~~128
Section 2.12	Fees	~~107~~130
Section 2.13	Interest	~~109~~133
Section 2.14	Alternate Rate of Interest	~~110~~134
Section 2.15	Increased Costs	~~114~~140
Section 2.16	Break Funding Payments	~~115~~141
Section 2.17	Taxes	~~116~~142
Section 2.18	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~120~~147
Section 2.19	Mitigation Obligations; Replacement of Lenders	~~122~~149
Section 2.20	Illegality	~~123~~151
Section 2.21	Incremental Commitments	~~124~~151
Section 2.22	Defaulting Lender	~~134~~164

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ARTICLE III REPRESENTATIONS AND WARRANTIES		~~136~~167

Section 3.01	Organization; Powers	~~136~~167
Section 3.02	Authorization	~~136~~167
Section 3.03	Enforceability	~~137~~168
Section 3.04	Governmental Approvals	~~137~~168
Section 3.05	Financial Statements	~~137~~168
Section 3.06	No Material Adverse Effect	~~137~~169
Section 3.07	Title to Properties; Possession Under Leases	~~137~~169
Section 3.08	Subsidiaries	~~138~~169
Section 3.09	Litigation; Compliance with Laws	~~138~~170
Section 3.10	Federal Reserve Regulations	~~139~~170
Section 3.11	Investment Company Act	~~139~~171
Section 3.12	Use of Proceeds	~~139~~171
Section 3.13	Tax Returns	~~139~~171
Section 3.14	No Material Misstatements	~~140~~172
Section 3.15	Employee Benefit Plans	~~140~~172
Section 3.16	Environmental Matters	~~141~~173
Section 3.17	Security Documents	~~142~~174
Section 3.18	Location of Real Property	~~143~~175
Section 3.19	Solvency	~~143~~175
Section 3.20	Labor Matters	~~143~~176
Section 3.21	Insurance	~~144~~176
Section 3.22	No Default	~~144~~176
Section 3.23	Intellectual Property; Licenses, Etc.	~~144~~177
Section 3.24	Senior Debt	~~144~~177
Section 3.25	USA PATRIOT Act; Anti-Money Laundering Laws; Sanctions; Foreign Corrupt Practices Act	~~144~~177
Section 3.26	[Reserved]	~~145~~178
Section 3.27	No Works Council in the Netherlands	~~145~~178
Section 3.28	Financial Assistance	~~145~~178

ARTICLE IV CONDITIONS OF LENDING		~~145~~178

Section 4.01	All Credit Events	~~145~~178
Section 4.02	First Credit Event	~~146~~179

ARTICLE V AFFIRMATIVE COVENANTS		~~151~~184

Section 5.01	Existence; Business and Properties	~~151~~185
Section 5.02	Insurance	~~151~~185
Section 5.03	Taxes	~~152~~186
Section 5.04	Financial Statements, Reports, etc.	~~152~~186
Section 5.05	Litigation and Other Notices	~~153~~188
Section 5.06	Compliance with Laws	~~154~~188
Section 5.07	Maintaining Records; Access to Properties and Inspections	~~154~~189

-ii-

Section 5.08	Use of Proceeds	~~155~~189
Section 5.09	Compliance with Environmental Laws	~~155~~189
Section 5.10	Further Assurances; Additional Security	~~155~~189
Section 5.11	Rating	~~158~~193
Section 5.12	Post-Closing	~~158~~193
Section 5.13	Centre of Main Interests and Establishments	~~158~~193
Section 5.14	Lender Meetings	~~158~~194
Section 5.15	Financial Assistance	~~159~~194
Section 5.16	TSA and TFA	~~159~~194
Section 5.17	Additional Loan Parties	~~159~~194

ARTICLE VI NEGATIVE COVENANTS		~~160~~195

Section 6.01	Indebtedness	~~160~~195
Section 6.02	Liens	~~167~~203
Section 6.03	Sale and Lease-Back Transactions	~~174~~213
Section 6.04	Investments, Loans and Advances	~~174~~213
Section 6.05	Mergers, Consolidations, Sales of Assets and Acquisitions	~~179~~219
Section 6.06	Dividends and Distributions	~~182~~223
Section 6.07	Transactions with Affiliates	~~185~~227
Section 6.08	Business of the Company and the Subsidiaries	~~188~~230
Section 6.09	Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.	~~188~~230
Section 6.10	Fiscal Year	~~191~~234
Section 6.11	Financial Covenant	~~192~~234

ARTICLE VII EVENTS OF DEFAULT		~~192~~234

Section 7.01	Events of Default	~~192~~234
Section 7.02	Treatment of Certain Payments	~~196~~239
Section 7.03	Right to Cure	~~196~~239
Section 7.04	Clean-Up Period	~~197~~240
Section 7.05	Waiver	~~197~~241

ARTICLE VIII THE AGENTS		~~198~~241

Section 8.01	Appointment	~~198~~241
Section 8.02	Parallel Debt	~~199~~243
Section 8.03	Delegation of Duties	~~200~~245
Section 8.04	Exculpatory Provisions	~~201~~245
Section 8.05	Reliance by Agents	~~202~~246
Section 8.06	Notice of Default	~~203~~247
Section 8.07	Non-Reliance on Agents and Other Lenders	~~203~~247
Section 8.08	Indemnification	~~203~~248
Section 8.09	Agent in Its Individual Capacity	~~204~~249
Section 8.10	Successor Agents	~~204~~249

-iii-

Section 8.11	Arrangers	~~205~~250
Section 8.12	Security Documents and Collateral Agent	~~205~~250
Section 8.13	Right to Realize on Collateral and Enforce Guarantees	~~206~~252
Section 8.14	Withholding Tax	~~207~~253
Section 8.15	Certain ERISA Matters	~~208~~253
Section 8.16	Payments Set Aside	~~209~~255
Section 8.17	Appointment of Lloyds Bank PLC, as the Collateral Agent, as of the First Amendment Effective Date	~~210~~256
Section 8.18	Erroneous Payments	~~210~~256

ARTICLE IX MISCELLANEOUS		~~213~~260

Section 9.01	Notices; Communications	~~213~~260
Section 9.02	Survival of Agreement	~~214~~261
Section 9.03	Binding Effect	~~215~~261
Section 9.04	Successors and Assigns	~~215~~262
Section 9.05	Expenses; Indemnity	~~221~~269
Section 9.06	Right of Set-off	~~222~~271
Section 9.07	Applicable Law	~~223~~271
Section 9.08	Waivers; Amendment	~~223~~272
Section 9.09	Interest Rate Limitation	~~227~~276
Section 9.10	Entire Agreement	~~227~~277
Section 9.11	WAIVER OF JURY TRIAL	~~227~~277
Section 9.12	Severability	~~228~~277
Section 9.13	Counterparts; Electronic Execution of Assignments and Certain Other Documents	~~228~~278
Section 9.14	Headings	~~229~~278
Section 9.15	Jurisdiction; Consent to Service of Process	~~229~~278
Section 9.16	Confidentiality	~~230~~280
Section 9.17	Platform; Borrower Materials	~~231~~281
Section 9.18	Release of Liens and Guarantees	~~231~~282
Section 9.19	Judgment Currency	~~233~~284
Section 9.20	USA PATRIOT Act Notice	~~234~~284
Section 9.21	No Advisory or Fiduciary Responsibility	~~234~~285
Section 9.22	Agency of the Company for the Borrowers	~~235~~285
Section 9.23	No Liability of the Issuing Banks	~~235~~286
Section 9.24	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~235~~286
Section 9.25	Co-Borrower and Flutter Finance; Additional Borrowers	~~236~~287
Section 9.26	Representation of a Dutch Loan Party	~~237~~288
Section 9.27	Application of Gaming Laws	~~237~~288
Section 9.28	Exclusion of the Australian PPSA Provisions	~~238~~289
Section 9.29	Acknowledgment Regarding Any Supported QFCs	~~238~~290
Section 9.30	The Flutter Intercreditor Agreement	~~239~~291

ARTICLE X HOLDINGS AND U.S. HOLDINGS GUARANTEE		~~240~~291

-iv-

Section 10.01	Holdings and U.S. Holdings Guarantee	~~240~~291
Section 10.02	Obligations Unconditional	~~240~~292
Section 10.03	Reinstatement	~~241~~293
Section 10.04	Certain Additional Waivers	~~241~~293
Section 10.05	Remedies	~~242~~294
Section 10.06	Rights of Contribution	~~242~~294
Section 10.07	Guarantee of Payment; Continuing Guarantee	~~242~~294

-v-

Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Borrowing Request
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Permitted Loan Purchase Assignment and Acceptance
Exhibit G	Form of First Lien/First Lien Intercreditor Agreement
Exhibit H	Form of First Lien/Second Lien Intercreditor Agreement
Exhibit I	Form of Intercompany Subordination Terms

Schedule 1.01(A)	Certain Excluded Equity Interests
Schedule 1.01(B)(i)	Certain Subsidiaries
Schedule 1.01(B)(ii)	Additional Subsidiaries
Schedule 1.01(C)	Subsidiary Loan Parties
Schedule 1.01(D)	Closing Date Unrestricted Subsidiaries
Schedule 1.01(E)	Closing Date Mortgaged Properties
Schedule 1.01(F)	Specified L/C Sublimit
Schedule 1.01(G)	Cash Management Banks
Schedule 1.01(H)	Existing Roll-Over Letters of Credit
Schedule 1.01(I)	Hedge Banks
Schedule 1.14	Agreed Guarantee and Security Principles
Schedule 2.01	Commitments
Schedule 3.01	Organization and Good Standing
Schedule 3.04	Governmental Approvals
Schedule 3.05	Financial Statements
Schedule 3.07(c)	Notices of Condemnation
Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.21	Insurance
Schedule 3.23	Intellectual Property
Schedule 5.12	Post-Closing Items
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

-vi-

SYNDICATED FACILITY AGREEMENT, dated as of July 10, 2018 (this “Agreement”), among STARS GROUP HOLDINGS COÖPERATIEVE U.A., a coöperatie met uitgesloten aansprakelijkheid formed under the laws of the Netherlands having its official seat in Amsterdam and registered with the Dutch trade registry under number 60754680 (“Holdings”), STARS GROUP (US) HOLDINGS, LLC, a Delaware limited liability company (“U.S. Holdings”), STARS GROUP HOLDINGS B.V., a besloten vennootschap incorporated under the laws of the Netherlands having its official seat in Amsterdam and registered with the Dutch trade registry under number 60755814 (the “Dutch Borrower”), STARS GROUP (US) CO-BORROWER, LLC, a limited liability company formed under the laws of Delaware (the “Co-Borrower”), TSG AUSTRALIA HOLDINGS PTY LTD, a proprietary company with limited liability incorporated under the laws of Australia (the “Australian Borrower”), NARIS LIMITED, a limited company incorporated under the laws of the Isle of Man (the “Isle of Man Borrower”), the LENDERS party hereto from time to time and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, collateral agent and security trustee (in such capacities, the “Collateral Agent”) for the Secured Parties;

WHEREAS, Holdings, the Dutch Borrower, Stars Group Holdings (UK) Limited, a private limited liability company formed in England and Wales and a wholly owned subsidiary of the Dutch Borrower (the “Purchaser”) and others entered into the Sky Acquisition Agreement (as defined below) pursuant to which the Purchaser acquired the entire issued ordinary share capital of Cyan Blue Topco Limited, a private limited liability company incorporated under the laws of Jersey (registered number 116297) (the “Target”); and

WHEREAS, in connection with the consummation of the transactions contemplated by the Sky Acquisition Agreement, the Borrowers requested the Lenders to extend credit as set forth herein;

NOW, THEREFORE, the Lenders and the Issuing Banks extended such credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I Definitions

Section 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“2021 Term Lender” has the meaning assigned to such term in the Second Amendment.

“2021 Term Loans” has the meaning assigned to such term in the Second Amendment.

“ABR” shall mean, (A) in the case of any Second Amendment USD Term Loans, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day and (c) (i) prior to the USD LIBOR Transition Date, the Adjusted LIBO Rate for a one-month Interest Period applicable to Loans denominated in Dollars on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% and (ii) on and after the USD LIBOR Transition Date, ~~Daily Simple~~Term SOFR for Dollars in effect on such day plus 1.00%; provided, that for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (Local Time) by reference to the ICE Benchmark Administration Interest Settlement Rates (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available) as an authorized vendor for the purpose of displaying such rates) and (B) in the case of any Third Amendment USD Term Loans, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate in effect for such day plus 0.50%, (b) the Prime Rate in effect on such day and (c) Term SOFR for Dollars in effect on such day plus 1.00%. Any change in such rate due to a change in the Prime Rate, the Federal Funds Effective Rate, the Adjusted LIBO Rate applicable to Dollars or Daily Simple SOFR for Dollars shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate applicable to Dollars, as the case may be.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Acquisition Agreements” shall mean, collectively, the Sky Acquisition Agreement, the CrownBet Acquisition Agreement and the William Hill Australia Acquisition Agreement.

“Additional Subsidiary” shall mean each Subsidiary that is a Wholly-Owned Subsidiary of the Dutch Borrower that is set forth on Schedule 1.01(B)(ii).

“Adjusted LIBO Rate” shall mean with respect to any Eurocurrency Borrowing denominated in:

(i) Dollars for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate in effect for such Interest Period divided by (b) one minus the Statutory Reserves applicable to such Eurocurrency Borrowing, if any; and

(ii) Euros for any Interest Period, the EURIBO Rate in effect for such Interest Period; and

~~(iii) Pound Sterling for any Interest Period, the Sterling LIBO Rate in effect for such Interest Period; and~~

provided that, in each case, if such LIBO Rate~~,~~ or EURIBO ~~Rate or Sterling LIBO~~ Rate shall be less than zero, such interest rate shall be deemed to be zero.1

“Adjustment Date” shall have the meaning assigned to such term in the definition of “Pricing Grid.”

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B or such other form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any U.K. Financial Institution.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreed Guarantee and Security Principles” shall mean the Agreed Guarantee and Security Principles set forth on Schedule 1.14.

1 NTD: The revolving commitments were terminated on June 15, 2020 and the only currencies available under this Agreement, as of the Third Amendment Effective Date are US Dollars and Euros.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19.

“Alderney Security Documents” shall mean each agreement or instrument governed by the laws of Alderney and/or Guernsey pursuant to or in connection with which any Loan Party grants a security interest in any Collateral for any of the Obligations, each as amended, restated, supplemented or otherwise modified from time to time.

“All-in Yield” shall mean, as to any Loans (or Pari Term Loans, if applicable), the yield thereon payable to all Lenders (or other lenders, as applicable) providing such Loans (or Pari Term Loans, if applicable) in the primary syndication thereof, as reasonably determined by the Administrative Agent in consultation with the Company, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors, SOFR adjustments or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans (or Pari Term Loans, if applicable)); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees and customary consent fees for an amendment paid generally to consenting lenders.

“Alternate Currency” shall mean

(i) with respect to any Letter of Credit, Canadian Dollars, Swiss Francs and any other currency (other than Dollars, Pound Sterling, Australian Dollars and Euros) as may be acceptable to the Administrative Agent and the Issuing Bank that is approved in accordance with Section 1.05, and (ii) with respect to any Revolving Facility Loan or Incremental Term Loan, any currency (other than Dollars, Pound Sterling, Australian Dollars and Euros) that is approved in accordance with Section 1.05.

“Alternate Currency Equivalent” shall mean, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternate Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternate Currency with Dollars.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in an Alternate Currency.

“Alternate Currency Loan” shall mean any Revolving Facility Loan denominated in an Alternate Currency.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties concerning or relating to bribery or corruption including the US Foreign Corrupt Practices Act and the UK Bribery Act.

“Anti-Money Laundering Laws” shall mean any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties including those that: (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (ii) prohibit transactions that are intended to conceal or disguise the nature, location, source, ownership, or control of the proceeds of unlawful activity; (iii) require identification and documentation of the parties with whom a Loan Party conducts business; or (iv) are designed to disrupt the flow of funds to terrorist organizations or other criminal organizations or parties. Such laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties shall be deemed to include financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the Bank Secrecy Act as amended by the USA PATRIOT Act of 2001, the Money Laundering Control Act of 1986 including the laws relating to prevention and detection of money laundering under 18 USC Section 1956 and 1957 and the Australian AML Act.

“Applicable Commitment Fee” shall mean for any day (i) with respect to any Revolving Facility Commitments relating to Initial Revolving Loans, 0.375% per annum; provided, however, that on and after the first Adjustment Date occurring after delivery of the financial statements and certificates required by Section 5.04 upon the completion of one full fiscal quarter of the Dutch Borrower after the Closing Date, the “Applicable Commitment Fee” will be determined pursuant to the Pricing Grid; or (ii) with respect to any Other Revolving Facility Commitments, the “Applicable Commitment Fee” set forth in the applicable Incremental Assumption Agreement.

“Applicable Date” shall have the meaning assigned to such term in Section 9.08(f).

“Applicable Margin” shall mean for any day,

(a) (i) with respect to any Second Amendment USD Term Loans, 2.25% per annum in the case of any Eurocurrency Loan or SOFR Loan and 1.25% per annum in the case of any ABR Loan~~; and~~, (ii) with respect to any Second Amendment Euro Term Loans, 2.50% per annum in the case of any Eurocurrency Loan ~~or SOFR Loan~~, (iii) with respect to any Third Amendment Term Loan, the Third Amendment Term Loan Applicable Margin;

(b) with respect to any Initial Revolving Loan, 3.25% per annum in the case of any Eurocurrency Loan or BBR Loan and (ii) 2.25% per annum in the case of any ABR Loan; provided, however, that on and after the first Adjustment Date occurring after delivery of the financial statements and certificates required by Section 5.04 upon the completion of one full fiscal quarter of the Dutch Borrower after the Closing Date, the “Applicable Margin” with respect to an Initial Revolving Loan will be determined pursuant to the Pricing Grid; and

(c) with respect to any Other Term Loan or Other Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement relating thereto.

Any change in the Applicable Margin resulting from the definition of Third Amendment Term Loan Applicable Margin shall become effective three Business Days after the Administrative Agent receives an updated Schedule 4 to the Third Amendment.

“Applicable Period” shall mean an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).

“Arrangers” shall mean, collectively, Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Lending Partners LLC, Macquarie Capital (USA) Inc., Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, BMO Capital Markets Corp. and JPMorgan Chase Bank, N.A.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any Disposition (including any sale and leaseback of assets) to any person of, any asset or assets of the Borrowers or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Company (if required by Section 9.04), in the form of Exhibit A or such other form (including electronic documentation generated by use of an electronic platform) as shall be approved by the Administrative Agent and reasonably satisfactory to the Company.

“Assignor” shall have the meaning assigned to such term in Section 9.04(i).

“Associate” shall have the meaning given to it in section 128F(9) of the Australian Tax Act.

“Australia” shall mean the Commonwealth of Australia.

“Australian AML Act” means the Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth) (Australia) and Chapter 4 of the Criminal Code Act 1995 (Cth) (Australia).

“Australian Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Australian Controller” has the meaning given to the term “controller” in Section 9 of the Australian Corporations Act.

“Australian Corporations Act” shall mean the Corporations Act 2001 (Cth) (Australia).

“Australian Dollars” or “A$” shall mean the lawful money of the Commonwealth of Australia.

“Australian Insolvency Event” shall mean in respect of an Australian Loan Party, any of the following events other than for the purposes of a solvent reconstruction, reorganization, restructuring, merger, consolidation or amalgamation or transaction which is either permitted under the Loan Documents or which has the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned):

(a) the corporation is dissolved (whether pursuant to Chapter 5A of the Australian Corporations Act or otherwise);

(b) an Australian Controller, liquidator, provisional or interim liquidator, receiver, statutory manager or administrator is appointed in respect of the corporation or any of its assets;

(c) an application or petition is made to a court, a meeting is convened or a resolution is passed for the corporation to be wound up or dissolved or for the appointment of an Australian Controller, liquidator, provisional or interim liquidator, receiver, receiver and manager, statutory manager or administrator to the corporation or all or substantially all of its assets and such application is not withdrawn or dismissed within 90 days;

(d) the corporation:

   (i) resolves to enter into, or enters into, a scheme of arrangement, a deed of company arrangement, compromise or composition with its creditors or an assignment for their benefit;

   (ii) proposes or is subject to a moratorium of its debts; or

   (iii) takes proceedings or actions similar to those mentioned in this paragraph as a result of which the corporation’s assets are, or are proposed to be, submitted to the control of its creditors;

(e) the corporation seeks or obtains protection from its creditors under any statute or any other law;

(f) the corporation is unable to pay all of its debts as and when they become due and payable, is insolvent within the meaning of section 95A of the Australian Corporations Act or any analogous circumstances arises under any other statute or law;

(g) the corporation is taken (under section 459F(1) of the Australian Corporations Act) to have failed to comply with a statutory demand;

(h) the corporation is the subject of an event described in section 459C(2)(b) or section 585 of the Australian Corporations Act; or

(i) an event occurs in relation to the corporation which is analogous to anything referred to above or which has a substantially similar effect.

“Australian Loan Parties” shall mean each Loan Party which is incorporated under the laws of Australia (and individually, an “Australian Loan Party”).

“Australian PPSA” shall mean the Personal Property Securities Act 2009 (Cth) (Australia).

“Australian PPS Register” shall mean the “register” as defined in the Australian PPSA.

“Australian PPS Security Interest” shall mean a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement, notice or arrangement having a similar effect, including any “security interest” under sections 12(1) or (2) of the Australian PPSA but excluding anything which is a security interest by operation of section 12(3) of the Australian PPSA which does not (in either case) in substance secure payment or performance of an obligation.

“Australian Security Documents” shall mean each agreement or instrument governed by the laws of the Commonwealth of Australia (or a state thereof) pursuant to or in connection with which any Loan Party grants a security interest in any Collateral for any of the Obligations and any security trust deed related thereto, each as amended, restated, supplemented or otherwise modified from time to time.

“Australian Tax” shall mean any Tax assessed, levied, imposed or collected by the Commonwealth of Australia or any governmental authority thereof.

“Australian Tax Act” shall mean the Income Tax Assessment Act 1997 (Cth) (Australia), the Income Tax Assessment Act 1936 (Cth) (Australia) and the Taxation Administration Act 1953 (Cth), as applicable.

“Australian Withholding Tax” shall mean any Australian Tax required to be withheld or deducted from any interest under Division 11A of Part III of the Australian Tax Act or Subdivision 12-F of Schedule 1 to the Australian Tax Act.

“Availability Period” shall mean, with respect to any Class of Revolving Facility Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Facility Commitments) to but excluding the earlier of the Revolving Facility Maturity Date for such Class and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings and Letters of Credit, the date of termination of the Revolving Facility Commitments of such Class.

“Available Tenor” shall mean, as of any date of determination and with respect to any then-current Benchmark for any currency, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender under any Class of Revolving Facility Commitments at any time, an amount equal to the Dollar Equivalent of the amount by which (a) the applicable Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the applicable Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BBR” shall mean, with respect to any BBR Borrowing for any Interest Period: (a) the applicable Screen Rate for Australian Dollars; (b) if no Screen Rate is available for the Interest Period of that BBR Borrowing, the Interpolated Rate for that BBR Borrowing; (c) if (i) no Screen Rate is available for the Interest Period of that BBR Borrowing and it is not possible to calculate the Interpolated Rate; or (ii) no Screen Rate is available for the currency of that BBR Borrowing, then BBR will be the Reference Bank Rate; or (d) if paragraph (c) above applies but no Reference Bank Rate is available for the relevant currency and Interest Period, the BBR Cost of Funds; provided that, in the case of paragraphs (a) and (c) above, BBR shall be determined as of 11:00 a.m. (Local Time) on the first day of the period for which the interest rate is to be determined for that BBR Borrowing and for a period equal in length to the Interest Period of that BBR Borrowing; provided, further, that in no event shall BBR be less than 0%. BBR rates will be expressed as a yield percent per annum to maturity, and if necessary will be rounded up to the nearest fourth decimal place.

“BBR Borrowing” shall mean a Borrowing comprised of BBR Loans.

“BBR Cost of Funds” means, in relation to a BBR Borrowing, the weighted average of the rates notified to the Administrative Agent by each relevant Lender to be that which expresses as a percentage per annum, the cost to the Lender of funding its participation in that BBR Borrowing from whatever source it may reasonably select. That rate is to be notified as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period. If any Lender does not supply a quotation by this time, the rate of interest for that Lender shall be calculated on the basis of the quotations of the remaining Lenders.

“BBR Loan” shall mean any BBR Term Loan or BBR Revolving Loan (which, for the avoidance of doubt, in each case, shall be denominated in Australian Dollars).

“BBR Revolving Facility Borrowing” shall mean a Borrowing comprised of BBR Revolving Loans.

“BBR Revolving Loans” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to BBR in accordance with the provisions of Article II.

“BBR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to BBR in accordance with the provisions of Article II.

“Benchmark” shall mean, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars (other than Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to the Third Amendment USD Term Loans), the Adjusted LIBO Rate or Term SOFR, as applicable for Dollars; provided that if (i) the USD LIBOR Transition Date has occurred or (ii) a Benchmark Transition Event or a Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(c) ~~and~~, (b)  Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to the Third Amendment USD Term Loans, Term SOFR for Dollars; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current

Benchmark for Third Amendment USD Term Loans, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(c) and (c) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, the Adjusted LIBO Rate applicable for such currency; provided that if a Benchmark Transition Event or a Term SOFR Transition Event, as applicable, and its related Benchmark Replacement Date have occurred with respect to such Adjusted LIBO Rate or the then-current Benchmark for such currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(c).

“Benchmark Replacement” shall mean,

(a) with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable currency at such time and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; or

(b) with respect to the USD LIBOR Transition Date, for any Available Tenor of the Adjusted LIBO Rate for Dollars, the first alternative set forth in the order below that can be determined by the Administrative Agent for the USD LIBOR Transition Date:

(1) Term SOFR for Dollars;

(2) Daily Simple SOFR for Dollars; or

(3) the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the Adjusted LIBO Rate for Dollars giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the Adjusted LIBO Rate for Dollars for syndicated credit facilities denominated in Dollars at such time and (B) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; or

(c) with respect to any Term SOFR Transition Event for any currency, the Term SOFR for such currency.

“Benchmark Replacement Adjustment” shall mean, for purposes of clauses (a) and (b)(3) of the definition of “Benchmark Replacement”, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable currency.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR” (if applicable), the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “Eurocurrency Banking Day”, the definition of “SOFR Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark for any currency:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or

(c) in the case of a Term SOFR Transition Event for such currency, the Term SOFR Transition Date applicable thereto.

For the avoidance of doubt, (A) if the Reference Time for the applicable Benchmark refers to a specific time of day and the event giving rise to the Benchmark Replacement Date for any Benchmark occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such Benchmark and for such determination and (B) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean, with respect to the then-current Benchmark for any currency (other than Adjusted LIBO Rate for Dollars), the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” shall mean, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to (a) the Adjusted LIBO Rate for Dollars, the period (if any) (i) beginning at the time that the USD LIBOR Transition Date has occurred pursuant to clause (a) of that definition if, at such time, no Benchmark Replacement has replaced the Adjusted LIBO Rate for Dollars for all purposes hereunder and under any Loan Document in accordance with Section 2.14(c) and (ii) ending at the time that a Benchmark Replacement has replaced the Adjusted LIBO Rate for Dollars for all purposes hereunder and under any Loan Document in accordance with Section 2.14(c) and (b) any then-current Benchmark ~~for any currency~~ other than the Adjusted LIBO Rate for Dollars, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(c) and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(c).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Bona Fide Debt Fund” shall mean any fund or investment vehicle that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course.

“Borrower” shall mean (i) prior to the Second Amendment Effective Date, each of the Dutch Borrower, the Co-Borrower, the Australian Borrower and the Isle of Man Borrower and (ii) after the Second Amendment Effective Date, each of the Dutch Borrower, Flutter Finance and the Co-Borrower, in each case, subject to Section 9.25, and any other persons from time to time that becomes a Borrower hereunder pursuant to Section 9.25, and the term “Borrowers” shall mean the Dutch Borrower, Flutter Finance, the Co-Borrower and any other persons from time to time that becomes a Borrower hereunder pursuant to Section 9.25.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17(a).

“Borrowing” shall mean a group of Loans of a single Type under a single Facility, and made on a single date to any Borrower and, in the case of Eurocurrency Loans, SOFR Loans or BBR Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of Eurocurrency Loans and Term SOFR Loans, $1,000,000, €1,000,000 or £1,000,000, in each case, as such amount corresponds to the denomination of the applicable Borrowing, (b) in the case of BBR Loans, A$1,000,000, and (c) in the case of ABR Loans ~~and SOFR Loans~~, $1,000,000. Notwithstanding the foregoing, in the case of a Borrowing denominated in an Alternate Currency, the Borrowing Minimum shall be (x) the Alternate Currency Equivalent of the amounts described in the preceding sentence or (y) such other Borrowing Minimum as may be agreed by the Company and the Administrative Agent for the respective Alternate Currency.

“Borrowing Multiple” shall mean (a) in the case of Eurocurrency Loans and Term SOFR Loans, $500,000, €500,000 or £500,000, in each case, as such amount corresponds to the denomination of the applicable Borrowing, (b) in the case of BBR Loans, A$500,000, and (c) in the case of ABR Loans ~~and SOFR Loans~~, $250,000. Notwithstanding the foregoing, in the case of a Borrowing denominated in an Alternate

Currency, the Borrowing Multiple shall be (x) the Alternate Currency Equivalent of the amounts described in the preceding sentence or (y) such other Borrowing Multiple as may be agreed by the Company and the Administrative Agent for the respective Alternate Currency.

“Borrower Representative” shall have the meaning assigned to such term in Section 9.22.

“Borrowing Request” shall mean a request by the Company in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D or another form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent).

“Brand License Agreement” shall mean that certain Brand License Agreement, dated as of March 19, 2015 (as amended, restated, supplemented or otherwise modified from time to time), by and among, inter alia, SKY UK Limited, relating to a license to use certain trademarks and domain names mainly incorporating, or relating to, the term “SKY”, which belong to SKY UK Limited and its group companies.

“Brand Licensee” shall mean the “Licensee” as defined in the Brand License Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in any of New York City, the Province of Ontario, Isle of Man, Sydney, Australia, the Netherlands, Alderney or Ireland are authorized or required by law to remain closed; provided, that, (a) when used in connection with a Eurocurrency Loan the term “Business Day” (i) shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market and (ii) when used in connection with a SOFR Loan, the term “Business Day” shall also exclude any day that is not a ~~SOFR~~U.S. Government Securities Business Day, and (b) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude any day which is not a Target Day.

“CSA” shall mean the Canadian Securities Administrators.

“Canadian Security Documents” shall mean each agreement or instrument governed by laws of any Province of Canada pursuant to or in connection with which any Loan Party grants a security interest in any Collateral to secure any of the Obligations including each security document governed by the laws of the Province of Quebec as contemplated by Section 8.01(c), each as amended, restated, supplemented or otherwise modified from time to time.

“Canadian Securities Legislation” means all applicable securities laws in each of the provinces and territories of Canada and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket orders, instruments, rulings and notices of the regulatory authorities in such provinces or territories.

“Capital Expenditures” means, with respect to any person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under IFRS, and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with IFRS; provided that, notwithstanding the foregoing, in no event will any lease (or similar arrangement) that would have been categorized as an operating lease as determined in accordance with IFRS as in effect on the Closing Date be considered a capital lease.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Revolving Facility Lenders, as collateral for Revolving L/C Exposure or obligations of the Revolving Facility Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Collateral Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Interest Expense” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any period, Interest Expense for such period to the extent such amounts are paid in cash for such period, excluding, without duplication, in any event (a) pay-in-kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Company or any Subsidiary, including such fees paid in connection with the Transactions, and (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions or any amendment or other modification of this Agreement.

“Cash Management Agreement” shall mean any agreement to provide to the Company, Holdings, U.S. Holdings, any Borrower or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any person that, at the time it enters into a Cash Management Agreement (or on the Closing Date with respect to Cash Management Agreements existing on the Closing Date), is (a) an Agent, an Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement or (b) listed in Schedule 1.01(G) as may be updated by the Company from time to time with the consent of the Administrative Agent (not to be unreasonably withheld or delayed).

A “Change in Control” shall be deemed to occur if:

(a) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such person, entity or “group” and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Company having more than 50.1% of the ordinary voting power for the election of directors of the Company; or

(b) a “Change of Control” (as defined in (i) the Senior Unsecured Notes Indenture, (ii) any indenture or credit agreement in respect of Permitted Refinancing Indebtedness with respect to the Senior Unsecured Notes constituting Material Indebtedness or (iii) any indenture or credit agreement in respect of any Junior Financing constituting Material Indebtedness) shall have occurred; or

(c) the Company shall fail to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Dutch Borrower.

In addition, notwithstanding the foregoing, a transaction in which the Company or a Parent Entity of the Company becomes a subsidiary of another person (such person, the “New Parent”) shall not constitute a Change of Control if (a) the equity holders of the Company or such Parent Entity immediately prior to such transaction beneficially own, directly or indirectly through one or more intermediaries, at least a majority of the total voting power of the Voting Stock of the Company or such New Parent immediately following the consummation of such transaction, or (b) immediately following the consummation of such transaction, no person, other than the New Parent or any subsidiary of the New Parent, beneficially owns, directly or indirectly through one or more intermediaries, more than 50% of the voting power of the Voting Stock of the Company or such Parent Entity.

“Change in Law” shall mean (a) the adoption of any law, treaty, rule or regulation after the Closing Date, (b) any change in law, treaty, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or such Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, or any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law” but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy or liquidity requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other borrowers of loans under United States of America or European cash flow term loan credit facilities, which, as a credit matter, are similarly situated to the Borrowers.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Term B Loans, Other Term Loans, Initial Revolving Loans, Extended Revolving Loans or Other Revolving Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make USD Term Loans, Euro Term Loans, Other Term Loans, Initial Revolving Loans, Extended Revolving Loans or Other Revolving Loans. Other Term Loans, Extended Revolving Loans or Other Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the USD Term Loans, Euro Term Loans or the Initial Revolving Loans, respectively, or from other Other Term Loans or other Extended Revolving Loans or other Other Revolving Loans, as applicable, shall each be construed to be in separate and distinct Classes.

“Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Clean-Up Period” shall have the meaning assigned to such term in Section 7.04.

“Closing Date” shall mean July 10, 2018.

“Closing Date Mortgaged Properties” shall mean the Material Real Properties identified on Schedule 1.01(E) hereto on the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean all the “Collateral” (or equivalent term) as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is now or hereafter subject (or purported to be subject) to any Lien in favor of the Administrative Agent, the Collateral Agent or any subagent for the benefit of the Secured Parties pursuant to any Security Documents and which has not been released from such Lien in accordance with the Loan Documents at the time of determination.

“Collateral Agent” shall mean (i) the Administrative Agent acting as collateral agent and/or security trustee for the Secured Parties, together with its successors and permitted assigns in such capacity and (ii) as of the First Amendment Effective Date, Lloyds Bank PLC, acting as Security Agent as set forth in the Flutter Intercreditor Agreement.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to the last paragraph of this definition, the last paragraph of Section 4.02, Section 5.10(d) and Section 5.10(g), the Agreed Guarantee and Security Principles, and Schedule 5.12):

(a) on the Closing Date, the Collateral Agent shall have received, (i) from the Co-Borrower and each Subsidiary Loan Party that is a Domestic Subsidiary, a counterpart of the U.S. Collateral Agreement and (ii) from each Borrower and each Subsidiary Loan Party, a counterpart of the Subsidiary Guarantee Agreement, in each case duly executed and delivered on behalf of such person;

(b) on the Closing Date and at all times thereafter, (i) a pledge of all outstanding Equity Interests other than Excluded Securities of (w) the Australian Borrower from the Dutch Borrower pursuant to an Australian Security Document, (x) the Co-Borrower from U.S. Holdings pursuant to a U.S. Security Document, (y) the Dutch Borrower from Holdings pursuant to a Dutch Security Document and (z) all outstanding Equity Interests, in each case, directly owned by any Borrower or any Subsidiary Loan Party in any Wholly-Owned Subsidiary that is a Material Subsidiary organized under the laws of a Security Jurisdiction, in each case, pursuant to a Canadian Security Document, a Dutch Security Document, an IOM Security Document, a U.K. Security Document, a U.S. Security Document, an Australian Security Document or an Alderney Security Document, as applicable, or such other Security Document required by the laws of such Security Jurisdiction and (ii) the Collateral Agent shall have received certificates, updated share registers (where reasonably necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests) or other instruments (if any) representing such Equity Interests and any notes or other instruments representing such Indebtedness required to be delivered pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank; provided that such obligations in respect of an entity organized or incorporated in Australia shall be subject to prior completion of any and all applicable steps and procedures required pursuant to the Australian Corporations Act in respect of the provisions of financial assistance (where applicable), it being understood that such steps and procedures shall be completed no later than 50 Business Days after the date on which the obligation to comply with the provisions of this paragraph have arisen;

(c) after the Closing Date, each direct or indirect Subsidiary of the Dutch Borrower that is not an Excluded Subsidiary and after the Flutter Collateral Date, each direct or indirect Subsidiary of the Company that guarantees the obligations or becomes a borrower under the Term Loan A Facility Agreement, (1) shall become a Subsidiary Loan Party in accordance with Section 5.10 and the Collateral Agent shall have received, (i) a supplement to the Subsidiary Guarantee Agreement and (ii) supplements to one or more of the Security Documents, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent (which may include new Security Documents), in each case, duly executed and delivered on behalf of such Subsidiary Loan Party and (2) shall deliver, or cause to be delivered to the Administrative Agent, for the benefit of the Secured Parties, customary legal opinions, board resolutions and other customary closing certificates, searches and documentation to the extent reasonably requested by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.02; provided that such obligations in respect of an entity organized or incorporated in Australia shall be subject to prior completion of any and all applicable steps and procedures required pursuant to the Australian Corporations Act in respect of the provision of financial assistance (where applicable), it being understood that such steps and procedures shall be completed no later than 50 Business Days after the date on which the obligation to comply with the provisions of this paragraph have arisen;

(d) on the Closing Date and at all times thereafter, except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code and PPSA financing statements (or their equivalent in any other applicable jurisdiction), and filings with the United States Copyright Office and the United States Patent and Trademark Office (or their equivalent in any other applicable jurisdiction), and all other actions required by applicable Requirements of Law or reasonably requested by the Collateral Agent to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect or render opposable to third parties (in the case of the Security Documents governed by the laws of the Province of Quebec) such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording concurrently with, the execution and delivery of each such Security Document;

(e) within the time period specified in Schedule 5.12, the Administrative Agent shall have received evidence of the insurance required by the terms of Section 5.02 hereof on behalf of (i) the Original Obligors and their Subsidiaries and (ii) the Target Group to the extent such evidence of insurance, in the case of this clause (ii), can be obtained by the Dutch Borrower following the use of commercially reasonable efforts; and

(f) after the Closing Date, the Collateral Agent shall have received, (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Security Documents, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.

Notwithstanding the foregoing or anything else in this Agreement or any other Loan Document to the contrary, the Loan Parties shall not be required to (1) take any actions outside of a Security Jurisdiction to grant, create or perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the laws of a Security Jurisdiction) or, in the case of any Subsidiary organized in any other jurisdiction which is made a Guarantor pursuant to clause (c) of the definition of “Subsidiary Loan Party”, the jurisdiction of organization of such Subsidiary or (2) grant, create or perfect any security interest in any Excluded Property or (3) enter into control agreements with respect to, or otherwise perfect any security interest by “control” (or similar arrangements with third parties) over securities accounts and deposit accounts.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean, with respect to any Lender, such Lender’s Revolving Facility Commitment, USD Term Loan Commitment and/or Euro Term Loan Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” shall mean Flutter Entertainment plc, a company incorporated in Ireland with registration number 16956 and registered office at Belfield Office Park, Beech Hill Road, Clonskeagh, Dublin 4, Ireland.

“Conduit Lender” shall mean any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that a Conduit Lender shall be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.05 (subject to the limitations and requirements of those Sections and Section 2.20 and it being understood that the documentation required under Section 2.18(e) shall be delivered solely to the designating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to

Section 9.04(b) but no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, Section 2.16, Section 2.17, Section 2.18 or Section 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender unless the designation of such Conduit Lender is made with the prior written consent of the Company (not to be unreasonably withheld or delayed), which consent shall specify that it is being made pursuant to the proviso in the definition of “Conduit Lender” and provided that the designating Lender provides such information as the Company reasonably requests in order for the Company to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Indebtedness for borrowed money and Disqualified Stock of the Company and its Subsidiaries determined on a consolidated basis on such date in accordance with IFRS; provided that, for purposes of the calculation of the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio and the Net Total Leverage Ratio, the sum of all Indebtedness shall be reduced by the outstanding receivable principal amount of cross currency interest rate swaps and increased by the outstanding payable currency principal amount of cross currency interest rate swaps associated with the Indebtedness (as determined by the Company in good faith).

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(a) any net after-tax extraordinary, exceptional, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto), any severance, relocation or other restructuring expenses (including any cost or expense related to employment of terminated employees), any expenses related to any New Project or any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to closing costs, rebranding costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, opening costs, recruiting costs, signing, retention or completion bonuses, litigation and arbitration costs, charges, fees and expenses (including settlements), and expenses or charges related to any offering of Equity Interests or debt securities of the Company or any Subsidiary, any Investment, acquisition, Disposition, recapitalization or incurrence, issuance, repayment, repurchase, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any costs relating to auditing prior periods, any transition-related expenses, and Transaction Expenses incurred before, on or after the Closing Date), in each case, shall be excluded,

(b) any net after-tax income or loss from Disposed of, abandoned, closed or discontinued operations or fixed assets and any net after-tax gain or loss on the Dispositions of Disposed of, abandoned, closed or discontinued operations or fixed assets shall be excluded,

(c) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business Dispositions or asset Dispositions other than in the ordinary course of business (as determined in good faith by the management of the Company) shall be excluded,

(d) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment or buy-back of indebtedness, Hedging Agreements or other derivative instruments shall be excluded,

(e) (i) the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) in respect of such period and (ii) the Net Income for such period shall include any dividend, distribution or other payment in cash (or to the extent converted into cash) received by the referent person or a subsidiary thereof (other than an Unrestricted Subsidiary of such referent person) from any person in excess of, but without duplication of, the amounts included in subclause (i),

(f) the cumulative effect of a change in accounting principles during such period shall be excluded,

(g) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its subsidiaries and including the effects of adjustments to (i) deferred rent, (ii) Capitalized Lease Obligations or other obligations or deferrals attributable to capital spending funds with suppliers or (iii) any deferrals of revenue) in component amounts required or permitted by IFRS, resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(h) any impairment charges or asset write-offs, in each case pursuant to IFRS, and the amortization of intangibles and other fair value adjustments arising pursuant to IFRS, shall be excluded,

(i) any (i) non-cash compensation charge or (ii) non-cash costs or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(j) accruals and reserves that are established or adjusted in connection with the Transactions or within twelve months after the Closing Date or the closing of any acquisition or investment and that are so required to be established or adjusted in accordance with IFRS or as a result of adoption or modification of accounting policies shall be excluded,

(k) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under IFRS and related interpretation shall be excluded,

(l) any gain, loss, income, expense or charge resulting from the application of any LIFO method shall be excluded,

(m) any non-cash charges for deferred tax asset valuation allowances shall be excluded,

(n) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Hedging Agreements for currency exchange risk, shall be excluded,

(o) any deductions attributable to minority interests shall be excluded,

(p) [reserved],

(q) (A) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (x) not denied by the applicable carrier in writing within 180 days and (y) in fact reimbursed within 365 days following the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and (B) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings in respect of liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period).

“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Company and the Subsidiaries, determined on a consolidated basis in accordance with IFRS, as set forth on the consolidated balance sheet of the Company as of the last day of the fiscal half-year most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(i), Section 5.04(a) or Section 5.04(b), as applicable, calculated on a Pro Forma Basis after giving effect to any acquisition or Disposition of a person or assets that may have occurred on or after the last day of such fiscal half-year.

“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Corresponding Obligations” shall mean the Obligations other than the Parallel Debts.

“Covered Party” shall have the meaning assigned to such term in Section 9.29(a).

“Co-Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“CrownBet Acquisition Agreement” shall mean that Share Purchase Agreement, dated March 6, 2018, among the parties listed in schedule 2 thereto, as sellers, Bloomlane Pty Ltd, as buyer, TSG, as guarantor, and the other parties thereto, as the same may be amended, restated or otherwise modified from time to time, and any agreement, document or the like entered into in respect of any transaction contemplated in Section 6.04 for the purposes of, in connection with, pursuant to and/or in respect of the acquisition contemplated in such Share Purchase Agreement (including, without limitation, Section 6.04(gg) and the Investment and Funding Transactions), as the same may be amended, restated or otherwise modified from time to time.

“Cumulative Credit” shall mean, as of the Second Amendment Closing Date, $866,600,000 plus, at any date thereafter, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the greater of $490,000,000 and 0.25 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus

(b) the Cumulative Retained Excess Cash Flow Amount at such time, plus

(c) [reserved],

(d) the aggregate amount of any Declined Proceeds, plus

(e) (i) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by the Company) of property other than cash) from the sale of Equity Interests of the Company or any Parent Entity after the First Amendment Closing Date and on or prior to such time (including upon exercise of warrants or options), which proceeds have been contributed as common equity to the capital of such Borrower, and (ii) common Equity Interests of the Company or any Parent Entity issued upon conversion of Indebtedness (other than Indebtedness that is contractually subordinated to the Loan Obligations in right of payment) of the Company or any Subsidiary owed to a person other than the Company, a Borrower or a Subsidiary; provided, that this clause (e) shall exclude (w) Permitted Cure Securities, (x) sales of

Equity Interests financed as contemplated by Section 6.04(e) or used as described in clause (ix) of the definition of “EBITDA”, (y) any amount used to incur Indebtedness under Section 6.01(l)), any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b), and (z) Excluded Contributions plus

(f) 100% of the aggregate amount of contributions as common equity to the capital of the Company received in cash (and the fair market value (as determined in good faith by the Company) of property other than cash) after the First Amendment Closing Date (subject to the same exclusions as are applicable to clause (e) above); plus

(g) 100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Company or any Subsidiary thereof issued after the First Amendment Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Qualified Equity Interests in the Company, or any Parent Entity, plus

(h) 100% of the aggregate amount received by the Company or any Subsidiary in cash (and the fair market value (as determined in good faith by the Company) of property other than cash received by the Company or any Subsidiary) after the First Amendment Closing Date from:

(A) the issuance or sale (other than to the Company or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(B) any dividend or other distribution by an Unrestricted Subsidiary, plus

(i) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into the Company or any Subsidiary, the fair market value (as determined in good faith by the Company) of the Investments of the Company or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) if the original designation of such Subsidiary as an Unrestricted Subsidiary constituted a use of the Cumulative Credit, plus

(j) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale or other disposition, repayments, repurchases, redemptions, income and similar amounts) actually received by the Company or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j)(Y), minus

(k) any amounts thereof used to make Investments pursuant to Section 6.04(j)(Y) after the First Amendment Closing Date prior to such time, minus

(l) the cumulative amount of Restricted Payments made pursuant to Section 6.06(e) after the First Amendment Closing Date prior to such time, minus

(m) any amount thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i)(E) (other than payments made with proceeds from the issuance of Equity Interests that were excluded from the calculation of the Cumulative Credit pursuant to clause (e) above);

provided, however, Cumulative Credit shall only be increased pursuant to clause (b) above to the extent that Excess Cash Flow for any Excess Cash Flow Period exceeds the ECF Threshold Amount (or, with respect to any Excess Cash Flow Interim Period, a pro rata portion of such amount).

“Cumulative Retained Excess Cash Flow Amount” shall mean, at any date, an amount (which shall not be less than zero in the aggregate) determined on a cumulative basis equal to:

(a) the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date, plus

(b) for each Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period, minus

(c) the cumulative amount of all Retained Excess Cash Flow Overfundings as of such date.

“Cure Amount” shall have the meaning assigned to such term in Section 7.03.

“Cure Right” shall have the meaning assigned to such term in Section 7.03.

“Current Assets” shall mean, with respect to the Company and the Subsidiaries on a consolidated basis at any date of determination, the sum of all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with IFRS, be classified on a consolidated balance sheet of the Company and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” shall mean, with respect to the Company and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with IFRS, be classified on a consolidated balance sheet of the Company and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) Third Party Funds, if applicable and (f) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations.

“Daily Simple SOFR Borrowing” shall mean a Borrowing comprised of Daily Simple SOFR Loans of the same Class and currency.

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR other than pursuant to clause (c) of the definition of “ABR”.

“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Dollars, on and after the USD LIBOR Transition Date, the greater of (i) Spread Adjusted SOFR for the day (such day “i”) that is five(5) ~~SOFR~~U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a ~~SOFR~~U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a ~~SOFR~~U.S. Government Securities Business Day, the ~~SOFR~~U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, utilizing the SOFR component of such Spread Adjusted SOFR that is published by the SOFR Administrator on the SOFR Administrator’s Website, and (ii) the Floor. If by 5:00 pm on the second (2nd) ~~SOFR~~U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding ~~SOFR~~U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website; provided that SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Data Privacy Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, policies, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the transmission, storage, security or protection of data and information, including personally identifiable information.

“Debt Service” shall mean, with respect to the Borrowers and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period, plus scheduled principal amortization of Consolidated Debt for such period.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code, the UK Insolvency Act 1986, and all other administration, liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, or similar debtor relief law or corporate insolvency laws under the Australian Corporations Act, the United States of America or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Declining Lender” shall have the meaning assigned to such term in Section 2.10(c)(i).

“Deemed Date” shall have the meaning assigned to such term in Section 6.01.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified the Company, Administrative Agent or any Issuing Bank in writing that it does not intend or expect to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, examiner, administrative receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22) upon delivery of written notice of such determination to the Company, each Issuing Bank and each Lender.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Company) of non-cash consideration received by a Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Company, setting forth such valuation, less the amount of cash equivalents received in connection with a subsequent disposition of, or other receipt of cash equivalents in respect of, such Designated Non-Cash Consideration.

“Deutsche Bank” shall mean Deutsche Bank AG New York Branch.

“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose of any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.

“Disqualification” shall mean, with respect to any Lender:

(a) the failure of that person timely to file pursuant to applicable Gaming Laws:

   (i) any application requested of that person by any Gaming Authority in connection with any licensing required of that person as a lender to a Borrower; or

   (ii) any required application or other papers in connection with determination of the suitability of that person as a lender to a Borrower;

(b) the withdrawal by that person (except where requested or permitted by the Gaming Authority) of any such application or other required papers;

(c) any finding by a Gaming Authority that there is reasonable cause to believe that such person may be found unqualified or unsuitable; or

(d) any final determination by a Gaming Authority pursuant to applicable Gaming Laws:

(i) that such person is “unsuitable” as a lender to a Borrower;

(ii) that such person shall be “disqualified” as a lender to a Borrower; or

(iii) denying the issuance to that person of any license or other approval required under applicable Gaming Laws to be held by all lenders to a Borrower; and the word “Disqualified” as used herein shall have a meaning correlative thereto.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payment of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company or the Borrowers in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar Equivalent” shall mean, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any currency other than Dollars, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or other applicable date of determination) for the purchase of Dollars with such currency.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dollar Pari Yield Differential” shall have the meaning assigned to such term in Section 6.02.

“Dollar Term Yield Differential” shall have the meaning assigned to such term in Section 2.21(b)(vii).

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Dutch Attorney-in-Fact” shall have the meaning assigned to such term in Section 9.26.

“Dutch Borrower” shall have the meaning assigned to such term in the preamble hereto, together with its permitted successors and assigns.

“Dutch Insolvency Event” means any bankruptcy (faillissement), suspension of payments ((voorlopige) surseance van betaling), administration (onderbewindstelling), dissolution (ontbinding), the Dutch Borrower or shareholder having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990).

“Dutch Loan Party” shall mean Holdings, the Dutch Borrower, Flutter Finance and each Subsidiary Loan Party that is incorporated or organized under the laws of the Netherlands.

“Dutch Security Documents” shall mean each Netherlands law governed agreement, deed or instrument pursuant to or in connection with which any Loan Party grants a security interest in any Collateral as security for any and all Parallel Debt.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. on the fifth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” shall mean the occurrence of: (a) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and (b) the joint election by the Administrative Agent and the Borrower to trigger a fallback from the Adjusted LIBO Rate for Dollars and the provision by the Administrative Agent of written notice of such election to the Lenders.

“EBITDA” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Company and its Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xi) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Company and its Subsidiaries for such period, including, without limitation, state, franchise, gross receipts and margins, and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations) and, without duplication of the foregoing, the amount of any distributions in respect of the foregoing items pursuant to Section 6.06(b)(iii) or 6.06(o),

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Company and its Subsidiaries for such period, together with items excluded from the definition of “Interest Expense” pursuant to clause (a) thereof,

(iii) depreciation and amortization expenses of the Company and its Subsidiaries for such period including the amortization of intangible assets, deferred financing fees, original issue discount, amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include the effect of inventory optimization programs, facility, branch, office or business unit closures, facility, branch, office or business unit consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges),

(v) any other non-cash charges; provided, that for purposes of this subclause (v) of this clause (a), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period),

(vi) [reserved];

(vii) any expenses or charges (other than depreciation or amortization expense as described in the preceding subclause (iii)) related to any issuance of Equity Interests, Investment, acquisition, New Project, Disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the Senior Unsecured Notes and this Agreement and (y) any amendment or other modification of the Obligations or other Indebtedness,

(viii) [reserved],

(ix) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of a Loan Party (other than contributions received from the Company or another Subsidiary Loan Party) or net cash proceeds of an issuance of Qualified Equity Interests of the Company,

(x) [reserved],

(xi) the amount of any loss attributable to a New Project, until the date that is 12 months after the date of completing the construction, acquisition, assembling or creation of such New Project, as the case may be; provided, that (A) such losses are reasonably identifiable and factually supportable and certified by a Responsible Officer of the Company and (B) losses attributable to such New Project after 12 months from the date of completing such construction, acquisition, assembling or creation, as the case may be, shall not be included in this subclause (xi), and

(xii) with respect to any joint venture that is not a Subsidiary an amount equal to the proportion of EBITDA relating to such joint venture corresponding to the Company’s and the Subsidiaries’ proportionate share of such joint venture’s EBITDA (determined as if such joint venture were a Subsidiary), minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Company and its Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

“ECF Threshold Amount” shall have the meaning assigned to such term in Section 2.11(c).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Election Date” shall have the meaning assigned to such term in Section 1.10.

“Employee Benefit Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) maintained by the Company, any Borrower or any of the Subsidiaries or under which the Company, any Borrower or any of the Subsidiaries has any obligations.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, use, transport, management, Release or threatened Release of, or exposure to, any Hazardous Material or to public or employee health and safety matters (to the extent relating to the Environment or Hazardous Materials).

“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any member interest in a cooperative, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“Equity Offering Documents” shall mean, collectively, TSG’s Registration Statement on Form F-10 (File No. 333-221875) (the “Registration Statement”), filed with the Securities and Exchange Commission December 1, 2017, as amended on January 16, 2018, and the base prospectus, dated January 16, 2018, included as part of the Registration Statement and as filed with applicable securities commissions or similar regulatory authorities in Canada, as supplemented by the preliminary prospectus supplement, dated June 18, 2018, the pricing term sheet dated June 21, 2018, and the final prospectus supplement, dated June 21, 2018, in each case, including the documents incorporated by reference therein.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, any Borrower or any Subsidiary Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the incurrence by the Company, the Borrowers, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Company, the Borrowers, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Company, the Borrowers, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Company, the Borrowers, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company, the Borrowers, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of the Company, the Borrowers, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

“Erroneous Payment” shall have the meaning assigned to such term in Section 8.18(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to such term in Section 8.18(d)(i).

“Erroneous Payment Impacted Class” shall have the meaning assigned to such term in Section 8.18(d)(i).

“Erroneous Payment Return Deficiency” shall have the meaning assigned to such term in Section 8.18(d).

“Erroneous Payment Subrogation Rights” shall have the meaning assigned to such term in Section 8.18(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in Euros for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (Brussels time) on the date that is two Target Days prior to the commencement of such Interest Period by reference to Thomson Reuters Page EURIBOR01 (or, in the event such rate does not appear on a Thomson Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case) for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, then the “EURIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Euro for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent in the London interbank market at their request at approximately 11:00 a.m. (Brussels time) two Target Days prior to the commencement of such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURIBO Rate” shall be the Interpolated Rate.

“Euro” shall mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Banking Day” shall mean, (i) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, a London Banking Day and (ii) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day; provided, that, in each case, such day is also a Business Day.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans (which, for the avoidance of doubt, shall be denominated in, Dollars, Euros, Pound Sterling or any Alternate Currency, but not Australian Dollars).

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“European Loan Party” shall mean the Company and each other Loan Party that is incorporated or organized under the laws of a European jurisdiction.

“Euro Pari Yield Differential” shall have the meaning assigned to such term in Section 6.02.

“Euro Term Lender” shall mean a Lender with either a Euro Term Loan Commitment or an outstanding Euro Term Loan.

“Euro Term Loans” shall mean the ~~term loans made by the Euro Term Lenders to the applicable Borrower on the Second Amendment Effective Date pursuant to Section 2.01 and the Second~~Second Amendment Euro Term Loans and the Third Amendment Euro Term Loans.

“Euro Term Loan Commitment” shall mean, with respect to each Euro Term Lender, the commitment of such Lender to make Euro Term Loans hereunder as of the Second Amendment Effective Date or the Third Amendment Effective Date, as applicable. The amount of each Euro Term Lender’s Euro Term Loan ~~Commitment as of the Second Amendment Effective Date is~~Commitments are set forth in the Second Amendment or the Third Amendment, as applicable.

“Euro Term Yield Differential” shall have the meaning assigned to such term in Section 2.21(b)(vii).

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for any Applicable Period, EBITDA of the Company and its Subsidiaries on a consolidated basis for such Applicable Period, minus, without duplication, (A):

(a) Debt Service for such Applicable Period,

(b) the amount of any voluntary payment permitted hereunder of Pari Term Loans during such Applicable Period (other than any voluntary prepayment of the Term Loans, which shall be the subject of Section 2.11(c)(ii)(A)) and the amount of any voluntary payments of revolving Indebtedness that is secured by a Lien on the Collateral that ranks pari passu with the Liens that secure the Term Loans to the extent accompanied by permanent reductions of any revolving facility commitments during such Applicable Period (other than any voluntary prepayments of the Revolving Facility Commitment, which shall be the subject of Section 2.11(c)(ii)(B)), so long as the amount of such prepayment is not already reflected in Debt Service,

(c) (i) Capital Expenditures by the Company and the Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions, New Project expenditures and other Investments permitted hereunder (excluding Permitted Investments, intercompany Investments in Subsidiaries and Investments made pursuant to Section 6.04(j)(Y) (unless made pursuant to clause (a) of the definition of “Cumulative Credit”)) and payments in respect of restructuring activities,

(d) Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or other permitted Investments (excluding Permitted Investments and intercompany Investments in Subsidiaries), or payments in respect of planned restructuring activities, that the Company or any Subsidiary shall, during such Applicable Period, become obligated to make or otherwise anticipated to make payments with respect thereto but that are not made during such Applicable Period; provided, that (i) the Company shall deliver a certificate to the Administrative Agent not later than the date required for the delivery of the certificate pursuant to Section 2.11(c), signed by a Responsible Officer of the Company and certifying that payments in respect of such Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or other permitted Investments or planned restructuring activities are expected to be made in the following Excess Cash Flow Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Applicable Period,

(e) Taxes paid in cash by the Company and its Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within nine months after the close of such Applicable Period and, without duplication of the foregoing, the amount of any distributions in respect of Taxes made pursuant to Section 6.06(b)(iii) and Section 6.06(o) during such Applicable Period or that will be made within nine months after the close of such Applicable Period; provided, that with respect to any such amounts to be paid or distributed after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period, and (ii) appropriate reserves shall have been established in accordance with IFRS,

(f) an amount equal to any increase in Working Capital (other than any increase arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or disposition of a business) of the Company and its Subsidiaries for such Applicable Period and, at the Company’s option, any anticipated increase, estimated by the Company in good faith, for the following Excess Cash Flow Period,

(g) cash expenditures made in respect of Hedging Agreements during such Applicable Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h) permitted Restricted Payments paid in cash by the Company during such Applicable Period and permitted Restricted Payments paid by any Subsidiary to any person other than the Borrowers or any of the Subsidiaries during such Applicable Period, in each case in accordance with Section 6.06 (other than Section 6.06(e) (unless made pursuant to clause (a) of the definition of “Cumulative Credit”)),

(i) amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Company and its Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting,

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith,

(k) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (other than in respect of Transaction Expenses) which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period, or an accrual for a cash payment, by a Borrower and its Subsidiaries or did not represent cash received by a Borrower and its Subsidiaries, in each case on a consolidated basis during such Applicable Period, and

(l) the amount of (A) any deductions attributable to minority interests that were added to or not deducted from Net Income in calculating Consolidated Net Income and (B) EBITDA of joint ventures and minority investments added to Consolidated Net Income in calculating EBITDA, plus, without duplication, (B):

(a) an amount equal to any decrease in Working Capital (other than any decrease arising from the recognition or de-recognition of any Current Assets or Current Liabilities upon an acquisition or disposition of a business) of the Company and its Subsidiaries for such Applicable Period,

(b) all amounts referred to in clauses (A)(b), (A)(c) and (A)(d) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capitalized Lease Obligations and purchase money Indebtedness, but excluding proceeds of extensions of credit under any revolving credit facility), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(c) to the extent any permitted Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or permitted Investments or payments in respect of planned restructuring activities referred to in clause (A)(d) above do not occur in the following Applicable Period of the Company specified in the certificate of the Company provided pursuant to clause (A)(d) above, the amount of such Capital Expenditures, Permitted Business Acquisitions, New Project expenditures or permitted Investments or payments in respect of planned restructuring activities that were not so made in such following Applicable Period,

(d) cash payments received in respect of Hedging Agreements during such Applicable Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(e) any extraordinary or nonrecurring gain realized in cash during such Applicable Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)), and

(f) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by a Borrower or any Subsidiary or (ii) such items do not represent cash paid by a Borrower or any Subsidiary, in each case on a consolidated basis during such Applicable Period.

“Excess Cash Flow Interim Period” shall mean, (x) during any Excess Cash Flow Period, any one, two, or three-quarter period (a) commencing on the later of (i) the end of the immediately preceding Excess Cash Flow Period and (ii) if applicable, the end of any prior Excess Cash Flow Interim Period occurring during the same Excess Cash Flow Period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available and (y) during the period from the Closing Date until the beginning of the first Excess Cash Flow Period, any period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter for which financial statements are available.

“Excess Cash Flow Period” shall mean each fiscal year of the Company, commencing with the fiscal year of the Company ending in December 2019.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” shall mean the cash and the fair market value of assets other than cash (as determined by the Company in good faith) received by the Company after the Closing Date from: (a) contributions to its common Equity Interests, and (b) the sale or issuance (other than to a Subsidiary of Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Qualified Equity Interests of the Company, in each case designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Company on or promptly after the date such capital contributions are made or the date such Equity Interest is sold or issued, as the case may be.

“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.

“Excluded Property” shall have the meaning assigned to such term in Section 5.10(g).

“Excluded Securities” shall mean any of the following:

(a) any Equity Interests or Indebtedness with respect to which the Administrative Agent and the Company reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents (including any adverse tax consequences) are likely to be excessive in relation to the value to be afforded thereby;

(b) [reserved];

(c) [reserved];

(d) any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any Requirement of Law after giving effect to the anti-assignment provisions of the Uniform Commercial Code or equivalent law of any applicable jurisdiction;

(e) any Equity Interests of any person that is not a Wholly Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.09(c) binding on such Equity Interests to the extent in existence on the Closing Date or on the date of acquisition thereof and not entered into in contemplation thereof (other than in connection with the incurrence of Indebtedness of the type contemplated by Section 6.01(i)) (other than, in this subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code, PPSA or other applicable laws), (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Loan Party or a Wholly Owned Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and shall only apply for so long as such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or a Wholly Owned Subsidiary) to any organizational documents, joint venture agreement or shareholder agreement governing such Equity Interests (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder (other than, in the case of other contractual obligations referred to in subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the Uniform Commercial Code, PPSA or other applicable laws);

(f) any Equity Interests of any Immaterial Subsidiary or any Unrestricted Subsidiary;

(g) any Equity Interests of any Subsidiary of, or other Equity Interests owned by, a Foreign Subsidiary other than any such Foreign Subsidiary that is formed or organized under the laws of a Security Jurisdiction;

(h) [reserved;]

(i) any Equity Interests or Indebtedness that are set forth on Schedule 1.01(A) to this Agreement; and

(j) any Margin Stock.

“Excluded Subsidiary” shall mean any of the following (except as otherwise provided in clause (b) of the definition of “Subsidiary Loan Party”):

(a) each Immaterial Subsidiary,

(b) each Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary),

(c) each Subsidiary that is prohibited from Guaranteeing or granting Liens to secure the Obligations by any Requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such Requirement of Law is satisfied or such consent, approval, license or authorization has been received),

(d) each Subsidiary that is prohibited by any applicable contractual requirement from Guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary not in violation of Section 6.09(c) (and for so long as such restriction or any replacement or renewal thereof is in effect),

(e) [reserved],

(f) any Foreign Subsidiary, except to the extent that such subsidiary is organized under the laws of a Security Jurisdiction,

(g) [reserved],

(h) any other Subsidiary with respect to which, the Administrative Agent and the Company reasonably agree that the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of or granting Liens to secure the Obligations are likely to be excessive in relation to the value to be afforded thereby,

(i) each Unrestricted Subsidiary, and

(j) with respect to any Swap Obligation, any Subsidiary that is not an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder provided that, notwithstanding the foregoing, in no event shall any Additional Subsidiary (or any other Subsidiary owned directly or indirectly by Company that (i) acquires all or substantially all of such Additional Subsidiary’s Intellectual Property after the Closing Date or (ii) becomes a Brand Licensee after the Closing Date solely to the extent no other Loan Party is a Brand Licensee at such time) constitute an Excluded Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Company. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document (each such person, a “Recipient”), (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such Recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than (A) any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder or (B) such Recipient having a direct or indirect interest (aanmerkelijk belang) as defined in the Netherlands Income Tax Act 2001 in any of the Dutch Loan Parties), (ii) any withholding Tax that is attributable to such Recipient’s failure to comply with Section 2.17(d), (iii) any Tax imposed under FATCA, (iv) any Tax deduction arising as a result of a notice or direction under section 260-5 of Schedule 1 to the Australian Tax Act, or under section 255 of the Australian Tax Act or under other similar legislation (as applicable) requiring the Australian Loan Party (or any person on their behalf) to deduct from sums payable by it to a person under this Agreement an amount on account of any Taxes or other charges payable by the payee, (v) Australian Withholding Tax which arises in respect of any interest paid to a Lender that is an Offshore Associate of the Australian Loan Party, (vi) Australian Withholding Tax that arises where there is only one Lender or (vii) any Australian Tax required to be deducted or withheld that could have been avoided had the relevant payee provided the Australian Loan Party with its name, address, Australian Business Number or Tax File Number (if any) or similar details or proof of other applicable exemption.

“Existing Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“Existing Sky Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of February 25, 2015, as amended as of September 15, 2016, and February 2, 2017, as amended and restated as of August 25, 2017, and as further amended as of March 5, 2018, and as further amended, amended and restated, supplemented or otherwise modified prior to the Closing Date, by and among Cyan Blue Holdco 2 Limited, Cyan Blue Holdco 3 Limited, Cyan Bidco Limited, the lenders from time to time party thereto and Barclays Bank PLC, as administrative agent and collateral agent.

“Existing Stars Credit Agreement” shall mean the Amended and Restated Syndicated Facility Agreement, dated as of April 6, 2018, by and among the Loan Parties, the lenders from time to time party thereto and Deutsche Bank, as administrative agent, collateral agent and security trustee.

“Existing Roll-Over Letters of Credit” shall mean those letters of credit or bank guarantees issued and outstanding as of the Closing Date and set forth on Schedule 1.01(H), which shall each be deemed to constitute a Letter of Credit issued hereunder on the Closing Date.

“Extended Revolving Facility Commitment” shall have the meaning assigned to such term in Section 2.21(e).

“Extended Revolving Loans” shall have the meaning assigned to such term in Section 2.21(e).

“Extended Term Loan” shall have the meaning assigned to such term in Section 2.21(e).

“Extending Lender” shall have the meaning assigned to such term in Section 2.21(e).

“Extension” shall have the meaning assigned to such term in Section 2.21(e).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder; it being understood that, as of the Closing Date, there are two Facilities (i.e., the Term B Facility and the Revolving Facility Commitments established on the Closing Date and the extensions of credit thereunder) and, thereafter, the term “Facility” shall include any other Class of Commitments and the extensions of credit thereunder.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any Treasury Regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code as of the Closing Date (or any amended or successor version described above) and any intergovernmental agreements (or related rules, legislation or official administrative guidance) implementing the foregoing.

“FCA” means the Financial Conduct Authority, the regulatory supervisor of the IBA.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) of the quotations for such day for such transactions received by the Administrative Agent from three depositary institutions of recognized standing selected by it and (c) if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero.

“Fee ~~Letter~~Letters” shall mean (i) that certain Fee Letter, dated July 5, 2021, by and among the Company and the Arrangers, as may be further amended, restated, supplemented or otherwise modified from time to time, (ii) that certain Fee Letter, dated December 22, 2021, by and among the Company and the Third Amendment Arranger, as may be further amended, restated, supplemented or otherwise modified from time to time.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Covenant” shall mean the covenant of the Borrower set forth in Section 6.11.

“Financial Officer” of any person shall mean the Chief Financial Officer or an equivalent financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller or a director of such person, or a duly authorized signatory of such person who is a Financial Officer of a subsidiary of such person.

“First Amendment” shall mean that certain First Amendment to Syndicated Facility Agreement, dated June 15, 2020, between, among others, Holdings, U.S. Holdings, the Borrowers, the Administrative Agent and the Collateral Agent.

“First Amendment Closing Date” shall have its meaning set forth in the First Amendment.

“First Amendment Effective Date” shall have its meaning set forth in the First Amendment.

“First Lien/First Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit G hereto, or such other customary form reasonably acceptable to the Administrative Agent and the Borrower, in each case, as such document may be amended, restated, supplemented or otherwise modified from time to time; provided that on and after the First Amendment Effective Date, any such Intercreditor Agreement shall be the Flutter Intercreditor Agreement.

“First Lien/Second Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit H hereto, or such other customary form reasonably acceptable to the Administrative Agent and the Borrower, in each case, as such document may be amended, restated, supplemented or otherwise modified from time to time; provided that on and after the First Amendment Effective Date, any such Intercreditor Agreement shall be the Flutter Intercreditor Agreement.

“Flutter Finance” shall have the meaning assigned to such term in the Second Amendment.

“Flutter Intercreditor Agreement” shall mean that certain intercreditor agreement dated as of May 5, 2020 by and among the Company and Lloyds Bank PLC, as Original TLA/RCF Agent and as the Security Agent ( each as defined therein). For the avoidance of doubt, Section references herein subject to the Flutter Intercreditor Agreement apply and are in effect on and after the First Amendment Effective Date.

“Fitch” shall mean Fitch Ratings Inc. and its successors and assigns.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Floor” shall mean a rate of interest equal to with respect to (a) the Second Amendment USD Term Loans, 0.00% per annum ~~and with respect to the~~, (b) any Euro Term Loans, 0.00% per annum and (c) any Third Amendment USD Term Loans, 0.50% per annum.

“Flutter Collateral Date” shall mean the date on which the Company and Subsidiaries of the Company which are Obligors under and as defined in the Term Loan A Facility Agreement are required to grant security as required by Section 5.17.

“Foreign Lender” shall mean any Lender (a) that is not disregarded as separate from its owner for U.S. federal income tax purposes and that is not a “United States person” as defined by Section 7701(a)(30) of the Code or (b) that is disregarded as separate from its owner for U.S. federal income tax purposes and whose regarded owner is not a “United States person” as defined in Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Revolving Facility Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Gaming Authority” shall mean, in any jurisdiction in which the Company or any of its Subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after the Closing Date have, jurisdiction over the gaming activities at the Company’s or its Subsidiaries’ properties or any successor to such authority or (b) is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” shall mean all applicable constitutions, treaties, laws, rules, agreements, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of the Company or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Governmental Authority” shall mean any federal, state, commonwealth, provincial, municipality, local, county or foreign or other court or governmental agency, authority, instrumentality or regulatory, taxing or legislative body (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the First Amendment Effective Date, by and among the Company and the Collateral Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean the Loan Parties.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Hedge Bank” shall mean any person that at the time it enters into a Hedging Agreement (or on the Closing Date with respect to Hedging Agreements existing on the Closing Date), is (a) an Agent, an Arranger or a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Hedging Agreement or (b) listed in Schedule 1.01(I) as may be updated by the Company from time to time with the Administrative Agent’s written consent (not to be unreasonably withheld). For the avoidance of doubt, any Hedge Bank shall continue to be a Hedge Bank with respect to the applicable Hedging Agreement even if it ceases to be an Agent, Arranger, Lender or Affiliate thereof after the Closing Date.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a Hedging Agreement.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“IBA” means the ICE Benchmark Administration, the administrator of the London interbank offered rate.

“IFRS” shall mean International Financial Reporting Standards (as issued by the International Accounting Standards Board and the International Financial Reporting Standards Interpretations Committee).

“Immaterial Subsidiary” shall mean any Subsidiary that did not, as of the last day of the fiscal half-year of Company most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 4.02(i), Section 5.04(a) or Section 5.04(b), have assets (on an individual basis) with a value in excess of 7.5% of the Consolidated Total Assets or Net Gaming Revenues (on an individual basis) representing in excess of 7.5% of Net Gaming Revenues (for the Company and the Subsidiaries on a consolidated basis) as of such date for the Test Period most recently ended; provided, that the Company may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount or deferred financing fees, the payment of interest or dividends in the form of additional Indebtedness or in the form of Equity Interests, as applicable, the accretion of original issue discount, deferred financing fees or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” shall mean, at the time of the establishment of the commitments in respect of the Indebtedness to be incurred utilizing this definition (or, at the option of the Company, at the time of incurrence of such Indebtedness), the sum of:

(a) the excess (if any) of (i) the greater of $1,950,000,000 and 1.00 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period over (b) the sum of (x) the aggregate outstanding principal amount of all Incremental Term Loans and Incremental Revolving Facility Commitments, in each case incurred or established after the Closing Date and outstanding at such time pursuant to Section 2.21 utilizing this clause (a) (other than Incremental Term Loans and Incremental Revolving Facility Commitments in respect of Refinancing Term Loans, Extended Term Loans, Extended Revolving Facility Commitments or Replacement Revolving Facility Commitments, respectively) and (y) the aggregate principal amount of Indebtedness outstanding at such time under Section 6.01(z) utilizing this clause (a); plus

(b) any amounts so long as immediately after giving effect to the establishment of the commitments in respect thereof utilizing this clause (b) (and assuming any Incremental Revolving Facility Commitments being established at such time utilizing this clause (b) are fully drawn unless such commitments have been drawn or have otherwise been terminated) (or, at the option of the Company, immediately after giving effect to the incurrence of the Incremental Loans thereunder) and the use of proceeds of the loans thereunder, (i) in the case of Incremental Loans secured by Liens on the Collateral that rank pari passu with the Liens on the Collateral securing the Term B Loans or the Initial Revolving Loans, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 4.50 to 1.00, (ii) in the case of Incremental Loans secured by Liens on the Collateral that rank junior to the Liens on the Collateral securing the Term B Loans and the Initial Revolving Loans, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 5.00 to 1.00 and (iii) in the case of Incremental Loans that are unsecured, the Interest Coverage Ratio on a Pro Forma Basis is not less than 2.00 to 1.00; provided that, for purposes of this clause (b), net cash proceeds funded by financing sources upon the incurrence of Incremental Loans incurred at such time of calculation shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the Net First Lien Leverage Ratio or the Net Secured Leverage Ratio at such time; plus

(c) the aggregate amount of all voluntary prepayments of Term B Loans outstanding on the Closing Date and Revolving Facility Loans pursuant to Section 2.11(a) (and accompanied by a reduction of Revolving Facility Commitments pursuant to Section 2.08(b) in the case of a prepayment of Revolving Facility Loans) made prior to such time except to the extent funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness);

provided, that, for the avoidance of doubt, (i) amounts may be established or incurred utilizing clause (b) above prior to utilizing clause (a) or (c) above, and (ii) any calculation of the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio or the Interest Coverage Ratio on a Pro Forma Basis pursuant to clause (ii) above may be determined, at the option of the Company, without giving effect to any simultaneous establishment or incurrence of any amounts utilizing clause (a) or (c) above.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.

“Incremental Commitment” shall mean an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment.

“Incremental Loan” shall mean an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Borrowing” shall mean a Borrowing comprised of Incremental Revolving Loans.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Revolving Loans to a Borrower.

“Incremental Revolving Facility Lender” shall mean a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan” shall mean (a) Revolving Facility Loans made by one or more Revolving Facility Lenders to a Borrower pursuant to an Incremental Revolving Facility Commitment to make additional Initial Revolving Loans and (b) to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Revolving Loans (including in the form of Extended Revolving Loans or Replacement Revolving Loans, as applicable), or (c) any of the foregoing.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Facility” shall mean any Class of Incremental Term Loan Commitments and the Incremental Term Loans made thereunder.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Installment Date” shall have, with respect to any Class of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.10(a)(ii).

“Incremental Term Loans” shall mean (a) Term Loans made by one or more Lenders to a Borrower pursuant to Section 2.01(d) consisting of additional Term B Loans and (b) to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans (including in the form of Extended Term Loans or Refinancing Term Loans, as applicable), or (c) any of the foregoing.

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (i)) the same would constitute indebtedness or a liability on a balance sheet prepared in accordance with IFRS, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course of business or consistent with past practice), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with IFRS, (e) all Capitalized Lease Obligations of such person, (f) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Hedging Agreements, (g) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (h) the principal component of all obligations of such person in respect of bankers’ acceptances, (i) all Guarantees by such person of Indebtedness described in clauses (a) to (h) above and (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade and other ordinary-course payables, accrued expenses, and intercompany liabilities arising in the ordinary course of business or consistent with past practice or industry norm, (B) prepaid or deferred revenue, (C) purchase price holdbacks arising in the ordinary course of business or consistent with past practice in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset, (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with IFRS, (E) obligations in respect of Third Party Funds, (F) in the case of the Company and its Subsidiaries, (I) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or consistent with past practice or industry norm and (II) intercompany liabilities in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries or (G) obligations under or in respect of the Acquisition Agreements. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than (a) Excluded Taxes and (b) Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean (i) the persons identified as Ineligible Institutions in writing to Administrative Agent by the Company on or prior to the Second Amendment Effective Date, (ii) the persons as may be identified in writing to the Administrative Agent by the Company from time to time after the Closing Date in respect of bona fide business competitors of the Borrowers (in the good faith determination of the Company), by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”) and (iii) any Affiliate of any person referred to in clause (i) or (ii) above that is clearly identifiable as such by name; provided that a “competitor” or an Affiliate of a competitor shall not include any Bona Fide Debt Fund; provided further that no such updates shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation interest in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Ineligible Institutions.

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Initial Revolving Loan” shall mean a Revolving Facility Loan made (a) pursuant to the Revolving Facility Commitments in effect on the Closing Date (as the same may be amended from time to time in accordance with this Agreement) or (b) pursuant to any Incremental Revolving Facility Commitment on the same terms as the Revolving Facility Loans referred to in clause (a) of this definition.

“Ireland” shall mean the island of Ireland excluding Northern Ireland.

“Insolvency Regulation” shall mean as Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).

“Institutional Debt Lender” shall have the meaning assigned to such term in the Flutter Intercreditor Agreement.

“Intellectual Property” shall mean all U.S. and non-U.S. intellectual property rights, both statutory and common law rights, if applicable, including: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, brand names, corporate names, slogans, domain names, logos, trade dress, and other identifiers of source or goodwill, and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom, (d) trade secrets and confidential information, including, rights in software, ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable and (e) any rights in databases.

“Intellectual Property Security Agreement” shall mean each short-form intellectual property security agreement executed and delivered by any applicable Loan Party and the Collateral Agent, in each case, as may be amended, restated, supplemented or otherwise modified from time to time.

“Intercreditor Agreement” shall have the meaning assigned to such term in Section 8.12.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) EBITDA to (b) Cash Interest Expense, in each case, for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with IFRS; provided that the Interest Coverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Interest Election Request” shall mean a request by the Company to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit E or another form approved by the Administrative Agent.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and excluding amortization of deferred financing fees and original issue discount, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees and non-cash interest expense attributable to movement in mark to market of obligations in respect of Hedging Agreements or other derivatives (in each case permitted hereunder) under IFRS and (b) capitalized interest of such person, minus interest income for such period. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Company and its Subsidiaries with respect to Hedging Agreements, and interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS.

“Interest Payment Date” shall mean:

(a) with respect to any Eurocurrency Loan, Term SOFR Loan or any BBR Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a Eurocurrency Borrowing, Term SOFR Borrowing or a BBR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (iii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and

(b) with respect to any ABR Loan or Daily Simple SOFR Loan, the last Business Day of each calendar quarter.

“Interest Period” shall mean, as to any Eurocurrency Borrowing, Term SOFR ~~Loan~~Borrowing or BBR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1 ~~(solely in the case of a Eurocurrency Borrowing), 2 (solely in the case of a Eurocurrency Borrowing),~~, 3 or 6 months thereafter (or 12 months, if at the time of the relevant Borrowing, all relevant Lenders make interest periods of such length available or, if agreed to by the Administrative Agent, any shorter period), as the Company may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Intermediate Holdings” shall have the meaning assigned to such term in Section 1.09.

“Interpolated Rate” shall mean, (x) in relation to the LIBO Rate~~,~~ or EURIBO ~~Rate or Sterling LIBO~~ Rate for any Loan, the rate which results from interpolating on a linear basis between (a) the rate appearing on the applicable Reuters screen for the longest period (for which that rate is available) which is less than the Interest Period for such Loan and (b) the applicable Reuters screen for the shortest period (for which that rate is available) which exceeds the Interest Period for such Loan each as of approximately 11:00 A.M., Local Time, two Business Days prior to the commencement of such Interest Period and (y) in relation to BBR, the rate which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that BBR Loan and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that BBR Loan each as of 11:00 a.m. (Local Time) for Australian Dollars on the first day of the Interest Period for that BBR Borrowing.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Investment and Funding Transactions” shall have the meaning assigned to such term in Schedule 6.01.

“IOM Loan Party” shall mean the Isle of Man Borrower and each Subsidiary Loan Party that is incorporated or organized under the laws of the Isle of Man.

“IOM Security Documents” shall mean each agreement or instrument governed by the laws of the Isle of Man pursuant to or in connection with which any Loan Party grants a security interest in any Collateral for any of the Obligations, each as amended, restated, supplemented or otherwise modified from time to time.

“IRS” shall mean the U.S. Internal Revenue Service.

“Isle of Man Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, together with its successors and assigns.

“Issuer Common Shares” shall have the meaning assigned to such term in the Sky Acquisition Agreement.

“Issuing Bank” shall mean (a) each of Deutsche Bank, Goldman Sachs Lending Partners LLC, Macquarie Lender, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Bank of Montreal and JPMorgan Chase Bank, N.A., (b) for purposes of the Existing Roll-Over Letters of Credit, the Issuing Bank set forth on Schedule 1.01(H) and (c) each other Issuing Bank designated pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity; provided that Deutsche Bank, Barclays Bank PLC and Morgan Stanley Senior Funding, Inc. shall only be required to issue standby Letters of Credit; provided, further, that (x) Macquarie Lender shall only be required to issue Letters of Credit denominated in Dollars, Euros, Pound Sterling, Australian Dollars and Canadian Dollars (and may issue Letters of Credit in other currencies in its sole discretion and approved in accordance with Section 1.05) and (y) Macquarie Lender shall only be required to issue standby Letters of Credit for the account of a Borrower or any Subsidiary Loan Party (as of the Closing Date as set forth on Schedule 1.01(C)) to the extent Macquarie Lender shall have received and been reasonably satisfied with all documentation and information that is required under “know your customer” rules and regulations as it relates to such Loan Party. An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by any domestic or foreign branch, designee or Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch, designee or Affiliate with respect to Letters of Credit issued by such branch, designee or Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Joinder Date” shall have the meaning assigned to such term in Section 9.25(b).

“Joint Bookrunners” shall mean, collectively, Barclays Bank PLC, Deutsche Bank Securities Inc., Goldman Sachs Lending Partners LLC, Macquarie Capital (USA) Inc., Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, BMO Capital Markets Corp. and JPMorgan Chase Bank, N.A.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Financing” shall mean any Indebtedness (other than intercompany Indebtedness) that is subordinated in right of payment to the Loan Obligations.

“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Term B Loans (and other Loan Obligations that are secured by Liens on the Collateral that rank pari passu with the Liens thereon securing the Term B Loans) pursuant to the Permitted Junior Intercreditor Agreement (it being understood that Junior Liens are not required to be pari passu with other Junior Liens, and that Indebtedness secured by Junior Liens may have Liens that are senior in priority to, or pari passu with, or junior in priority to, other Liens constituting Junior Liens).

“Latest Maturity Date” shall mean, at any date of determination, the latest of the latest Revolving Facility Maturity Date and the latest Term Facility Maturity Date, in each case then in effect on such date of determination.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 (in each case, other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), the 2021 Term Lenders, the Third Amendment Term Lenders, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.21.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Lender Presentation” shall mean the Lender Presentation, dated June 17, 2018, as modified or supplemented prior to the Closing Date.

“Letter of Credit” shall mean any letter of credit or bank guarantee issued pursuant to Section 2.05, including any Alternate Currency Letter of Credit. Each Existing Roll-Over Letter of Credit shall be deemed to constitute a Letter of Credit issued hereunder on the Closing Date for all purposes of the Loan Documents.

“Letter of Credit Sublimit” shall mean $150,000,000 (or the Dollar Equivalent in Euro, Pound Sterling, Australian Dollar or any Alternate Currency) or such larger amount not to exceed the Revolving Facility Commitment as the Administrative Agent and the applicable Issuing Bank may agree.

“LIBO Rate” shall mean, for any Interest Period as to any Eurocurrency Borrowing, (a) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (a) or (b), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, fixed charge, floating charge, assignment by way of security, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Documents” shall mean (a) this Agreement, (b) the Guarantee Agreement, (c) the Subsidiary Guarantee Agreement, (d) the Security Documents, (e) each Incremental Assumption Agreement, (f) any Intercreditor Agreement, (g) any Note issued under Section 2.09(e), (h) the Letters of Credit, (i) the First Amendment, (j) the Second Amendment ~~and~~, (k) the Third Amendment and (l) solely for purposes of Section 4.02 and Section 7.01 hereof, the Fee ~~Letter~~Letters.

“Loan Obligations” shall mean (a) the due and punctual payment by the Borrower of (i) the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrowers under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of the Borrowers owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership, examinership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each other Loan Party under or pursuant to each of the Loan Documents.

“Loan Parties” shall mean the Company, Holdings, U.S. Holdings, the Borrowers and the Subsidiary Loan Parties.

“Loans” shall mean the Term Loans and the Revolving Facility Loans.

“Local Time” shall mean New York City time (daylight or standard, as applicable); provided that: (a) with respect to any Alternate Currency Loan, “Local Time” shall mean the local time of the applicable Lending Office; (b) with respect to any Eurocurrency Loan denominated in Pound Sterling or Euros, “Local Time” shall mean the local time in London, England; and (c) with respect to any Revolving Facility Loan denominated in Australian Dollars, “Local Time” shall mean the local time in Sydney, Australia.

“Macquarie Lender” shall mean Macquarie Capital Funding LLC.

“Major Default” shall mean, in each case, an Event of Default with respect to the Original Obligors (and not, for the avoidance of doubt, in relation to the Target Group) under Section 7.01(a) (solely to the extent that it relates to a Major Representation), (b), (c), (d) (solely to the extent that it relates to a Major Undertaking), (g), (h), (i), (j), (l)(ii) or (l)(iii).

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time (subject to the last paragraph of Section 9.08(b)).

“Major Representation” shall mean each of the representations set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.04, Section 3.10, Section 3.11, Section 3.17, Section 3.19 and Section 3.25, in each case, solely as they relate to Original Obligors (and not, for the avoidance of doubt, in relation to the Target Group).

“Major Undertaking” shall mean each of the covenants set forth in Section 5.01, Section 6.01, Section 6.02, Section 6.04, Section 6.05, Section 6.06 and 6.09(b)(i), in each case to the extent applicable to the Original Obligors (and not, for the avoidance of doubt, relating to any member of the Target Group).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Capitalization” shall mean an amount equal to (i) the total number of issued and outstanding shares of common (or common equivalent) Equity Interests of the applicable Parent Entity on the date of the declaration or making of the relevant Restricted Payment multiplied by (ii) the arithmetic mean of the closing prices per share of the common (or common equivalent) Equity Interests for the 30 consecutive trading days immediately preceding the date of declaration or making of such Restricted Payment.

“Material Adverse Effect” shall mean a material adverse effect on the business, property, operations or financial condition of the Company and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” shall mean Indebtedness for borrowed money (other than intercompany Indebtedness, Loans and Letters of Credit) of any one or more of the Company or any Subsidiary in an aggregate principal amount exceeding $100,000,000.

“Material Real Property” shall mean each parcel of Real Property that is owned in fee by the Dutch Borrower (or on and after the Flutter Collateral Date, the Company) or any Subsidiary Loan Party that has an individual fair market value (as determined by the Company in good faith) of at least $15,000,000 (provided that such

$15,000,000 threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property); provided that, with respect to any Real Property that is partially owned in fee and partially leased by the Dutch Borrower or any Subsidiary Loan Party, Material Real Property will include only that portion of such Real Property that is owned in fee and only if (i) such portion that is owned in fee has an individual fair market value (as determined by the Company in good faith) of at least $15,000,000 (provided that such $15,000,000 threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property) and (ii) a mortgage in favor of the Collateral Agent (for the benefit of the Secured Parties) is permitted on such portion of Real Property owned in fee by applicable law and by the terms of any lease, or other applicable document governing any leased portion of such Real Property.

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Revolving L/C Exposure with respect to such Letter of Credit at such time and (ii) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the applicable Issuing Bank in its sole discretion.

“MFN Exception” shall have the meaning assigned to such term in Section 2.21(b)(vii).

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors and assigns.

“Mortgaged Properties” shall mean, collectively, (a) the Closing Date Mortgaged Properties and (b) any Material Real Property encumbered by a Mortgage after the Closing Date pursuant to Section 5.10.

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents (including amendments to any of the foregoing) delivered with respect to the Mortgaged Properties, in a form reasonably acceptable to the Company and the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrowers, the Company or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net First Lien Leverage Ratio” shall mean, on any date, the ratio of (a) (i) the sum of, without duplication, (x) the aggregate principal amount of any Consolidated Debt consisting of Loan Obligations outstanding as of the last day of the Test Period most recently ended as of such date that are then secured by first-priority Liens on the Collateral and (y) the aggregate principal amount of any other Consolidated Debt of the Company and its Subsidiaries outstanding as of the last day of such Test Period that is then secured by Liens on the Collateral that are Other First Liens less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments (excluding clause (m) of the definition thereof) of the Company and its Subsidiaries as of the last day of such Test Period, to (b) EBITDA for such Test Period, all determined on a consolidated basis in accordance with IFRS; provided, that the Net First Lien Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Net Gaming Revenues” shall mean “net gaming revenues” of the Company and the Subsidiaries as reflected on their consolidated income statement and in accordance with past practices.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with IFRS and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a) 100% of the cash proceeds actually received by the Company or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale under Section 6.05(g) (or Sale and Lease-Back Transactions under Section 6.03(b)(x)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable (in the good faith determination of the Company) as a result thereof (including, without duplication of the foregoing, the amount of any distributions in respect thereof pursuant to Section 6.06(b)(iii) or Section 6.06(o)), (iii) the amount of any reasonable reserve established in accordance with IFRS against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets and (y) retained by the Company or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction) and (iv) payments made on a ratable basis (or less than ratable basis) to holders of non-controlling interests in non-Wholly Owned Subsidiaries as a result of such Asset Sale; provided, that, if the Company shall deliver a certificate of a Responsible Officer of the Company to the Administrative Agent promptly following receipt of any such proceeds setting forth the Company’s intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets used or useful in the business of the Company and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such proceeds was contractually committed, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12 month period are contractually committed to be used, then such remaining portion if not so used within six months following the end of such 12 month period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $150,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds), (y) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds otherwise constituting Net Proceeds pursuant to the foregoing clause (x) in such fiscal year shall exceed $250,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds) and (z) if at the time of receipt of such net cash proceeds or at any time during the 12 month (or 18 month, as applicable) reinvestment period contemplated by the immediately preceding proviso, if the Company shall deliver a certificate of a Responsible Officer of the Company to the Administrative Agent certifying that on a Pro Forma Basis immediately after giving effect to the Asset Sale and the application of the proceeds thereof or at the relevant time during such 12 month (or 18 month, as applicable) period, (I) the Net First Lien Leverage Ratio is less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00, 50% of such net cash proceeds that would otherwise constitute Net Proceeds under this proviso shall not constitute Net Proceeds or (II) the Net First Lien Leverage Ratio is less than or equal to 3.50 to 1.00, none of such net cash proceeds shall constitute Net Proceeds; and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Company or any Subsidiary of any Indebtedness (other than Excluded Indebtedness except for Refinancing Notes and Refinancing Term Loans), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale.

“Net Secured Leverage Ratio” shall mean, on any date, the ratio of (A) (i) without duplication, the aggregate principal amount of any Consolidated Debt of the Company and its Subsidiaries outstanding as of the last day of such Test Period that is then secured by Liens on the Collateral less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments (excluding clause (m) of the definition thereof) of the Company and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with IFRS; provided, that the Net Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Net Total Leverage Ratio” shall mean, on any date, the ratio of (A) (i) without duplication, the aggregate principal amount of any Consolidated Debt of the Company and its Subsidiaries outstanding as of the last day of the Test Period most recently ended as of such date less (ii) without duplication, the Unrestricted Cash and unrestricted Permitted Investments (excluding clause (m) of the definition thereof) of the Company and its Subsidiaries as of the last day of such Test Period, to (B) EBITDA for such Test Period, all determined on a consolidated basis in accordance with IFRS; provided, that the Net Total Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“New Class Loans” shall have the meaning assigned to such term in Section 9.08(f).

“New Parent” shall have the meaning assigned to such term in the definition of the term “Change of Control”.

“New Project” shall mean (x) each plant, facility, branch, office, business unit, gaming business, gaming activity, gaming jurisdiction or casino which is either a new plant, facility, branch, office, business unit, gaming business, gaming activity, gaming jurisdiction or casino or an expansion, relocation, remodeling, refurbishment or substantial modernization of an existing plant, facility, branch, office, gaming business, gaming activity, gaming jurisdiction or casino owned or operated by the Company or the Subsidiaries which in fact commences operations and (y) each creation (in one or a series of related transactions) of a business unit, product line or service offering to the extent such business unit commences operations or such product line or service is offered or each expansion (in one or a series of related transactions) of business into a new market or through a new distribution method or channel.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Public Lender” means (a) until the publication of an interpretation of “public” as referred to in the CRR by the relevant competent authority/ies: an entity which (x) assumes existing rights and/or obligations vis-à-vis a Dutch Borrower, the value of which is at least €100,000 (or its equivalent in another currency), (y) provides repayable funds for an initial amount of at least €100,000 (or its equivalent in another currency) or (z) otherwise qualifies as not being forming part of the public; and (b) as soon as the interpretation of the term “public” as referred to in the CRR has been published by the relevant authority/ies: an entity which is not considered to be form part of the public on the basis of such interpretation.

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement (c) obligations in respect of any Secured Hedge Agreement and (d) Erroneous Payment Subrogation Rights.

“Offshore Associate” shall mean an Associate (which does not become a Lender and which does not receive payment in the capacity of a dealer, manager or underwriter in relation to an invitation under section 128F of the Australian Tax Act, or a clearing house, custodian, funds manager or responsible entity of a registered scheme) (a) which is a non-resident of Australia and does not become a Lender or receive a payment in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia or (b) which is a resident of Australia and which becomes a Lender or receives a payment in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country.

“Original Obligors” shall mean, collectively, Holdings, U.S. Holdings, the Borrowers and each Subsidiary Loan Party identified as an “Original Obligor” on Schedule 1.01(C) as of the Closing Date.

“Other First Lien Debt” shall mean obligations secured by Other First Liens.

“Other First Liens” shall mean Liens on the Collateral that are pari passu with the Liens thereon securing the Term B Loans (and other Loan Obligations that are secured by Liens on the Collateral that are pari passu with the Liens thereon securing the Term B Loans) pursuant to a Permitted Pari Passu Intercreditor Agreement.

“Other Revolving Facility Commitments” shall mean Incremental Revolving Facility Commitments to make Other Revolving Loans.

“Other Revolving Loans” shall have the meaning assigned to such term in Section 2.21 (including in the form of Extended Revolving Loans or Replacement Revolving Loans).

“Other Taxes” shall mean any present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, from the receipt or perfection of security interest under, or otherwise with respect to, the Loan Documents (but excluding any Excluded Taxes).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.21 (including in the form of Extended Term Loans or Refinancing Term Loans, as applicable) and, for the avoidance of doubt, shall include the Third Amendment Term Loans.

“Parallel Debt” shall have the meaning assigned to such term in Section 8.02.

“Parent Entity” shall mean any direct or indirect parent of the Company.

“Pari Term Loans” shall have the meaning assigned to such term in Section 6.02.

“Participant” shall have the meaning assigned to such term in Section 9.04(d)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(d)(ii).

“Participating Member State” shall mean each state so described in any EMU Legislation.

“Payment Recipient” shall have the meaning assigned to such term in Section 8.18(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate, dated as of the Closing Date, with respect to Holdings, the Borrowers and each Domestic Subsidiary in a form reasonably satisfactory to the Administrative Agent, as the same may be supplemented from time to time to the extent required by Section 5.04(e).

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Company and its Subsidiaries in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person or division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (a) no Event of Default under clause (b), (c), (h) or (i) of Section 7.01 shall have occurred and be continuing or would result therefrom, provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of the Company, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Business Acquisition; (b) with respect to any such acquisition or investment with cash consideration in excess of $250,000,000, the Company shall be in Pro Forma Compliance immediately after giving effect to such acquisition or investment and any related transaction; (c) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; and (d) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by a Borrower or a Subsidiary Loan Party, shall be merged into such Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party.

“Permitted Cure Securities” shall mean any Qualified Equity Interests of the Company, or any Parent Entity issued pursuant to the Cure Right.

“Permitted Reorganizations” shall mean any reorganization or corporate restructuring, on a solvent basis, involving the Company or any of its Subsidiaries (any such reorganization or corporate restructuring, a “Reorganization”), including any merger, consolidation or amalgamation, or any sale or other disposition of any assets, that is consummated as part of such Reorganization; provided that, after giving effect thereto, (a) all the business and assets of the Company and its Subsidiaries (as in effect prior to such Reorganization) shall remain within the Company and its Subsidiaries, (b) the jurisdiction of incorporation of any Loan Party shall not be changed, (c) no guarantees by any Loan Party shall be released and any Equity Interests or other assets that constitute Collateral and that are subject to any intragroup disposition or distribution as part of such Reorganization shall remain as Collateral (including as a result of Liens thereon granted by the new owner thereof), subject to Liens thereon securing the Obligations that are valid and enforceable the same extent as the Liens thereon were prior to such sale or other disposition, in each case, as determined by the Company in good faith, it being understood and agreed that, in connection with any Reorganization, Liens on any Collateral may be released and re-taken in a customary manner if required, and (d) in the event of a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of, or a consolidation, amalgamation or merger with or into, a Loan Party, the surviving entity thereof (if not a Loan Party) shall assume the obligations of such Loan Party pursuant to documentation (and with related deliverables) generally consistent with those required under Section 5.10.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or Australia or any State or Territory of Australia or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or Australia or any State or Territory of Australia or any agency thereof, in each case with maturities not exceeding three years from the date of acquisition thereof;

(b) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within three years of such date and issued or guaranteed by or placed with, and any money market deposit accounts issued or offered by, any lender under the Facilities or by any commercial bank organized under the laws of the United States of America, any state thereof or the District of Columbia, Australia, or any foreign country recognized by the United States of America that has a combined capital and surplus and undivided profits of not less than $250,000,000;

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 2 (or higher) according to Moody’s, F 2 (or higher) according to Fitch, or A 2 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of three years or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P, A by Moody’s or A by Fitch (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a 7 under the Investment Company Act of 1940, (ii) are rated by any of (1) AAA by S&P, (2) Aaa by Moody’s or (3) AAA by Fitch and (iii) have portfolio assets of at least $5,000,000,000;

(h) time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Company and its Subsidiaries, on a consolidated basis, as of the end of the Company’s most recently completed fiscal year;

(i) credit card receivables to the extent included in cash or cash equivalents on the consolidated balance sheet of such person;

(j) instruments equivalent to those referred to in clauses (a) through (i) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Company or any of its Subsidiaries organized in such jurisdiction;

(k) fully collateralized repurchase agreements with counterparties whose long term debt is rated not less than A- by S&P and A3 by Moody’s and with a term of not more than six months from such date;

(l) Investments in money in an investment company registered under the Investment Company Act of 1940, as amended, or in pooled accounts or funds offered through mutual funds, investment advisors, banks and brokerage houses which invest its assets in obligations of the type described in clauses (a) through (l) above, in each case, as of such date, including, but not be limited to, money market funds or short-term and intermediate bonds funds;

(m) Third Party Funds and/or other Investments of player deposits and other customer funds held in the ordinary course of business in government obligations (including securities issued or fully guaranteed by any State, commonwealth or territory of the United States or other country, or by any political subdivision or taxing authority thereof), time deposit accounts, certificates of deposit, money market deposits, commercial paper, mutual funds, exchange traded funds, debt securities rated at least investment grade by at least one nationally recognized statistical rating organization and similar obligations, in each case in accordance with the internal investment guidelines established by the Company and its Subsidiaries; and

(n) any other securities or pools of securities that are classified under IFRS as cash equivalents or short-term investments on a balance sheet as of such date.

“Permitted Junior Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be junior to the Liens on the Collateral securing the Term B Loans (and other Loan Obligations that are secured by Liens on the Collateral that are pari passu with the Liens thereon securing the Term B Loans) (including, for the avoidance of doubt, junior Liens pursuant to Section 2.21(b)(ii) or (v)), either (as the Company shall elect) (x) the First Lien/Second Lien Intercreditor Agreement if such Liens secure “Second Lien Obligations” (as defined therein), (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such junior Liens than the First Lien/Second Lien Intercreditor Agreement (as determined by the Company in good faith) or (z) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a junior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, as determined by the Administrative Agent and the Borrower in the exercise of reasonable judgment and provided that on and after the First Amendment Effective Date, the Permitted Junior Intercreditor Agreement shall be the Flutter Intercreditor Agreement.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Loan Purchase” shall have the meaning assigned to such term in Section 9.04(i).

“Permitted Loan Purchase Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender as an Assignor and the Company or any of the Subsidiaries as an Assignee, as accepted by the Administrative Agent (if required by Section 9.04) in the form of Exhibit F or such other form as shall be approved by the Administrative Agent and the Company (such approval not to be unreasonably withheld or delayed).

“Permitted Pari Passu Intercreditor Agreement” shall mean, with respect to any Liens on Collateral that are intended to be pari passu with the Liens on the Collateral securing the Term B Loans (and other Loan Obligations that are secured by Liens on the Collateral that are pari passu with the Liens thereon securing the Term B Loans), either (as the Company shall elect) (x) the First Lien/First Lien Intercreditor Agreement, (y) another intercreditor agreement not materially less favorable to the Lenders vis-à-vis such pari passu Liens than the First Lien/First Lien Intercreditor Agreement (as determined by the Company in good faith) or (z) another intercreditor agreement the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, as determined by the Administrative Agent and the Company in the exercise of reasonable judgment and provided that on and after the First Amendment Effective Date, the Permitted Pari Passu Intercreditor Agreement shall be the Flutter Intercreditor Agreement.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness (or unutilized commitments in respect of Indebtedness (only to the extent the committed amount (i) could have been incurred on the date of the initial incurrence and was deemed incurred at such time for purposes of this definition or (ii) could have been incurred other than as Permitted Refinancing Indebtedness on the date of such Refinancing)) being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (a) the principal amount (or accreted value, if applicable) or, if greater, committed amount (only to the extent the committed amount (i) could have been incurred on the date of the initial incurrence and was deemed incurred at such time for purposes of this definition or (ii) could have been incurred other than as Permitted Refinancing Indebtedness on the date of such Refinancing) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) or, if greater, committed amount of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions, expenses (including mortgage and similar taxes), plus an amount equal to any existing commitment unutilized thereunder and letters of credit undrawn thereunder), (b) except with respect to assumed Indebtedness pursuant to Section 6.01(h) and/or Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the

Indebtedness being Refinanced and (y) the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (i) the remaining Weighted Average Life to Maturity of the Indebtedness being Refinanced and (ii) the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have obligors that are not (or would not have been) obligated with respect to the Indebtedness being so Refinanced (except that a Loan Party may be added as an additional obligor), (e) if the Indebtedness being Refinanced is secured by Liens on any Collateral (whether senior to, equally and ratably with, or junior to the Liens on such Collateral securing the Loan Obligations or otherwise), such Permitted Refinancing Indebtedness may be secured by such Collateral (including any Collateral pursuant to after-acquired property clauses to the extent any such Collateral secured (or would have secured) the Indebtedness being Refinanced) on terms in the aggregate that are substantially similar to, or not materially less favorable to the Secured Parties than, the Indebtedness being Refinanced or on terms otherwise permitted by Section 6.02 and (f) no Permitted Refinancing Indebtedness shall have greater guarantees or security than the Indebtedness being Refinanced.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Company, any Borrower, any Subsidiary or any ERISA Affiliate, and (iii) in respect of which the Company, any Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.17(a).

“Pound Sterling” shall mean the lawful money of the United Kingdom.

“PPSA” shall mean the Personal Property Security Act of any relevant Canadian jurisdiction or the Civil Code of Quebec, as applicable.

“Prescribed Laws” means, collectively, (a) the Anti-Money Laundering Laws, (b) Sanctions, (c) Anti-Corruption Laws and (d) all other legal requirements relating to money laundering, terrorism, bribery or corruption.

“Pricing Grid” shall mean~~,~~ with respect to the Initial Revolving Loans and Revolving Facility Commitments, as applicable, the table set forth below:

	Pricing Grid for Initial Revolving Loans
	Applicable Margin
		Dollars:	Euros:	Sterling:
Net First Lien	ABR	Eurocurrency	Eurocurrency	Eurocurrency	BBR
Leverage Ratio	Loans	Loans	Loans	Loans	Loans
Greater than 4.00 to 1.00	2.25%	3.25%	3.25%	3.25%	3.25%
Less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00	2.00%	3.00%	3.00%	3.00%	3.00%
Less than or equal to 3.50 to 1.00	1.75%	2.75%	2.75%	2.75%	2.75%

Pricing Grid for Revolving Facility Commitments
Net First Lien Leverage Ratio	Applicable Commitment Fee
Greater than 4.00 to 1.00	0.375%
Less than or equal to 4.00 to 1.00	0.250%

For the purposes of the Pricing Grid, changes in the Applicable Margin and Applicable Commitment Fee resulting from changes in the Net First Lien Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Administrative Agent pursuant to Section 5.04 for each fiscal half-year beginning with the first full fiscal quarter of the Borrower ended after the Closing Date, and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to in the preceding sentence are not delivered within the time periods specified in Section 5.04, then, at the option of the Administrative Agent or the Required Lenders, until the date that is three Business Days after the date on which such financial statements are delivered, the pricing level that is the highest pricing level shall apply as of the first Business Day after the date on which such financial statements were to have been delivered but were not delivered. Each determination of the Net First Lien Leverage Ratio pursuant to the Pricing Grid shall be made in a manner consistent with the determination thereof pursuant to Section 6.11.

In the event that any financial statements under Section 5.04 are shown to be inaccurate at any time and such inaccuracy, if corrected, would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Company shall promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct compliance certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected compliance certificate, and (iii) the Borrowers shall pay to the Administrative Agent promptly upon written demand (and in no event later than five (5) Business Days after written demand) any additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof.

“Primary Obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Prime Bank” means a bank determined by ASX Benchmarks Pty Limited (or any other person which takes over the administration of the Screen Rate for Australian dollars) as being a Prime Bank or an acceptor or issuer of bills of exchange or negotiable certificates of deposit for the purposes of calculating that Screen Rate. If ASX Benchmarks Pty Limited or such other person ceases to make such determination, the Prime Banks shall be the Prime Banks last so appointed.

“Prime Rate” shall mean the rate of interest per annum as announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City.

“Process Agent” shall have the meaning assigned to such term in Section 9.15(d).

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the two consecutive fiscal half-year periods ended on or before the occurrence of such event (the “Reference Period”): (i) pro forma effect shall be given to any Disposition, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions whether or not otherwise permitted under Section 6.04 or 6.05 or that require a waiver or consent of the Required Lenders, but if so required, solely to the extent such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation, New Project, and any restructurings of the business of the Company or any of its Subsidiaries that the Company or any of the Subsidiaries have determined to make and/or made and in the good faith determination of a Responsible Officer of the Company are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Company determines are reasonable as set forth in a certificate of a Financial Officer of the Company (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to Section 2.21 or Article VI (other than Section 6.11), occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to Section 2.21 or Article VI (other than Section 6.11), occurring during the Reference Period or thereafter and through and including the date upon which the relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in the preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) in giving effect to clause (i) above with respect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period, taking into account any seasonality adjustments determined by the Company in good faith, and (iii) (A) for any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) for any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

In the event that EBITDA or any financial ratio is being calculated for purposes of determining whether Indebtedness or any Lien relating thereto may be incurred or whether any Investment may be made, the Company may elect pursuant to a certificate of a Responsible Officer delivered to the Administrative Agent to treat all or any portion of the commitment relating thereto as being incurred at the time of such commitment, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Company and may include adjustments to reflect (1) operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from any relevant pro forma event (including, to the extent applicable, the Transactions), and (2)

all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in the Lender Presentation to the extent such adjustments, without duplication, continue to be applicable to such Reference Period. The Company shall deliver to the Administrative Agent a certificate of a Financial Officer of the Company setting forth such operating expense reductions, other operating improvements or synergies and adjustments pursuant to clause (2) above, and information and calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Forma Compliance” shall mean, at any date of determination, that the Company and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Covenant recomputed as at the last day of the most recently ended fiscal half-year of the Company and its Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been delivered. For the avoidance of doubt, Pro Forma Compliance shall be tested without regard to whether or not the Financial Covenant was or was required to be tested on the applicable half-year end date.

“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.21(e).

“Pro Rata Share” shall have the meaning assigned to such term in Section 9.08(f).

“Projections” shall mean the projections and any forward-looking statements (including statements with respect to booked business) of the Borrowers and the Subsidiaries furnished to the Lenders or the Administrative Agent by or on behalf of the Borrowers or any of the Subsidiaries prior to the Closing Date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.17(b).

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.29.

“Purchaser” shall have the meaning assigned to such term in the recitals hereto.

“Purchaser Loan Notes” shall have the meaning assigned to such term in the Sky Acquisition Agreement.

“Qualified Equity Interests” shall mean any Equity Interest other than Disqualified Stock.

“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment incidental to the ownership, lease or operation thereof.

“Received Amount” shall have the meaning assigned to such term in Section 8.02.

“Reference Bank Rate” means, in relation to BBR, the sum of (i) (x) the arithmetic mean of the rates as supplied to the Administrative Agent at its request by the Reference Banks as the mid discount rate (expressed as a yield percent to maturity) observed by the relevant Reference Bank for marketable parcels of Australian dollar denominated bank accepted bills and negotiable certificates of deposit accepted or issued by Prime Banks, and which mature on the last day of the relevant period (y) (if there is no observable market rate for marketable parcels of Prime Bank Australian dollar securities referred to in paragraph (x) above), the arithmetic mean of the rates as supplied to the Administrative Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in Australian dollars in the Australian interbank market for the relevant period were it to do so by asking for and then accepting interbank offers for deposits in reasonable market sizes and for that period and (ii) 0.05% per annum. If BBR is to be determined on the basis of a Reference Bank Rate but a Reference Bank does not supply a quotation by 10:30 a.m. (Local Time) on the first day of the Interest Period for that BBR Borrowing, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks, provided that if at or about 12:00 p.m. (Local Time) on the first day of the Interest Period for that BBR Borrowing none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for that Interest Period.

“Reference Banks” shall mean, Australia and New Zealand Banking Group Limited, Commonwealth Bank of Australia, National Australia Bank Limited and Westpac Banking Corporation or such other entities as may be appointed by the Administrative Agent in consultation with the relevant Borrower.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Reference Time” with respect to any setting of the then-current Benchmark for any currency shall mean (a) if such Benchmark is a Daily Simple SOFR, then four (4) SOFR Business Days prior to (A) if the date of such setting is a SOFR Business Day, such date or (B) if the date of such setting is not a SOFR Business Day, the SOFR Business Day immediately preceding such date, (b) if such Benchmark is an Adjusted LIBO Rate, (i) if the applicable Adjusted LIBO Rate for such Benchmark is based upon the LIBO Rate for Dollars, then 11:00 a.m. (London time) on the day that is two (2) Eurocurrency Banking Days preceding the date of such setting, (ii) if the applicable Adjusted LIBO Rate for such Benchmark is based upon EURIBOR, then 11:00 a.m. (Brussels time) on the day that is two (2) Eurocurrency Banking Days preceding the date of such setting and (c) otherwise, then the time determined by the Administrative Agent, including in accordance with the Benchmark Replacement Conforming Changes.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancings” shall have a meaning correlative thereto.

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.21(j).

“Refinancing Notes” shall mean any secured or unsecured notes or loans issued by the Company, the Borrowers or any Subsidiary Loan Party (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Proceeds of such Refinancing Notes are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing Notes is on or after the Term Facility Maturity Date or the Revolving Facility Maturity Date, as applicable, of the Term Loans so reduced or the Revolving Facility Commitments so replaced; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the remaining Weighted Average Life to Maturity of the Term Loans, so reduced or the Revolving Facility Commitments so replaced, as applicable; (e) in the case of Refinancing Notes in the form of notes issued under an indenture, the terms thereof do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Facility Maturity Date of the Term Loans so reduced or the Revolving Facility Maturity Date of the Revolving Facility Commitments so replaced, as applicable (other than customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default); (f) the other terms of such Refinancing Notes (other than interest rates, fees, floors, funding discounts and redemption or prepayment premiums and other pricing terms), taken as a whole, are substantially similar to, or not materially less favorable to the Borrowers and its Subsidiaries than the terms, taken as a whole, applicable to the

Term B Loans (except for covenants or other provisions applicable only to periods after the Latest Maturity Date in effect at the time such Refinancing Notes are issued or those that are otherwise reasonably acceptable to the Administrative Agent), as determined by the Company in good faith (or, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard); (g) there shall be no obligor in respect of such Refinancing Notes that is not a Loan Party; (h) Refinancing Notes that are secured by Collateral shall be subject to the provisions of a Permitted Pari Passu Intercreditor Agreement or a Permitted Junior Intercreditor Agreement, as applicable and (i) if such Refinancing Notes are secured, such Refinancing Notes shall not be secured by any assets of the Company, the Borrowers or their Subsidiaries other than assets constituting Collateral.

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.21(j).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Controlled or Controlling Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Controlled or Controlling Affiliates.

“Related Sections” shall have the meaning assigned to such term in Section 6.04.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Relevant Governmental Body” shall mean (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternate Currency, (1) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Replacement Process Agent” shall have the meaning assigned to such term in Section 9.15(d).

“Replacement Revolving Facilities” shall have the meaning assigned to such term in Section 2.21(l).

“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.21(l).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.21(l).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.21(l).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having (a) Loans outstanding, (b) Revolving L/C Exposures, ~~and~~ (c) Third Amendment Term Commitments, and (d) Available Unused Commitments that, taken together, represent more than 50% of the sum of (~~x~~w) all Loans outstanding, (~~y~~x) all Revolving L/C Exposures, (y) Third Amendment Term Commitments, and (z) the total Available Unused Commitments at such time; provided, that the Loans, Revolving L/C Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Applicable Period, 50%; provided, that (a) if the Net First Lien Leverage Ratio as at the end of the Applicable Period is less than or equal to 4.00 to 1.00 but greater than 3.50 to 1.00, such percentage shall be 25% and (b) if the Net First Lien Leverage Ratio as at the end of the Applicable Period is less than or equal to 3.50 to 1.00, such percentage shall be 0%.

“Required Prepayment Lenders” shall mean, at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans at such time (subject to the last paragraph of Section 9.08(b)).

“Required Revolving Facility Lenders” shall mean, at any time, Revolving Facility Lenders having (a) Revolving Facility Loans outstanding, (b) Revolving L/C Exposures, (c) Available Unused Commitments that, taken together, represent more than 50% of the sum of (x) all Revolving Facility Loans outstanding, (y) all Revolving L/C Exposures, and (z) the total Available Unused Commitments at such time; provided, that the Revolving Facility Loans, Revolving L/C Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Revolving Facility Lenders at any time.

“Requirement of Law” shall mean, as to any person, any law, treaty, rule, regulation, statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such person or any of its property or assets or to which such person or any of its property or assets is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” of any person shall mean any director, executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement, or any other duly authorized employee or signatory of such person.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06. The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Company in good faith).

“Retained Excess Cash Flow Overfunding” shall mean, at any time, in respect of any Excess Cash Flow Period, the amount, if any, by which the portion of the Cumulative Credit attributable to the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Interim Periods used in such Excess Cash Flow Period exceeds the actual Retained Percentage of Excess Cash Flow for such Excess Cash Flow Period.

“Retained Percentage” shall mean, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“Revaluation Date” shall mean (a) with respect to any Alternate Currency Letter of Credit, each of the following: (i) each date of issuance, extension or renewal of an Alternate Currency Letter of Credit, (ii) each date of an amendment of any Alternate Currency Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable Issuing Bank under any Alternate Currency Letter of Credit, and (iv) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require, and (b) with respect to any Eurocurrency Loans or BBR Loans denominated in Euros, Pound Sterling, Australian Dollars or any Alternate Currency Loans, as applicable, each of the following: (i) each date of a Borrowing of Eurocurrency Loans or BBR Loans denominated in Euros, Pound Sterling, Australian Dollars or an Alternate Currency, as applicable, (ii) each date of a continuation of a Eurocurrency Loan, ~~SOFR Loan~~ or a BBR Loan denominated in Euros, Pound Sterling, Australian Dollars or an Alternate Currency pursuant to Section 2.07, as applicable, and (iii) such additional dates as the Administrative Agent shall determine or the Majority Lenders under the Revolving Facility shall require.

“Revolving Facility” shall mean the Revolving Facility Commitments of any Class and the extensions of credit made hereunder by the Revolving Facility Lenders of such Class and, for purposes of Section 9.08(b), shall refer to all such Revolving Facility Commitments as a single Class.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans of the same Class.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(c), expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased (or replaced) as provided under Section 2.21. The initial amount of each Lender’s Revolving Facility Commitment is set forth on Schedule 2.01 or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Incremental Revolving Facility Commitment), as applicable. On the Closing Date, there is only one Class of Revolving Facility Commitments. After the Closing Date, additional Classes of Revolving Facility Commitments may be added or created pursuant to Incremental Assumption Agreements. The aggregate principal amount of the Lenders’ Revolving Facility Commitments on the Second Amendment Effective Date is $0.

“Revolving Facility Credit Exposure” shall mean, at any time with respect to any Class of Revolving Facility Commitments, the sum of (a) the aggregate principal amount of the Revolving Facility Loans of such Class outstanding at such time (calculated based on the Dollar Equivalent thereof), and (b) the Revolving L/C Exposure applicable to such Class at such time minus, for the purpose of Section 6.11 and Section 7.03, the amount of Letters of Credit that have been Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount at such time. The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage of the applicable Class and (y) the aggregate Revolving Facility Credit Exposure of such Class of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(c). Unless the context otherwise requires, the term “Revolving Facility Loans” shall include the Other Revolving Loans.

“Revolving Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Revolving Facility in effect on the Closing Date, July 10, 2023 and (b) with respect to any other Classes of Revolving Facility Commitments, the maturity dates specified therefor in the applicable Incremental Assumption Agreement.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender of any Class, the percentage of the total Revolving Facility Commitments of such Class represented by such Lender’s Revolving Facility Commitment of such Class. If the Revolving Facility Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Facility Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k).

“Revolving L/C Exposure” of any Class shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit applicable to such Class outstanding at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof) and (b) the aggregate principal amount of all L/C Disbursements applicable to such Class that have not yet been reimbursed at such time (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar Equivalent thereof). The Revolving L/C Exposure of any Class of any Revolving Facility Lender at any time shall mean its applicable Revolving Facility Percentage of the aggregate Revolving L/C Exposure applicable to such Class at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule Section 3.14 of the International Standby Practices, International Chamber of Commerce No. 590, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc. and its successors and assigns.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive country Sanctions (at the time of the Closing Date, Cuba, Iran, North Korea, Syria and the Crimean region of the Ukraine).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Office of Financial Sanctions Implementation, the United Nations Security Council, the Counsel of the European Union or the Australian Department of Foreign Affairs and Trade (collectively “Sanctions Authority”), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” shall have the meaning assigned to such term in the definition of “Sanctioned Person”.

“Screen Rate” means, in relation to BBR, (x) the Australian Bank Bill Swap Reference Rate (Bid) administered by ASX Benchmarks Pty Limited (or any other person which takes over the administration of that rate) for the relevant period displayed on page BBSY of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters (provided that, if such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the relevant Borrower) and (y) if the rate described in sub-paragraph (x) above is not available, the sum of (i) the Australian Bank Bill Swap Reference Rate administered by ASX Benchmarks Pty Limited (or any other person which takes over the administration of that rate) for the relevant period displayed on page BBSW of the Thomson Reuters Screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters (provided that, if such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the relevant Borrower) and (ii) 0.05% per annum. Notwithstanding the foregoing, for the purposes of determining the rate as at a time, any subsequent correction, recalculation or republication by the administrator after that time shall be included.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Amendment” shall mean the Second Amendment to Credit Agreement (Refinancing Amendment) dated as of July 21, 2021 among, inter alios, the Borrowers, the other Loan Parties party thereto, the 2021 Term Lenders and the Administrative Agent.

“Second Amendment Effective Date” shall have the meaning assigned to such term in the Second Amendment.

“Second Amendment Euro Term Loans” shall mean the term loans made by the applicable Euro Term Lenders to the applicable Borrower on the Second Amendment Effective Date pursuant to Section 2.01 and the Second Amendment.

“Second Amendment USD Term Loans” shall mean the term loans made by the applicable USD Term Lenders to the applicable Borrower on the Second Amendment Effective Date pursuant to Section 2.01 and the Second Amendment.

“Second Amendment MFN Exception” shall have the meaning assigned to such term in Section 2.21(b)(vii).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Loan Party (or any affiliate of a Loan Party) and any Cash Management Bank, or any Guarantee by any Loan Party (or any affiliate of a Loan Party) of any Cash Management Agreement entered into by and between any Loan Party (or any affiliate of a Loan Party) and any Cash Management Bank, in each case to the extent that such Cash Management Agreement or such Guarantee, as applicable, is not otherwise designated in writing by the Company and such Cash Management Bank to the Administrative Agent to not be included as a Secured Cash Management Agreement.

“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank, or any Guarantee by any Loan Party of any Hedging Agreement entered into by and between any Subsidiary and any Hedge Bank, in each case to the extent that such Hedging Agreement or such Guarantee, as applicable, is not otherwise designated in writing by the Borrower and such Hedge Bank to the Administrative Agent to not be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each sub-agent appointed pursuant to Section 8.03 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean collectively, the Flutter Intercreditor Agreement, the Dutch Security Documents, the IOM Security Documents, the U.S. Security Documents, the Australian Security Documents, the Alderney Security Documents, any Canadian Security Documents, any U.K. Security Documents and each of the security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 4.02 or Section 5.10 hereof, the Mortgages granted by the Loan Parties party thereto, any intercreditor agreement entered into by the Administrative Agent or the Collateral Agent or any subagent, as applicable, pursuant to this Agreement, and the Intellectual Property Security Agreements and each of the security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 4.02 or Section 5.10.

“Security Jurisdiction” shall mean each of Canada, the Netherlands, the Isle of Man, England and Wales, Australia, Alderney and the United States and from the First Amendment Effective Date, shall also include Ireland, and solely to the extent Subsidiaries of the Company organized in such jurisdictions are required to become Subsidiary Loan Parties pursuant to Section 5.10(d), Gibraltar and Malta.

“Sellers” shall have the meaning assigned thereto in the Sky Acquisition Agreement.

“Senior Unsecured Note Documents” shall mean the Senior Unsecured Notes Indenture, the Senior Unsecured Notes and the “Guarantees” under and as defined in the Senior Unsecured Notes Indenture, as each such document may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Unsecured Notes” shall mean $1,000,000,000 in aggregate principal amount of the applicable Borrowers’ Senior Unsecured Notes due 2026 issued pursuant to the Senior Unsecured Notes Indenture.

“Senior Unsecured Notes Indenture” shall mean the Senior Unsecured Notes Indenture, dated as of the Closing Date, among the Dutch Borrower and the Co-Borrower, as issuers, the subsidiary guarantors party thereto from time to time and Wilmington Trust, National Association, as indenture trustee, as such document may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Unsecured Notes Offering Memorandum” shall mean the Offering Memorandum, dated as of June 28, 2018, in respect of the Senior Unsecured Notes.

“SGH BV Loan Notes” shall have the meaning assigned to such term in the Sky Acquisition Agreement.

“SGH UA Loan Notes” shall have the meaning assigned to such term in the Sky Acquisition Agreement.

“Similar Business” shall mean any business, the majority of whose revenues are derived from (i) business or activities conducted by the Company and its Subsidiaries on the First Amendment Effective Date, (ii) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business that in the Company’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Company and its Subsidiaries.

“Sky Acquisition” shall mean the acquisition of all issued ordinary share capital, and the redemption of all preference shares and loan notes, of the Target, pursuant to the terms of the Sky Acquisition Agreement.

“Sky Acquisition Agreement” shall mean that Sale and Purchase Deed, dated April 21, 2018, by and among Cyan Blue Jerseyco Limited, Sky UK Limited, the Individual Sellers (as defined therein), Cyan Blue Manco Limited, the Purchaser, Holdings, the Dutch Borrower and TSG, and any other agreements or instruments contemplated thereby, in each case, as may be amended, restated, supplemented or otherwise modified from time to time.

“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

~~“SOFR Business Day” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Dollars, on and after the USD LIBOR Transition Date, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities and (b) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London; provided, that, in each case, such day is also a Business Day.~~

“SOFR Loan” shall mean a Daily Simple SOFR Loan or a Term SOFR Loan, as the context may require.

“SOFR Rate Day” has the meaning assigned thereto in the definition of “Daily Simple SOFR”.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“Special Flood Hazard Area” shall have the meaning assigned to such term in Section 5.02(c).

“Specified L/C Sublimit” shall mean, with respect to any Issuing Bank, the amounts set forth beside such Issuing Bank’s name on Schedule 1.01(F) hereto or, in each case, such other amount as specified in the agreement pursuant to which such person becomes an Issuing Bank hereunder or, in each case, such larger amount not to exceed the Revolving Facility Commitment as the Administrative Agent and the applicable Issuing Bank may agree.

“Spot Rate” shall mean, with respect to any currency, the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, to be the rate quoted by the person acting in such capacity as the spot rate for the purchase by such person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., Local Time on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made or if such rate cannot be computed as of such date such other date as the Administrative Agent or such Issuing Bank shall reasonably determine is appropriate under the circumstances; provided, that the Administrative Agent or such Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank if the person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Spread Adjusted SOFR” shall mean with respect to the ~~SOFR~~U.S. Government Securities Business Day, a rate per annum equal to the sum of (a) the secured overnight financing rate for such ~~SOFR~~U.S. Government Securities Business Day plus (b) 0.11448% (11.448 basis points).

“Spread Adjusted Term SOFR” means, for any Available Tenor and Interest Period, a rate per annum equal to the sum of (a) the forward-looking term rate for a period comparable to such Available Tenor based on the SOFR that is published by an authorized benchmark administrator and is displayed on a screen or other information service, each as identified or selected by the Administrative Agent in its reasonable discretion at approximately a time and as of a date prior to the commencement of such Interest Period determined by the Administrative Agent in its reasonable discretion in a manner substantially consistent with market practice and (b) (i) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, (ii) 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and (iii) 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration.

“Standby Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Statutory Reserves” shall mean the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurocurrency Loans denominated in Dollars shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

~~“Sterling LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing denominated in Pound Sterling for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (Local Time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to applicable Reuters page or screen (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion, in each case) for deposits in Pound Sterling (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, then the “Sterling LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Pound Sterling for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent in the London interbank market at their request at approximately 11:00 a.m. (Local Time) two Business Days prior to the commencement of such Interest Period.~~

“Subagent” shall have the meaning assigned to such term in Section 8.03.

“Subsequent Target” shall have the meaning assigned to such term in Section 7.04.

“Subsequent Target Asset” shall have the meaning assigned to such term in Section 7.04.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent or (c) consolidated in the consolidated financial statements of the applicable person in accordance with IFRS.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Company. Notwithstanding the foregoing (and except for purposes of the definition of “Unrestricted Subsidiary” contained herein) an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Company or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement, dated as of the Closing Date, by and among the Borrowers, each Subsidiary Loan Party and the Collateral Agent, as may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary Loan Party” shall mean (a) each Subsidiary that is a Wholly-Owned Subsidiary of the Dutch Borrower or, after the First Amendment Effective Date, the Company (other than the Excluded Subsidiaries and the Subsidiaries set forth on Schedule 1.01(B)(i)) and has provided a guarantee of the obligations under this Agreement; provided that no security shall be required to be provided by the Company and its legacy Subsidiaries until the Flutter Collateral Date, (b) each Additional Subsidiary (or any other Subsidiary owned directly or indirectly by TSG that (i) acquires all or substantially all of such Additional Subsidiary’s Intellectual Property after the Closing Date or (ii) becomes a Brand Licensee after the Closing Date solely to the extent no other Loan Party is a Brand Licensee at such time) and (c) each other Subsidiary that the Company elects, in its sole discretion and by notice to the Administrative Agent, to provide a Guarantee of the Obligations notwithstanding that such Guarantee is not required by Section 5.10, in each case until released from such Guarantee in accordance with the Loan Documents. The Subsidiary Loan Parties on the Closing Date are set forth on Schedule 1.01(C).

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Successor Borrower” shall have the meaning assigned to such term in Section 6.05(o).

“Supplier” shall have the meaning assigned to such term in Section 2.17(i).

“Supported QFC” shall have the meaning assigned to such term in Section 9.29.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Target Day” shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in Euro.

“Target Group” shall mean the Target and its subsidiaries.

“Taxes” shall mean all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term B Borrowing” shall mean any Borrowing comprised of Term B Loans.

“Term B Facility” shall mean the Term B Loan Commitments and the Term B Loans made hereunder.

“Term B Facility Maturity Date” shall mean the date that is five years after the Second Amendment Effective Date, which date is July 21, 2026.

“Term B Loan Commitment” shall mean the USD Term Loan Commitment, the Euro Term Loan Commitment, or any other commitment to make Term B Loans hereunder.

“Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Term B Loans” shall mean, collectively, (a) the USD Term Loans, (b) the Euro Term Loans, in each case, made by the applicable Lenders to the applicable Borrowers pursuant to Section 2.01(a), ~~and~~ (c) the Third Amendment Term Loans, made by the Third Amendment Term Lenders pursuant to the Third Amendment and (d) any Incremental Term Loans in the form of Term Loans, including loans denominated in Dollars, Euros, Pound Sterling, Australian Dollars or any Alternate Currencies, made by the Incremental Term Lenders to a Borrower pursuant to Section 2.01(d).

“Term Borrowing” shall mean any Term B Borrowing or any Incremental Term Borrowing.

“Term Facility” shall mean the Term B Facility and/or any or all of the Incremental Term Facilities.

“Term Facility Maturity Date” shall mean, as the context may require, (a) with respect to the Term B Facility in effect on the Second Amendment Effective Date, the Term B Facility Maturity Date and (b) with respect to any other Class of Term Loans, the maturity dates specified therefor in the applicable Incremental Assumption Agreement~~.~~,(c) with respect to the Third Amendment 2028-A Term Loans and the Third Amendment 2028-B Term Loans, the Third Amendment 2028 Term Loan Maturity Date and (d) with respect to the Third Amendment 2026 Term Loans, the Third Amendment 2026 Term Loan Maturity Date.

“Term Loan Installment Date” shall mean any Term B Loan Installment Date or any Incremental Term Loan Installment Date.

“Term Loans” shall mean the Term B Loans, any Incremental Term Loans and/or any Other Term Loans.

“Term Loan A Facility Agreement” means the facilities agreement which, on the date hereof, is comprised of a multicurrency revolving credit facility and a term loan A facility with total aggregate loans and commitments equal to £1,400,000,000.00 among the Company, PPB Financing Unlimited Company, PPB Treasury Unlimited Company, as borrowers, Lloyds Bank plc as agent and security agent and the lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time and including any ancillary facilities which are part of or entered into in connection with the Term Loan A Facility Agreement).

“Term SOFR Borrowing” shall mean a Borrowing comprised of Term SOFR Loans of the same Class and currency.

“Term SOFR Loan” shall mean a Loan that bears interest at a rate based on Term SOFR other than pursuant to clause (c) of the definition of “ABR”.

“Term SOFR Notice” shall mean a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Date” shall mean, in the case of a Term SOFR Transition Event, the date that is thirty (30) calendar days after the Administrative Agent (after consultation with the Company) has provided the related Term SOFR Notice to the Lenders and the Borrower pursuant to Section 2.14(c).

“Term SOFR Transition Event” shall mean, with respect to any currency for any Interest Period, the determination by the Administrative Agent that (a) the Term SOFR for such currency is determinable for each Available Tenor and (b) the administration of Term SOFR is administratively feasible for the Administrative Agent.

“Term SOFR” shall mean, with respect to any currency for any Interest Period, a rate per annum equal to for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the greater of (i) Spread Adjusted Term SOFR and (ii) the Floor.

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document and all other Loan Obligations shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due) and (c) all Letters of Credit (other than those that have been Cash Collateralized) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full.

“Test Period” shall mean, on any date of determination, the period of two consecutive fiscal half-years of the Company then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b).

“Testing Condition” shall be satisfied at any time if as of such time (i) the sum of without duplication (x) the aggregate principal amount of outstanding Revolving Facility Loans at such time (calculated, in the case of Alternate Currency Loans, based on the Dollar Equivalent thereof) and (y) the aggregate stated amount (based on the Dollar Equivalent thereof) of Letters of Credit issued hereunder at such time (other than $75,000,000 of undrawn Letters of Credit and any Letters of Credit that have been Cash Collateralized in accordance with Section 2.05(j)) exceeds (ii) an amount equal to 35% of the aggregate amount of the Revolving Facility Commitments at such time.

“TFA” shall mean an agreement which includes (i) reasonably appropriate arrangements for the funding of tax payments by the head company of the consolidated group of which the Australian Borrower is a member, having regard to the position of each member of the consolidated group and (ii) an undertaking from the head company to compensate each other member adequately for loss of tax attributes (including tax losses and tax offsets) as a result of being a member of the tax consolidated group.

“Third Amendment” shall mean the Third Amendment to Credit Agreement dated as of July 29, 2022, among, inter alios, the Borrowers, the other Loan Parties party thereto, the Third Amendment Term Lenders and the Administrative Agent.

“Third Amendment Arranger” shall have the meaning assigned to such term in the Third Amendment.

“Third Amendment 2026 Term Loans” shall mean the term loans made by the applicable Term Lenders to the applicable Borrower on the Third Amendment Funding Date pursuant to Section 2.01 and the Third Amendment.

“Third Amendment 2026 Term Loan Maturity Date” shall mean July 21, 2026.

“Third Amendment 2028-A Term Loans” on and after the Extension Date, shall mean any Third Amendment 2026 Term Loans which have been extended into the Third Amendment 2028-A Term Loans in accordance with Section 2.21(q).

“Third Amendment 2028 Term Loan Maturity Date” shall mean July 22, 2028.

“Third Amendment 2028-B Term Loans” on and after the applicable Third Amendment Redenomination Date, shall mean the amount of Third Amendment 2028-A Term Loans redenominated in Dollars as Third Amendment 2028-B Term Loans in accordance with Section 2.04.

“Third Amendment Effective Date” shall have the meaning assigned to such term in the Third Amendment.

“Third Amendment Term Loan Commitments” shall mean, with respect to each applicable Third Amendment 2026 Term Lender, the commitment of such Lender to make Third Amendment 2026 Term Loans hereunder as of the Third Amendment Effective Date. The amount of each applicable Third Amendment 2026 Term Lender’s Third Amendment Term Loan Commitment as of the Third Amendment Effective Date is set forth in the Third Amendment.

“Third Amendment Term Lender” shall mean any Term Lender with a Third Amendment Term Loan Commitment.

“Third Amendment Euro Term Loans” shall mean the Third Amendment 2026 Term Loans and the Third Amendment 2028-A Term Loans.

“Third Amendment Funding Date” shall have the meaning assigned to such term in the Third Amendment.

“Third Amendment MFN Exception” shall have the meaning assigned to such term in Section 2.21(b)(vii).

“Third Amendment Redenomination Expiration Date” shall mean October 28, 2022 (or such later date as the Company and Third Amendment Arranger may agree from time to time).

“Third Amendment Redenomination Date” shall have the meaning assigned to such term in Section 2.04.

“Third Amendment Term Commitments” shall have the meaning assigned to such term in the Third Amendment.

“Third Amendment Term Loans” shall mean (i) the Third Amendment Euro Term Loans, and (ii) the Third Amendment USD Term Loans.

“Third Amendment Term Loan Applicable Margin” shall have the meaning assigned to such term in Schedule 4 to the Third Amendment.

“Third Amendment Transactions” shall have the meaning assigned to such term in the Third Amendment.

“Third Amendment USD Term Loans” shall mean any Third Amendment 2028-A Term Loans redenominated into Dollars and converted to Third Amendment 2028-B Term Loans in accordance with Section 2.04.

“Third Party Funds” shall mean (i) any segregated accounts or funds, or any portion thereof, received by the Company or any of its Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Company or one or more of its Subsidiaries to collect and remit those funds to such third parties, (ii) any segregated restricted cash account and escrow account held exclusively for the benefit of third parties (other than a Loan Party or a Subsidiary), (iii) any segregated fiduciary or trust account held exclusively for the benefit of third parties (other than a Loan Party or a Subsidiary), and, in each case of the clauses (i) through (iii), the funds or other property held in or maintained in any such account.

“Trade Letters of Credit” shall have the meaning assigned to such term in Section 2.05(a).

“Transaction Documents” shall mean the Acquisition Agreements, this Agreement, the other Loan Documents, the Senior Unsecured Note Documents and the Equity Offering Documents.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Company or any of its Subsidiaries or any of their Affiliates in connection with (i) the Transactions and the Transaction Documents and (ii) the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur pursuant to and in relation with the Transaction Documents, including (a) the consummation of the Sky Acquisition and other transactions contemplated in the Sky Acquisition Agreement including (i) the issuance by Purchaser of the Purchaser Loan Notes to the Sellers, (ii) the acquisition by the Dutch Borrower of said Purchaser Loan Notes in consideration for the issuance of the SGH BV Loan Notes to the Sellers, (iii) the acquisition by Holdings of said SGH BV Loan Notes in consideration for the issuance of the SGH UA Loan Notes to the Sellers, and (iv) the acquisition by TSG of the SGH UA Loan Notes in consideration for the issuance of the Issuer Common Shares to the Sellers; (b) any corporate reorganization whereby the balance between TSG, Holdings, the Dutch Borrower and the Purchaser resulting from the Purchaser Loan Notes, the SGH BV Loan Notes and the SGH UA Loan Notes are capitalized by way of the amendment and conversion of the said loan notes, capital contribution or share issuance; (c) the consummation of the transactions pursuant to the William Hill Australia Acquisition Agreement, the CrownBet Acquisition Agreement and the Investment and Funding Transactions; (d) the execution, delivery and performance of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder and the use of proceeds thereof including (i) the Dutch Borrower entering into hedges to effect currency swaps; (ii) the Dutch Borrower using the proceeds to lend to, or acquire Equity Interests in, the Purchaser and (iii) the Purchaser using said proceeds to consummate the Sky Acquisition and, with its subsidiaries, to manage foreign exchange risks through internal swaps, intra-group loans as well as intra-group share subscriptions; (e) any corporate restructuring to simplify the corporate structure following the Acquisition, including by way of winding-up or dissolution of Subsidiaries, mergers of Subsidiaries and elimination or reduction of inter-company balances; (f) the execution, delivery and performance of the Senior Unsecured Note Documents and the issuance of the Senior Unsecured Notes and the use of proceeds thereof; (g) the repayment in full of, and the termination of all obligations and commitments under, and liens with respect to, the Existing Stars Credit Agreement and the Existing Sky Credit Agreement; (h) the issuance by the TSG of common Equity Interests as contemplated by the Equity Offering Documents and the use of proceeds therefrom; and (i) the payment of all fees and expenses to be paid and owing in connection with the foregoing.

“TSA” shall mean an agreement which takes effect as a tax sharing agreement under section 721-25 of the Australian Tax Act and complies with the Australian Tax Act and any law, official directive, request, guideline or policy (whether or not having the force of law) issued in connection with the Australian Tax Act.

“TSG” shall mean The Stars Group Inc., a corporation governed under the laws of Ontario.

“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate, the Daily Simple SOFR, the Term SOFR, BBR and the ABR.

“Unfunded Pension Liability” shall mean, as of the most recent valuation date for the applicable Plan, the excess of (1) the Plan’s actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan for purposes of Section 412 of the Code or Section 302 of ERISA) of its benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the fair market value of the assets of such Plan

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“U.K. Security Documents” shall mean each agreement or instrument governed by the laws of England and Wales pursuant to or in connection with which any Loan Party grants a security interest in any Collateral for any of the Obligations, each as amended, restated, supplemented or otherwise modified from time to time.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction in the United States of America, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(e).

“Unrestricted Cash” shall mean cash or cash equivalents of the Company or any of its Subsidiaries that would not appear as “restricted” or “customer deposits” on a consolidated balance sheet of the Company or any of its Subsidiaries.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Company identified on Schedule 1.01(D), (2) any other Subsidiary of the Company, whether now owned or acquired or created after the Closing Date, that is designated by the Company as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Company shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Company or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04, and any prior or concurrent Investments in such Subsidiary by the Company or any of its Subsidiaries shall be deemed to have been made under Section 6.04, and (c) without duplication of clause (b), any net assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04 and (d) immediately after giving effect to such designation, the Company shall be permitted to incur $1.00 of additional Indebtedness under Section 6.01(s)(i); and (3) any subsidiary of an Unrestricted Subsidiary. the Company may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing, (ii) immediately after giving effect to such redesignation, the Company shall be permitted to incur $1.00 of additional Indebtedness under Section 6.01(s)(i) and (iii) the Company shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Company, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clause (i).

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“U.S. Collateral Agreement” shall mean the U.S. Collateral Agreement, dated as of the Closing Date, between the Co-Borrower and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“U.S. Lender” shall mean any Lender other than a Foreign Lender.

“U.S. Pledge Agreement” shall mean the U.S. Share Pledge Agreement, dated as of the Closing Date, between U.S. Holdings and the Collateral Agent, as amended, restated, supplemented or otherwise modified from time to time.

“U.S. Security Documents” shall mean the U.S. Collateral Agreement, the U.S. Pledge Agreement, each Intellectual Property Security Agreement, any Mortgage and each agreement or instrument governed by the laws of any state of the United States pursuant to or in connection with which a Loan Party grants a security interest in any Collateral for any of the Obligations, each as amended, restated, supplemented or otherwise modified from time to time.

“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.29.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“USD Term Lender” shall mean a Lender with either a USD Term Loan Commitment or an outstanding USD Term Loan.

“USD LIBOR Transition Date” shall mean, the earlier of: (a) the date that all Available Tenors of the LIBO Rate for Dollars have either (i) permanently or indefinitely ceased to be provided by IBA; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such rate or (ii) been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (b) the Early Opt-in Effective Date.

“USD Term Loans” shall mean ~~the term loans made by the~~any Second Amendment USD Term ~~Lenders to the applicable Borrowers on the Second~~Loans and any Third Amendment ~~Effective Date pursuant to Section 2.01 and the Second Amendment~~USD Term Loans.

“USD Term Loan Commitment” shall mean, with respect to each USD Term Lender, the commitment of such Lender to make USD Term Loans hereunder as of the Closing Date. The amount of each USD Term Lender’s USD Term Loan Commitment as of the Closing Date is set forth on Schedule 2.01. The aggregate principal amount of the USD Term Loan Commitments as of the Second Amendment Effective Date is as set forth in the Second Amendment.

“VAT” shall mean (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) or imposed elsewhere.

“Voting Stock” shall mean, with respect to any person, such person’s Equity Interests having the right to vote for the election of directors of such person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Company that is a Wholly Owned Subsidiary of the Company.

“William Hill Australia Acquisition Agreement” shall mean the Share Purchase Agreement, dated March 6, 2018, among William Hill Organization Limited, as seller, CrownBet Pty Ltd., as buyer, TSG, as guarantor, and the other parties party thereto, and any agreement, document or the like entered into in respect of any transaction contemplated in Section 6.04 for the purposes of, in connection with, pursuant to and/or in respect of the acquisition contemplated in such Share Purchase Agreement (including, without limitation, Section 6.04(gg) and the Investment and Funding Transactions), as the same may be amended, restated or otherwise modified from time to time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” shall mean, with respect to the Company and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with IFRS of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Write-Down and Conversion Powers” shall mean, with (a) respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally.

The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. References to any matter being “permitted” under the Loan Documents shall include references to such matters not being prohibited or otherwise approved under the Loan Documents. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time; provided, that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any changes in IFRS after the Closing Date, any lease of the Company or the Subsidiaries, or of a special purpose or other entity not consolidated with the Company and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as an operating lease under IFRS in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capitalized Lease Obligation of the Company or any Subsidiary under this Agreement or any other Loan Document as a result of such changes in IFRS).

Section 1.03 Effectuation of Transactions.

Each of the representations and warranties of the Company, Holdings, U.S. Holdings and the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions as shall have taken place on or prior to the date of determination, unless the context otherwise requires.

Section 1.04 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Spot Rate as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Alternate Currency Letters of Credit, Alternate Currency Loans, BBR Loans, Eurocurrency Loans ~~and SOFR Loans~~ denominated in Euros and Pound Sterling. Such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. For purposes of determining compliance as of any date with Section 6.01 or Section 6.02 (other than for purposes of calculating financial ratios), amounts denominated in any currency other than Dollars shall be calculated as permitted by the third to last paragraph of Section 6.01. For purposes of determining compliance as of any date with any other Section in Article VI (other than for purposes of calculating financial ratios), amounts incurred, invested, loaned, advanced, acquired, Disposed of, sold, declared, paid, distributed or otherwise made or outstanding in any currency other than Dollars shall be calculated based on customary exchange rates in effect on the date of incurrence, Investment, loan, advance, acquisition, Disposition, sale, declaration, payment, distribution or other similar action was taken (or committed, at the option of the Company) as determined in good faith by the Company. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent in accordance with this Agreement. If any limitation, threshold, ratio or basket is exceeded solely as a result of changes in currency exchange rates after the last time it was utilized, such limitation, threshold, ratio or basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

No Default or Event of Default shall arise as a result of any limitation, threshold, ratio or basket set forth in Dollars in Article VI or clause (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal half-year in which such determination occurs or in respect of which such determination is being made. No Default or Event of Default shall arise as a result of the threshold set forth in Dollars in the definition of Material Indebtedness being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of the fiscal half-year in which such determination occurs or in respect of which such determination is being made.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan, Term SOFR Loan or BBR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, Euros, Pound Sterling, Australian Dollars or an Alternate Currency, but such Borrowing, Eurocurrency Loan, Term SOFR Loan, BBR Loan or Letter of Credit is denominated in another currency, such amount shall be the Dollar Equivalent or Alternate Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternate Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

Section 1.05 Additional Alternate Currencies for Loans.

(a) The Borrowers may from time to time request that Eurocurrency Revolving Loans be made and/or Letters of Credit be issued in a currency other than Dollars, Pound Sterling, Australian Dollars or Euros; provided that such requested currency is a lawful currency (other than Dollars, Pound Sterling, Australian Dollars and Euro) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Revolving Facility Loans, such request shall be subject to the approval of the Administrative Agent; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the reasonable approval of the Administrative Agent and the Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., Local Time, five (5) Business Days prior to the date of the desired Credit Event (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Loans, the Administrative Agent shall promptly notify each Revolving Facility Lender thereof, and, in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof. Each Revolving Facility Lender (in the case of any such request pertaining to Eurocurrency Loans) or the Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., Local Time, four (4) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Revolving Facility Lender or the Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Revolving Facility Lender or the Issuing Bank, as the case may be, to permit Revolving Facility Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Facility Lenders consent to making Revolving Facility Loans in such requested currency, the Administrative Agent shall so notify the applicable Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Borrowings of Revolving Facility Loans; and if the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the applicable Borrower and such currency shall thereupon be deemed for all purposes to be an Alternate Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify the applicable Borrower.

Section 1.06 Change of Currency.

(a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.07 Timing of Payment or Performance.

Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Times of Day.

Unless otherwise specified herein, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.09 Parent Companies.

From time to time after the Closing Date, Company may form one or more new Subsidiaries to become direct or indirect parent companies of a Borrower; provided that, contemporaneously with the formation of the new direct parent company of any Borrower (in each case, an “Intermediate Holdings”) and subject to the Collateral and Guarantee Requirements, such person enters into a supplement to the applicable Security Document (or, at the option of such person, a new Security Document in substantially similar form or such other form reasonably satisfactory to the Administrative Agent) duly executed and delivered on behalf of such person and such person is organized in a Security Jurisdiction. Immediately after any Intermediate Holdings complying with the proviso in the foregoing sentence, the Guarantee incurred by the then existing Holdings or U.S. Holdings shall automatically terminate and the then existing Holdings or U.S. Holdings, as applicable, shall be released from its obligations under the Loan Documents, shall cease to be a Loan Party and any Liens created by any Loan Documents on any assets or Equity Interests owned by the then existing Holdings or U.S. Holdings, as applicable, shall automatically be released (unless, in each case, the applicable Borrower shall elect in its sole discretion that such release of Holdings or U.S. Holdings shall not be effective), and thereafter Intermediate Holdings shall be deemed to be Holdings or U.S. Holdings, as applicable, for all purposes of this Agreement (until any additional Intermediate Holdings shall be formed in accordance with this Section 1.09).

Section 1.10 Election Date.

In connection with any commitment, definitive agreement or similar event relating to an Investment or Disposition, the Company or applicable Subsidiary may designate such Investment or Disposition as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment or Disposition and all related transactions in connection therewith and any related pro forma adjustments, the Company or any of its Subsidiaries would have been permitted to make such Investment or Disposition on the relevant Election Date in compliance with this Agreement, and any related subsequent actual making of such Investment or Disposition will be deemed for all purposes under this Agreement to have been made on such Election Date, including, without limitation, for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and EBITDA and for purposes of determining whether there exists any Default or Event of Default (and all such calculations on and after such Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a Pro Forma Basis giving effect thereto and all related transactions in connection therewith).

Section 1.11 Dutch Terms.

In this Agreement, where it refers to a Dutch Loan Party, a reference to:

(a) a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention-of-title arrangement (eigendomsyoorbehoud), a right of retention (recht van retentie), right to reclaim goods (recht van reclame), privilege (voorrecht) and, in general, any right in rem (beperkt recht) created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(b) a director in relation to a Dutch Loan Party, means a managing director (bestuurder) and board of directors means its management board (bestuur);

(c) an insolvency, liquidation or administration includes a Dutch entity being declared bankrupt (failliet verklaard), being subject to emergency measures (noodregeling) or dissolved (ontbonden);

(d) a moratorium includes surseance van betaling and being subject to a moratorium includes surseance verleend;

(e) any insolvency, liquidation or administration or any steps taken in connection therewith include a Dutch entity having filed a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990) or section 23 of the Sectoral Pension Fund (Obligatory Membership) Act 2000 (Wet verplichte deelneming in een bedrijf pensioenfonds 2000);

(f) a receiver or trustee in bankruptcy includes a curator;

(g) an administrator includes a bewindvoerder; and

(h) an attachment refers to an “executoriaal beslag” and attaching or taking possession of (any of those terms) includes “beslag leggen”.

Section 1.12 Canadian Terms.

For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim”, “reservation of ownership” and a “resolutory clause”, (vi) all references to filing, registering or recording under the UCC or PPSA shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” liens or security interest shall be deemed to include a reference to an “opposable” or “set up” hypothec as against third persons, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “construction liens” shall be deemed to include “legal hypothecs in favour of persons having taken part in the construction or renovation of an immovable”; (xii) “joint and several” shall be deemed to include “solidary”; (xiii) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”; (xiv) “beneficial ownership” shall be deemed to include “ownership”; (xv) “legal title” shall be deemed to include “holding title on behalf of an owner as mandatary or prête-nom”; (xvi) “easement” shall be deemed to include “servitude”; (xvii) “priority” shall be deemed to include “rank” or “prior claim”, as applicable; (xviii) “survey” shall be deemed to include “certificate of location and plan”; (xix) “state” shall be deemed to include “province”; (xx) “fee simple title” shall be deemed to include “ownership” (including ownership under a right of superficies); (xxi) “ground lease” shall be deemed to include “emphyteusis” or a “lease with a right of superficies”, as applicable; (xxii) “leasehold interest” or “leasehold estate” as a property right has no equivalent under the laws of the Province of Québec; and (xxiii) “lease” shall be deemed to include a “contract of leasing (crédit-bail)”.

Section 1.13 Australian Terms.

In this Agreement, where it refers to an Australian Loan Party, a reference to a security interest includes an Australian PPS Security Interest.

Section 1.14 Agreed Guarantee and Security Principles.

In the case of any Loan Parties organized outside of the United States, the Security Documents, the Guarantee Agreement, the Subsidiary Guarantee Agreement and each other guaranty and security document delivered hereunder or to be delivered under this Agreement and any obligation to enter into such document or obligation in each case by any subsidiary shall be granted in accordance with the Agreed Guarantee and Security Principles set forth in Schedule 1.14.

Section 1.15 Australian Banking Code of Practice.

The parties agree that the Australian Banking Code of Practice of the Australian Banking Association does not apply to the Loan Documents and the transactions under them.

Section 1.16 Interest Rates.

No Agent, Arranger, Lender or Issuing Bank warrants or accepts any responsibility or shall have any liability with respect to (i) the administration, submission or any matter relating to the rates in the definition of LIBO Rate, Term SOFR, BBR, EURIBO Rate, or with respect to any rate that is an alternative, comparable or successor rate thereto or (ii) the effect of any of the foregoing or any conforming changes with respect thereto, including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate, Term SOFR, the BBR, or the EURIBO Rate, as applicable, or have the same volume or liquidity as did the applicable rate prior to its discontinuance or unavailability.

Section 1.17 LIBOR Notification.

The interest rate on a Loan denominated in Dollars or an Alternate Currency may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the FCA publicly announced that: (i) immediately after December 31, 2021, publication of all seven euro LIBOR settings and the 1 week and 2 month U.S. Dollar LIBOR settings will permanently cease; (ii) immediately after June 30, 2023, publication of the overnight and 12 month U.S. Dollar LIBOR settings will permanently cease and (iii) immediately after June 30, 2023, the 1 month, 3 month and 6 month U.S. Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the monitoring, determination or verification of the unavailability or cessation of LIBOR (or other applicable Benchmark), the administration, submission of or any other matter related to LIBOR, the Applicable Margin, the Eurocurrency Rate, Term SOFR or any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate or adjustment thereto (including any then- current Benchmark, or any Benchmark Replacement or any Benchmark Replacement Adjustment), including whether the composition or characteristics of any such alternative, comparable or successor rate or adjustment (including any Benchmark Replacement or any Benchmark Replacement Adjustment) will be similar to, or produce the same value of economic equivalence of, the EURIBO Rate, the ABR, Term SOFR or any other Benchmark or any Benchmark convention, including any applicable recommendations made by the Relevant Governmental Body. In the ordinary course of its business, the Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any LIBOR, the EURIBO Rate, the ABR, Term SOFR or any alternative, comparable or successor rate or adjustment in the market generally (including any Benchmark Replacement or any Benchmark Replacement Adjustment) and in each case, such affect may be adverse to the Borrowers.

ARTICLE II The Credits

Section 2.01 Commitments.

Subject to the terms and conditions set forth herein:

(a) (i) Each USD Term Lender severally ~~agrees~~agreed to make the USD Term Loans denominated in Dollars to the applicable Borrowers on the Second Amendment Effective Date in an aggregate principal amount not to exceed the amount of such USD Term Lender’s USD Term Loan Commitment on the Second Amendment Effective Date, and (ii) each Euro Term Lender severally ~~agrees~~agreed to make the Euro Term Loans denominated in Euros to the applicable Borrowers on the Second Amendment Effective Date in an aggregate principal amount not to exceed the amount of such Euro Term Lender’s Euro Term Loan Commitment on the Second Amendment Effective Date.

(b) Each of the Euro Term Loans shall be Eurocurrency Term Loans, ~~and~~ the USD Term Loans (other than the Third Amendment USD Term Loans) shall be ABR Term Loans ~~or~~, Eurocurrency Term Loans or Term SOFR Loans, and the Third Amendment USD Terms Loans shall be ABR Terms Loans or Term SOFR Loans, as further provided herein.

(c) Each Revolving Facility Lender agrees to make Revolving Facility Loans of a Class to be denominated in Dollars, Euros, Pound Sterling, Australian Dollars or, subject to Section 1.05, an Alternate Currency, as applicable, to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure of such Class exceeding such Lender’s Revolving Facility Commitment of such Class or (ii) the aggregate Revolving Facility Credit Exposure of such Class exceeding the total Revolving Facility Commitments of such Class. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Facility Loans.

(d) Each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the applicable Borrowers, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment.

(e) Amounts of Term B Loans borrowed under Section 2.01(a) that are repaid or prepaid may not be reborrowed.

(f) Subject to the terms and conditions set forth herein and the Third Amendment, each Third Amendment 2026 Term Lender agrees, severally and not jointly, to make the Third Amendment 2026 Term Loans in Euros to the applicable Borrowers on the Third Amendment Funding Date in an aggregate principal amount not to exceed the amount of such Third Amendment Term Lender’s Third Amendment Term Commitment.

Section 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type and in the same currency made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided, however, that Revolving Facility Loans of any Class shall be made by the Revolving Facility Lenders of such Class ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (w) each Borrowing shall be comprised entirely of ABR Loans, BBR Loans, Term SOFR Loans or Eurocurrency Loans as the Borrowers may request in accordance herewith, (x) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans, Term SOFR Loans or Eurocurrency Loans as the Borrowers may request in accordance herewith, (y) each Borrowing denominated in Euro, Pound Sterling or an Alternate Currency shall be comprised entirely of Eurocurrency Loans as the Borrowers may request in accordance herewith and (z) each Borrowing denominated in Australian Dollars shall be comprised entirely of BBR Loans as the Borrowers may request in accordance herewith. ABR Loans shall be denominated in Dollars. Each Lender at its option may make any ABR Loan, BBR Loan, Term SOFR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement, (ii) such Lender shall not be entitled to any amounts payable under Section 2.15 or Section 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise; (iii) each such Lender shall remain liable and responsible for the performance of all obligations assumed by any domestic or foreign branch or Affiliate of such Lender so nominated by it and (iv) the non-performance of a Lender’s obligations by any domestic or foreign branch or Affiliate of such Lender so nominated by it shall not relieve the Lender from its obligations under this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, SOFR Borrowing or BBR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that a Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e). Revolving Facility Loans may be ABR Revolving Facility Borrowings, Eurocurrency Revolving Facility Borrowings or BBR Revolving Facility Borrowings, or a combination thereof; provided that, all Revolving Facility Loans denominated in an Alternate Currency must be Eurocurrency Revolving Loans and all Revolving Facility Loans denominated in Australian Dollars must be BBR Revolving Loans. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than (i) 10 Eurocurrency Borrowings, SOFR Borrowings and BBR Borrowings outstanding under all Term Facilities at any time and (ii) 10 Eurocurrency Borrowings, SOFR Borrowings and BBR Borrowings outstanding under all Revolving Facilities at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date or the applicable Term Facility Maturity Date for such Class, as applicable.

Section 2.03 Requests for Borrowings.

To request a Revolving Facility Borrowing and/or a Term Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone or electronically (a) in the case of a Eurocurrency Borrowing or a Term SOFR Borrowing, not later than 2:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing whether denominated in Dollars, Euros or Pound Sterling (or in an Alternate Currency if such Alternate Currency has been approved pursuant to Section 1.05), (b) in the case of a BBR Borrowing, not later than 2:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing, or (c) in the case of an ABR Borrowing, not later than 10:00 a.m. Local Time, on the Business Day of the proposed Borrowing (or, in each case, such shorter period as the Administrative Agent may agree); provided, that, (i) to request a Eurocurrency Borrowing of Eurocurrency Term Loans, a Term SOFR Borrowing of ~~SOFR~~ Term SOFR Loans and/or ABR Borrowing on the Closing Date, a Borrower shall notify the Administrative Agent of such request by telephone not later than 2:00 p.m., New York City time, one Business Day prior to the Closing Date (or such later time as the Administrative Agent may agree), (ii) any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 12:00 noon, Local Time, on the Business Day of the proposed Borrowing and (iii) any such notice of an Incremental Revolving Borrowing or Incremental Term Borrowing may be given at such time as provided in the applicable Incremental Assumption Agreement. Each such telephonic Borrowing Request shall be irrevocable (other than in the case of any notice given in respect of the Closing Date, which may be conditioned upon the consummation of the Sky Acquisition or, in the case of notice given in respect of Incremental Commitments, which may be conditioned as provided in the applicable Incremental Assumption Agreement) and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Borrowing Request signed by the Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) whether such Borrowing is to be a Borrowing of Term B Loans, Revolving Facility Loans, Refinancing Term Loans, Other Term Loans, Other Revolving Loans or Replacement Revolving Loans as applicable;

(ii) the Borrower or Borrowers making the requested Borrowing, and the aggregate amount and currency of such Borrowing (which, in the case of a Revolving Facility Borrowing, shall be denominated in Dollars, Euros, Pound Sterling, Australian Dollars or, subject to Section 1.05, an Alternate Currency, and, in the case of a Term Borrowing, shall be denominated in Dollars, Sterling and/or Euros or any Alternate Currency agreed in the applicable Incremental Assumption Agreement);

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be a Eurocurrency Borrowing, Term SOFR Borrowing, ~~Daily Simple SOFR Borrowing,~~ an ABR Borrowing or a BBR Borrowing;

(v) in the case of a Eurocurrency Borrowing, Term SOFR Borrowing or BBR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; ~~and~~provided that until October 28, 2022 (or such later date as the Company and Third Amendment Arranger may agree from time to time), the Interest Period with respect to Third Amendment Term Loans will be limited to 1 month; and

(vi) the location and number of the applicable Borrower’s account to which funds are to be disbursed.

If no election as to the currency of any Revolving Facility Borrowing or Term Borrowing is made, then the requested Borrowing shall be made in Dollars. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be

(x) an ABR Borrowing in the case of Loans denominated in Dollars, (y) a Eurocurrency Borrowing or Term SOFR Borrowing in the case of Loans denominated in Euros, Pound Sterling or any other Alternate Currency or (z) a BBR Borrowing in the case of Loans denominated in Australian Dollars. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, Term SOFR Borrowing or BBR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 ~~[Reserved]~~Third Amendment Term Loans~~.~~

Prior to the Third Amendment Redenomination Expiration Date, the Third Amendment Arranger may on one or more occasions, upon notice to the Dutch Borrower and the Administrative Agent, redenominate all or any portion of Third Amendment 2028-A Term Loans by converting the currency of such Term Loans from Euros to Dollars through the exchange of such Term Loans for Third Amendment 2028-B Term Loans (such date of redenomination and conversion being the “Third Amendment Redenomination Date”). Such notice shall specify the quantity of such Euro Term Loans to be converted, the date of such conversion (which shall be a date no later than 3 Business Days after such notice) and the Spot Rate applicable thereto. The Spot Rate shall be reasonably determined on the date of such notice (at a time selected by the Third Amendment Arranger and reasonably acceptable to the Administrative Agent) in good faith by the Third Amendment Arranger (in lieu of the Administrative Agent) in consultation with the Dutch Borrower, and shall be reasonably acceptable to the Administrative Agent. Upon receipt of such notice by the Administrative Agent, the Dutch Borrower shall be deemed to have provided a request for a Borrowing of Term SOFR Loans with an Interest Period ending on the last day of the next calendar quarter. The Dutch Borrower will pay all accrued interest on the Third Amendment 2028-A Term Loans, that are the subject of such conversion, on the applicable Third Amendment Redenomination Date. Such interest payment shall be made without any premium or penalty or any amount contemplated by Section 2.16 (Break Funding Payments). On and from the applicable Third Amendment Redenomination Date, the portion of Term Loans so converted shall be Third Amendment USD Term Loans hereunder and the Administrative Agent is hereby authorized by each Third Amendment Term Lender to reflect such conversion on its books and records. The Co-Borrower shall be deemed to be a Borrower with respect to any such converted USD Term Loans. Neither the Third Amendment Arranger, no any of its affiliates, will charge an additional fee arising solely from such denomination (it being agreed that the fees applicable to USD Term Loans hereunder are not additional fees).

Section 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of one or more letters of credit or bank guarantees in Dollars, Euros, Pound Sterling and/or Australian Dollars (or, subject to Section 1.05, any Alternate Currency) in the form of (x) trade letters of credit or bank guarantees in support of trade obligations of the such Borrower and its Subsidiaries incurred in the ordinary course of business (such letters of credit or bank guarantees issued for such purposes, “Trade Letters of Credit”) and (y) standby letters of credit issued for any other lawful purposes of such Borrower and its Subsidiaries (such letters of credit issued for such purposes, “Standby Letters of Credit”; each such letter of credit or bank guarantee, issued hereunder, a “Letter of Credit” and collectively, the “Letters of Credit”) for its own account or for the account of any Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the applicable Availability Period and prior to the date that is five (5) Business Days prior to the applicable Revolving Facility Maturity Date; provided, that (x) no Issuing Bank shall be required to issue Trade Letters of Credit unless it agrees in writing to do so in its sole discretion, (y) the Borrowers shall remain primarily liable in the case of, and be co-obligors with respect to, a Letter of Credit issued for the account of a Subsidiary, and (z) the applicable Issuing Bank shall not be obligated to issue Letters of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, the issuance of such Letter of Credit would violate any Requirements of Law binding upon such Issuing Bank or the issuance of the Letter of Credit would, in the sole discretion of such Issuing Bank, violate one or more policies of such Issuing Bank applicable to letters of credit generally. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic extension in accordance with paragraph (c) of this Section 2.05) or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank, to the applicable Issuing Bank and the Administrative Agent (at least three (3) Business Days (or, in the case of an Alternate Currency Letter of Credit, at least five (5) Business Days) in advance of the requested date of issuance, amendment or extension or such shorter period as the Administrative Agent and the applicable Issuing Bank in their sole discretion may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount and currency (which may be Dollars, Euros, Pound Sterling, Australian Dollars or, subject to Section 1.05, any Alternate Currency) of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit constitutes a Standby Letter of Credit or a Trade Letter of Credit and such other information as shall be necessary to issue, amend or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit such Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the Revolving Facility Credit Exposure shall not exceed the applicable Revolving Facility Commitments, (ii) the Revolving L/C Exposure shall not exceed the Letter of Credit Sublimit and (iii) with respect to the applicable Issuing Bank, the stated amount of all outstanding Letters of Credit issued by such Issuing Bank shall not exceed the applicable Specified L/C Sublimit of such Issuing Bank then in effect. For the avoidance of doubt, no Issuing Bank shall be obligated to issue an Alternate Currency Letter of Credit if such Issuing Bank does not otherwise issue letters of credit in such Alternate Currency.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the applicable Borrower and the applicable Issuing Bank in their sole discretion) after the date of the issuance of such Letter of Credit (or, in the case of any extension thereof, one year (unless otherwise agreed upon by such Borrower and the applicable Issuing Bank in their sole discretion) after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the applicable Revolving Facility Maturity Date; provided, that any Letter of Credit with a one year tenor may provide for automatic renewal or extension thereof for additional one year periods (which, in no event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)) so long as such Letter of Credit permits the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelvemonth period to be agreed upon at the time such Letter of Credit is issued; provided, further, that if such Issuing Bank consents in its sole discretion, the expiration date on any Letter of Credit may extend beyond the date referred to in clause (ii) above, provided, that if any such Letter of Credit is outstanding or is issued under the Revolving Facility Commitments of any Class after the date that is five Business Days prior to the Revolving Facility Maturity Date for such Class such Borrower shall provide Cash Collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to the face amount of each such Letter of Credit on or prior to the date that is five Business Days prior to such Revolving Facility Maturity Date or, if later, such date of issuance.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) under the Revolving Facility Commitments of any Class and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender under such Class, and each such Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s applicable Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit (calculated, in the case of Alternate Currency Letters of Credit, based on the Dollar

Equivalent thereof). In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, in Dollars, such Revolving Facility Lender’s applicable Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to such Borrower for any reason (calculated, in the case of any Alternate Currency Letter of Credit, based on the Dollar Equivalent thereof). Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments or the fact that, as a result of changes in currency exchange rates, such Revolving Facility Lender’s Revolving Facility Credit Exposure at any time might exceed its Revolving Facility Commitment at such time (in which case Section 2.11(f) would apply), and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such L/C Disbursement by paying to the Administrative Agent in Dollars, or, in such Borrower’s discretion, in the currency in which the relevant Letter of Credit is denominated, an amount equal to such L/C Disbursement (or, in the case of an Alternate Currency Letter of Credit, if paid in Dollars rather than the currency in which the relevant Letter of Credit is denominated, the Dollar Equivalent thereof) not later than 2:00 p.m., Local Time, on the first Business Day after such Borrower receives notice under paragraph (g) of this Section 2.05 of such L/C Disbursement (or the second Business Day, if such notice is received after 12:00 noon, Local Time), together with accrued interest thereon from the date of such L/C Disbursement at the rate applicable to such Revolving Facility Loans of the applicable Class; provided, that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 ~~or Section 2.04~~ that such payment be financed with an ABR Revolving Facility Borrowing of the applicable Class in an equivalent amount and, to the extent so financed, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing. If such Borrower fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other applicable Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from such Borrower in respect thereof (the “Unreimbursed Amount”) and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof. Promptly following receipt of such notice, each Revolving Facility Lender with a Revolving Facility Commitment of the applicable Class shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the Unreimbursed Amount in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Facility Lenders. Promptly following receipt by the Administrative Agent of any payment from such Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan as contemplated above) shall not constitute a Loan and shall not relieve such Borrower of its obligation to reimburse such L/C Disbursement.

(f) Obligations Absolute. The obligation of a Borrower to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank, or any of the circumstances referred to in clauses (i), (ii) or (iii) of the first sentence; provided, that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are determined by final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by electronic means) of any such demand for payment under a Letter of Credit and whether such Issuing Bank has made or will make an L/C Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any L/C Disbursement, then, unless the applicable Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that such Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans of the applicable Class; provided, that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the applicable Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, such Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization Following Certain Events. If and when the applicable Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Section 2.05(c), Section 2.11(e), Section 2.11(f), Section 2.11(g), Section 2.22(a)(v) or Section 7.01, such Borrower shall deposit in an account with or at the direction of the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Facility Lenders, an amount in cash in Dollars equal to the Revolving L/C Exposure as of such date (or, in the case of Section 2.05(c), Section 2.11(e), Section 2.11(f), Section 2.11(g) and Section 2.22(a)(v), the portion thereof required by such sections). Each deposit of Cash Collateral (x) made pursuant to this paragraph or (y) made by the Administrative Agent pursuant to Section 2.22(a)(ii), in each case, shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of such Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Collateral Agent and (ii) at any other time, such Borrower, in each case, in Permitted Investments and at the risk and expense of such Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Collateral Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of such Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of such Borrower under this Agreement. If the applicable Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Section 2.11(e), (f) or (g) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limits under Section 2.11(e), (f) and (g) no longer being exceeded, as applicable.

(k) Cash Collateralization Following Termination of the Revolving Facility. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Facility Loans and the termination of all Revolving Facility Commitments (a “Revolving Facility Termination Event”) in connection with which the applicable Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Revolving Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 9.18 if each such Continuing Letter of Credit is Cash Collateralized in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.

(l) Additional Issuing Banks. From time to time, the Company may by notice to the Administrative Agent designate any Lender (in addition to the initial Issuing Banks) each of which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.

(m) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Company pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), and such Issuing Bank shall be permitted to issue, amend or extend such Letter of Credit if the Administrative Agent shall not have advised such Issuing Bank that such issuance, amendment or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.

Section 2.06 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account or accounts designated by such Borrower as specified in the applicable Borrowing Request; provided, that ABR Revolving Loans made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans, Term SOFR Loans or BBR Loans (or, in the case of any Borrowing of ABR Loans, prior to 12:00 p.m., Local Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally (and jointly and severally with respect to the Borrowers) agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) the Federal Funds Effective Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to ABR Loans under the applicable Facility at such time. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) The foregoing notwithstanding, the Administrative Agent, in its sole discretion, may from its own funds make a Revolving Facility Loan on behalf of the Lenders. In such event, the applicable Lenders on behalf of whom the Administrative Agent made the Revolving Facility Loan shall reimburse the Administrative Agent for all or any portion of such Revolving Facility Loan made on its behalf upon written notice given to each applicable Lender not later than 2:00 p.m., Local Time, on the Business Day such reimbursement is requested. The entire amount of interest attributable to such Revolving Facility Loan for the period from and including the date on which such Revolving Facility Loan was made on such Lender’s behalf to but excluding the date the Administrative Agent is reimbursed in respect of such Revolving Facility Loan by such Lender shall be paid to the Administrative Agent for its own account.

Section 2.07 Interest Elections.

(a) Each Borrowing initially shall be of the Type and under the applicable Class specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, Term SOFR Borrowings or a BBR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may (in the case of a Eurocurrency Borrowing or a Term SOFR Borrowing only) elect to convert such Borrowing to a different Type (to the extent such Borrowing is denominated in Dollars) or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, Term SOFR Borrowing or BBR Borrowing. may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Company shall notify the Administrative Agent of such election by telephone, by the time that a Borrowing Request would be required under Section 2.03 if the Company were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or electronic means to the Administrative Agent of a written Interest Election Request signed by a Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing (if denominated in Dollars), a BBR Borrowing, a Term SOFR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, a Term SOFR Borrowing or BBR Borrowing the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing, Term SOFR Borrowing or a BBR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(c) regarding the maximum number of Borrowings of the relevant Type.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing, a Term SOFR Borrowing or BBR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (if denominated in Dollars) or continued as a Eurocurrency Borrowing, a Term SOFR Borrowing or BBR Borrowing with a one-month Interest Period (if denominated in a currency other than Dollars). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing, Term SOFR Borrowing or BBR Borrowing shall (A) in the case of such a Borrowing made in Dollars, be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) in the case of such a Borrowing made in Euros, Pound Sterling, Australian Dollars or an Alternate Currency, be continued as a Eurocurrency Borrowing, Term SOFR Borrowing or BBR Borrowing, as applicable, with an Interest Period of one month’s duration.

Section 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Revolving Facility Commitments of each Class shall terminate on the applicable Revolving Facility Maturity Date for such Class. On the Closing Date (after giving effect to the funding of the Term B Loans to be made on such date), the USD Term Loan Commitment and the Euro Term Loan Commitment, as applicable, of each Lender as of the Closing Date will terminate.

(b) The Dutch Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments of any Class; provided, that (i) each reduction of the Revolving Facility Commitments of any Class shall be in an amount that is an integral multiple of $250,000 and not less than $1,000,000 (or, if less, the remaining amount of the Revolving Facility Commitments of such Class) and (ii) the Dutch Borrower shall not terminate or reduce the Revolving Facility Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j) or (k), the Revolving Facility Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit) would exceed the total Revolving Facility Commitments of such Class.

(c) The Dutch Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments of any Class under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Dutch Borrower pursuant to this Section 2.08 shall be irrevocable; provided, that a notice of termination or reduction of the Revolving Facility Commitments of any Class delivered by the Dutch Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Dutch Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (or waived by the Borrower in its sole discretion) and/or rescinded at any time by the Dutch Borrower if the Dutch Borrower determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

(d) Flutter Finance may at any time terminate, or from time to time reduce, the Third Amendment Term Commitments prior to such Third Amendment Term Commitments being utilised in full; provided, that (i) each reduction of the Third Amendment Term Commitments shall be in an amount that is an integral multiple of €250,000 (or equivalent thereof) and not less than €5,000,000 (or equivalent thereof) (or, if less, the remaining amount of the Third Amendment Term Commitments) and (ii) Flutter Finance shall notify the Administrative Agent of any election to terminate or reduce the Third Amendment Term Commitments (or any part thereof) at least two Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by Flutter Finance pursuant to this Section 2.08(d) shall be irrevocable; provided, that a notice of termination or reduction of the Third Amendment Term Commitments delivered by Flutter Finance may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by Flutter Finance (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (or waived by Flutter Finance in its sole discretion) and/or rescinded at any time by Flutter Finance if Flutter Finance determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

Section 2.09 Repayment of Loans; Evidence of Debt.

(a) Each Borrower hereby jointly and severally unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to such Borrower on the Revolving Facility Maturity Date applicable to such Revolving Facility Loans, and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility, Class, Type and currency thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.09 shall be prima facie evidence (absent manifest error) of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender or its registered assigns and in a form approved by the Administrative Agent and reasonably acceptable to the Borrowers. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein or its registered assigns.

Section 2.10 Repayment of Term Loans and Revolving Facility Loans.

(a) Subject to the other clauses of this Section 2.10 and to Section 9.08(e),

(i) the Borrowers shall repay

~~(i) the Borrowers shall repay~~ (~~x~~v)  ~~the~~ USD Terms Loans incurred on the Second Amendment Effective Date on the last day of each March, June, September and December of each year (commencing on the last day of the first full fiscal quarter of the Dutch Borrower ending after the Second Amendment Effective Date) and on the applicable Term Facility Maturity Date or, if any such date is not a Business Day, on the next preceding Business Day (each such date being referred to as a “Term B Loan Installment Date”), in an aggregate principal amount of such USD Terms Loans equal to (A) in the case of quarterly payments due prior to the Term B Facility Maturity Date, an amount equal to 0.25% of the aggregate principal amount of such USD Terms Loans outstanding immediately after the Second Amendment Effective Date~~,~~ and (B) in the case of such payment due on the ~~applicable~~ Term B Facility Maturity Date, an amount equal to the then unpaid principal amount of such USD Terms Loans outstanding; and

(~~y~~w) the Second Amendment Euro Terms Loans incurred on the Second Amendment Effective Date on the ~~applicable~~ Term B Facility Maturity Date in an amount equal to the then unpaid principal amount of such Second Amendment Euro Terms Loans, outstanding; and

(x) Third Amendment 2028-B Term Loans, as so redenominated pursuant to Section 2.04 on the last day of each March, June, September and December of each year (commencing on March 31, 2023 for such converted Term Loans) and on the Third Amendment 2028 Term Loan Maturity Date or, if any such date is not a Business Day, on the next preceding Business Day, in an aggregate principal amount of such Third Amendment USD Terms Loans equal to (A) in the case of quarterly payments due prior to the applicable Term Facility Maturity Date, an amount equal to 0.25% of the aggregate principal amount of such Third Amendment Terms Loans outstanding as of October 28, 2022 (or such later date as the Company and Third Amendment Arranger may agree from time to time) and (B) in the case of such payment due on the Third Amendment 2028 Term Loan Maturity Date, an amount equal to the then unpaid principal amount of such Third Amendment USD Terms Loans outstanding; and

(y) Third Amendment 2026 Term Loans (to the extent not extended and converted pursuant to Section 2.21(q)), on the Third Amendment 2026 Term Loan Maturity Date in an amount equal to the then unpaid principal amount of such Third Amendment 2026 Term Loans outstanding; and

(z) the Third Amendment 2028-A Term Loans (to the extent not converted pursuant to Section 2.04), on the Third Amendment 2028 Term Loan Maturity Date in an amount equal to the then unpaid principal amount of such Third Amendment 2028-A Term Loans outstanding;

(ii) in the event that any Incremental Term Loans are made, the Borrowers shall repay such Incremental Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”); and

(iii) to the extent not previously paid, outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.

(b) To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the applicable Revolving Facility Maturity Date.

(c) Prepayment of the Loans from:

(i) all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be allocated to the Class or Classes of Term Loans determined pursuant to Section 2.10(d), with the application thereof to reduce in direct order amounts due on the succeeding Term Loan Installment Dates under such Classes as provided in the remaining scheduled amortization payments under such Classes; provided, that any Lender, at its option, may elect to decline any such prepayment of any Term Loan held by it (other than any prepayment from Refinancing Notes and/or Refinancing Term Loans) if it shall give written notice to the Administrative Agent thereof by 5:00 p.m. Local Time at least three Business Days prior to the date of such prepayment (any such Lender, a “Declining Lender”) and on the date of any such prepayment, any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders (such amounts, the “Declined Proceeds”) shall instead be retained by the Borrowers for application for any purpose not prohibited by this Agreement, and

(ii) any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to such Classes of the Term Loans and the remaining installments thereof under the applicable Class or Classes as the Company may in each case direct.

(d) Mandatory Prepayment

(i) Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) or (c) shall be applied so that the aggregate amount of such prepayment is allocated among the Classes of Term B Loans and the Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Term B Loans and Other Term Loans;

(ii) Subject to clause (i) above, the Company may allocate such prepayment in its discretion among the Class or Classes of Term Loans (if such allocation complies with Section 2.21(b) or Section 2.21(f), as applicable);

(iii) Prior to any prepayment of any Loan under any Facility hereunder, the Company shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent by telephone (confirmed by electronic means) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, at least one Business Day before the scheduled date of such prepayment, (ii) in the case of a Eurocurrency Borrowing, Term SOFR Borrowing or BBR Borrowing, at least three Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent, (iii) in the case of a SOFR

Borrowing, at least three Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent) and (iv) in the case of a Eurocurrency Borrowing in an Alternate Currency, at least four Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent); provided, that such notice may be conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, and may be revoked and/or rescinded by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied (or waived by the Company in its sole discretion) or if the Company determines in its sole discretion that any of such conditions will not be satisfied (or waived).

(e) Each repayment of a Borrowing (x) in the case of the Revolving Facility of any Class, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders of such Class at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing. All repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required by Section 2.13(e).

Section 2.11 Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (but subject to Section 2.12(d) and Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(d).

(b) The Borrowers shall apply all Net Proceeds promptly upon receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10.

Notwithstanding the foregoing, the Borrowers may, if required by such Other First Lien Debt, use a portion of such Net Proceeds to prepay or repurchase any Other First Lien Debt, including term loans under the Term Loan A Facility Agreement, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, (A) the numerator of which is the outstanding principal amount of such Other First Lien Debt and (B) the denominator of which is the sum of the outstanding principal amount of such Other First Lien Debt and the outstanding principal amount of all Classes of Term Loans.

(c) Not later than five (5) Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.04(a) with respect to each Excess Cash Flow Period, the Borrowers shall calculate Excess Cash Flow for such Excess Cash Flow Period and the Borrowers shall apply an amount equal to (i) the amount by which the Required Percentage of such Excess Cash Flow exceeds

$50,000,000 (the “ECF Threshold Amount”) minus (ii) to the extent not financed using the proceeds of the incurrence of funded term Indebtedness (other than such funded term Indebtedness used for any voluntary prepayment made in connection with the First Amendment), the sum of (A) the amount of any voluntary payments during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (A), the amount of any voluntary payments after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of (x) Term Loans (it being understood that the amount of any such payment constituting a below-par Permitted Loan Purchase shall be calculated to equal the amount of cash used and not the principal amount deemed prepaid therewith) and (y) Other First Lien Debt (provided that (i) in the case of the prepayment of any revolving Indebtedness, there was a corresponding reduction in commitments and (ii) the maximum amount of each such prepayment of Other First Lien Debt that may be counted for purposes of this clause (A)(y) shall not exceed the amount that would have been prepaid in respect of such Other First Lien Debt if such prepayment had been applied on a ratable basis among the Term Loans and such Other First Lien Debt (determined based on the aggregate outstanding principal amount of Term Loans and the aggregate principal amount of such Other First Lien Debt on the date of such prepayment of such Other First Lien Debt)) and (B) the amount of any permanent voluntary reductions during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (B), the amount of any permanent voluntary reductions after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) of Revolving Facility Commitments to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid (I) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 or (II) to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 and to prepay any Other First Lien Debt in accordance with the agreement(s) governing such Other First Lien Debt so long as the prepayments under this clause (II) are applied in a manner such that the Term Loans are prepaid on at least a ratable basis with such Other First Lien Debt (determined based on the aggregate outstanding principal amount of Term Loans and the aggregate outstanding principal amount of such Other First Lien Debt being prepaid under this clause (II) on the date of such prepayment). Such calculation will be set forth in a certificate signed by a Financial Officer of the Company delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail.

(d) Notwithstanding any other provisions of this Section 2.11 to the contrary, (i) to the extent that any or all of the Net Proceeds of any Asset Sale by a Subsidiary, other than a Subsidiary Loan Party organized in a Security Jurisdiction, or Excess Cash Flow attributable to a Subsidiary, other than a Subsidiary Loan Party organized in a Security Jurisdiction, would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) but is prohibited, restricted or delayed by applicable local law from being repatriated to the applicable jurisdiction in which such amounts would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) (as determined in good faith by the Dutch Borrower), the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans or Other First Lien Debt at the times provided in Section 2.11(b) or Section 2.11(c) but may be retained by the applicable Subsidiary and (ii) to the extent that the Dutch Borrower has determined in good faith that repatriation of any Net Proceeds or Excess Cash Flow attributable to a Subsidiary, other than a Subsidiary Loan Party organized in a Security Jurisdiction, that would otherwise be required to be applied pursuant to Section 2.11(b) or Section 2.11(c) would have a material adverse tax consequence with respect to such Net Proceeds or Excess Cash Flow attributable to a Subsidiary, other than a Subsidiary Loan Party organized in a Security Jurisdiction, the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Subsidiary (the Dutch Borrower hereby agreeing to cause the applicable Subsidiary to promptly use commercially reasonable efforts to take all actions within the reasonable control of the Dutch Borrower that are reasonably required to eliminate such tax effects).

(e) In the event that the aggregate amount of Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class (other than as a result of changes in currency exchange rates), the Company shall prepay Revolving Facility Borrowings of such Class (or, if no such Borrowings are outstanding, provide Cash Collateral in respect of outstanding Letters of Credit pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(f) In the event that the Revolving L/C Exposure exceeds the Letter of Credit Sublimit (other than as a result of changes in currency exchange rates), at the request of the Administrative Agent, the Company shall provide Cash Collateral pursuant to Section 2.05(j) in an aggregate amount equal to such excess.

(g) If as a result of changes in currency exchange rates, on any Revaluation Date, (i) the Dollar Equivalent of the total Revolving Facility Credit Exposure of any Class exceeds the total Revolving Facility Commitments of such Class or (ii) the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, the Company shall, at the request of the Administrative Agent, within ten (10) days of such Revaluation Date (A) prepay Revolving Facility Borrowings or (B) provide Cash Collateral pursuant to Section 2.05(j), in an aggregate amount such that the applicable exposure does not exceed the applicable commitment sublimit or amount set forth above.

Section 2.12 Fees.

(a) The Dutch Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, on the date that is three Business Days after the last day of March, June, September and December in each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) on the daily amount of the applicable Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee accrued up to the last Business Day of each March, June, September and December. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b) The Dutch Borrower from time to time agrees to pay (i) to each Revolving Facility Lender of each Class (other than any Defaulting Lender), through the Administrative Agent, on the date that is three Business Days after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee in Dollars (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) of such Class, during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments of such Class shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings or BBR Revolving Facility Borrowings, as applicable, of such Class effective for each day in such period accrued up to the last Business Day of each March, June, September and December, and (ii) to each Issuing Bank, for its own account (x) on the date that is three Business Days after the last day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 1/8 of 1.00% per annum of the Dollar Equivalent of the daily stated amount of such Letter of Credit, plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Dutch Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the “Senior Facilities Administration Fee” as set forth in the Fee Letter, as may be amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).

(d) In the event that, on or prior to the date that is six months after the Second Amendment Effective Date, the Borrowers shall (x) make a prepayment of the Term B Loans (other than the Third Amendment Term Loans) pursuant to Section 2.11(a) with the proceeds of any new or replacement tranche of secured term loans that have an All-in Yield that is less than the All-in Yield of such Term B Loans (other than, for the avoidance of doubt, with respect to securitizations) or (y) effect any amendment to this Agreement which reduces the All-in Yield of the Term B Loans (other than, in the case of each of clauses (x) and (y), in connection with a Change in Control or a transformative acquisition referred to in the last sentence of this paragraph), the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable 2021 Term Lenders, (A) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term B Loans so prepaid and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term B Loans for which the All-in Yield has been reduced pursuant to such amendment. Such amounts shall be due and payable on the date of such prepayment or the effective date of such amendment, as the case may be. For purposes of this Section 2.12(d), a “transformative acquisition” is any acquisition by the Company or any of its Subsidiaries that is (i) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (ii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Company and its Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Company in good faith.

(e) In the event that, on or prior to the date that is twelve months after the Third Amendment Funding Date, the Borrowers shall (x) make a prepayment of the Third Amendment Term Loans pursuant to Section 2.11(a) with the proceeds of any new or replacement tranche of secured term loans that have an All-in Yield that is less than the All-in Yield of such Third Amendment Term Loans (other than, for the avoidance of doubt, with respect to securitizations) or (y) effect any amendment to this Agreement which reduces the All-in Yield of the Third Amendment Term Loans (other than, in the case of each of clauses (x) and (y), in connection with a Change in Control or a transformative acquisition referred to in the last sentence of this paragraph), the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Third Amendment Term Lenders, (A) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Third Amendment Term Loans so prepaid and (B) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Third Amendment Term Loans for which the All-in Yield has been reduced pursuant to such amendment. Such amounts shall be due and payable on the date of such prepayment or the effective date of such amendment, as the case may be. For purposes of this Section 2.12(e), a “transformative acquisition” is any acquisition by the Company or any of its Subsidiaries that is (i) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (ii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Company and its Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Company in good faith.

(f) ~~(e)~~ All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13 Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b) (i) The Loans comprising each Eurocurrency Borrowing shall bear interest at the applicable Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin for such Loans based on the applicable currency, (ii) the Daily Simple SOFR Loans comprising each Daily Simple SOFR Borrowing shall bear interest at the Daily Simple SOFR plus the Applicable Margin and (iii) the Term SOFR Loans comprising each Term SOFR Borrowing shall bear interest at ~~the~~ Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) The Loans comprising each BBR Borrowing shall bear interest at BBR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in clause (a) of this Section; provided, that this clause (d) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(e) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the applicable Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided, that (A) interest accrued pursuant to clause (d) of this Section 2.13 shall be payable on demand, (B) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Facility Loan that is an ABR Loan that is not made in conjunction with a permanent commitment reduction), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (C) in the event of any conversion of any Eurocurrency Loan, Term SOFR Loan or BBR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), (ii) interest computed with respect to the ~~Sterling LIBO Rate and the~~ BBR shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (iii) in the case of interest in respect of Eurocurrency Loans denominated in Alternate Currencies as to which market practice (as reasonably determined by the Administrative Agent) differs from the foregoing, such interest will be calculated in accordance with such market practice, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, BBR, Adjusted LIBO Rate, Term SOFR or Daily Simple SOFR, EURIBO Rate, ~~Sterling LIBO Rate~~ or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest.

(a) (i) Subject to clause (c) below, if prior to the commencement of any Interest Period for a Eurocurrency Borrowing or Term SOFR Borrowing (other than, in each case, with respect to Borrowings of Third Amendment USD Term Loans):

(A) ~~(i)~~ the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such currency or Term SOFR for Dollars and Interest Period, including because the applicable rate is not available or published on a current basis, for the applicable currency and such Interest Period; or

(B) ~~(ii)~~ the Administrative Agent is advised by the Required Lenders of any applicable Class that the then applicable Benchmark Rate for the applicable currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable currency and such Interest Period, then the Administrative Agent shall give notice thereof to the Company and the applicable Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Company and the applicable Lenders that the circumstances giving rise to such notice no longer exist, then (A) any Interest Election Request that requests the conversion of any Borrowing denominated in Dollars to, or continuation of any Borrowing denominated in Dollars as, a Eurocurrency Borrowing or Term SOFR Borrowing, as applicable shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing and (B) if any Borrowing Request requests a Eurocurrency Borrowing or a Term SOFR Borrowing in Dollars, as applicable, such Borrowing shall be made as an ABR Borrowing denominated in Dollars; provided, that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(ii) Subject to clause (c) below, if prior to the commencement of any Interest Period for a Borrowing of Third Amendment USD Term Loans:

(A) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof, or

(B) the Required Lenders determine that for any reason in connection with any request for a Term SOFR Borrowing of Third Amendment USD Term Loans or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to the proposed Borrowing does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent, then the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (B), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.16. Subject to clause (c) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

(b) Subject to clause (c) below, if in connection with ~~the~~a SOFR Borrowing, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) in the event that Daily Simple SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commission or other amount, adequate and reasonable means do not exist for ascertaining Daily Simple SOFR pursuant to the definition thereof or (B) in the event that Term SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commission or other amount, adequate and reasonable means do not exist for ascertaining Term SOFR pursuant to the definition thereof on or prior to the first day of any Interest Period or (ii) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that fundamental change has occurred in the foreign exchange markets with respect to an applicable Alternate Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), then the Administrative Agent shall give notice thereof to the Borrowers and the applicable Lenders by telephone or electronic means as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests (or any deemed request for) the conversion of any Borrowing to, or continuation of any Borrowing as, a SOFR Borrowing in such affected currency shall be ineffective and such Borrowing shall be (A) in the case of an affected SOFR Borrowing ~~denominated in Dollars~~, be converted to or continued as on the last day of the Interest Period applicable thereto as an ABR Borrowing and (B) in the case of an affected SOFR Borrowing denominated in an Alternate Currency, at the Borrower’s election, shall either (i) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately, or in the case of a Term SOFR Borrowing, at the end of the applicable Interest Period or (ii) be prepaid in full, together with accrued interest thereon, at the end of the applicable Interest Period; provided that if no election is made by the Borrowers by the date that is three Business Days after receipt by the Borrowers of such notice or, in the case of Term SOFR Loans, the last day of the current Interest Period for ~~the~~ Term SOFR Loans, if earlier, the Borrowers shall be deemed to have elected clause (B)(i) above and (C) if any Borrowing Request requests an affected SOFR Borrowing, such Borrowing shall be made as an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency, if applicable); provided, that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

(c) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Loan Document, if the USD LIBOR Transition Date has occurred prior to the Reference Time in respect of any setting of the Adjusted LIBO Rate for Dollars, then (x) if a Benchmark Replacement is determined in accordance with clause (b)(1) or (b)(2) of the definition of “Benchmark Replacement” for the USD LIBOR Transition Date, such Benchmark Replacement will replace the then-current Benchmark with respect to Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b)(3) of the definition of “Benchmark Replacement” for the USD LIBOR Transition Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii) Notwithstanding anything to the contrary herein or in any other Loan Document, with respect to the Benchmark then-applicable to the Third Amendment USD Term Loans only, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for Third Amendment USD Term Loans, then, if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth business day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on the last Business Day of each calendar quarter.

(iii) ~~(ii)~~ Notwithstanding anything to the contrary herein or in any other Loan Document and subject to Section 2.14(c)(ii), upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.14(c)(~~ii~~iii) will occur prior to the applicable Benchmark Transition Start Date.

(iv) ~~(iii)~~ Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Date has occurred prior to the Reference Time in respect of any setting of the then-current Benchmark consisting of a Daily Simple SOFR (including a Daily Simple SOFR implemented as a Benchmark Replacement pursuant to Section 2.14(c)(i) ~~or~~, (c)(ii) or (c)(iii)) for the applicable currency, then the applicable Benchmark Replacement will replace such Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark for the applicable currency setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this clause (iii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice with respect to the applicable Term SOFR Transition Event. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(d) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(f). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(f) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including any Term SOFR or Adjusted LIBO Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrowers may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans, or a Eurocurrency Borrowing of, conversion to or continuation of Eurocurrency Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable currency and, failing that, (A)(I) in the case of any request for an affected SOFR Borrowing or a Eurocurrency Borrowing, in each case, denominated in Dollars, if applicable, the ~~Borrower~~Borrowers will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (II) in the case of any request for any affected SOFR Borrowing or Eurocurrency Borrowing, in each case, in an Alternate Currency, if applicable, then such request shall be ineffective and (B)(I) any outstanding affected SOFR Loans or Eurocurrency Loans, in each case, denominated in Dollars, if applicable, will be deemed to have been converted into ABR Loans immediately or, in the case of Term SOFR Loans or Eurocurrency Loans, at the end of the applicable Interest Period and (II) any outstanding affected SOFR Loans or Eurocurrency Loans, in each case, denominated in an Alternate Currency, at the Borrower’s election, shall either (a) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternate Currency) immediately or, in the case of Term SOFR Loans or Eurocurrency Loans, at the end of the applicable Interest Period or (b) be prepaid in full immediately or, in the case of Term SOFR Loans or Eurocurrency Loans, at the end of the applicable Interest Period; provided that, with respect to any Daily Simple SOFR Loan, if no election is made by the Borrower by the date that is three Business Days after receipt by the Borrower of such notice, the Borrower shall be deemed to have elected clause (a) above; provided, further that, with respect to any Eurocurrency Loan or Term SOFR Loan, if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Loan or Term SOFR Loan, the Borrower shall be deemed to have elected clause (a) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii) subject any Lender to any Tax with respect to any Loan, Letter of Credit or Loan Document (other than (A) Taxes indemnifiable under Section 2.17 or (B) Excluded Taxes); or

(iii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans, Term SOFR Loans or BBR Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan, Term SOFR Loan or BBR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers which, as a credit matter, are similarly situated to the Borrower and which are subject to similar provisions. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments.

In the event of (a) the payment of any principal of any Eurocurrency Loan, any Term SOFR Loan or BBR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan, any Term SOFR Loan or BBR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow (other than due to the default of the relevant Lender), convert, continue or prepay any Eurocurrency Loan, any Term SOFR Loan or BBR Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan, any Term SOFR Loan or BBR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the reasonable and actual loss, cost and expense attributable to such event (excluding loss of margin or anticipated profits). In the case of a Eurocurrency Loan or a Term SOFR Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate, ~~Sterling LIBO Rate~~Term SOFR, or EURIBO Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan or a Term SOFR Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurocurrency market. In the case of a BBR Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at BBR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue a BBR Loan, as applicable, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period by placing such principal amount on deposit with a leading bank in the Australian interbank market for bank accepted bills and negotiable certificates of deposits for the corresponding period or acquiring a bill of exchange accepted by a leading bank in such Australian interbank bill market for a period starting on the Business Day following such event to the last day of the then current Interest Period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Company and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

Section 2.17 Taxes.

(a) All payments made by or on behalf of a Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if a Loan Party, the Administrative Agent or any other applicable withholding agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (A) the applicable withholding agent shall make such deductions or withholdings as are reasonably determined by the applicable withholding agent to be required by any applicable Requirements of Law, (B) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (C) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, an additional amount shall be paid by the Loan Party as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable under this Section 2.17) any Lender (or where the Administrative Agent receives the payment for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made. Whenever any Indemnified Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter, such Loan Party shall send to the Administrative Agent for its own account or for the account of a Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to the Administrative Agent or such Lender, acting reasonably) received by the Loan Party showing payment thereof. Without duplication, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 2.17, such Loan Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Company, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Requirements of Law to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Administrative Agent, as the case may be.

(b) The Borrowers shall timely pay any Other Taxes.

(c) The Borrowers shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as applicable, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrowers by a Lender or by the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Lender shall deliver to the Company and the Administrative Agent, at such time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information as will permit the Company or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Loan Document are subject to withholding of Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, any such withholding of Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any documentation it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation or promptly notify the Company and the Administrative Agent in writing of its legal ineligibility to do so.

Without limiting the generality of the foregoing, (1) each U.S. Lender shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding and (2) each Foreign Lender shall deliver to the Company and the Administrative Agent on or before the date on which it becomes a party to this Agreement two executed originals of an applicable IRS Form W-8, certifying that it is not a United States person as defined in Section 7701(a)(30) of the Code.

Each person that shall become a Participant pursuant to Section 9.04 or a Lender pursuant to Section 9.04 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 2.17(d); provided that a Participant shall furnish all such required forms and statements solely to the person from which the related participation shall have been purchased.

Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.17(d).

Notwithstanding any other provision of this Section 2.17(d), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.

(e) If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it has received a refund of an Indemnified Tax or Other Tax for which a payment has been made by a Loan Party pursuant to this Agreement or any other Loan Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Loan Party, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Loan Party for such amount (net of all reasonable out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, (including any Taxes) and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any Taxes imposed on the refund) than it would have been in if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance; provided that the Loan Party, upon the request of the Lender or the Administrative Agent shall repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender or the Administrative Agent in the event the Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Company with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party in connection with this clause (e) or any other provision of this Section 2.17.

(f) If any Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments, each affected Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrowers as the Borrowers may reasonably request in challenging such Tax. The Borrowers shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such person in connection with any request made by any Borrower pursuant to this Section 2.17(f). Nothing in this Section 2.17(f) shall obligate any Lender or Agent to take any action that such person, in its sole judgment, determines may result in a material detriment to such person.

(g) If a payment made to any Lender under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 2.17(g), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(h) All amounts expressed to be payable under any Loan Document by any party to a Recipient which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Section 2.17(j) below, if VAT is or becomes chargeable on any supply made by any Recipient to any Party under any Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that Party must pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT upon receipt of an appropriate VAT invoice issued by such Recipient to that Party.

(i) If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “Receiver”) under any Loan Document, and any Party other than the Receiver (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Receiver in respect of that consideration):

(i) where the Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Receiver must (where this Section 2.17(i)(i) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Receiver receives from the relevant tax authority which the Receiver reasonably determines relates to the VAT chargeable on that supply; and

(ii) where the Receiver is the person required to account to the relevant tax authority for the VAT, the Relevant Party must promptly, following demand from the Receiver, pay to the Receiver an amount equal to the VAT chargeable on that supply but only to the extent that the Receiver reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(j) Where any Loan Document requires any Party to reimburse or indemnify a Recipient for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority,

(k) Any reference in Section 2.17(h), (i), (j) and (l) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(l) In relation to any supply made by a Recipient to any Party under any Loan Document, if reasonably requested by such Recipient, that Party must promptly provide such Recipient with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.

(m) Each Lender will provide to the Loan Parties when reasonably requested by any of the Loan Parties any factual information in its possession or which it is reasonably able to provide to assist the Australian Borrower to demonstrate (based upon Tax advice received by the Loan Parties) that section 128F of the Australian Tax Act has been satisfied and payments of interest under the Loans are exempt from Australian Withholding Tax.

(n) If, for any reason, the requirements of section 128F of the Australian Tax Act have not been satisfied, then on request by the Administrative Agent or a Loan Party, each Lender shall cooperate and take steps reasonably requested by the Administrative Agent or such Loan Party with a view to satisfying those requirements; provided, that a Lender shall not be required to take any steps if, in the reasonable judgment of such Lender, such steps would be disadvantageous to such Lender in any material respect. The Borrowers hereby, jointly and severally, agree to pay all costs and expenses incurred by any Lender in connection with this Section 2.17(n).

(o) The Dutch Loan Parties may form a fiscal unity for Dutch VAT and/or Dutch corporate income tax purposes to the extent such fiscal unity is formed between Dutch Loan Parties exclusively (and for so long as they are Dutch Loan Parties).

(p) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable under any Loan Document.

For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the terms “applicable law” and “applicable Requirement of Law” include FATCA.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Unless otherwise specified, the Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds. Each such payment shall be made without condition or deduction for any defense, recoupment, set-off or counterclaim. If for any reason the Borrowers are prohibited by Requirements of Law from making any required payment hereunder in Euro, Pound Sterling or Australian Dollars, the Borrowers shall make such payment in Dollars in the Dollar Equivalent of the Euro, Pound Sterling or Australian Dollar payment amount, as applicable. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Company by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made under the Loan Documents shall be made in Dollars (or, in the case of any Loans or Letters of Credit denominated in Euros, Pound Sterling or Australian Dollars in Euros, Pound Sterling or Australian Dollars, respectively, or, in the case of Alternate Currency Loans or Alternate Currency Letters of Credit, in the applicable Alternate Currency). Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) Subject to Section 7.02, if at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from the Borrowers hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, towards payment of principal of unreimbursed L/C Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal unreimbursed L/C Disbursements then due to such parties, and (iii) third, towards payment of principal then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements of such Class and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders entitled thereto ratably in accordance with the principal amount of each such Lender’s respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements of such Class and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section ~~2.04(b), Section~~ 2.05(d) or Section 2.05(e), Section 2.06 or Section 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event that gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17 or mitigate the applicability of Section 2.20, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby, jointly and severally, agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.20, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Issuing Banks), to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrowers, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Company’s request, compliance with Section 9.04 shall not be required to effect such assignment.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Company shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Company’s request) assign its Loans and its Commitments (or, at the Company’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver, discharge or termination) hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan, the Issuing Banks; provided, that: (a) all Loan Obligations of the Borrowers owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender or, at the option of the Company, the Borrowers shall pay any amount required by Section 2.12(d)(y), if applicable, and (c) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrowers, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided, that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Company’s request, compliance with Section 9.04 shall not be required to effect such assignment.

Section 2.20 Illegality.

If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurocurrency Loans in any currency, Term SOFR Loans or BBR Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans ~~or SOFR Loans~~ in such currency or Term SOFR Loans or to convert ABR Borrowings to Eurocurrency Borrowings or Term SOFR ~~Loans~~Borrowings in such currency or make or continue BBR Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent) either:

(a) (i) in the case of Eurocurrency Loans or Term SOFR Loans denominated in Dollars if the affected Lender may lawfully continue to maintain such Loans as Eurocurrency Loans or Term SOFR Loans, as applicable until the last day of such Interest Period, convert all Eurocurrency Loans or Term SOFR Loans of such Lender to ABR Loans or to Eurocurrency Loans or Term SOFR Loans in a different currency on the last day of such Interest Period (or, otherwise, immediately convert such Eurocurrency Loans or Term SOFR Loans to ABR Loans or to Eurocurrency Loans or Term SOFR Loans in a different currency) or (ii) prepay such Eurocurrency Loans or Term SOFR Loans, as applicable;

(b) in the case of Eurocurrency Loans ~~or SOFR Loans~~ denominated in Euro or Pound Sterling, if the affected Lender may lawfully continue to maintain such Eurocurrency Loans ~~or SOFR Loans, as applicable~~ prepay such Loans or the last day of the Interest Period therefor, or if the affected Lender may not lawfully continue to maintain such Loans, immediately prepay such Loans; or

(c) in the case of BBR Loans, prepay such Loans in full either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such BBR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such BBR Loans.

Upon any prepayment or conversion pursuant to clauses (a) through (c) above, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21 Incremental Commitments.

(a) The Dutch Borrower may, by written notice to the Administrative Agent from time to time, establish Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, denominated at the option of the Borrowers in Dollars, Euros, Pound Sterling and/or Australian Dollars and, in the case of any Incremental Revolving Facility Commitments, any Alternate Currency in an

amount not to exceed the Incremental Amount available at the time such Incremental Commitments are established (or at the time any commitment relating thereto is entered into or, at the option of the Dutch Borrower, at the time of incurrence of the Incremental Loans thereunder or, with respect to any Incremental Term Loan Commitment and/or Incremental Revolving Facility Commitment established for purposes of financing any Permitted Business Acquisition or any other acquisition or similar Investment that is permitted by this Agreement, as of the date the definitive agreement with respect to such Permitted Business Acquisition, acquisition or similar Investment is entered into) from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion; provided, that each Incremental Revolving Facility Lender providing a commitment to make revolving loans shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 9.04, and the Issuing Banks (which approvals shall not be unreasonably withheld) unless such Incremental Revolving Facility Lender is a Revolving Facility Lender. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being established (which shall be in minimum increments of $5,000,000, €5,000,000 or £5,000,000, as applicable, and a minimum amount of $10,000,000, €10,000,000 or £10,000,000, as applicable, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are anticipated to become effective, (iii) in the case of Incremental Revolving Facility Commitments, whether such Incremental Revolving Facility Commitments are to be (x) commitments to make additional Revolving Facility Loans on the same terms as the Initial Revolving Loans or (y) commitments to make revolving loans with pricing terms, final maturity dates, participation in mandatory prepayments or commitment reductions and/or other terms different from the Initial Revolving Loans (“Other Revolving Loans”) and (iv) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be (x) commitments to make term loans with terms identical to Term B Loans or (y) commitments to make term loans with pricing terms (including, for the avoidance of doubt, original issue discount and upfront fees), maturity, amortization, participation in mandatory prepayments and/or other terms different from the Term B Loans (“Other Term Loans”).

(b) The Borrowers and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that:

(i) any commitments to make additional Term B Loans and/or additional Initial Revolving Loans shall have the same terms as the Term B Loans or Initial Revolving Loans, respectively,

(ii) the Other Term Loans incurred pursuant to clause (a) of this Section 2.21 shall rank pari passu or, at the option of the Dutch Borrower, junior in right of security with the Liens on the Collateral securing the Term B Loans or be unsecured (provided, that if such Other Term Loans rank junior in right of security with the Liens on the Collateral securing the Term B Loans, such Other Term Loans shall be subject to a Permitted Junior Intercreditor Agreement and if such Other Term Loans rank junior in right of security or are unsecured, shall be documented as a separate facility and, for the avoidance of doubt, if such Other Term Loans rank junior in right of security with the Liens on the Collateral securing the Term B Loans or are unsecured, such Other Term Loans shall not be subject to clause (vii) below),

(iii) the final maturity date of any such Other Term Loans shall be no earlier than the Latest Term ~~B~~ Facility Maturity Date and, except as to pricing, amortization, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to the other clauses of this proviso, be determined by the Dutch Borrower and the Incremental Term Lenders in their sole discretion), shall have (x) substantially similar terms as the Term B Loans or (y) such other terms (including as to guarantees and collateral) as shall be reasonably satisfactory to the Administrative Agent,

(iv) the Weighted Average Life to Maturity of any such Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term B Loans,

(v) the Other Revolving Loans incurred pursuant to clause (a) of this Section 2.21 shall rank pari passu or, at the option of the Dutch Borrower, junior in right of security with the Liens on the Collateral securing the Initial Revolving Loans or be unsecured (provided, that if such Other Revolving Loans rank junior in right of security with the Liens on the Collateral securing the Initial Revolving Loans, such Other Revolving Loans shall be subject to a Permitted Junior Intercreditor Agreement),

(vi) the final maturity date of any such Other Revolving Loans shall be no earlier than the Revolving Facility Maturity Date with respect to the Initial Revolving Loans and, except as to pricing, final maturity date, participation in mandatory prepayments and commitment reductions and ranking as to security (which shall, subject to the other clauses of this proviso, be determined by the Dutch Borrower and the Incremental Revolving Facility Lenders in their sole discretion), shall have (x) substantially similar terms as the Initial Revolving Loans or (y) such other terms (including as to guarantees and collateral) as shall be reasonably satisfactory to the Administrative Agent,

(vii) (1) with respect to any Other Term Loan incurred, within 24 months of the Second Amendment Effective Date, pursuant to clause (a) of this Section 2.21 that is secured by Liens on the Collateral that are pari passu in right of security with the Liens thereon securing the Term B Loans, the All-in Yield shall be determined by the applicable Incremental Lenders and the Borrower, except that (x) the All-in Yield in respect of any such Dollar denominated Other Term Loan may not exceed the All-in Yield in respect of such Second Amendment USD Term Loans on the Closing Date by more than 0.50%, or if it does so exceed such All-in Yield by more than 0.50% (such difference, the “Dollar Term Yield Differential”) then the Applicable Margin applicable to such Second Amendment USD Term Loans shall be increased such that after giving effect to such increase, the applicable Dollar Term Yield Differential shall not exceed 0.50%, and (y) the All-in Yield in respect of any such Euro denominated Other Term Loan may not exceed the All-in Yield in respect of such Second Amendment Euro Term Loans on the Closing Date by more than 0.50%, or if it does so exceed such All-in Yield by more than 0.50% (such difference, the “Euro Term Yield Differential”) then the Applicable Margin applicable to such Second Amendment Euro Term Loans shall be increased such that after giving effect to such increase, the applicable Euro Term Yield Differential shall not exceed 0.50%; provided, that this clause (vii) (1) shall not apply with respect to any Other Term Loan if (A) the principal amount of such Other Term Loan is less than, individually or in the aggregate with all Other Term Loans incurred in reliance on this clause (A), $300,000,000 (or the Dollar Equivalent thereof), or (B) such Other Term Loan has a final maturity date no earlier than the date that is 24 months after the Term B Facility Maturity Date (clauses (A) and (B) of this proviso, the “Second Amendment MFN Exception”)~~.~~; and

(2) with respect to any Other Term Loan incurred, within 12 months of the Third Amendment Funding Date, pursuant to clause (a) of this Section 2.21 that is secured by Liens on the Collateral that are pari passu in right of security with the Liens thereon securing the Term B Loans, the All-in Yield shall be determined by the applicable Incremental Lenders and the Borrower, except that

(x) the All-in Yield in respect of any such Dollar denominated Other Term Loan may not exceed the All-in Yield in respect of any tranche of Dollar denominated Third Amendment Term Loans, by more than 0.50% (such difference, the “Third Amendment Dollar Term Yield Differential”), or if it does so exceed such All-in Yield by more than 0.50% then the Applicable Margin applicable to such tranche of Dollar denominated Third Amendment Term Loans, shall be increased such that after giving effect to such increase, the applicable Third Amendment Dollar Term Yield Differential shall not exceed 0.50%, and

(y) the All-in Yield in respect of any such Euro denominated Other Term Loan may not exceed the All-in Yield in respect of any tranche of Euro denominated Third Amendment Term Loans by more than 0.50% (such difference, the “Third Amendment Euro Term Yield Differential”), or if it does so exceed such All-in Yield by more than 0.50% then the Applicable Margin applicable to such tranche of Euro denominated Third Amendment Term Loans shall be increased such that after giving effect to such increase, the applicable Third Amendment Euro Term Yield Differential shall not exceed 0.50%;

provided that this clause (vii) (2) shall not apply with respect to any Other Term Loan if (A) the principal amount of such Other Term Loan is less than, individually or in the aggregate with all Other Term Loans incurred in reliance on this clause (A), $300,000,000 (or the Dollar Equivalent thereof), or (B) such Other Term Loan has a final maturity date no earlier than the date that is 24 months after the Third Amendment 2026 Term Loan Maturity Date or the Third Amendment 2028 Term Loan Maturity Date, as applicable, or (C) such Other Term Loan constitutes (in the determination of the Company acting reasonably) a bridge, interim or other similar or equivalent facilities (clauses (A), (B) and (C) of this proviso, the “Third Amendment MFN Exception” and together with the Second Amendment MFN Exception, the “MFN Exception”).

(viii) (A) such Other Revolving Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Initial Revolving Loans in (x) any voluntary or mandatory prepayment or commitment reduction hereunder and (y) any Borrowing at the time such Borrowing is made and (B) such Other Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term B Loans in any mandatory prepayment hereunder;

(ix) there shall be no obligor in respect of any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments that is not a Loan Party; and

(x) such Indebtedness that is secured shall not be secured by any assets not securing the Loan Obligations.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent and the Borrowers and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, (A) solely to the extent required by the relevant Incremental Assumption Agreement, the conditions set forth in clause (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible

Officer of the Dutch Borrower and (B) if such Incremental Term Loan Commitment or Incremental Revolving Facility Commitment is established for a purpose other than financing any Permitted Business Acquisition or any other acquisition or similar Investment that is permitted by this Agreement, no Event of Default under Section 7.01 (b), (c), (h) or (i) shall have occurred and be continuing or would result therefrom and (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation to the extent required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.02 (or such other form as reasonably acceptable to the Administrative Agent) and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title date-down and modification endorsements, which, in the case of such amendments and title date-down and modification endorsements, may be delivered on a post-closing basis to the extent permitted by the applicable Incremental Assumption Agreement) as the Administrative Agent may reasonably request to assure that the Incremental Term Loans and/or Revolving Facility Loans in respect of Incremental Revolving Facility Commitments are secured by the Collateral ratably with (or, to the extent set forth in the applicable Incremental Assumption Agreement, junior to) one or more Classes of then-existing Term Loans and Revolving Facility Loans.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Term Loans of a different Class), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments (other than Revolving Facility Loans of a different Class), when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Facility Loans on a pro rata basis. The Borrowers agree that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans (with respect to Revolving Facility Loans denominated in Dollars) reasonably required by the Administrative Agent to effect the foregoing.

(e) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.21), pursuant to one or more offers made from time to time by the Borrowers to all Lenders of any Class of Term Loans and/or Revolving Facility Commitments, on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Facility Commitments under such Revolving Facility, as applicable) and on the same terms (“Pro Rata Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Facility Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the Borrowers and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an Incremental Revolving Facility Commitment for such Lender if such Lender is extending an existing Revolving Facility Commitment (such extended Revolving Facility Commitment, an “Extended Revolving Facility Commitment” and any Revolving Facility Loans made thereunder, “Extended Revolving Loans”). Each Pro Rata Extension Offer shall specify the date on which the Borrowers propose that the Extended Term Loan shall be made or Extended Revolving Facility Commitment shall become effective, which shall be a date not earlier than five Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(f) The Borrowers and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms (which interest rates, fees and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(vii)), and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Dutch Borrower and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as an existing Class of Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Facility Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms, participation in mandatory prepayments and commitment reductions and final maturity (which shall be determined by the Dutch Borrower and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have (x) the same terms as an existing Class of Revolving Facility Commitments or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent and, in respect of any other terms that would affect the rights or duties of any Issuing Bank, such terms as shall be reasonably satisfactory to such Issuing Bank, (v) any Extended Revolving

Facility Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) than the Initial Revolving Loans in any voluntary or mandatory prepayment or commitment reduction hereunder and (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term B Loans in any mandatory prepayment hereunder. Upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Facility Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Dutch Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Incremental Assumption Agreement with respect to any Extended Revolving Facility Commitments, and with the consent of each Issuing Bank, participations in Letters of Credit shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Incremental Assumption Agreement, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Facility Commitments.

(g) Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Facility Commitment will be automatically designated an Extended Revolving Facility Commitment. For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Incremental Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Facility Commitment, such Extending Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(h) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including, without limitation, this Section 2.21), (i) the aggregate amount of Extended Term Loans and Extended Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Extended Term Loan or Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Facility Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Facility Commitment), (iv) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Facility Commitment implemented thereby, (v) all Extended Term Loans, Extended Revolving Facility Commitments and all obligations in respect thereof shall be Loan Obligations of the relevant Loan Parties under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations relating to an existing Class of Term Loans of the relevant Loan Parties under this Agreement and the other Loan Documents, (vi) no Issuing Bank shall be obligated to issue Letters of Credit under such Extended Revolving Facility Commitments unless it shall have consented thereto and (vii) there shall be no obligor in respect of any such Extended Term Loans or Extended Revolving Facility Commitments that is not a Loan Party.

(i) Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrowers shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

(j) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (j) through (o) of this Section 2.21), any Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans denominated at the option of such Borrower, in Dollars, Euros, Pound Sterling or Australian Dollars (or, subject to Section 1.05, any Alternate Currency), under this Agreement (such loans, “Refinancing Term Loans”), the net cash proceeds of which are used to Refinance in whole or in part any Class of Term Loans. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which such Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.01 shall be satisfied to the extent required by the relevant Incremental Assumption Agreement governing such Refinancing Term Loans;

(ii) the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans,

(iii) the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iv) the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(vii)) and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrowers and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially less favorable to the Dutch Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to the Term B Loans being refinanced (except to the extent such covenants and other terms apply solely to any period after the Latest Term ~~B~~ Facility Maturity Date or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Dutch Borrower in good faith. In addition, notwithstanding the foregoing, the Borrowers may establish Refinancing Term Loans to refinance and/or replace all or any portion of a Revolving Facility Commitment (regardless of whether Revolving Facility Loans are outstanding under such Revolving Facility Commitments at the time of incurrence of such Refinancing Term Loans), so long as (1) the aggregate amount of such Refinancing Term Loans does not exceed the aggregate amount of Revolving Facility Commitments terminated at the time of incurrence thereof, (2) if the Revolving Facility Credit Exposure outstanding on the Refinancing Effective Date would exceed the aggregate amount of Revolving Facility Commitments outstanding in each case after giving effect to the termination of such Revolving Facility Commitments, the Borrowers shall take one or more actions such that such Revolving Facility Credit Exposure does not exceed such aggregate amount of Revolving Facility Commitments in effect on the Refinancing Effective Date after giving effect to the termination of such Revolving Facility Commitments (it being understood that (x) such Refinancing Term Loans may be provided by the Lenders holding the Revolving Facility Commitments being terminated and/or by any other person that would be a permitted Assignee hereunder and (y) the proceeds of such Refinancing Term Loans shall not constitute Net Proceeds hereunder), (3) the Weighted Average Life to Maturity of the Refinancing Term Loans (disregarding any customary amortization for this purpose) shall be no shorter than the remaining life to termination of the terminated Revolving Facility Commitments, (4) the final maturity date of the Refinancing Term Loans shall be no earlier than the termination date of the terminated Revolving Facility Commitments and (5) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(vii)) and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrowers and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially less favorable to the Dutch Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to the Term B Loans (except to the extent such covenants and other terms apply solely to any period after the Latest Term ~~B~~ Facility Maturity Date or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Dutch Borrower in good faith;

(vi) with respect to Refinancing Term Loans secured by Liens on the Collateral that rank pari passu or junior in right of security to the Liens thereon securing the Term B Loans, such Liens will be subject to a Permitted Pari Passu Intercreditor Agreement or Permitted Junior Intercreditor Agreement, as applicable; and

(vii) there shall be no obligor in respect of such Refinancing Term Loans that is not a Loan Party.

(k) The Borrowers may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Incremental Assumption Agreement governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrowers.

(l) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (l) through (o) of this Section 2.21), the Borrowers may by written notice to the Administrative Agent establish one or more additional Facilities providing for revolving commitments (“Replacement Revolving Facilities” and the commitments thereunder, “Replacement Revolving Facility Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Facility Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrowers propose that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided that: (i) before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.01 shall be satisfied to the extent required by the relevant Incremental Assumption Agreement governing such Replacement Revolving Facility Commitments; (ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date; (iii) no Replacement Revolving Facility Commitments shall have a final maturity date (or require commitment reductions or amortizations) prior to the Revolving Facility Maturity Date in effect at the time of incurrence for the Revolving Facility Commitments being replaced; (iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction and optional redemption terms which shall be as agreed between the Borrowers and the Lenders providing such Replacement Revolving Facility Commitments and (y) the amount of any letter of credit sublimit and swingline commitment under such Replacement Revolving Facility, which shall be as agreed between the Borrowers, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement issuing bank and replacement swingline lender, if any, under such Replacement Revolving Facility Commitments) taken as a whole shall be substantially similar to, or not materially less favorable to the Dutch Borrower and its Subsidiaries than, the terms, taken as a whole, applicable to the Initial Revolving Loans (except to the extent such covenants and other terms apply solely to any period after the latest Revolving Facility Maturity Date in effect at the time of incurrence or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Dutch Borrower in good faith; and (v) there shall be no obligor in respect of such Replacement Revolving Facility that is not a Loan Party. In addition, the Borrowers may establish Replacement Revolving Facility Commitments to refinance and/or replace all or any portion of a Term Loan hereunder (regardless of whether such Term Loan is repaid with the proceeds of Replacement Revolving Loans or otherwise), so long as the aggregate amount of such Replacement Revolving Facility Commitments does not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof (it being understood that such Replacement Revolving Facility Commitment may be provided by the Lenders holding the Term Loans being repaid and/or by any other person that would be a permitted Assignee hereunder) so long as (i) before and after giving effect to the establishment such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.01 shall be satisfied to the extent required by the relevant agreement governing such Replacement Revolving Facility Commitments, (ii) the remaining life to termination of such Replacement Revolving Facility Commitments shall be no shorter than the Weighted Average Life to Maturity then applicable to the refinanced Term Loans, (iii) the final termination date of the Replacement Revolving Facility Commitments shall be no earlier than the Term Facility Maturity Date of the refinanced Term Loans, (iv) with respect to Replacement Revolving Loans secured by Liens on Collateral that rank junior in right of security to the Initial Revolving Loans, such Liens will be subject to a Permitted Junior Intercreditor Agreement and (v) the requirement of clause (v) in the preceding sentence shall be satisfied mutatis mutandis. Solely to the extent that an Issuing Bank is not a replacement issuing bank under a Replacement Revolving Facility; it is understood and agreed that such Issuing Bank shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank to withdraw as an Issuing Bank at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank in its sole discretion. The Borrowers agree to reimburse each Issuing Bank in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.

(m) The Borrowers may approach any Lender or any other person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment. Any Replacement

Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Facility Commitments for all purposes of this Agreement; provided that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Incremental Assumption Agreement, be designated as an increase in any previously established Class of Revolving Facility Commitments.

(n) On any Replacement Revolving Facility Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Lenders with Replacement Revolving Facility Commitments of such Class shall purchase from each of the other Lenders with Replacement Revolving Facility Commitments of such Class, at the principal amount thereof and in the applicable currencies, such interests in the Replacement Revolving Loans and participations in Letters of Credit under such Replacement Revolving Facility Commitments of such Class then outstanding on such Replacement Revolving Facility Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans and participations of such Replacement Revolving Facility Commitments of such Class will be held by the Lenders thereunder ratably in accordance with their Replacement Revolving Facility Commitments.

(o) For purposes of this Agreement and the other Loan Documents, (i) if a Lender is providing a Refinancing Term Loan, such Lender will be deemed to have an Incremental Term Loan having the terms of such Refinancing Term Loan and (ii) if a Lender is providing a Replacement Revolving Facility Commitment, such Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Replacement Revolving Facility Commitment. Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including, without limitation, this Section 2.21), (i) the aggregate amount of Refinancing Term Loans and Replacement Revolving Facility Commitments will not be included in the calculation of the Incremental Amount, (ii) no Refinancing Term Loan or Replacement Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Facility Commitment at any time or from time to time other than those set forth in clauses (j) or (l) above, as applicable, and (iv) all Refinancing Term Loans, Replacement Revolving Facility Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents.

(p) Notwithstanding anything in the foregoing to the contrary, (i) for the purpose of determining the number of outstanding Eurocurrency Borrowings, Term SOFR Borrowings and BBR Borrowings upon the incurrence of any Incremental Loans, (x) to the extent the last date of Interest Periods for multiple Eurocurrency Borrowings, Term SOFR Borrowings or BBR Borrowings under the Term Facilities fall on the same day, such Eurocurrency Borrowings, Term SOFR Borrowings or BBR Borrowings, as applicable, shall be considered a single Eurocurrency Borrowing, Term SOFR Borrowing or BBR Borrowing, as applicable, and (y) to the extent the last date of Interest

Periods for multiple Eurocurrency Borrowings or BBR Borrowings under the Revolving Facilities fall on the same day, such Eurocurrency Borrowings and BBR Borrowings, as applicable, shall be considered a single Eurocurrency Borrowing or BBR Borrowing, as applicable, and (ii) the initial Interest Period with respect to any Eurocurrency Borrowing, Term SOFR Borrowing or BBR Borrowing of Incremental Loans may, at the Dutch Borrower’s option, be of a duration of a number of Business Days that is less than one month, and the Adjusted LIBO Rate, Term SOFR or BBR, as applicable with respect to such initial Interest Period shall be the same as the Adjusted LIBO Rate, Term SOFR or BBR, as applicable, applicable to any then-outstanding Eurocurrency Borrowing, Term SOFR Borrowing or BBR Borrowing, as applicable, as the Dutch Borrower may direct, so long as the last day of such initial Interest Period is the same as the last day of the Interest Period with respect to such outstanding Eurocurrency Borrowing, Term SOFR Borrowing or BBR Borrowing, as applicable.

(q) with respect to the Third Amendment 2026 Term Loans, in addition to the provisions set forth in clauses (e)-(i) and notwithstanding any other provision of this Section 2.21, (A) on or on any day prior to October 28, 2022 (or such later date as the Company and Third Amendment Arranger may agree from time to time), the Third Amendment Arranger may upon not less than three Business Days’ notice to the applicable Borrower and the Administrative Agent and (B) after October 28, 2022 (or such later date as the Company and Third Amendment Arranger may agree from time to time), the Company may, upon not less than three Business Days’ notice to the applicable Borrower, the Third Amendment Arranger and the Administrative Agent, extend the maturity date of the Third Amendment 2026 Term Loans by converting such Term Loans to an equivalent amount of Third Amendment 2028-A Term Loans. On the third Business Day (the “Extension Date”), the Administrative Agent shall reflect such extended maturity date on its books and records but shall continue any outstanding Eurocurrency Borrowings with respect thereto.

Section 2.22 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” or “Required Revolving Facility Lenders.”

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender.

(A) Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.

(B) With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata Commitments (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Facility Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following the written request of (i) the Administrative Agent or (ii) any Issuing Bank, as applicable (with a copy to the Administrative Agent) Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).

(b) Defaulting Lender Cure. If the Company and the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Facility Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with their Revolving Facility Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III Representations and Warranties

On the date of each Credit Event (except if such representation or warranty refers to a specific date or period, then as of such date or for such period), the Company, Holdings, U.S. Holdings and the Borrowers represent and warrant to each of the Lenders that:

Section 3.01 Organization; Powers.

Except as set forth on Schedule 3.01, each of the Company, Holdings, U.S. Holdings, each Borrower and each of the Subsidiaries that is a Loan Party or a Material Subsidiary (a) is a partnership, limited liability company, company limited by shares, corporation or other entity duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States of America) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder.

Section 3.02 Authorization.

The execution, delivery and performance by the Company, Holdings, U.S. Holdings, the Borrowers and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party and the borrowings hereunder and the transactions contemplated hereby and thereby (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by the Company, Holdings, U.S. Holdings, the Borrowers and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Company, Holdings, U.S. Holdings, the Borrowers or any such Subsidiary Loan Party, (B) the memorandum, certificate or articles of incorporation or association or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of the Company, Holdings, U.S. Holdings, the Borrowers or any such Subsidiary Loan Party, (C) any applicable order of any court or any rule, regulation or order of any Governmental Authority applicable to the Company, Holdings, U.S. Holdings, the Borrowers or any such Subsidiary Loan Party or (D) any provision of any indenture, certificate of designation for preferred stock, or other material agreement or instrument to which the Company, Holdings, U.S. Holdings, the Borrowers or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, or other material agreement or instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02(b), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Company, Holdings, U.S. Holdings, the Borrowers or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03 Enforceability.

This Agreement has been duly executed and delivered by the Company, Holdings, U.S. Holdings and the Borrowers and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party, in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) any foreign laws, rules and regulations as they relate to pledges of Equity Interests of Foreign Subsidiaries that are not Loan Parties.

Section 3.04 Governmental Approvals.

No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which any of the Loan Parties is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) as may be required in jurisdictions other than the U.S. in connection with Liens which may be granted in accordance with the Loan Documents (including recording security interests on the Australian PPS Register where required), (c) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (d) recordation of the Mortgages, (e) such as have been made or obtained and are in full force and effect, (f) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (g) filings or other actions listed on Schedule 3.04 and any other filings or registrations required by the Security Documents.

Section 3.05 Financial Statements.

The audited consolidated financial statements of the Company and its consolidated subsidiaries as of and for the fiscal year ended December 31, 2020, to the knowledge of Borrowers, present fairly in all material respects and in accordance with IFRS consistently applied throughout the periods covered thereby the consolidated financial position of the Company and its consolidated subsidiaries, as at such date and for the periods referred to herein.

Section 3.06 No Material Adverse Effect.

Since December 31, 2020, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07 Title to Properties; Possession Under Leases.

(a) Each of the Company and its Subsidiaries has good and marketable title in fee simple or equivalent to, or easements or valid leasehold interests in, or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.

(b) Each of the Company and its Subsidiaries has complied with all material obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

(c) As of the Closing Date, none of the Dutch Borrower or its Subsidiaries has received any written notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date, except as set forth on Schedule 3.07(c).

(d) As of the Closing Date, none of the Dutch Borrower or its Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or Section 6.05 or as would not reasonably be expected to have a Material Adverse Effect.

(e) Schedule 1.01(E) lists each Material Real Property owned by Dutch Borrower or any Subsidiary Loan Party as of the Closing Date.

Section 3.08 Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary.

(b) As of the Closing Date, after giving effect to the Transactions, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors (or entities controlled by directors) and shares held by directors (or entities controlled by directors)) relating to any Equity Interests of Holdings or any of the Subsidiaries, except as set forth on Schedule 3.08(b).

Section 3.09 Litigation; Compliance with Laws.

(a) There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority or in arbitration now pending, or, to the knowledge of the Company, Holdings, U.S. Holdings or the Borrowers, threatened in writing against TSG, Holdings, the Borrowers or any of the Subsidiaries or any business, property or rights of any such person that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for any action, suit or proceeding at law or in equity or by or on behalf of any Governmental Authority or in arbitration which has been disclosed in any of Company’s public filings as of the Second Amendment Effective Date or which arises out of the same facts and circumstances, and alleges substantially the same complaints and damages, as any action, suit or proceeding so disclosed and in which there has been no material adverse change since the date of such disclosure.

(b) None of the Company, Holdings, U.S. Holdings, the Borrowers, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) To the knowledge of the Company, Holdings, U.S. Holdings, the Borrowers and each Subsidiary are in compliance in all respects with all Gaming Laws and Data Privacy Laws that are applicable to them and their businesses, except where a failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10 Federal Reserve Regulations.

Neither the making of any Loan (or the extension of any Letter of Credit) hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

Section 3.11 Investment Company Act.

None of the Company, Holdings, the Borrowers and the Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.12 Use of Proceeds.

(a) The Borrowers will use the proceeds of the Revolving Facility Loans, and may request the issuance of Letters of Credit, solely for general corporate purposes (including, without limitation, for the Transactions, Permitted Business Acquisitions, Capital Expenditures and Transaction Expenses and, in the case of Letters of Credit, for the back-up or replacement of existing letters of credit); provided, the amount of Revolving Facility Loans incurred on the Closing Date shall not exceed $200,000,000 (or the Dollar Equivalent, as applicable), (b) the Borrowers will use the proceeds of the Term B Loans made on or after the Closing Date to finance a portion of the Transactions and for the payment of Transaction Expenses ~~and~~, (c) the Borrowers will use proceeds of the Term B Loans made on the Second Amendment Effective Date for the purposes set forth in the Second Amendment~~.~~ and (d) the Borrowers will use proceeds of the Third Amendment Term Loans made on the Third Amendment Funding Date for the Third Amendment Transactions or otherwise as contemplated by the Third Amendment, provided that if the Acquisition (as defined in the Third Amendment) is not consummated within five Business Days of the Third Amendment Funding Date, the proceeds of the Third Amendment Term Loans shall be utilized by the Company and the Borrowers as soon as reasonably practicable thereafter towards the repayment of the outstanding Third Amendment Term Loans in full.

Section 3.13 Tax Returns.

Except as set forth on Schedule 3.13:

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Company, Holdings, the Borrowers and the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct;

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Company, Holdings, the Borrowers and the Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with IFRS) for the payment of all Taxes due), except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Company or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with IFRS; and

(c) Other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, as of the Closing Date, with respect to each of Holdings, the Borrowers and the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14 No Material Misstatements.

All written factual information (other than the Projections, forward looking information and information of a general economic nature or general industry nature) (the “Information”) concerning the Company, Holdings, U.S. Holdings, the Borrowers, the Subsidiaries, the Transactions and any other transactions contemplated hereby or by the Second Amendment which has been prepared by or on behalf of the Company or its representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby or by the Second Amendment, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Second Amendment Effective Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).

Section 3.15 Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Employee Benefit Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws, and each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter or is covered by an opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and nothing has occurred which would prevent, or cause the loss of, such qualification; (ii) no Reportable Event has occurred during the past five years as to which the Company or any Subsidiary Loan Party or any ERISA Affiliate was required to file a report with the PBGC; (iii) as of the most recent valuation date preceding the Closing Date, no Plan has any Unfunded Pension Liability; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) the Company, any Borrower or any Subsidiary Loan Party or any ERISA Affiliates (A) has not received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has not incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan; (vi) none of the Company, Holdings, U.S. Holdings, the Borrowers or any of the Domestic Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA or Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject the Company or any of the Subsidiaries to tax; and (vii) the Company, any Borrower or any Subsidiary Loan Party or any ERISA Affiliate has not engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(b) The Company, each Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by or mandated by the laws of a jurisdiction other than the United States (a “Foreign Plan”) and (ii) with the terms of any such Foreign Plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect. With respect to any Foreign Plan other than a scheme or arrangement mandated by a government other than the United States, the fair market value of the assets of such Foreign Plan, are sufficient to satisfy the accrued benefit obligations under such Foreign Plan as of the Closing Date, as it relates to the Company, each Borrower and the Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of the Company or the Borrowers, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Employee Benefit Plan or any person as fiduciary or sponsor of any Employee Benefit Plan.

Section 3.16 Environmental Matters.

Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, request for information, order, complaint or penalty arising under Environmental Laws has been received by the Company, Holdings, U.S. Holdings, the Borrowers or any of their Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s or any of the Borrowers’ knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Company, Holdings, U.S. Holdings, the Borrowers or any of their Subsidiaries, (b) each of the Company, Holdings, U.S. Holdings, the Borrowers and their Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (c) no Hazardous Material is located at, on or under any property currently or, to the Company’s or the Borrowers’ knowledge, formerly owned, operated or leased by the Company, Holdings, U.S. Holdings, the Borrowers or any of their Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Company, Holdings, U.S. Holdings, the Borrowers or any of their Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Company, Holdings, U.S. Holdings, the Borrowers or any of their Subsidiaries under any Environmental Laws or Environmental Permits, (d) there are no agreements in which the Company, Holdings,

U.S. Holdings, the Borrowers or any of their Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the Second Amendment Effective Date, and (e) there has been no material written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of the Company, Holdings, U.S. Holdings, the Borrowers or any of their Subsidiaries of any property currently or, to the Borrowers’ knowledge, formerly owned or leased by the Company, Holdings, U.S. Holdings, any Borrower or any of their Subsidiaries that has not been made available to the Administrative Agent prior to the Second Amendment Effective Date.

Section 3.17 Security Documents.

(a) The Security Documents are, or will be at the time of execution and delivery thereof, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid and enforceable Liens on and security interests in in the Collateral described therein and proceeds thereof to the fullest extent permitted under applicable law and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Requirements of Law (which filings or recordings shall be made to the extent required by any such Security Document) (which filings or recordings shall be made to the extent required by any such Security Document) and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any such Security Document), the liens created by each such Security Document will constitute fully perfected first-priority Liens on and security interests in all right, title and interest of the Loan Parties in such Collateral, subject to Permitted Liens.

(b) When the Intellectual Property Security Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing and recordation of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected (subject to exceptions arising from defects in the chain of title that would not impair the security interest or any rights of the Collateral Agent under the Loan Documents) Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the United States Intellectual Property included in the Collateral (but, in the case of the United States registered copyrights included in the Collateral, only to the extent such United States registered copyrights are listed in such ancillary document filed with the United States Copyright Office) listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date).

(c) The Mortgages executed and delivered after the Closing Date pursuant to the Collateral and Guarantee Requirement and Section 5.10 shall be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid and enforceable Liens on all of the applicable Loan Party’s rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof (to the extent feasible in the applicable jurisdiction), and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens with record notice to third parties on, and security interests in, all rights, titles and interests of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof (to the extent feasible in the applicable jurisdiction), in each case prior and superior in right to the Lien of any other person, except for Permitted Liens; provided, that the representations contained in this Section 3.17(c) shall not apply with respect to the perfection of Mortgaged Property which does not constitute Real Property.

(d) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, no Borrower or any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law (other than laws of a Security Jurisdiction).

Section 3.18 Location of Real Property.

The Perfection Certificate lists correctly, in all material respects, as of the Closing Date all Material Real Property owned by the Dutch Borrower and each Subsidiary Loan Party and the addresses thereof. As of the Closing Date, each Borrower and each Domestic Subsidiary own in fee all the Material Real Property set forth as being owned by them in the Perfection Certificate except to the extent set forth therein.

Section 3.19 Solvency.

(a) As of the Second Amendment Effective Date, immediately after giving effect to the consummation of the transactions contemplated thereby assuming that indebtedness and other obligations will become due at their respective maturities, (i) the present fair saleable value of the assets of the Company, Holdings, the Borrowers and their Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company, Holdings, the Borrowers and their Subsidiaries on a consolidated basis; (ii) the Company, Holdings, the Borrowers and their Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iii) the Company, Holdings, the Borrowers and their Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Second Amendment Effective Date.

(b) As of the Second Amendment Effective Date, immediately after giving effect to the consummation of the transactions contemplated thereby, none of the Company, Holdings, U.S. Holdings or the Borrowers intend to, and none of the Company, Holdings, U.S. Holdings or the Borrowers believes that they or any of their subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

Section 3.20 Labor Matters.

Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Company or any of its Subsidiaries; (b) the hours worked and payments made to employees of the Company and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law in a relevant jurisdiction dealing with such matters; and (c) all payments due from the Company or any of its Subsidiaries or for which any claim may be made against the Company or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company or such Subsidiary to the extent required by IFRS. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Company or any of its Subsidiaries (or any predecessor) is a party or by which the Company or any of its Subsidiaries (or any predecessor) is bound.

Section 3.21 Insurance.

Schedule 3.21 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of the Dutch Borrower or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.

Section 3.22 No Default.

No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.23 Intellectual Property; Licenses, Etc.

Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.23, (a) the Company and each of its Subsidiaries owns, or possesses the right to use in all material respects, all Intellectual Property used or held for use in or otherwise reasonably necessary for the present conduct of their respective businesses, (b) to the knowledge of the Company, the Company and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property of any person, and (c) (i) no claim or litigation regarding any of the Intellectual Property owned by the Company and its Subsidiaries is pending or, to the knowledge of the Company, threatened in writing and (ii) no claim or litigation regarding any other Intellectual Property described in the foregoing clauses (a) and (b) is pending or, to the knowledge of the Company, threatened.

Section 3.24 Senior Debt.

The Loan Obligations constitute “Senior Debt” (or the equivalent thereof) under the documentation governing any Material Indebtedness of any Loan Party permitted to be incurred hereunder constituting Indebtedness that is subordinated in right of payment to the Loan Obligations.

Section 3.25 USA PATRIOT Act; Anti-Money Laundering Laws; Sanctions; Foreign Corrupt Practices Act.

(a) Except as disclosed in TSG’s Equity Offering Documents, no Loan Party or Subsidiary or, to the knowledge of any Loan Party, none of the respective officers, directors, or agents of such Loan Party or such Subsidiary has violated or is in violation of any Prescribed Laws.

(b) The Loan Parties and the Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Loan Parties and the Subsidiaries and their respective directors, officers, employees and agents with the Prescribed Laws.

(c) Except as disclosed in TSG’s Equity Offering Documents, the Loan Parties and the Subsidiaries and their respective officers, and, to the knowledge of any Loan Party, upon reasonable inquiry, their directors, employees and agents, are in compliance with all Prescribed Laws in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in a violation of any Prescribed Laws. None of the Loan Parties and the Subsidiaries or any of their respective directors, officers, employees or agents is a Person that is, or is owned or controlled by Persons that are: (i) a Sanctioned Person, (ii) located, organized or resident in a Sanctioned Country, or (iii) has been previously indicted for or convicted of any violation of any of the Prescribed Laws.

(d) Except as disclosed in TSG’s Equity Offering Documents, none of the Loan Parties, nor any Subsidiary of any Loan Party, nor any of their respective officers, nor, to the knowledge of any Loan Party, upon reasonable inquiry, any of their respective directors, employees or agents, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any person while knowing that all or some portion of the money or value will be offered, given or promised to anyone to improperly influence official action, to obtain or retain business or otherwise to secure any improper advantage.

(e) No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Prescribed Laws.

Section 3.26 [Reserved]

Section 3.27 No Works Council in the Netherlands.

As of the Closing Date, no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of any Dutch Loan Party nor does an obligation exist for a Dutch Loan Party to establish a works council pursuant to the Dutch Works Councils Act (Wet op de ondernemingsraden).

Section 3.28 Financial Assistance.

On the date on which each Australian Loan Party enters into the Loan Documents to which it is a party, and after giving effect to the transactions contemplated thereby, the execution and delivery by each such Australian Loan Party of any Loan Document to which it is a party will not contravene Part 2J.3 of the Australian Corporations Act.

ARTICLE IV Conditions of Lending

The obligations of (a) the Lenders to make Loans and (b) any Issuing Bank to issue, amend, extend or renew Letters of Credit or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”) are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:

Section 4.01 All Credit Events.

On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (in each case, other than pursuant to an Incremental Assumption Agreement (including the Third Amendment)):

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b) (i) In the case of each Credit Event that occurs on the Closing Date, the Major Representations shall be true and correct; and (ii) in the case of each Credit Event that occurs after the Closing Date (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date (except to the extent such representations and warranties are qualified by “materiality” or “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects as of such date), in each case, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) (i) In the case of each Credit Event that occurs on the Closing Date, no Major Default shall have occurred and be continuing or would occur as a result thereof, and (ii) in the case of each Borrowing or other Credit Event that occurs after the Closing Date, at the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than (x) an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit or (x) an Other Term Loan or Other Revolving Loan as set forth in Section 2.21(c)), as applicable, no Event of Default or Default shall have occurred and be continuing.

(d) Each Borrowing and other Credit Event that occurs after the Closing Date shall be deemed to constitute a representation and warranty by the Borrowers on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b)(ii) and (c)(ii) of this Section 4.01.

Section 4.02 First Credit Event.

On or prior to the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each of Holdings, U.S. Holdings, the Borrowers, the Issuing Banks and the Lenders (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include delivery of a signed signature page of this Agreement by electronic transmission (e.g., “pdf”)) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, as special New York and Delaware counsel for the Loan Parties, Cains Advocates Limited, as special Isle of Man counsel for the Loan Parties, Greenberg Traurig LLP, as special Dutch counsel for the Loan Parties, Carey Olsen, as special Alderney counsel for the Loan Parties, King & Wood Mallesons, as special Australian counsel for the Administrative Agent, and Allen & Overy, as special English counsel for the Administrative Agent, (A) dated the Closing Date, (B) addressed to each Issuing Bank, the Administrative Agent, the Collateral Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.

(c) The Administrative Agent shall have received a certificate of the Secretary, Assistant Secretary, Director or similar officer of each Loan Party (other than each Dutch Loan Party, Australian Loan Party and each IOM Loan Party) dated the Closing Date and certifying:

(i) a copy of the memorandum, certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such Loan Party, (1) in the case of a corporation, certified (to the extent available in any non-U.S. jurisdiction) as of a recent date by the Secretary of State (or other similar official or Governmental Authority in the case of any Loan Party organized outside the United States of America) of the jurisdiction of its organization, or (2) otherwise certified by the Secretary, Assistant Secretary or Director of such Loan Party or other person duly authorized by the constituent documents of such Loan Party,

(ii) a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of such Loan Party as of a recent date from such Secretary of State (or other similar official or Governmental Authority in the case of any Loan Party organized outside the United States of America),

(iii) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) (to the extent such concept or a similar concept exists under the laws of such Loan Party’s jurisdiction of formation) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (iv) below,

(iv) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents dated as of the Closing Date to which such person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(v) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, and (vi) with the exception of any Loan Party incorporated in England and Wales, as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party.

(d) The Administrative Agent shall have received, in respect of Holdings and the Dutch Borrower, a manager’s certificate dated as of the Closing Date and signed by a Responsible Officer of such Dutch Loan Party, certifying the following items: (i) a copy of the deed of incorporation of such Dutch Loan Party, (ii) an up-to-date copy of the articles of association of such Dutch Loan Party, (iii) an electronic copy of an excerpt of the Netherlands Trade and Companies Register dated on the Closing Date, (iv) an electronic copy of a true, complete and up-to-date board resolutions approving the entry by such Dutch Loan Party into, among others, the Loan Documents, (v) to the extent applicable, an electronic copy of a true, complete and up-to-date shareholders’ resolution approving the resolutions referred to under (iv), (vi) to the extent applicable, an electronic copy of a true, complete and up-to-date members’ resolution approving the resolution referred to under (iv) and (vii) a true and complete specimen of signatures for each of the directors or authorized signatories having executed for and on behalf of the Dutch Borrower respectively the Loan Documents.

(e) The Administrative Agent shall have received, in respect of each IOM Loan Party, (i) a registered agent’s certificate dated the Closing Date and signed by an authorized signatory of the relevant registered agent, certifying (attaching documents where relevant) the following matters: that the relevant IOM Loan Party is a company incorporated and existing under the Isle of Man Companies Act 2006 and the laws of the Isle of Man with the company registration number specified therein; that attached to the certificate is a correct and complete copy of the constitutional documents of the relevant IOM Loan Party, which constitutional documents are in full force and effect as at the date of the certificate; that attached to the certificate is a correct and complete copy of the register of directors of the relevant IOM Loan Party and which includes each date of appointment; that in the case of any corporate director, that director holds a license granted under the Isle of Man Financial Services Act 2008 which does not exclude acting as a corporate director or is a subsidiary of such a company; that in the case of any corporate director, the identities of the persons authorized to sign on behalf of such corporate director, acting singly or jointly; that attached to the certificate is a correct and complete copy of the register of members of the relevant IOM Loan Party with the name and address of each and the number and type of shares held; that the address of the registered office of the relevant IOM Loan Party; a correct and complete copy of each of the resolutions of the directors and the resolutions of the members passed at duly convened, constituted and conducted meetings of the relevant bodies or as a written resolutions by all of the directors, or as the case may be, members in accordance with the relevant IOM Loan Party’s memorandum and articles of association and confirmation that the resolutions remain in full force and effect as at the date of the certificate; that the registered agent is not aware of any proceedings that are pending or threatened against the relevant IOM Loan Party or of any action having been taken to wind up the relevant entity or to appoint a receiver or manager; that the registered agent holds a license granted under the Isle of Man Financial Services Act 2008 which permits it to undertake the regulated activity of acting as a registered agent; that all persons providing corporate services (within the meaning of the Isle of Man Financial Services Act 2008) to the

relevant IOM Loan Party are authorized by law to do so and hold all necessary Isle of Man regulatory consents, authorizations and licenses or are exempt from the requirement to do so; and that the registered agent will notify the Administrative Agent in the event that it shall cease to act as registered agent for the relevant IOM Loan Party during the existence of any facilities, arrangements or security which have been entered into pursuant to this Agreement; and (ii) the results of a litigation search in respect of each IOM Loan Party undertaken at the Rolls Office of the High Court of Justice in the Isle of Man dated the Closing Date. The Administrative Agent shall have received, in respect of the Australian Borrower and each other Australian Loan Party, a verification certificate dated as of the Closing Date and signed by a director of such Australian Loan Party, (i) certifying the following items: (A) a copy of the constitution (or other equivalent constituent and governing documents) of such Australian Loan Party, (B) a copy of a true, complete and up-to-date extract of board resolutions (or equivalent) approving the entry by such Australian Loan Party into, among others, the Loan Documents, (C), a copy of a true, complete and up-to-date shareholders’ resolution (or equivalent) approving the resolutions referred to under (B), (D) any power of attorney under which such Australian Loan Party is signing the Loan Documents and (E) a true and complete specimen of signatures for each of the directors or authorized signatories having executed for and on behalf of such Australian Loan Party the Loan Documents and (ii) confirming that: (A) such Australian Loan Party is solvent and (B) such Australian Loan Party is not prevented by Chapter 2E of the Australian Corporations Act from entering into the Loan Documents.

(f) The Administrative Agent shall have received a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer of each Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment, United States Patent and Trademark Office and United States Copyright Office filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made).

(g) The Sky Acquisition shall have been consummated or shall be consummated simultaneously or substantially concurrently with the closing under this Agreement on the terms described in the Sky Acquisition Agreement, without giving effect to any amendment, waiver, consent or other modification thereof by the Purchaser that is materially adverse to the interests of the Lenders (in their capacities as such) unless it is approved by the Administrative Agent (which approval shall not be unreasonably withheld, delayed or conditioned).

(h) After giving effect to the Transactions, none of Holdings, any Borrower or any of their subsidiaries shall have any third-party Indebtedness for borrowed money other than (i) the Facilities, (ii) the Senior Unsecured Notes, (iii) other indebtedness contemplated or permitted to be incurred or outstanding under the Sky Acquisition Agreement, (iv) any rollover of then existing capital leases and then existing swap arrangements or (v) other Indebtedness listed on Schedule 6.01.

(i) The Administrative Agent shall have received the financial statements referred to in Section 3.05.

(j) [Reserved.]

(k) The Lenders shall have received a solvency certificate substantially in the form of Exhibit C and signed by a Financial Officer of Holdings confirming the solvency of Holdings, the Borrowers and their Subsidiaries on a consolidated basis after giving effect to the Transactions that occur on the Closing Date.

(l) The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least three Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document on or prior to the Closing Date (which amounts may be offset against the proceeds of the Loans).

(m) Except as set forth in Schedule 5.12 (which, for the avoidance of doubt, shall override the applicable clauses of the definition of “Collateral and Guarantee Requirement”) and subject to the grace periods and post-closing periods set forth in such definition, the Collateral and Guarantee Requirement shall be satisfied (or waived) as of the Closing Date.

(n) The Administrative Agent shall have received all documentation and other information required by Section 3.25 no later than three (3) business days in advance of the Closing Date, to the extent such information has been requested not less than ten (10) days prior to the Closing Date. Upon the reasonable request of any Lender made at least ten (10) days prior to the Closing Date, the Borrowers shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least three (3) business days prior to the Closing Date (including, without limitation, a Beneficial Ownership Certification for any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation).

(o) The Dutch Borrower shall have delivered to the Administrative Agent a certificate dated as of the Closing Date, to the effect set forth in Section 4.01(b), Section 4.01(c) and Section 4.02(h) hereof.

For purposes of determining compliance with the conditions specified in Section 4.01 and this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and, in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

For the avoidance of doubt, (i) there is no representation or warranty relating to the Target Group the accuracy of which is a condition to any Credit Event that occurs on the Closing Date or otherwise any condition precedent directly or indirectly relating to the Target Group, the satisfaction of which is a condition precedent to any Credit Event that occurs on the Closing Date, and (ii) no procurement obligation or any other matter or circumstance in respect of, or breach by, any member of the Target Group shall relate to a Loan Party for purposes of any Major Default, Major Representation or Major Undertaking; provided, that, immediately upon any Credit Event that occurs on the Closing Date, all rights, remedies and entitlements of the Secured Parties under the Loan Documents shall be available notwithstanding that they may not have been used or been available for use as a condition to any Credit Event that occurs on the Closing Date.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, it is understood that to the extent any security interest in the intended Collateral or any deliverable (including those referred to in Section 4.02(f) and (m)) related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC or PPSA financing statement (or the equivalent in any other applicable jurisdiction) or the possession of the stock certificates (if any) of the Borrowers or any Subsidiary Loan Parties (to the extent, with respect to the Target and its Subsidiaries, such stock certificates are received by the Purchaser from the Target on or prior to the Closing Date after the Purchaser has used commercially reasonably efforts to do so) is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after the Borrowers have used commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Commitments on the Closing Date but, to the extent otherwise required hereunder, shall be delivered after the Closing Date in accordance with Section 5.12.

ARTICLE V Affirmative Covenants

Each of the Company, Holdings, U.S. Holdings and the Borrowers jointly and severally covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders shall otherwise consent in writing, the Company, Holdings, U.S. Holdings and the Borrowers will cause each of the Subsidiaries to:

Section 5.01 Existence; Business and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrowers, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Company or a Wholly Owned Subsidiary of the Company in such liquidation or dissolution; provided, that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties (except in each case as permitted under Section 6.05).

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain, protect and preserve all tangible property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).

Section 5.02 Insurance.

(a) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and with respect to insurance of the Company and the Subsidiary Loan Parties, and cause, as soon as reasonably practicable, the Company and the Subsidiary Loan Parties to be listed as insured and the Collateral Agent to be listed as a co-loss payee on property and property casualty policies and as an additional insured on liability policies. Notwithstanding the foregoing, the Loan Parties and the Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b) [Reserved.]

(c) If any portion of any Mortgaged Property is at any time located in an area in the United States specifically identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Company shall, or shall cause each applicable Subsidiary Loan Party (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(d) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Company, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank and their agents and employees;

(ii) the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Borrowers and the Subsidiaries or the protection of their properties; and

(iii) except with respect to subsection (c) above and with respect to any Material Real Property encumbered by a Mortgage after the Closing Date pursuant to Section 5.10, the amount and type of insurance that the Company and its Subsidiaries has in effect as of the Closing Date satisfies for all purposes the requirements of this Section 5.02.

Section 5.03 Taxes.

Pay its obligations in respect of all Taxes, imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and such person, as applicable, has set aside on its books adequate reserves therefor in accordance with IFRS or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04 Financial Statements, Reports, etc.

The Company shall deliver, or cause to be delivered, to the Administrative Agent a copy of all of the information and reports referred to below:

(a) (i) as promptly as practicable after the same become available, but in any event within 180 days after the end of each of its financial years (commencing with the fiscal year ending December 31, 2020), its audited consolidated financial statements for that financial year; and (ii) as promptly as practicable after the same become available, but in any event within 90 days after the end of the first half of each of its financial years (commencing with (x) to the extent the First Amendment Effective Date occurs on or prior to June 30, 2020, the fiscal half-year ending on June 30, 2020 or (y) otherwise, the fiscal half-year ending on June 30, 2021), the consolidated financial statements of the Company for that financial half year;

(b) concurrently with any delivery of financial statements delivered under clause (a) above, a certificate of a Financial Officer of the Company certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(b) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(c) promptly after the same become publicly available, copies of all periodic and other publicly available reports, or proxy statements; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (c) shall be deemed delivered for purposes of this Agreement when transmitted via the Regulatory News Service, posted to the website of the Company, the Borrowers or any Parent Entity, the website of the SEC or the Central Bank of Ireland, as applicable, and written notice of such posting has been delivered to the Administrative Agent;

(d) promptly, from time to time, such other customary information regarding the operations, business affairs and financial condition of the Company, the Borrowers or any of the Subsidiaries (including without limitation with respect to compliance with the USA PATRIOT Act or other applicable anti-money laundering laws), or compliance with the terms of any Loan Document, or such consolidating financial statements of the Company, or its Subsidiaries, as in each case the Administrative Agent may reasonably request (for itself or on behalf of the Lenders);

(e) in the event that any Parent Entity reports on a consolidated basis, such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in clause (a) of this Section 5.04 for the Company (together with a reconciliation showing the adjustments necessary to determine compliance by the Company and its Subsidiaries with the Financial Covenant) will satisfy the requirements of such paragraphs.

The Company hereby acknowledges and agrees that all financial statements furnished pursuant to clauses (a) and (c) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated by Section 9.17 and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with such paragraph (unless the Company otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

The Company shall deliver to the Administrative Agent a copy of the Company’s consolidated trading update for the fiscal three months ending September 30, 2020, within 90 days of such date.

Section 5.05 Litigation and Other Notices.

Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Company, or the Borrowers obtain actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Company, the Borrowers or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Company, the Borrowers or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) the occurrence of any ERISA Event or, with respect to a Foreign Plan, a termination, withdrawal or noncompliance with applicable law or plan terms that, together with all other ERISA Events or aforementioned events with respect to Foreign Plans that have occurred, would reasonably be expected to have a Material Adverse Effect; and

(e) promptly after the same are available, copies of any written communication to the Company or any of its Subsidiaries from any Gaming Authority advising it of a violation of, or non-compliance with, any Gaming Law by the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

Section 5.06 Compliance with Laws.

Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03. The Borrowers will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Company, the Borrowers and the Subsidiaries and their respective directors, officers, employees and agents with Prescribed Laws in connection with Company’s, the Borrowers’ or the Subsidiaries’ business operations.

Section 5.07 Maintaining Records; Access to Properties and Inspections.

Maintain all financial records in accordance with IFRS (it being understood and agreed that each Subsidiary may maintain financial records in conformity with generally accepted accounting principles that are applicable in its jurisdiction of organization) and permit any persons designated by the Administrative Agent to visit and inspect the financial records and the properties of the Company, the Borrowers or any of the Subsidiary Loan Parties at reasonable times, upon reasonable prior notice to the Company, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent upon reasonable prior notice to the Company to discuss the affairs, finances and condition of the Company or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Company has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

Section 5.08 Use of Proceeds.

Use the proceeds of the Loans made and Letters of Credit issued in the manner contemplated by Section 3.12.

Section 5.09 Compliance with Environmental Laws.

Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Security.

Subject to the Agreed Guarantee and Security Principles (solely in the case of any Loan Parties organized outside of the United States):

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries if required by applicable law), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request by the Collateral Agent, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents subject in each case to paragraph (g) below.

(b) If any asset (other than Real Property) that has an individual fair market value (as determined in good faith by the Company) in an amount greater than $15,000,000 is acquired by Holdings, the Borrowers or any Subsidiary Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof, (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to the Security Documents and the Collateral and Guarantee Requirement and (z) assets constituting Excluded Property), Holdings, the Borrowers or such Subsidiary Loan Party, as applicable, will (i) notify the Collateral Agent of such acquisition or ownership as promptly as practicable (and in any event within 30 Business Days) (or such longer period as the Collateral Agent may agree in its reasonable discretion) and (ii) subject (where applicable) to the Agreed Guarantee and Security Principles and the provisions of the Security Documents and the Collateral and Guarantee Requirement, cause as promptly as practicable (and in any event within 30 Business Days) (or such longer period as the Collateral Agent may agree in its reasonable discretion) such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations by, and take, and cause the Subsidiary Loan Parties to take, such actions as shall be reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to clause (g) below.

(c) Within 120 days after the acquisition of any Material Real Property after the Closing Date (or such later date as the Collateral Agent may agree in its reasonable discretion), (i) grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests in, and Mortgages on, such Material Real Property in a form reasonably acceptable to the Company and the Collateral Agent, which security interest and mortgage shall constitute valid and enforceable Liens subject to no other Liens except Permitted Liens, (ii) record or file, and cause each such Subsidiary Loan Party to record or file, the Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Mortgages and pay, and cause each such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording or filing, in each case subject to clause (g) below, (iii) deliver to the Collateral Agent an updated Schedule 1.01(E) reflecting such Mortgaged Properties and (iv) unless otherwise waived by the Collateral Agent, with respect to each such Mortgage, cause the requirements set forth in clauses (f) and (g) of the definition of “Collateral and Guarantee Requirement” to be satisfied with respect to such Material Real Property.

(d) If any additional direct or indirect Subsidiary of the Company is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary or any Excluded Subsidiary ceasing to be an Excluded Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Subsidiary Loan Party, within 15 Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Collateral Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and, within 20 Business Days (in the case of a Domestic Subsidiary) or 50 Business Days (in the case of a Foreign Subsidiary) after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent may agree in its reasonable discretion (or, with respect to Material Real Property or insurance, within 120 days after such formation or acquisition or such longer period as set forth therein or as the Collateral Agent may agree in its reasonable discretion, as applicable), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to clause (g) below; provided that, notwithstanding the other provisions of this Agreement, including the definition of “Collateral and Guarantee Requirement” therein, after the First Amendment Effective Date, Subsidiaries of the Company shall be required to become Subsidiary Loan Parties hereunder solely to the extent that such Subsidiaries become Obligors under (and as defined in) the Term Loan A Facility Agreement and provided further that the deliverables required with respect to any such Collateral and any such Guarantee shall be generally consistent with those items delivered on the Flutter Collateral Date and the First Amendment Effective Date; provided further that no security shall be required to be provided by the Company and its legacy Subsidiaries until the Flutter Collateral Date.

(e) [Reserved].

(f) Furnish to the Collateral Agent prompt (and in any event within 20 days after such change or such longer period as may be acceptable to the Administrative Agent) written notice of any change (A) in any Loan Party’s corporate or organization name or number, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number (to the extent relevant in the applicable jurisdiction of organization), (D) in any Loan Party’s jurisdiction of organization or (E) in the location of the chief executive office of any Loan Party (to the extent relevant in the applicable jurisdiction of organization); provided, all filings have been made, or will have been made within 30 days following such change (or such longer period as the Collateral Agent may agree in its reasonable discretion), under the Uniform Commercial Code, PPSA, or equivalent in any applicable jurisdiction that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any of the following (collectively, the “Excluded Property”): (i) any Real Property other than Material Real Property, (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims (in each case, other than to the extent such rights can be perfected by filing a

UCC-1 financing statement or equivalent), (iii) those assets over which pledges and security interests are prohibited by applicable law, rule, regulation, order of a court of competent jurisdiction or contractual obligation (with respect to any such contractual obligation, only to the extent such restriction is permitted under Section 6.09(c) and such restriction is binding on such assets (1) on the Closing Date or (2) on the date of the acquisition thereof and not entered into in contemplation thereof (other than in connection with the incurrence of Indebtedness of the type contemplated by Section 6.01(i)) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, the PPSA or other applicable law notwithstanding such prohibitions) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, the PPSA or other applicable law notwithstanding such prohibitions), (iv) [reserved], (v) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrowers or any Guarantor) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, the PPSA or other applicable laws, (vi) those assets as to which the Collateral Agent and the Company reasonably agree that the cost or other consequence (including any adverse tax consequences) of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, (vii) any governmental licenses or state or local licenses, franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, the PPSA or other applicable laws (viii) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has been filed, (ix) other customary exclusions under applicable local law or in applicable local jurisdictions set forth in any applicable Security Documents or otherwise separately agreed in writing between the Administrative Agent and the Company, (x) [reserved], (xi) any Excluded Securities, (xii) any Third Party Funds and/or segregated tax accounts, including, without limitation, sales tax accounts, (xiii) any equipment or other asset that is subject to a Lien permitted by any of clauses (c), (i), (j) or (mm) of Section 6.02 or is otherwise subject to a purchase money debt or a Capitalized Lease Obligation, in each case, as permitted by Section 6.01, if the contract or other agreement providing for such debt or Capitalized Lease Obligation prohibits or requires the consent of any person (other than the Company or any Guarantor) as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted hereunder (after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, the PPSA or other applicable laws) and (xiv) any other exceptions mutually agreed upon between the Company and the Collateral Agent; provided, that the Company may in its sole discretion elect to exclude any property from the definition of “Excluded Property.”

Notwithstanding anything herein to the contrary in this Agreement or any other Loan Document, (A) the Collateral Agent may grant extensions of time or waivers of requirements for the creation or perfection of security interests or other Liens in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Company, that perfection or obtaining of such items cannot be accomplished without undue effort or expense or by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (B) no control agreement or control, lockbox or similar arrangement shall be required with respect to any deposit accounts, securities accounts or commodities accounts, (C) no landlord, mortgagee or bailee waivers shall be required, (D) no security documents governed by, or perfection actions under, the law of a jurisdiction other than a Security Jurisdiction shall be required, (E) no notice shall be required to be sent to account debtors or other contractual third parties prior to an Event of Default unless required for perfection or customary in the Security Jurisdiction or other jurisdiction at the election of the Company, (F) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to (x) exceptions and limitations set forth in the Security Documents and (y) in the case of Loan Parties organized outside of the United States, the Agreed Guarantee and Security Principles, and (G) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the fair market value of such Mortgaged Property as determined in good faith by the Company (subject to any applicable laws in the relevant jurisdiction or such lesser amount agreed to by the Administrative Agent). Notwithstanding the foregoing, with respect to any Australian Loan Party, its “Excluded Property” shall be limited to the extent required to ensure that all or substantially all of its assets are included in the Collateral in order to satisfy the requirements of Section 441A of the Corporations Act 2001 (Commonwealth of Australia).

Section 5.11 Rating.

Exercise commercially reasonable efforts to maintain public ratings (but not to obtain a specific rating) from Moody’s and S&P for the Term B Loans.

Section 5.12 Post-Closing.

Take all necessary actions to satisfy the items described on Schedule 5.12 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its reasonable discretion).

Section 5.13 Centre of Main Interests and Establishments.

The Company shall not, and shall procure that no European Loan Party, without the prior written consent of the Administrative Agent, take any action that shall cause its centre of main interests (as that term is used in Article 3(1) of the Insolvency Regulation) to be situated outside of its jurisdiction of incorporation, or cause it to have an establishment (as that term is used in Article 2(10) of the Insolvency Regulation) situated outside of its jurisdiction of incorporation.

Section 5.14 Lender Meetings.

Upon the reasonable request of the Administrative Agent, participate in a telephonic meeting of the Administrative Agent and the Lenders once during each fiscal half-year (beginning with the first fiscal half-year of the Company ending after the First Amendment Effective Date) to be held at such time as may be agreed upon by the Company and the Administrative Agent (it being agreed that any earnings call or similar conference call with the analysts, inventors and/or the media by any Parent Entity (including the Company) is deemed to satisfy this requirement).

Section 5.15 Financial Assistance.

Ensure that the shareholders of each Australian Loan Party required to provide a security interest under this Agreement under Section 5.10 approve the giving of financial assistance by undertaking the procedures referred to in section 260B of the Corporations Act in connection with the entry into and performance of obligations by those Australian Loan Parties under and in connection with the Loan Documents.

Section 5.16 TSA and TFA.

Prior to the Second Amendment Effective Date, the Australian Borrower will ensure that (i) a TSA and a TFA are maintained in full force and effect, (ii) it, and each other member of the tax consolidated group of which the Australian Borrower is a member, complies with the TSA and the TFA, (iii) the TSA and TFA are not amended where such amendment would otherwise be prejudicial to a Lender and (iv) the head company of the consolidated group of which the Australian Borrower is a member gives the Australian Taxation Office a copy of the TSA within the period required by section 721-25(3)(b) of the Australian Tax Act if the Australian Taxation Office gives a notice requiring it to do so.

Section 5.17 Additional Loan Parties.

(a) On or prior to September 30, 2020, the Company shall and shall cause each Subsidiary that is an Obligor under and as defined in the Term Loan A Facility Agreement, as of such date, to grant security in such manner as is required of a Subsidiary Loan Party under this Agreement, including without limitation, (i) a pledge of all outstanding Equity Interests directly owned by such Loan Party in any Wholly-Owned Subsidiary that is a Material Subsidiary organized under the laws of a Security Jurisdiction (other than Excluded Securities), (ii) delivery of new Security Documents or supplements to one or more of the Security Documents, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Loan Party with any such new Security Documents to be customary debentures or all assets security documentation where available in the applicable jurisdiction (but which shall not, for avoidance of doubt, include a security interest in any Excluded Property) and (iii) customary legal opinions, board resolutions and other customary closing certificates, searches and documentation to the extent reasonably requested by the Administrative Agent, in each case, subject to the Agreed Guarantee and Security Principles (solely in the case of any Loan Parties organized outside of the United States).

(b) The Administrative Agent shall have received to the extent invoiced at least three Business Days prior to the Flutter Collateral Date, reimbursement or payment of all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Latham & Watkins LLP) required to be reimbursed or paid by the Borrowers hereunder on or prior to the Flutter Collateral Date.

ARTICLE VI Negative Covenants

Each of the Company and the Borrowers jointly and severally covenants and agrees with each Lender that, until the Termination Date, unless the Required Lenders (or, in the case of Section 6.11, the Required Revolving Facility Lenders voting as a single Class) shall otherwise consent in writing, each of the Company and the Borrowers will not, and the Company will not permit any of the Subsidiaries to:

Section 6.01 Indebtedness.

Incur, create, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness existing or committed on the First Amendment Closing Date (provided, that any such Indebtedness that is (x) not intercompany Indebtedness and (y) in excess of $10,000,000 shall be set forth on Schedule 6.01) and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Company, a Borrower or any Subsidiary);

(b) (i) Indebtedness created hereunder (including pursuant to Section 2.21) and under the other Loan Documents and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of the Company or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;

(d) Indebtedness in respect of self-insurance and Indebtedness and other obligations owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Company, the Borrowers or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry norm;

(e) Indebtedness of the Company to a Subsidiary of the Company and of any Subsidiary to the Company or any other Subsidiary; provided, that Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party incurred pursuant to this Section 6.01(e) shall be subordinated to the Loan Obligations under this Agreement on subordination terms described in the intercompany note substantially in the form of Exhibit I hereto or on substantially identical subordination terms or other subordination terms reasonably satisfactory to the Administrative Agent and the Company;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry norm, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry norm;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in each case incurred in the ordinary course of business or other cash management services incurred in the ordinary course of business or consistent with past practice or industry norm;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with the Company or any Subsidiary after the Closing Date and Indebtedness otherwise incurred or assumed by the Company or any Subsidiary in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger or consolidation is not prohibited by this Agreement; provided that (w) in the case of any such Indebtedness secured by Liens on Collateral that are Other First Liens, the Net First Lien Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is (I) not greater than 4.50 to 1.00 or (II) solely with respect to Indebtedness incurred under this clause (h)(i), no greater than the Net First Lien Leverage Ratio in effect immediately prior thereto, (x) in the case of any such Indebtedness secured by Liens on Collateral that are Junior Liens, the Net Secured Leverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is (I) not greater than 5.00 to 1.00 or (II) solely with respect to Indebtedness incurred under this clause (h)(i), no greater than the Net Secured Leverage Ratio in effect immediately prior thereto, (y) in the case of any other such Indebtedness, the Interest Coverage Ratio on a Pro Forma Basis immediately after giving effect to such acquisition, merger or consolidation, the incurrence or assumption of such Indebtedness and the use of proceeds thereof and any related transactions is (I) not less than 2.00 to 1.00 or (II) solely with respect to any such Indebtedness incurred under this clause (h)(i), no less than the Interest Coverage Ratio in effect immediately prior thereto and (z) in the case of any such Indebtedness incurred under this clause (h)(i) by a Subsidiary other than a Subsidiary Loan Party that is incurred in contemplation of such acquisition, merger or consolidation, the aggregate outstanding principal amount of such Indebtedness immediately after giving effect to such acquisition, merger or consolidation, the incurrence of such Indebtedness and the use of proceeds thereof and any related transactions shall not exceed, when taken together with all amounts incurred pursuant to this clause (h)(z), and clauses (q)(i), (r)(i), (s)(i) and (t) of this Section 6.01, the greater of $585,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; provided, further, that any Indebtedness for borrowed money incurred in the form of term loans and in the same currency pursuant to this clause (h)(i) that is incurred in contemplation of such acquisition, merger or consolidation and that is secured by Liens on Collateral that are Other First Liens shall be subject to the last ~~paragraph~~two paragraphs of Section 6.02, and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;

(i) (i) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the Company or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, installation, repair, replacement or improvement of the respective property (real or personal), equipment or other asset (whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, installation, repair, replacement or improvement, in an aggregate principal amount outstanding that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i)(i), would not exceed the greater of $585,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (ii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(j) (i) Capitalized Lease Obligations and any other Indebtedness incurred by the Company or any Subsidiary arising from any Sale and Lease-Back Transaction that is permitted under Section 6.03 and (ii) any Permitted Refinancing Indebtedness in respect of the foregoing;

(k) (i) Indebtedness of the Company or any Subsidiary, in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $1,270,000,000 and 0.65 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(l) Indebtedness of the Company, a Borrower or any Subsidiary in an aggregate outstanding principal amount not greater than 100% of the amount of net cash proceeds received by the Company, a Borrower from (x) the issuance or sale of its Qualified Equity Interests or (y) a contribution to its common equity with the net cash proceeds from the issuance and sale by Holdings, U.S. Holdings, the Company or a Parent Entity of its Qualified Equity Interests or a contribution to its common equity (in each case of (x) and (y), other than proceeds from the sale of Equity Interests to, or contributions from the Company, a Borrower or any of its Subsidiaries), to the extent such net cash proceeds do not constitute Excluded Contributions or Permitted Cure Securities;

(m) Guarantees (i) by the Company or any Subsidiary Loan Party of any Indebtedness of the Company or any Subsidiary Loan Party permitted to be incurred under this Agreement, (ii) by the Company or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party, (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party, and (iv) by the Company of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties incurred for working capital purposes in the ordinary course of business or consistent with past practice or industry norm on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01; provided, that Guarantees by the Company or any Subsidiary Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be subordinated to the Loan Obligations to at least the same extent as such underlying Indebtedness is subordinated;

(n) Indebtedness arising from agreements of the Company or any Subsidiary providing for indemnification, adjustment of purchase, or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions, any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry norm;

(p) Guarantees by the Company or any Subsidiary of Indebtedness under customer financing lines of credit entered into in the ordinary course of business or consistent with past practice or industry norm;

(q) (i) Indebtedness secured by Liens on Collateral that are Other First Liens so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 4.50 to 1.00; provided, that (x) the aggregate principal amount of Indebtedness outstanding under this clause (q)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(h), this clause (q)(i), Section 6.01(r)(i), Section 6.01(s)(i) and Section 6.01(t) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of $585,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period and (y) the incurrence of any Indebtedness for borrowed money in the form of term loans pursuant to this clause (q)(i) secured by Liens on Collateral that are Other First Liens shall be subject to the last ~~paragraph~~two paragraphs of Section 6.02, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(r) (i) Indebtedness secured by Liens on Collateral that are Junior Liens so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 5.00 to 1.00; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (r)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(h), Section 6.01(q)(i), this Section 6.01(r)(i), Section 6.01(s)(i) and Section 6.01(t) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of $585,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(s) (i) Indebtedness so long as immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, the Interest Coverage Ratio on a Pro Forma Basis is not less than 2.00 to 1.00; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (s)(i) at such time that is incurred by a Subsidiary other than a Subsidiary Loan Party shall not exceed, when taken together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(h), Section 6.01(q)(i), Section 6.01(r)(i), this Section 6.01(s)(i) and Section 6.01(t) that are incurred by Subsidiaries other than the Subsidiary Loan Parties, the greater of $585,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(t) (i) Indebtedness of Subsidiaries that are not Subsidiary Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to Section 6.01(h), Section 6.01(q)(i), Section 6.01(r)(i), Section 6.01(s)(i) and this Section 6.01(t), would not exceed the greater of $585,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(u) Indebtedness incurred in the ordinary course of business or consistent with past practice or industry norm in respect of obligations of the Company or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business or consistent with past practice or industry norm and not in connection with the borrowing of money or any Hedging Agreements;

(v) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Company, a Borrower (or, to the extent such work is done for the Company, a Borrower or its Subsidiaries, any direct or indirect parent thereof) or any Subsidiary incurred in the ordinary course of business or consistent with past practice or industry norm;

(w) (i) Indebtedness incurred on the Closing Date, including in respect of the Senior Unsecured Notes, in an aggregate principal amount outstanding pursuant to this Section 6.01(w)(i) not to exceed $1,000,000,000, (ii) Indebtedness in respect of the Term Loan A Facility Agreement (including pursuant to the incremental provisions thereunder as of the date hereof) and (iii) any Permitted Refinancing Indebtedness in respect thereof; provided that, in each of clauses (i) and (ii), such Indebtedness shall be incurred by Loan Parties;

(x) obligations in respect of Cash Management Agreements;

(y) (i) Refinancing Notes and (ii) any Permitted Refinancing Indebtedness incurred in respect thereof;

(z) (i) Indebtedness in an aggregate principal amount outstanding not to exceed at the time of incurrence the Incremental Amount available at such time; provided that the incurrence of any Indebtedness for borrowed money pursuant to this clause (z)(i) shall be subject to the last paragraph of Section 6.01 and the incurrence of any Indebtedness for borrowed money in the form of term loans pursuant to this clause (z)(i) secured by Liens on Collateral that are Other First Liens shall be subject to the last ~~paragraph~~two paragraphs of Section 6.02, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(aa) Indebtedness in respect of letters of credit, bank guarantees or similar instruments issued in connection with licensing or regulatory requirements;

(bb) (i) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(bb), would not exceed the greater of $490,000,000 and 0.25 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(cc) Indebtedness issued by the Company, a Borrower or any Subsidiary to current or former officers, directors and employees thereof or of Holdings, U.S. Holdings, the Company or any Parent Entity, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower, Holdings, U.S. Holdings, the Company or any Parent Entity permitted by Section 6.06;

(dd) Indebtedness consisting of obligations of the Company or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(ee) Indebtedness of the Company or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business or consistent with past practice in connection with the cash management operations (including with respect to intercompany self-insurance arrangements) of the Company and its Subsidiaries;

(ff) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business or consistent with past practice or industry norm;

(gg) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit (or a letter of credit issued under any other revolving credit or letter of credit facility permitted by Section 6.01);

(hh) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business; and

(ii) all premium (if any, including tender premiums) expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (hh) above or refinancings thereof.

For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), accrued interest, defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Section 6.01(a) through (ii) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount”) but may be permitted in part under any combination thereof, (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Section 6.01(a) through (ii) (including, for the avoidance of doubt, with respect to the clauses set forth in the definition of “Incremental Amount”), the Company may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and at the time of incurrence, division, classification or reclassification will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Indebtedness (or any portion thereof) that may be incurred, divided, classified or reclassified pursuant to any other clause (or any portion thereof) at such time; provided, that (x) all Indebtedness outstanding on the Closing Date under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01 and (y) all Indebtedness outstanding on the Closing Date under the Senior Unsecured Notes shall at all times be deemed to have been incurred pursuant to clause (w) of this Section 6.01, (C) in connection with (1) the incurrence of revolving loan Indebtedness under this Section 6.01 or (2) any commitment relating to the incurrence of Indebtedness under this Section 6.01 and the granting of any Lien to secure such Indebtedness, the Company or applicable Subsidiary may designate the incurrence of such Indebtedness and the granting of such Lien therefor as having occurred on the date of first incurrence of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual incurrence and the granting of such Lien therefor will be deemed for purposes of this Section 6.01 and Section 6.02 of this Agreement to have been incurred or granted on such Deemed Date, including, without limitation, for purposes of calculating usage of any baskets hereunder (if applicable), the Net Total Leverage Ratio, the Net Secured Leverage Ratio, the Net First Lien Leverage Ratio, the Interest Coverage Ratio and EBITDA (and all such calculations, without duplication, on the Deemed Date and on any subsequent date until such commitment is funded or terminated or such election is rescinded without the incurrence thereby shall be made on a Pro Forma Basis after giving effect to the deemed incurrence, the granting of any Lien therefor and related transactions in connection therewith) and (D) for purposes of calculating the Interest Coverage Ratio, the Net Secured Leverage Ratio and the Net First Lien Leverage Ratio under Section 6.01(h), (q), (r), (s) and/or (z) on any date of incurrence of Indebtedness pursuant to such Section 6.01(h), (q), (r), (s) and/or (z), the net cash proceeds funded by financing sources upon the incurrence of such Indebtedness incurred at such time of calculation shall not be netted against the applicable amount of Consolidated Debt for purposes of such calculation of the Interest Coverage Ratio, the Net Secured Leverage Ratio or the Net First Lien Leverage Ratio, as applicable, at such time. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

With respect to any Indebtedness for borrowed money incurred under (h) (solely to the extent set forth therein), (q), (r), (s) and (z), (A) in the form of term Indebtedness, (1) the stated maturity date of any such Indebtedness shall be no earlier than the Latest Term Facility Maturity Date as in effect at the time such Indebtedness is incurred and (2) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans, in effect at the time such Indebtedness is incurred, (B) in the form of revolving Indebtedness, (1) the stated maturity date of any such Indebtedness shall be no earlier than the Revolving Facility Maturity Date as in effect at the time such Indebtedness is incurred and (2) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the Revolving Loans in effect at the time such Indebtedness is incurred. With respect to any Indebtedness for borrowed money incurred under (z), (A) there shall be no obligor of such Indebtedness that is not a Loan Party, and (B) such Indebtedness that is secured (i) is not secured by any assets not securing the Loan Obligations, (ii) is subject to the relevant Intercreditor Agreement(s) and (iii) is subject to security agreements relating to such Indebtedness that are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent and the Company). With respect to any Indebtedness for borrowed money incurred under (h) (solely to the extent set forth therein), (q), (r), (s) and (z), in each case, in the form of term loans, the mandatory prepayment terms, taken as a whole, shall be substantially similar to, or not materially less favorable to the Company and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans (except to the extent such terms apply solely to any period after the Latest Term Facility Maturity Date or are otherwise reasonably acceptable to the Administrative Agent) as determined by the Company in good faith.

Section 6.02 Liens.

Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Company, any Borrower or any Subsidiary at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Company and its Subsidiaries existing on the First Amendment Closing Date (or created following the First Amendment Closing Date pursuant to agreements in existence on the First Amendment Closing Date (or refinancings thereof) requiring the creation of such Liens) and, to the extent securing Indebtedness in an aggregate principal amount in excess of $10,000,000, set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the First Amendment Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01 and shall not subsequently apply to any other property or assets of the Company or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) any Lien on any property or asset of the Company or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided, that (i) in the case of Liens that do not extend to the Collateral, such Lien does not apply to any other property or assets of the Company or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than after-acquired property required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof)), (ii) in the case of Liens on the Collateral that are (or are intended to be) junior in priority to the Liens on the Collateral securing the Term B Loans, such Liens shall be subject to a Permitted Junior Intercreditor Agreement and (iii) in the case of Liens on the Collateral that are (or are intended to be) pari passu with the Liens on the Collateral securing the Term B Loans, (x) such Liens shall be subject to a Permitted Pari Passu Intercreditor Agreement and (y) any Indebtedness for borrowed money incurred in the form of term loans that are incurred in contemplation of an acquisition, merger or consolidation and that are secured by such Liens shall be subject to the last ~~paragraph~~two paragraphs of Section 6.02;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 5.03;

(e) Liens imposed by law, such as landlord’s (including for this purpose landlord’s Liens created pursuant to the applicable lease), carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Company or any Subsidiary shall have set aside on its books reserves in accordance with IFRS;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance, employers’ health tax and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety, indemnity, warranty, release, appeal or similar bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h) zoning restrictions, easements, survey exceptions, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, servitudes, declarations, homeowners’ associations and similar agreements and other restrictions (including minor defects and irregularities in title and similar encumbrances) on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i) or (j); provided, that such Liens do not apply to any property or assets of the Company, a Borrower or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby) or Disposed of in the applicable Sale and Lease-Back Transaction, and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(j) Liens arising out of Sale and Lease-Back Transactions permitted under Section 6.03, so long as such Liens attach only to the property Disposed of and being leased in such transaction and any accessions and additions thereto, proceeds and products thereof, customary security deposits and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j) and notices of lis pendens and associated rights related to litigation;

(l) Liens disclosed by the title insurance policies, title opinions or equivalent foreign documentation delivered on or subsequent to the Closing Date and pursuant to the Collateral and Guarantee Requirement, Section 5.10 or Schedule 5.12 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal and any accessions and additions thereto or proceeds and products thereof and related property; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Company or any Subsidiary in the ordinary course of business;

(n) Liens that are (i) contractual or statutory rights of set-off (and related pledges) or similar rights relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, cash management (including controlled disbursement accounts or services) or foreign currency exchanges services, sweep accounts, reserve accounts, commodity or trading accounts, or similar accounts of the Company or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Subsidiary, including with respect to credit cards, credit card processing services, debit cards, purchase cards, ACH transactions, and similar obligations or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Company or any Subsidiary in the ordinary course of business;

(o) Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds or (v) in favor of credit card companies pursuant to agreements therewith;

(p) Liens securing obligations in respect of trade-related letters of credit, bankers’ acceptances, bank guarantees or similar obligations and completion guarantees permitted under Section 6.01(f), (k) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bankers’ acceptances, bank guarantees or similar obligations and completion guarantees and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Company or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) (i) Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01 and (ii) Liens with respect to property or assets of the applicable joint venture or the Equity Interests of such joint venture securing Indebtedness permitted under Section 6.01(bb) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (t)(ii) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (t)(ii) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);

(u) Liens on any amounts held by a trustee or agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) agreements to subordinate any interest of the Company or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Company or any of its Subsidiaries pursuant to an agreement entered into in the ordinary course of business;

(x) Liens arising from precautionary Uniform Commercial Code financing statements (or the foreign equivalent) regarding operating leases or other obligations not constituting Indebtedness or purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or equivalent filings;

(y) Liens (i) on Equity Interests of, or loans to, joint ventures (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests of, or loans to, Unrestricted Subsidiaries;

(z) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(aa) [reserved];

(bb) Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums;

(cc) in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(dd) Liens securing Indebtedness or other obligation (i) of the Company, a Borrower or a Subsidiary in favor of the Company, a Borrower or any Subsidiary Loan Party and (ii) of any Subsidiary that is not Loan Party in favor of any Subsidiary that is not a Loan Party;

(ee) Liens (i) on not more than $80,000,000 of deposits securing Hedging Agreements entered into for non-speculative purposes and (ii) on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable Requirements of Law;

(ff) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Company or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Company or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(gg) Liens on Collateral that are Junior Liens, so long as immediately after giving effect to the incurrence of the Indebtedness secured by such Junior Liens and the use of proceeds thereof, the Net Secured Leverage Ratio on a Pro Forma Basis is not greater than 5.00 to 1.00;

(hh) Liens on Collateral that are Other First Liens, so long as immediately after giving effect to the incurrence of the Indebtedness secured by such Other First Liens and the use of proceeds thereof, the Net First Lien Leverage Ratio on a Pro Forma Basis is not greater than 4.50 to 1.00; provided, that any Indebtedness for borrowed money in the form of term loans secured by such Liens shall be subject to the last ~~paragraph~~two paragraphs of Section 6.02;

(ii) (i) Liens on Collateral that are Other First Liens, so long as such Other First Liens secure Indebtedness permitted by Section 6.01(b), 6.01(h)(i)(w), Section 6.01(q), Section 6.01(y) or Section 6.01(z) (and, in each case, Permitted Refinancing Indebtedness in respect thereof), (ii) Liens on Collateral that are Junior Liens, so long as such Junior Liens secure Indebtedness permitted by Section 6.01(b), 6.01(h)(i)(x), Section 6.01(i), Section 6.01(r), Section 6.01(y) or Section 6.01(z) (and, in each case, Permitted Refinancing Indebtedness in respect thereof) and (iii) Liens to secure Indebtedness permitted by Section 6.01(i) (and, in each case, Permitted Refinancing Indebtedness in respect thereof);

(jj) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods by the Company, a Borrower or any of the Subsidiaries in the ordinary course of business or consistent with past practice or industry norm;

(kk) Liens to secure any Indebtedness issued or incurred to Refinance (or successive Indebtedness issued or incurred for subsequent Refinancings) as a whole, or in part, any Indebtedness secured by any Lien permitted by this Section 6.02; provided, however, that (v) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then such Liens on such Collateral being incurred under this clause (kk) shall also be Junior Liens, (w) with respect to any Liens on the Collateral being incurred under this clause (kk), if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Other First Liens, then such Liens on such Collateral being incurred under this clause (kk) may also be Other First Liens or Junior Liens, (x) (other than Liens contemplated by the foregoing clauses (v) and (w)) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being Refinanced), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable) or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, (B) unpaid accrued interest and premium (including tender premiums) and (C) an amount necessary to pay any associated underwriting discounts, defeasance costs, fees, commissions and expenses, and (z) on the date of the incurrence of the Indebtedness secured by such Liens, the grantors of any such Liens shall be no different from the grantors of the Liens securing the Indebtedness being Refinanced or grantors that would have been obligated to secure such Indebtedness or a Loan Party;

(ll) Liens with respect to property or assets of the Company or any Subsidiary securing obligations in an aggregate outstanding principal amount outstanding that, immediately after giving effect to the incurrence of such Liens, would not exceed the greater of $630,000,000 and 0.325 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period;

(mm) Liens on property of, or on Equity Interests or Indebtedness of, any person existing at the time (A) such person becomes a Subsidiary of the Company or a Borrower or (B) such person or property is acquired by the Company, a Borrower or any Subsidiary; provided that (i) such Liens do not extend to any other assets of the Company, a Borrower or any Subsidiary (other than accessions and additions thereto and proceeds or products thereof and other than after-acquired property) and (ii) such Liens secure only those obligations which they secure on the date such person becomes a Subsidiary or the date of such acquisition (and any extensions, renewals, replacements or refinancings thereof);

(nn) Liens securing obligations in respect of letters of credit, bank guarantees or similar instruments issued in connection with licensing or regulatory requirements in an aggregate face amount at the time of incurrence of such letters of credit, bank guarantees or similar instrument not to exceed $100,000,000;

(oo) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code in effect in the State of New York or similar provisions in similar codes, statutes or laws in other jurisdictions on items in the course of collection;

(pp) Liens on equipment of the Company or any Subsidiary granted in the ordinary course of business or consistent with past practice or industry norm;

(qq) any Lien created pursuant to the general conditions of a bank operating in the Netherlands based on the general conditions drawn up by the Netherlands Bankers’ Association (Nederlandse Vereniging van Banken) and the Consumers Union (Consumentenbond);

(rr) movable hypothecs granted under the laws of the Province of Quebec to secure obligations under leases or subleases for Real Property (in each case limited to the property and assets located from time to time in the premises which are the subject of the lease or sublease secured by such movable hypothec);

(ss) Liens, subject to the Flutter Intercreditor Agreement securing (i) the Term Loan A Facility Agreement, so long as such Liens secure Indebtedness permitted by Section 6.01(w)(ii), and (ii) any Permitted Refinancing Indebtedness in respect thereof; and

(tt) Liens on collateral securing any Cash Management Facility Agreement (as defined in the Term Loan A Facility Agreement) entered in the ordinary course of business of the Loan Parties provided that the Loan Obligations are also guaranteed and secured on an equal and ratable basis with such Cash Management Facility Agreement and the relevant provider of such Cash Management Facility Agreement has acceded to the Flutter Intercreditor Agreement as a Cash Management Facility Lender (as defined in the Flutter Intercreditor Agreement).

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Section 6.02(a) through (rr) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Section 6.02(a) through (rr), the Company may, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and at the time of incurrence, division, classification or reclassification will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses (or any portion thereof) and such Lien securing such item of Indebtedness (or any portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or any portion thereof) when calculating the amount of Liens or Indebtedness (or any portion thereof) that may be incurred, divided, classified or reclassified pursuant to any other clause (or any portion thereof) at such time. In addition, with respect to any revolving loan Indebtedness or commitment to incur Indebtedness that is designated to be incurred on any Deemed Date pursuant to clause (C) of the second to last paragraph of Section 6.01, any Lien that does or that shall secure such Indebtedness may also be designated by the Company or any Subsidiary to be incurred on such Deemed Date and, in such event, any related subsequent actual incurrence of such Lien shall be deemed for purposes of Section 6.01 and Section 6.02 of this Agreement, without duplication, to be incurred on such prior date (and on any subsequent date until such commitment is funded or terminated or such election is rescinded or until such time as the related Indebtedness is no longer deemed outstanding pursuant to clause (C) of the second to last paragraph of Section 6.01), including for purposes of calculating usage of any Permitted Lien. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Subject to the Second Amendment MFN Exception, with respect to (x) Indebtedness for borrowed money in the form of term loans that are secured by Liens on the Collateral that are Other First Liens incurred under Section 6.02(c) (to the extent set forth therein) or Section 6.02(hh) or (y) any Indebtedness for borrowed money incurred (but not assumed) in the form of term loans pursuant to Section 6.01(h)(i)(w) (to the extent set forth therein) or any Indebtedness for borrowed money in the form of term loans incurred pursuant to Section 6.01(q)(i) or Section 6.01(z)(i) that is secured by Liens on the Collateral that are Other First Liens (any such Indebtedness “Pari Term Loans”), in each case, incurred within 24 months of the Second Amendment Effective Date (~~any such Indebtedness, “Pari Term Loans”), in each case, (~~A) if the All-in Yield in respect of such Pari Term Loans denominated in Dollars exceeds the All-in Yield in respect of the USD Term Loans on the Closing Date by more than 0.50% (such difference for purposes of this paragraph, the “Dollar Pari Yield Differential”), then the Applicable Margin (or ~~“LIBOR floor”~~Floor) as provided in the following proviso) applicable to such USD Term Loans ~~on the Closing Date~~ shall be increased such that after giving effect to such increase, the Dollar Pari Yield Differential shall not exceed 0.50%; provided that, to the extent any portion of the Dollar Pari Yield Differential is attributable to a higher ~~“LIBOR~~ ‘floor~~”~~’ being applicable to such Dollar denominated Pari Term Loans, such floor shall only be included in the calculation of the Dollar Pari Yield Differential to the extent such floor is greater than the ~~Adjusted LIBO Rate~~applicable adjusted benchmark in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the ~~“LIBOR floor”~~Floor applicable to such outstanding USD Term Loans shall be increased to an amount not to exceed the “~~LIBOR~~ floor” applicable to such Pari Term Loans prior to any increase in the Applicable Margin applicable to such Dollar denominated Term B Loans, and (B) if the All-in Yield in respect of such Pari Term Loans denominated in Euros exceeds the All-in Yield in respect of the Euro Term Loans on the Closing Date, by more than 0.50% (such difference for purposes of this paragraph, the “Euro Pari Yield Differential”), then the Applicable Margin (or ~~“LIBOR floor”~~Floor as provided in the following proviso) applicable to such Euro Term Loans on the Closing Date, shall be increased such that after giving effect to such increase, the Euro Pari Yield Differential shall not exceed 0.50%; provided that, to the extent any portion of the Euro Pari Yield Differential is attributable to a higher “~~LIBOR~~ floor” being applicable to such Euro denominated Pari Term Loans, such floor shall only be included in the calculation of the Euro Pari Yield Differential to the extent such floor is greater than the ~~Adjusted LIBO Rate~~applicable adjusted Benchmark in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the ~~“LIBOR floor”~~Floor applicable to such outstanding Euro Term Loans shall be increased to an amount not to exceed the “~~LIBOR~~ floor” applicable to such Euro denominated Pari Term Loans prior to any increase in the Applicable Margin applicable to such Euro Term Loans.

Subject to the Third Amendment MFN Exception, with respect to Pari Term Loans incurred within 12 months of the Third Amendment Funding Date, in each case:

(A) if the All-in Yield in respect of such Pari Term Loans denominated in Dollars exceeds the All-in Yield in respect of the Third Amendment 2028-B Term Loans, by more than 0.50% (such difference, for purposes of this paragraph, the “Third Amendment Dollar Pari Yield Differential”), then the Applicable Margin (or Floor) as provided in the following proviso) applicable to such Third Amendment 2028-B Term Loans, shall be increased such that after giving effect to such increase, the Third Amendment Dollar Pari Yield Differential shall not exceed 0.50%; provided that, to the extent any portion of the Third Amendment Dollar Pari Yield Differential is attributable to a higher ‘floor’ being applicable to such Dollar denominated Pari Term Loans, such floor shall only be included in the calculation of the Third Amendment Dollar Pari Yield Differential to the extent such floor is greater than the applicable in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the Floor applicable to such outstanding Third Amendment 2028-B Term Loans, shall be increased to an amount not to exceed the “floor” applicable to such Pari Term Loans prior to any increase in the Applicable Margin applicable to such Third Amendment 2028-B Term Loans; and

(B) if the All-in Yield in respect of such Pari Term Loans denominated in Euros exceeds the All-in Yield in respect of the Third Amendment 2026 Term Loans or the Third Amendment 2028-A Term Loans as applicable, by more than 0.50% (such difference for purposes of this paragraph, the “Third Amendment Euro Pari Yield Differential”), then the Applicable Margin (or Floor as provided in the following proviso) applicable to such Third Amendment 2026 Term Loans or the Third Amendment 2028-A Term Loans, as applicable, shall be increased such that after giving effect to such increase, the Third Amendment Euro Pari Yield Differential shall not exceed 0.50%; provided that, to the extent any portion of the Third Amendment Euro Pari Yield Differential is attributable to a higher “floor” being applicable to such Euro denominated Pari Term Loans, such floor shall only be included in the calculation of the Third Amendment Euro Pari Yield Differential to the extent such floor is greater than the applicable adjusted Benchmark in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the Floor applicable to such outstanding Third Amendment Euro Term Loans shall be increased to an amount not to exceed the “floor” applicable to such Euro denominated Pari Term Loans prior to any increase in the Applicable Margin applicable to such Third Amendment 2026 Term Loans or the Third Amendment 2028-A Term Loans, as applicable.

Section 6.03 Sale and Lease-Back Transactions.

Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter, as part of such transaction, rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided, that a Sale and Lease-Back Transaction shall be permitted (a) with respect to (i) Excluded Property, (ii) property owned by the Company or any Subsidiary Loan Party that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 365 days of the acquisition of such property or (iii) property owned by any Subsidiary that is not a Loan Party regardless of when such property was acquired, and (b) with respect to any other property owned by the Company or any Subsidiary Loan Party, (x) if such Sale and Lease-Back Transaction is of property owned by the Company or any Subsidiary Loan Party as of the Closing Date, the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.11(b) and (y) with respect to any Sale and Lease-Back Transaction pursuant to this clause (b) with Net Proceeds in excess of $30,000,000 individually or $80,000,000 in the aggregate in any fiscal year, the requirements of the second to last paragraph of Section 6.05 shall apply to such Sale and Lease-Back Transaction to the extent provided therein.

Section 6.04 Investments, Loans and Advances.

(i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person (other than in respect of (A) intercompany liabilities incurred in connection with the cash management, tax and accounting operations of the Company and the Subsidiaries and (B) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business or consistent with past practice or industry norm), or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:

(a) the Transactions;

(b) (i) Investments by the Company or any Subsidiary in the Equity Interests of the Company or any Subsidiary (or any entity that will become a Subsidiary as a result of such Investment); (ii) intercompany loans from the Company or any Subsidiary to the Company or any Subsidiary; and (iii) Guarantees by the Company or any Subsidiary of Indebtedness otherwise permitted hereunder of the Company or any Subsidiary;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Company or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;

(e) loans and advances to, or Guarantees of Indebtedness of, officers, directors, employees or consultants of the Company or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed $35,000,000, (ii) in respect of payroll payments and expenses in the ordinary course of business or consistent with past practice, (iii) for business-related travel expenses, moving expenses and other similar expenses, in each case, incurred in the ordinary course of business or consistent with past practice or industry norm and (iv) in connection with such person’s purchase of Equity Interests of Holdings, U.S. Holdings, the Company or any Parent Entity solely to the extent that the amount of such loans and advances shall be contributed to the Company in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business or consistent with past practice or industry norm and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business or consistent with past practice or industry norm;

(g) Hedging Agreements entered into for non-speculative purposes;

(h) Investments existing on, or contractually committed as of, the First Amendment Closing Date and, to the extent any such Investment is in excess of $10,000,000, set forth on Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the First Amendment Closing Date (other than pursuant to an increase as required by the terms of any such Investment or contractual commitment as in existence on the First Amendment Closing Date or as otherwise permitted by this Section 6.04);

(i) Investments resulting from pledges and deposits under Section 6.02(f), (g), (o), (r), (s), (ee) and (ll);

(j) Investments by the Company or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed the sum of (X) the greater of $585,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus (Y) any portion of the Cumulative Credit on the date of such election that the Company elects to apply to this Section 6.04(j)(Y), which such election shall (unless such Investment is made pursuant to clause (a) of the definition of “Cumulative Credit”) be set forth in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied, and plus (Z) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment pursuant to clause (X); provided, that if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Company, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(j);

(k) Investments constituting Permitted Business Acquisitions;

(l) intercompany loans between Subsidiaries that are not Loan Parties and Guarantees by Subsidiaries that are not Loan Parties permitted by Section 6.01(m);

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or consistent with past practice or industry norm or Investments acquired by the Company or a Subsidiary as a result of a foreclosure by the Company or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Company, a Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) in the case of any acquisition, merger or consolidation, in accordance with Section 6.05 and (iii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o) acquisitions by the Company or a Borrower of obligations of one or more officers or other employees of Holdings, U.S. Holdings, the Company, any Parent Entity, a Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings, U.S. Holdings, the Company or any Parent Entity, so long as no cash is actually advanced by the Company, a Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by the Company or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Company or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm;

(q) Investments to the extent that payment for such Investments is made with Equity Interests of a Borrower, Holdings, U.S. Holdings, the Company or any Parent Entity; provided, that the issuance of such Equity Interests are not included in any determination of the Cumulative Credit;

(r) Investments in the Equity Interests of one or more newly formed persons that are received in consideration of the contribution by Holdings, U.S. Holdings, the Company or any Parent Entity, a Borrower or the applicable Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided, that (i) the fair market value of such assets, determined in good faith by the Company, so contributed pursuant to this clause (r) shall not in the aggregate exceed $50,000,000 and (ii) in respect of each such contribution, a Responsible Officer of the Company shall certify, in a form to be agreed upon by the Company and the Administrative Agent (x) immediately after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) the fair market value (as determined in good faith by the Company) of the assets so contributed and (z) that the requirements of clause (i) of this proviso remain satisfied;

(s) Investments consisting of Restricted Payments permitted under Section 6.06;

(t) Investments in the ordinary course of business or consistent with past practice or industry norm consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(u) [reserved];

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to this Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company or such Subsidiary;

(x) Investments by the Company and its Subsidiaries, including loans to any direct or indirect parent of the Company, if the Company or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided, that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 6.06 for all purposes of this Agreement);

(y) [reserved];

(z) loans or advances to members representing their deferred initiation deposits or fees, arising in the ordinary course of business or consistent with past practice or industry norm;

(aa) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business or consistent with past practice;

(bb) Investments received substantially contemporaneously in exchange for Equity Interests of a Borrower, Holdings, U.S. Holdings, the Company or any Parent Entity; provided, that the issuance of such Equity Interests are not included in any determination of the Cumulative Credit;

(cc) Investments in joint ventures; provided that the aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent changes in value) of Investments made after the Closing Date pursuant to this Section 6.04(cc) shall not exceed the sum of (X) the greater of $585,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period, plus (Y) an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(cc) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Company, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(cc);

(dd) Investments in Similar Businesses in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent changes in value) not to exceed the sum of (X) the greater of $585,000,000 and 0.30 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(dd) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Company, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(dd);

(ee) Investments in any Unrestricted Subsidiaries after giving effect to the applicable Investments, in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any subsequent changes in value) not to exceed the sum of (X) the greater of $390,000,000 and 0.20 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period plus (Y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.04(ee) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Company, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(ee);

(ff) any Investment so long as, immediately after giving effect to such Investment, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 4.50 to 1.00;

(gg) without prejudice to paragraph (b) above, Investments made for the purposes of, in connection with, pursuant to and/or as contemplated in (as the case may be) the Acquisition Agreements and/or the Investment and Funding Transactions, including, without limitation, any (i) Investments by the Company or any of its Subsidiaries in the Equity Interests of any other Subsidiary of the Company (or any entity that will become a Subsidiary as a result of such Investment); and (ii) intercompany loans from the Company or any of its Subsidiaries to any subsidiary of the Company;

(hh) Investments made (i) in connection with the exercise of any subscriptions, options, warrants, calls, puts or other rights or commitments pursuant to agreements set forth on Schedule 3.08(b) or (ii) in satisfaction of obligations under joint venture agreements existing on the Closing Date; and

(ii) Investments as part of any Permitted Reorganizations.

The amount of Investments that may be made at any time pursuant to Section 6.04(b), Section 6.04(j) or Section 6.04(dd) (such Sections, the “Related Sections”) may, at the election of the Company, be increased by the amount of Investments that could be made at such time under the other Related Section; provided, that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.

The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof, which shall be determined in good faith by the Company and may be determined either, at the option of the Company, at the time of such Investment or as of the date of the definitive agreement with respect to such Investment, and without giving effect to any subsequent change in value.

For purposes of determining compliance with this covenant, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in the above clauses, the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such permitted Investment (or any portion thereof) in any manner that complies with this covenant and at the time of classification or reclassification will be entitled to only include the amount and type of such Investment (or any portion thereof) in one of the categories of permitted Investments (or any portion thereof) described in the above clauses.

Section 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions.

Merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and Disposition of inventory, or the sale of receivables pursuant to non-recourse factoring arrangements, in each case in the ordinary course of business by the Company or any Subsidiary or the conversion of accounts receivable to notes receivable, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business the Company or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Company), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property by the Company, a Borrower or any Subsidiary in the ordinary course of business or consistent with past practice or industry norm or determined in good faith by the Company to be no longer used or useful or necessary in the operation of the business of a Borrower or any Subsidiary, (iv) assignments by the Company, a Borrower and any Subsidiary in connection with insurance arrangements of their rights and remedies under, and with respect to, the Acquisition Agreements in respect of any breach by the applicable entity of its representations and warranties set forth therein or (v) the Disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary with or into the Company, a Borrower in a transaction in which the Company or such Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary with or into any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is or becomes a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Company, a Borrower or a Subsidiary Loan Party receives any consideration (unless otherwise permitted by Section 6.04), (iii) the merger, consolidation or amalgamation of any Subsidiary that is not a Subsidiary Loan Party with or into any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Company determines in good faith that such liquidation, dissolution or change in form is advisable or in the best interests of the Company and is not materially disadvantageous to the Lenders, (v) any Subsidiary may merge, consolidate or amalgamate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, (unless otherwise permitted by Section 6.04) and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10 or (vi) any Subsidiary may merge, consolidate or amalgamate with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;

(c) Dispositions to the Company or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any Dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this clause (c) shall be made in compliance with Section 6.04;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) (i) Investments permitted by Section 6.04, Permitted Liens and Restricted Payments permitted by Section 6.06 and (ii) any Disposition made pursuant to the Acquisition Agreements or consummated or required to be consummated in connection with the Transactions;

(f) Dispositions of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) other Dispositions of assets; provided, that the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b) to the extent required thereby;

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Company or a Borrower, the Company or such Borrower is the surviving entity or the requirements of Section 6.05(o) are otherwise complied with;

(i) leases, assignments, licenses or subleases or sublicenses of any real or personal property (including Intellectual Property) in the ordinary course of business or consistent with past practice;

(j) Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the Company, a Borrower and its Subsidiaries determined in good faith by the management of the Company to be no longer useful or necessary in the operation of the business of the Company, a Borrower or any of the Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of clause (a) of the definition of “Net Proceeds”;

(l) [reserved];

(m) to the extent constituting a Disposition, any termination, settlement, extinguishment or unwinding of obligations in respect of any Hedging Agreement;

(n) any exchange of assets for services and/or other assets used or useful in a Similar Business of comparable or greater value; provided, that (A) no Default or Event of Default exists or would result therefrom, (B) the Net Proceeds, if any, thereof are applied in accordance with Section 2.11(b) to the extent required thereby and (C) with respect to any exchange of assets for services, immediately after giving effect thereto, the Company shall be in Pro Forma Compliance;

(o) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary or any other person may be merged, amalgamated or consolidated with or into a Borrower, provided that (A) such Borrower shall be the surviving entity or (B) if the surviving entity is not a Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, or under the laws of the Netherlands, Australia or the Isle of Man, as applicable, (2) the Successor Borrower shall expressly assume all the obligations of such Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the applicable agreement, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary Loan Party, unless it is the other party to such merger or consolidation, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3), (5) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have affirmed that its obligations under the applicable Mortgage shall apply to its guarantee as reaffirmed pursuant to clause (3) and (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the Collateral and Guarantee Requirement to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, such Borrower under this Agreement);

(p) any disposition in the ordinary course of business, including dispositions of Investments in joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) Dispositions in connection with the exercise of any subscriptions, options, warrants, puts, calls or other rights or commitments pursuant to agreements set forth on Schedule 3.08(b);

(r) Intercompany Dispositions of Intellectual Property for the purposes of improving operational efficiency of the Company, Borrowers and the Subsidiaries, or in the ordinary course or as otherwise deemed appropriate by a Loan Party in its reasonable business judgment so long as such Disposition would not materially impair the ability of the Loan Parties to meet their ongoing payment obligations under the Loan Documents; and

(s) Dispositions as part of any Permitted Reorganizations.

Notwithstanding anything to the contrary contained in Section 6.05 above, no Disposition of assets under Section 6.05(g) or, solely with respect to Sale and Lease-Back Transactions referred to in clause (b)(y) of Section 6.03, under Section 6.05(d), shall be permitted unless (i) such Disposition is for fair market value (as determined in good faith by the Company), or if not for fair market value, the shortfall is permitted as an Investment under Section 6.04, and (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; provided, that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value (as determined in good faith by the Company) of less than $150,000,000 or to other transactions involving assets with a fair market value (as determined in good faith by the Company) of not more than the greater of $295,000,000 and 0.15 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period in the aggregate for all such transactions during the term of this Agreement; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet or in the notes thereto) (other than liabilities that are by their terms subordinated to the Loan Obligations) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Company or such Subsidiary from the transferee that are converted by the Company or such Subsidiary into cash within 180 days after receipt thereof (to the extent of the cash received), (c) any Designated Non-Cash Consideration received by the Company or any of its Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by the Company), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $540,000,000 and 0.275 times the EBITDA calculated on a Pro Forma Basis for the Test Period ended immediately prior to the receipt of such Designated Non-Cash Consideration (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), (d) the amount of Indebtedness (other than Indebtedness that is subordinated in right of payment to the Loan Obligations) of any Subsidiary that is no longer a Subsidiary as a result of such Asset Sale, to the extent that the Company, any Borrower and each other Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Asset Sale and (e) consideration consisting of Indebtedness of the Company or a Subsidiary (other than Indebtedness that is subordinated in right of payment to the Loan Obligations) received from persons who are not the Company, a Borrower or a Subsidiary in connection with the Asset Sale and that is cancelled.

For purposes of this Agreement, the fair market value of any assets acquired, leased, exchanged, Disposed of, sold, conveyed or transferred by the Company or any Subsidiary shall be determined in good faith by the Company and may be determined either, at the option of the Company, at the time of such acquisition, lease, exchange, Disposition, sale, conveyance or transfer, as applicable, or as of the date of the definitive agreement with respect to such acquisition, lease, exchange, Disposition, sale, conveyance or transfer, as applicable.

Section 6.06 Dividends and Distributions.

Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Qualified Equity Interests of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) the Company’s or any of the Borrowers’ Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Qualified Equity Interests of the person redeeming, purchasing, retiring or acquiring such shares) (all of the foregoing, “Restricted Payments”); provided, however, that:

(a) Restricted Payments may be made to the Company or any Wholly Owned Subsidiary of the Company (or, in the case of non-Wholly Owned Subsidiaries, to the Company or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Company or such Subsidiary) based on their relative ownership interests);

(b) the Company may make Restricted Payments in respect of (i) general corporate operating, overhead, legal, accounting and other professional fees and expenses of, or attributable to the Company, Borrowers and the Subsidiaries, to any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of any Parent Entity whether or not consummated, (iii) franchise and similar taxes and other fees and expenses in connection with the maintenance of their (or any Parent Entity’s) existence and their (or any Parent Entity’s indirect) ownership of the Company and Borrowers, (iv) payments permitted by Section 6.07(b) (other than clause (vii)) and (v) customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, officers, directors, employees and consultants of any Parent Entity; provided that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Company and the Subsidiaries;

(c) Restricted Payments may be made to any Parent Entity the proceeds of which are used to purchase or redeem the Equity Interests of any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of any Parent Entity, the Company, the Borrowers or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (c) shall not exceed (I) $80,000,000 to the extent made in connection with the Transactions and (II) an additional amount in any fiscal year equal to the greater of $117,000,000 and 0.06 times the EBITDA calculated on a Pro Forma Basis for the Test Period ended immediately prior to the date of such Restricted Payment (plus (x) the amount of net proceeds contributed to the Company and Borrowers that were (x) received by any Parent Entity during such calendar year from sales of Equity Interests of any Parent Entity to directors, consultants, officers or employees of any Parent Entity, the Company, the Borrowers or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, in the case of clauses (I) and (II), that such proceeds are not included in any determination of the Cumulative Credit, (y) the amount of net proceeds of any key-man life insurance policies received during such calendar year, and (z) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of any Parent Entity, the Company, the Borrowers or the Subsidiaries in connection with the Transactions that are foregone in return for the receipt of Equity Interests), which, if not used in any year, may be carried forward up to two subsequent calendar years; and provided, further, that cancellation of Indebtedness owing to the Company, a Borrower or any Subsidiary from members of management of any Parent Entity, the Company, the Borrowers or their Subsidiaries in connection with a repurchase of Equity Interests of any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;

(d) any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) Restricted Payments may be made in an aggregate amount equal to a portion of the Cumulative Credit on the date of such election that the Company elects to apply to this Section 6.06(e), which such election shall (unless such Restricted Payment is made pursuant to clause (a) of the definition of “Cumulative Credit”) be set forth in a written notice of a Responsible Officer of the Company, which notice shall set forth calculations in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that (x) on a Pro Forma Basis after giving effect to such Restricted Payment, the Interest Coverage Ratio is not less than 2.00 to 1.00 and (y) no Event of Default shall have occurred and be continuing;

(f) Restricted Payments may be made in connection with the consummation of the Transactions, including payments and distributions to dissenting stockholders or stockholders exercising appraisal rights pursuant to applicable law or as a result of the settlement of any stockholder claims or action (whether actual, contingent or potential);

(g) Restricted Payments may be made to pay, or to allow the Company or any Parent Entity to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;

(h) Restricted Payments may be made to pay, or to allow the Company or any Parent Entity to pay, dividends and make distributions to, or repurchase or redeem shares from, its equity holders in an amount per annum no greater than 6.0% of the Market Capitalization; provided, that no Event of Default shall have occurred and be continuing;

(i) Restricted Payments may be made to any Parent Entity to finance any Investment that if made by the Company or any Subsidiary directly would be permitted to be made pursuant to Section 6.04; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Company or a Subsidiary or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into the Company or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10;

(j) Restricted Payments may be made in an aggregate amount not to exceed the greater of $685,000,000 and 0.35 times the EBITDA calculated on a Pro Forma Basis for the Test Period ended immediately prior to the date of such Restricted Payment; provided, that no Event of Default shall have occurred and be continuing;

(k) Restricted Payments may be made under the Acquisition Agreements;

(l) Restricted Payments may be made in an aggregate amount not to exceed the aggregate amount of Excluded Contributions;

(m) any Restricted Payment may be made so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such Restricted Payment, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 4.50 to 1.00;

(n) [reserved];

(o) for any taxable period for which the Company and/or any of its

Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or foreign income Tax purposes of which a direct or indirect parent of the Company is the common parent (a “Tax Group”), Restricted Payments not in excess of the portion of any U.S. federal, state, local or foreign income Taxes (as applicable) of such Tax Group for such taxable period that are attributable to the income of the Company and/or its applicable Subsidiaries; provided that (i) the amount of such Restricted Payments for any taxable period shall not exceed the amount of such Taxes that the Company and/or its applicable Subsidiaries would have paid had the Company and/or such Subsidiaries been a stand-alone taxpayer (or a stand-alone group) and (ii) Restricted Payments in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Company or any of its Subsidiaries for such purpose; and

(p) Restricted Payments as part of any Permitted Reorganizations.

Notwithstanding anything herein to the contrary, the foregoing provisions of Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such Restricted Payment or redemption, purchased, defeasance or other payment would have complied with the provisions of this Agreement.

The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the fair market value thereof, which shall be determined in good faith by the Company and may be determined either, at the option of the Company, at the time of such Restricted Payment or as of the date of the definitive agreement with respect to such Restricted Payment.

For purposes of determining compliance with this covenant, (A) a Restricted Payment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) described in the above clauses but may be permitted in part under any combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses, the Company may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such permitted Restricted Payment (or any portion thereof) in any manner that complies with this covenant and at the time of classification or reclassification will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one of the categories of permitted Restricted Payments (or any portion thereof) described in the above clauses.

Section 6.07 Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Company and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate consideration in excess of $100,000,000, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms that are substantially no less favorable, when taken as a whole, to the Company or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate, as determined by the Board of Directors of the Company or such Subsidiary in good faith.

(b) The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Company (or any Parent Entity) or of a Borrower,

(ii) (x) loans or advances to employees or consultants of the Company or any Parent Entity, any Borrower or any of the Subsidiaries in accordance with Section 6.04(e) and (y) the cancellation of such loans or advances and other payments to employees or consultants if such cancellation or payment is approved by a majority of the Disinterested Directors of the Board of Directors of Company in good faith, made in compliance with applicable laws and otherwise permitted under this Agreement,

(iii) transactions among the Company or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Company or a Subsidiary is the surviving entity),

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities and employment and severance arrangements provided to, or on behalf of or for the benefit of, directors, officers, consultants and employees of the Company or any Parent Entity, the Borrowers and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Company and its Subsidiaries (which (x) shall be 100% for so long as such Parent Entity, as the case may be, owns no assets other than the Equity Interests of the Company or any Parent Entity and assets incidental to the ownership of the Company and its Subsidiaries and (y) in all other cases shall be as determined in good faith by management of the Company)),

(v) the Transactions and any transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence or contemplated on the First Amendment Closing Date and, to the extent involving aggregate consideration in excess of $10,000,000, set forth on Schedule 6.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not materially adverse to the Lenders when taken as a whole (as determined by the Company in good faith),

(vi) (A) any employment agreements entered into by the Company or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,

(vii) Restricted Payments permitted under Section 6.06, including payments to any Parent Entity, and Investments permitted under Section 6.04,

(viii) any purchase by the Company of the Equity Interests of a Borrower; provided, that any Equity Interests of a Loan Party shall be pledged to the Collateral Agent (and deliver the relevant certificates or other instruments (if any) representing such Equity Interests to the Collateral Agent) on behalf of the Lenders to the extent required by Section 5.10,

(ix) [reserved],

(x) transactions for the purchase or sale of goods, equipment, products, parts and services (including property management and similar services) entered into in the ordinary course of business,

(xi) any transaction in respect of which the Company delivers to the Administrative Agent a letter addressed to the Board of Directors of the Company from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Company qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable, when taken as a whole, to the Company or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair, when taken as a whole, to the Company or such Subsidiary, as applicable, from a financial point of view,

(xii) the payment of all fees, expenses, bonuses and awards related to the Transactions,

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business or consistent with past practice or industry norm,

(xiv) [reserved],

(xv) the issuance, sale or transfer of Equity Interests of the Company, a Borrower or any Subsidiary to the Company (or any Parent Entity) and capital contributions by the Company (or any Parent Entity) to a Borrower or any Subsidiary,

(xvi) the issuance, sale or transfer of Equity Interests to the management of the Company, any Parent Entity, the Borrowers or any Subsidiary in connection with the Transactions,

(xvii) payments by the Company (or any Parent Entity), the Borrowers and the Subsidiaries pursuant to a tax sharing agreement or arrangement (whether written or as a matter of practice) that complies with Section 6.06(o),

(xviii) [reserved],

(xix) payments, loans (or cancellation of loans) or advances to employees or consultants that are (i) approved by a majority of the Disinterested Directors of the Company (or any Parent Entity) or a Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement,

(xx) transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice or industry norm otherwise in compliance with the terms of this Agreement that are fair to the Company and the Subsidiaries (in the good faith determination of the Company),

(xxi) transactions between the Company or any of the Subsidiaries and any person, a director of which is also a director of the Company or any direct or indirect parent company of the Company; provided, however, that (A) such director abstains from voting as a director of the Company or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Company for any reason other than such director’s acting in such capacity,

(xxii) transactions permitted by, and complying with, the provisions of Section 6.05, and

(xxiii) intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Company) for the purpose of improving the consolidated tax efficiency of the Company, the Borrowers and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein.

Section 6.08 Business of the Company and the Subsidiaries.

Notwithstanding any other provisions hereof, engage at any time to any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the First Amendment Effective Date or any Similar Business.

Section 6.09 Limitation on Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders when taken as a whole (as determined in good faith by the Company), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders when taken as a whole (as determined in good faith by the Company)), the memorandum, articles or certificate of incorporation or association, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of any Loan Party.

(b) (i) Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of, or in respect of, principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing, except for:

(A) Refinancings with any Indebtedness permitted to be incurred under Section 6.01;

(B) payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing (or within twelve months thereof);

(C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Company from the issuance, sale or exchange by the Company (or any Parent Entity) of Equity Interests that are not Disqualified Stock made within eighteen months prior thereto; provided, that such proceeds are not included in any determination of the Cumulative Credit or Excluded Contributions;

(D) the conversion or exchange of any Junior Financing to Equity Interests of a Borrower, the Company or any Parent Entity;

(E) so long as (x) no Event of Default has occurred and is continuing and (y) on a Pro Forma Basis after giving effect to such payments or distributions, the Interest Coverage Ratio is not less than 2.00 to 1.00, payments or distributions in respect of Junior Financings prior to any scheduled maturity made, in an aggregate amount, not to exceed a portion of the Cumulative Credit on the date of such election that the Company elects to apply to this Section 6.09(b)(i)(E), which such election shall (unless such payment or distribution is made pursuant to clause (a) of the definition of “Cumulative Credit”) be set forth in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail of the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(F) payments and distributions in an aggregate amount (valued at the time of the making thereof, and without giving effect to any subsequent change in value) not to exceed the greater of $685,000,000 and 0.35 times the EBITDA calculated on a Pro Forma Basis for the then most recently ended Test Period; provided, that no Event of Default shall have occurred and be continuing; and

(G) any payment or distribution in respect of Junior Financing may be made so long as no Default or Event of Default has occurred and is continuing or would result therefrom and, after giving effect to such payment or distribution, the Net Total Leverage Ratio on a Pro Forma Basis would not exceed 4.50 to 1.00; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of any Junior Financing that constitutes Material Indebtedness, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not materially adverse to Lenders when taken as a whole (as determined in good faith by the Company) and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders when taken as a whole (as determined in good faith by the Company) or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness.”

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Company or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Company, the Borrowers or such Material Subsidiary that is a Loan Party pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the First Amendment Closing Date, including under Indebtedness existing on the First Amendment Closing Date and set forth on Schedule 6.01, the Senior Unsecured Note Documents, the Term Loan A Facility Agreement, any Refinancing Notes, or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness and, in each case, any similar contractual encumbrances or restrictions and any amendment, modification, supplement, replacement or refinancing of such agreements or instruments that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Company);

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business or consistent with past practice or industry norm;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement or are market terms at the time of issuance (in each case as determined in good faith by the Company);

(G) customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business or consistent with past practice;

(H) customary provisions restricting subletting or assignment (including any change of control deemed an assignment) of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions imposed by suppliers, customers or landlords of Real Property under contracts entered into in the ordinary course of business or consistent with past practice or industry norm or customary restrictions on cash or other deposits or net worth arising in connection with any Liens permitted under Section 6.02 so long as the Company has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Company and its Subsidiaries to meet their ongoing obligations under the Loan Documents;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Subsidiary Loan Party;

(O) customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(Q) [reserved]; and

(R) any encumbrances or restrictions of the type referred to in (c)(i) and (c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of or similar arrangements to the contracts, instruments or obligations referred to in clauses (A) through (Q) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or similar arrangements are, in the good faith judgment of the Company, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions as contemplated by such provisions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.

Section 6.10 Fiscal Year.

In the case of the Company, permit any change to its fiscal year without prior notice to the Administrative Agent, in which case, the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.11 Financial Covenant.

With respect to the Revolving Facility only, permit the Net First Lien Leverage Ratio as of the last day of any fiscal quarter (beginning with the end of the fiscal quarter ending September 30, 2018), solely to the extent that on such date the Testing Condition is satisfied, to exceed 6.75 to 1.00.

ARTICLE VII Events of Default

Section 7.01 Events of Default.

In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect (except to the extent such representation or warranty is qualified by “materiality” or “Material Adverse Effect”) when so made or deemed made and such false or misleading representation or warranty (if curable) shall remain false or misleading for a period of 30 days after notice thereof from the Administrative Agent to the Company;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Company, a Borrower or a Subsidiary of any covenant, condition or agreement contained in, Section 5.01(a), Section 5.05(a), Section 5.08 or in Article VI; provided, that any breach of the Financial Covenant shall not, by itself, constitute an Event of Default under any Term Facility and the Term Loans may not be accelerated as a result thereof unless there are Revolving Facility Loans outstanding that have been accelerated by the Required Revolving Facility Lenders pursuant to the penultimate sentence of this Section 7.01 as a result of such breach of the Financial Covenant;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from the failure of a Subsidiary that is not a Loan Party to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Company;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) the Company or any Borrower or any of the Material Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company, the Borrowers or any of the Material Subsidiaries, or of a substantial part of the property or assets of the Company, the Borrowers or any Material Subsidiary, under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Law, (ii) the appointment of a receiver, administrative receiver, examiner, trustee, custodian, sequestrator, conservator, liquidator, administrator, manager or similar official for the Company, the Borrowers or any of the Material Subsidiaries or for a substantial part of the property or assets of the Company, the Borrowers or any of the Material Subsidiaries or (iii) the winding-up or liquidation of the Company, the Borrower or any Material Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or with respect to a Dutch Loan Party, the occurrence of a Dutch Insolvency Event, or with respect to an Australian Loan Party, the occurrence of an Australian Insolvency Event (and, solely with respect to an Australian Insolvency Event pursuant to clause (a) in the definition thereof, to the extent that such Australian Insolvency Event would reasonably be expected to have a Material Adverse Effect);

(i) the Company, the Borrowers or any Material Subsidiary shall

(i) voluntarily commence any proceeding or file any petition seeking relief under the U.S. Bankruptcy Code, as now constituted or hereafter amended, or any other Debtor Relief Law,

(ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above,

(iii) apply for or consent to the appointment of a receiver, administrative receiver, examiner, trustee, custodian, sequestrator, conservator, administrator or similar official for the Company, the Borrowers or any of the Material Subsidiaries or for a substantial part of the property or assets of the Company, the Borrowers or any Material Subsidiary,

(iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding,

(v) make a general assignment for the benefit of creditors or

(vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Company, any Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $100,000,000 (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days (or which judgments have not been bonded pending appeal within 60 days from the entry thereof), or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company, any Borrower or any Material Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event shall have occurred, (ii) a termination, withdrawal or noncompliance with applicable law or plan terms shall have occurred with respect to a Foreign Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, or (v) the Company, any Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that would subject the Company, a Borrower or any of the Subsidiaries to tax; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(l) (i) any material provision of any Loan Document shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any party thereto (other than in accordance with its terms), (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by any Loan Party not to be (other than, in each case, in accordance with its terms), a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein and the last paragraph of Section 4.02) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations (other than the laws, rules and regulations of the Security Jurisdictions) as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the U.S. Collateral Agreement or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) a material portion of the Guarantees pursuant to the Security Documents Loan Parties guaranteeing the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof and subject to the last paragraph of Section 4.02), or shall be asserted in writing by Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided, that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Collateral Agent to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the priority rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

then, and in every such event (other than (x) an event with respect to the Borrowers described in clause (h) or (i) above and (y) an event described in clause (d) above arising with respect to a failure to comply with the Financial Covenant, unless the conditions of the first proviso contained in clause (d) above have been satisfied), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash

Collateral pursuant to Section 2.05(j); and in any event with respect to the Borrowers described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding. In the case of an Event of Default under clause (d) above arising with respect to a failure to comply with the Financial Covenant, unless the conditions of the first proviso contained in clause (d) above have been satisfied, and at any time thereafter during the continuance of such event, subject to Section 7.03, the Administrative Agent, at the request of the Required Revolving Facility Lenders, shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Revolving Facility Commitments and (ii) declare the Revolving Facility Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Revolving Facility Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder with respect to such Revolving Facility Loans, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

For purposes of clauses (h), (i) and (j) of this Section 7.01, “Material Subsidiary” shall mean any Subsidiary that would not be an Immaterial Subsidiary under clause (a) of the definition thereof.

Notwithstanding any provision in this Agreement to the contrary, if:

(i) an administrator (other than an administrator appointed by the Collateral Agent) has been appointed under the Australian Corporations Act to an Australian Loan Party and the Collateral Agent receives notice of that appointment from any Lender or any Loan Party or under the Australian Corporations Act; and

(ii) the Collateral Agent is entitled under section 441A of the Australian Corporations Act and the Loan Documents to enforce a Security Document over that Loan Party’s property within the decision period provided for under that section, then:

(iii) subject to the provisions of the Flutter Intercreditor Agreement, the Collateral Agent shall promptly notify the Secured Parties and seek instructions from the Required Lenders as to whether or not it should enforce that Security Document within that decision period; and

(iv) unless it receives instructions from the Required Lenders not to enforce by a time which it considers to be the latest time by which instructions should be received in order for it to be able to arrange the enforcement of the Security Document within that period, then the Collateral Agent may enforce that Security Document in accordance with the Loan Documents but need not do so (and is not liable to the Secured Parties if it does not do so).

Section 7.02 Treatment of Certain Payments.

Subject to the terms of any applicable Intercreditor Agreement, any amount received by the Administrative Agent or the Collateral Agent from any Loan Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrowers under Section 7.01(h) or (i), in each case that is continuing, shall be applied: (i) first, ratably, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent or the Collateral Agent from the Borrowers (other than in connection with any Secured Cash Management Agreement or Secured Hedge Agreement), (ii) second, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, towards payment of principal of unreimbursed L/C Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of unreimbursed L/C Disbursements then due to such parties, (iv) fourth, towards payment of other Obligations (including Obligations of the Loan Parties owing under or in respect of any Secured Cash Management Agreement or Secured Hedge Agreement) then due from the Borrowers or any Loan Party, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties and (v) last, the balance, if any, after all of the Obligations have been paid in full, to the Company or as otherwise required by Requirements of Law.

Section 7.03 Right to Cure.

Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Dutch Borrower fails (or, but for the operation of this Section 7.03, would fail) to comply with the requirements of the Financial Covenant, from the last day of the applicable fiscal quarter until the expiration of the 10th Business Day subsequent to the date the certificate calculating such Financial Covenant is required to be delivered pursuant to Section 5.04(c), the Company and any Parent Entity shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of such entities, and in each case, to contribute any such cash to the capital of the Dutch Borrower (collectively, the “Cure Right”), and upon the receipt by the Dutch Borrower of such cash (the “Cure Amount”), pursuant to the exercise of the Cure Right, the Financial Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; provided, that (i) in each four consecutive fiscal quarter period there shall be at least two fiscal quarters in which a Cure Right is not exercised, (ii) a Cure Right shall not be exercised more than five times during the term of the Revolving Facility, (iii) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant and (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of the exercise of the Cure Right for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Cure Right is exercised (either directly through prepayment or indirectly as a result of the netting of unrestricted cash). If, after giving effect to the adjustments in this Section 7.03, the Dutch Borrower shall then be in compliance with the requirements of the Financial Covenant, the Dutch Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for the purposes of this Agreement.

Section 7.04 Clean-Up Period.

For the purpose of this Agreement, for the period from the Closing Date or, as appropriate, the date of completion of a Permitted Business Acquisition involving a person who, pursuant to such Permitted Business Acquisition, becomes a Subsidiary (such person, a “Subsequent Target”) and/or a business unit, division or line of business (a “Subsequent Target Asset”) until the date falling 90 days after the Closing Date or, as appropriate, the date of completion of a Permitted Business Acquisition (the “Clean-Up Period”), no Default or Event of Default would be deemed to arise from a breach of representation or warranty or a breach of covenant or other circumstance that would have been a Default or Event of Default (but for this provision) only by reason of circumstances relating exclusively to (A) in the case of the Acquisition, the Target Group (or any obligation to procure compliance by the Target Group) or (B) in the case of a Permitted Business Acquisition, the Subsequent Target or any of its Subsidiaries as at the date of completion of such Permitted Business Acquisition and (if applicable) the Subsequent Target Asset of such Permitted Business Acquisition (or any obligation to procure compliance by the Subsequent Target and its Subsidiaries), provided that (in each case) such Default or Event of Default: (i) is capable of being remedied within the Clean-Up Period and the Company, or in the case of a Permitted Business Acquisition, the relevant acquiring party, are taking appropriate steps to remedy such Default or Event of Default; (ii) does not have a Material Adverse Effect; and (iii) was not procured or approved by the Company or, in the case of a Permitted Business Acquisition, any of the Company, or any of its Subsidiaries. Notwithstanding the above, if the relevant circumstances are continuing after the expiry of the Clean-Up Period, there shall be an immediate Default or Event of Default, as applicable, and all rights and remedies which would apply with regard thereto but for this Section 7.04 shall arise and be exercisable.

Section 7.05 Waiver.

Notwithstanding anything to the contrary in the Loan Documents, the Administrative Agent and Required Lenders by a waiver dated April 20, 2021 (the “Waiver”) have waived (i) any Default or Event of Default under Section 7.01(j) related to the Judgment or the Judgment Related Events, (ii) any Default or Event of Default due to the breach of any Loan Document covenant (including Section 6.02) in respect of any Lien related to the Judgment or Judgment Related Events, (iii) any Default or Event of Default under Section 7.01(h) due to an involuntary proceeding or petition which is sought against the applicable Subsidiaries related to the Judgment or Judgment Related Events, (iv) any Default or Event of Default that would arise due to restrictions on the ability of the applicable Subsidiaries to make Restricted Payments, which restrictions were deemed reasonably necessary by such Subsidiaries in connection with the Judgment or Judgment Related Events, and (v) any Default or Event of Default that would arise due to any loss of license, permit or franchise or any action by the Company or its Subsidiaries that is found to be a violation of law, rule, regulation or order of any Governmental Authority, in each case, arising from the Judgment or Judgment Related Events. The Waiver shall be limited as written and except as set forth in this Section 7.05 herein shall not be deemed or otherwise construed to constitute a waiver of any other Default or Event of Default now existing or hereafter arising or any other provision or to prejudice any right, power or remedy which the Administrative Agent or any Lender may now have or may have in the future under or in connection with this Agreement or any other Loan Document (after giving effect to the Waiver), all of which rights, powers and remedies are hereby expressly reserved by the Administrative Agent and Lenders.

ARTICLE VIII The Agents

Section 8.01 Appointment.

(a) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, including as the Collateral Agent for such Lender and the other Secured Parties under the Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. On and as of the First Amendment Effective Date, the Security Agent, under and as defined in the Flutter Intercreditor Agreement shall succeed and replace Deutsche Bank AG, New York Branch as Collateral Agent hereunder as set forth in Section 8.17. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders and the Issuing Banks hereby grants to the Administrative Agent any required powers of attorney to execute any Security Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or Issuing Bank (or other Secured Party), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(b) In furtherance of the foregoing, each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements or Secured Hedge Agreements), each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) and, by accepting the benefit of this Agreement, each non-Lender Hedge Bank party to a Secured Hedge Agreement and each non-Lender Cash Management Bank party to a Secured Cash Management Agreement, hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent (and any Subagents appointed by the Collateral Agent pursuant to Section 8.03 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VIII (including, without limitation, Section 8.08) as though the Collateral Agent (and any such Subagents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any of the Secured Parties, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.

(c) Terms in connection with Security Documents governed by the laws of the Province of Québec:

(i) Without limiting the powers of the Collateral Agent, each of the Secured Parties hereby irrevocably constitutes the Collateral Agent as the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) for the Secured Parties in order to hold any hypothecs granted on any Collateral pursuant to any deeds of hypothec governed by the laws of the Province of Québec in order to secure obligations of any Loan Party.

(ii) [Reserved].

(iii) The appointment of the Collateral Agent as hypothecary representative for the benefit of the Secured Parties, shall be deemed to have been ratified and confirmed by each Secured Party by its acceptance of the benefits under the Loan Documents. Each successor Collateral Agent under this Agreement shall automatically (and without any further act or formality) become the successor hypothecary representative for the purposes of all deeds of hypothec referred to above.

(iv) The Collateral Agent acting as hypothecary representative shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favour of the Collateral Agent in this Agreement, which shall apply mutatis mutandis to the Collateral Agent acting in its capacity as hypothecary representative.

(v) This Section 8.01(c) shall be governed and construed in accordance with the laws of the Province of Quebec.

(d) The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Collateral Agent, the Collateral Agent acting in its capacity as fondé de pouvoir, the Lenders and each Issuing Bank, and none of the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(e) Notwithstanding any provision in this Agreement to the contrary, if (i) an administrator (other than an administrator appointed by the Collateral Agent) has been appointed under the Australian Corporations Act to an Australian Loan Party and the Collateral Agent receives notice of that appointment from any Lender or any Loan Party or under the Australian Corporations Act; and (ii) the Collateral Agent is entitled under section 441A of the Australian Corporations Act and the Loan Documents to enforce a Security Document over that Loan Party’s property within the decision period provided for under that section, then the Collateral Agent shall promptly notify the Secured Parties and seek instructions from the Required Lenders as to whether or not it should enforce that Security Document within that decision period; and unless it receives instructions from the Required Lenders not to enforce by a time which it considers to be the latest time by which instructions should be received in order for it to be able to arrange the enforcement of the Security Document within that period, then the Collateral Agent may enforce that Security Document in accordance with the Loan Documents but need not do so (and is not liable to the Secured Parties if it does not do so).

Section 8.02 Parallel Debt.

(a) For the purpose of ensuring the validity and enforceability of any right of pledge governed by Netherlands law, each Loan Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount due by it in respect of the Corresponding Obligations as they may exist from time to time. The payment undertaking of each Loan Party under this Section 8.02(a) is to be referred to as its “Parallel Debt.”

(b) The Parallel Debt will be payable in the currency or currencies of the Corresponding Obligations and will become due and payable (opeisbaar) as and when and to the extent one or more of the Corresponding Obligations become due and payable. An Event of Default in respect of the Corresponding Obligations shall constitute a default (verzuim) within the meaning of section 3:248 NCC with respect to the Parallel Debt without any notice being required.

(c) Each Party hereto hereby acknowledges that:

(i) the Parallel Debt constitutes an undertaking, obligation and liability to the Collateral Agent which is separate and independent from, and without prejudice to, the Corresponding Obligations; and

(ii) the Parallel Debt represents the Collateral Agent’s own separate and independent claim to receive payment of the Parallel Debt from each Loan Party,

it being understood, in each case, that pursuant to this Section 8.02(c) the amount which may become payable by a Loan Party as the Parallel Debt shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Obligations.

(d) The Collateral Agent, not only in its own name and on behalf of itself but also as agent on behalf of each Secured Party, hereby confirms and accepts that to the extent the Collateral Agent irrevocably receives any amount in payment of the Parallel Debt, the Collateral Agent shall distribute that amount among the Collateral Agent and the Secured Parties that are creditors of the Corresponding Obligations in accordance with the relevant provision of the Loan Documents. The Collateral Agent hereby agrees and confirms that upon irrevocable receipt by the Collateral Agent of any amount in payment of the Parallel Debt (a “Received Amount”), the Corresponding Obligations towards the Collateral Agent and the Secured Parties shall be reduced, if necessary pro rata in respect of Collateral Agent and each Secured Party individually, by amounts totaling an amount (a “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received by the Collateral Agent and the Secured Parties as a payment of the Corresponding Obligations on the date of receipt by the Collateral Agent of the Received Amount.

(e) For the purpose of this Section 8.02, other than the second sentence of paragraph (d) of this Section 8.02, the Collateral Agent acts in its own name and on behalf of itself and not as agent, representative or trustee of any other Secured Party and accordingly holds neither its claim resulting from a Parallel Debt nor any security securing a Parallel Debt on trust.

(f) Nothing in this Section 8.02 shall in any way increase the total amount payable by any Loan Party to the Collateral Agent, the Administrative Agent, the Lenders and any other Secured Party under this Agreement and other Transaction Documents (excluding any obligation under this Section 8.02).

Section 8.03 Delegation of Duties.

The Administrative Agent and the Collateral Agent may execute any of their respective duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, subagents (including a subagent which is a non-U.S. Affiliate), employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents, employees or attorneys-in-fact selected by it with reasonable care. Each Agent may also from time to time, when it deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents (including a subagent which is a non-U.S. Affiliate) or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent or the Collateral Agent, as applicable. Should any instrument in writing from a Borrower or any other Loan Party be required by any Subagent so appointed by an Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, such Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by such Agent. If any Subagent, or successor thereto, shall become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent or the Collateral Agent until the appointment of a new Subagent. No Agent shall be responsible for the negligence or misconduct of any agent, employees, attorney-in-fact or Subagent that it selects with reasonable care. The Administrative Agent, the Collateral Agent and any such subagent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such subagent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Agent.

Section 8.04 Exculpatory Provisions.

None of the Administrative Agent, the Collateral Agent, or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by a Borrower, a Lender or an Issuing Bank. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 7.02, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

Section 8.05 Reliance by Agents.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to the Company or the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.06 Notice of Default.

Neither Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender, the Company or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.07 Non-Reliance on Agents and Other Lenders.

Each Lender and Issuing Bank expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender or Issuing Bank. Each Lender and Issuing Bank represents to each

Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into the business, operations, property, financial and other condition and creditworthiness of, the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender and each Issuing Bank also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Agents or any of their officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.08 Indemnification.

The Lenders agree to indemnify each Agent and the Revolving Facility Lenders agree to indemnify each Issuing Bank, in its capacity as such (to the extent not reimbursed by the Company or the Borrowers and without limiting the obligation of the Company or the Borrowers to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of each Agent, outstanding Term Loans and unused Commitments hereunder; provided, that the aggregate principal amount of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Facility Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent, Issuing Bank under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or such Issuing Bank’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent or Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount. The agreements in this Section 8.08 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.09 Agent in Its Individual Capacity.

Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 8.10 Successor Agents.

The Administrative Agent may resign as Administrative Agent and/or the Collateral Agent may resign as Collateral Agent upon 10 days’ notice to the Lenders and the Company. If the Administrative Agent or the Collateral Agent shall resign as Administrative Agent and/or Collateral Agent under this Agreement and the other Loan Documents, then the Company shall have the right, subject to the reasonable consent of the Required Lenders (so long as no Event of Default under Section 7.01(b), (c), (h) or (i) shall have occurred and be continuing, in which case the Required Lenders shall have the right), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and/or Collateral Agent, as applicable, and the term “Agent” shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Agent by the date that is 10 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective (except in the case of the Collateral Agent holding collateral security on behalf of such Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed), and the Lenders shall assume and perform all of the duties of the Agent and Agent hereunder until such time, if any, as the Company (or the Required Lenders) appoints a successor agent as provided for above. After any retiring Agent’s resignation as Agent, the provisions of this Section 8.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. The parties hereto acknowledge and agree that any resignation by the Collateral Agent is not effective with respect to its rights and obligations under the Parallel Debt until such rights and obligations have been assumed by the successor Collateral Agent and provided that on the First Amendment Effective Date, the Collateral Agent’s resignation shall be deemed completed and effective under this Agreement.

Any resignation by Deutsche Bank as Administrative Agent pursuant to this Section shall, unless Deutsche Bank gives notice to the Company otherwise, also constitute its resignation as Issuing Bank and, and such resignations as and Issuing Bank shall become effective simultaneously with the discharge of the Administrative Agent from its duties and obligations as set forth in the immediately preceding paragraph (except as to already outstanding Letters of Credit and L/C Obligations, as to which the Issuing Bank shall continue in such capacities until the L/C Obligations relating thereto shall be reduced to zero, or until the successor Administrative Agent shall succeed to the roles of Issuing Bank in accordance with the next sentence and perform the actions required by the next sentence). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, unless Deutsche Bank and such successor gives notice to the Company otherwise, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (ii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. At the time any such resignation of the Issuing Bank shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.12(b).

Section 8.11 Arrangers.

Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the persons named on the cover page hereof as Joint Bookrunner or Joint Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Section 9.05 and Section 9.17 (subject to the applicable obligations and limitations as set forth therein).

Section 8.12 Security Documents and Collateral Agent.

The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral or Guarantors in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08, and after the First Amendment Effective Date, as provided in the Flutter Intercreditor Agreement. In addition, the Lenders and the other Secured Parties authorize the Collateral Agent to make such changes to the Security Documents and/or provide such consents with respect to the Security Documents as are required as part of any Permitted Reorganizations including, but not limited to, allowing for the issuance of additional Equity Interests under a pledge agreement.

The Lenders and the other Secured Parties hereby irrevocably authorize and instruct the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or amend, renew, extend, supplement, restate, replace, waive or otherwise modify (i) any First Lien/First Lien Intercreditor Agreement, any First Lien/Second Lien Intercreditor Agreement, any other Permitted Junior Intercreditor Agreement, any other Permitted Pari Passu Intercreditor Agreement or any other intercreditor agreement with the collateral agent or other representatives of the holders of Indebtedness that is to be secured by a Lien on the Collateral that is not prohibited (including with respect to priority) under this Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof (any of the foregoing, an “Intercreditor Agreement”) and (ii) in the Collateral Agent’s sole discretion, any Security Document in connection with the incurrence of Indebtedness that is to be secured by a Lien on the Collateral that is not prohibited (including with respect to priority) under this Agreement. The Lenders and the other Secured Parties irrevocably agree that (x) the Collateral Agent may rely exclusively on a certificate of a Responsible Officer of the Company as to whether any such other Liens are not prohibited and (y) any Intercreditor Agreement entered into by the Collateral Agent shall be binding on the Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of, if entered into and if applicable, any Intercreditor Agreement. The foregoing provisions are intended as an inducement to any provider of any Indebtedness not prohibited by Section 6.01 hereof to extend credit to the Loan Parties and such persons are intended third-party beneficiaries of such provisions. Furthermore, the Lenders and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document (i) to the holder of any Lien on such property that is permitted by clauses (c), (i), (j) or (mm) of Section 6.02 or Section 6.02(a) (if the Liens thereunder are of a type that is contemplated by any of the foregoing clauses) in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits any other Liens on such property or (ii) that is or becomes Excluded Property; and the Administrative Agent and the Collateral Agent shall do so upon request of the Company; provided, that prior to any such request, the Company shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Company certifying (x) that such Lien is permitted under this Agreement, (y) in the case of a request pursuant to clause (i) of this sentence, that the contract or agreement pursuant to which such Lien is granted prohibits any other Lien on such property and (z) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.09(c).

The Lenders (including any Assignee) and the other Secured Parties hereby irrevocably authorize the Administrative Agent to, without any further consent of any Lender (including any Assignee) or any other Secured Party, enter into (or acknowledge and consent to) the Flutter Intercreditor Agreement on behalf of such Lenders (including any Assignee) and other Secured Parties. The Lenders (including any Assignee) and the other Secured Parties irrevocably agree that the Flutter Intercreditor Agreement entered into by the Administrative Agent shall be binding on the Lenders (including and Assignee) and Secured Parties, and each Lender and the other Secured Parties hereby agrees that it will take no actions contrary to the provisions of the Flutter Intercreditor Agreement.

Section 8.13 Right to Realize on Collateral and Enforce Guarantees.

In case of the pendency of any receivership, administration, examinership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (i) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise (A) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent and any Subagents allowed in such judicial proceeding, and (B) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (ii) any custodian, receiver, examiner, administrative receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.

Section 8.14 Withholding Tax.

To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 8.14. The agreements in this Section 8.14 shall survive the resignation of the Agent, any assignment of rights by a Lender or the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations. For the avoidance of doubt, for purposes of this Section 8.14, the term “Lender” shall include any Issuing Bank.

Section 8.15 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii) the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, the Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) Each of the Administrative Agent and the Arrangers hereby informs the Lenders that each such person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such person has a financial interest in the transactions contemplated hereby in that such person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 8.16 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, an Issuing Bank or any Lender, or the Administrative Agent, such Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agree to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders and each Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 8.17 Appointment of Lloyds Bank PLC, as the Collateral Agent, as of the First Amendment Effective Date.

Effective as of the First Amendment Effective Date, Lloyds Bank PLC, as Security Agent for the Secured Parties (as defined in the Flutter Intercreditor Agreement), is appointed in accordance with and subject to the terms of Clause 18.1 of the Flutter Intercreditor Agreement as the new Collateral Agent (“New Agent”) under this Agreement and other Loan Documents and shall succeed to and become vested with all the rights, powers, privileges and duties of the Collateral Agent under this Agreement and each of the other Loan Documents. Effective as of the First Amendment Effective Date, (i) all of the rights, titles and interests of Deutsche Bank as existing Collateral Agent (“Existing Agent”) under and in all the Security Documents and the other Loan Documents are transferred to and assumed by the New Agent and (ii) the Existing Agent shall promptly transfer all Collateral within its possession or control held by the Existing Agent for the benefit of the Secured Parties to the possession or control of the New Agent in its capacity as Security Agent. Effective as of the First Amendment Effective Date, any obligations, liabilities, rights, powers, privileges, duties and protections pertaining to the Collateral Agent (including without limitation, Sections 8.01(a), 8.01(b), 8.01(c), 8.01(e), 8.02, 8.03 (with respect to the Collateral Agent only), 8.04 (with respect to the Collateral Agent only) 8.08 (with respect to the Collateral Agent only), 8.10 (with respect to the Collateral Agent only), 9.05 (with respect to the Collateral Agent only) of this Agreement) shall be superseded in full by the Flutter Intercreditor Agreement (including, without limitation, Sections 18 and 19 thereof). It is hereby agreed that in the event of a conflict between the provisions of this Agreement and the Flutter Intercreditor Agreement, the Flutter Intercreditor Agreement will prevail, including with respect to Sections 8.13 and 9.18 hereof.

Section 8.18 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party Bank (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b) below) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated in this Section 8.18 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than 2 Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Bank, Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (i) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (ii) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (iii) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case, it acknowledges and agrees that (A) in the case of immediately preceding clauses (i) or (ii), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or an error and mistake has been made (in the case of immediately preceding clause (iii)), in each case, with respect to such payment, prepayment or repayment; and such Lender, Issuing Bank or Secured Party shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within 1 Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) or (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.18(b). For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.18(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.18(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time (then effective immediately (with consideration therefor being acknowledged by the parties hereto), (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform as approved by the Administrative Agent as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (ii) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (iv) the Administrative Agent and the Borrowers shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (v) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(e) Subject to Section 9.04 (but excluding, in all events, any assignment, consent or approval requirements (whether from the Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(f) The parties hereto agree that (i) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 8.18 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (i) and (ii) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(g) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation, any defense based on “discharge for value” or any similar doctrine.

(h) Each party’s obligations, agreements and waivers under this Section 8.18 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX Miscellaneous

Section 9.01 Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent or the Issuing Banks as of the Closing Date to the address, electronic mail address, facsimile number, or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender or any other Issuing Bank, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Company may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).

(d) Any party hereto may change its address for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company or a Borrower (or any Parent Entity) posts such documents, or provides a link thereto on the website of the Company or the Borrowers (or any Parent Entity) on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Company’s, any Parent Entity’s or the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender entitled to access thereto and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that the Company shall notify the Administrative Agent (by electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company, any Parent Entity or the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02 Survival of Agreement.

All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.05) shall survive the Termination Date.

Section 9.03 Binding Effect.

This Agreement shall become effective on the Closing Date, and thereafter shall be binding upon and inure to the benefit of Holdings, U.S. Holdings, the Company, the Borrowers, the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender and their respective permitted successors and assigns.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) except as permitted by Section 6.05, the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrowers without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents. For the avoidance doubt, pursuant to Section 8.12, each Assignee (as defined below) shall be deemed to have irrevocably agreed to be bound by the Flutter Intercreditor Agreement as an Institutional Debt Lender, as if it had been an original party to the Flutter Intercreditor Agreement.

(b) (i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company, which consent, with respect to the assignment of a Term Loan, will be deemed to have been given if the Company has not responded within ten (10) Business Days after the delivery of any request for such consent; provided, that no consent of the Company shall be required for an assignment of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund, or in the case of assignments during the primary syndication of the Commitments and Loans to persons identified to and agreed by the Company in writing prior to the Closing Date, or for an assignment of a Revolving Facility Commitment or Revolving Facility Loan to a Revolving Facility Lender, an Affiliate of a Revolving Facility Lender or Approved Fund with respect to a Revolving Facility Lender, or, in each case, if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, any other person; and

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender, an Approved Fund, a Borrower or an Affiliate of a Borrower made in accordance with Section 9.04(i); and

(C) the Issuing Banks; provided, that no consent of the Issuing Banks shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1,000,000 (or the Dollar Equivalent, as applicable) or an integral multiple of $1,000,000 (or the Dollar Equivalent, as applicable) in excess thereof in the case of Term Loans and (y) $5,000,000 (or the Dollar Equivalent, as applicable) or an integral multiple of $1,000,000 (or the Dollar Equivalent, as applicable) in excess thereof in the case of Revolving Facility Loans or Revolving Facility Commitments, unless each of the Company and the Administrative Agent otherwise consent; provided, that (1) no such consent of the Company shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) the parties to each assignment shall (1) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (2) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the reasonable discretion of the Administrative Agent);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17;

(D) the Assignee shall not be the Company, or any of the Borrowers’ Affiliates or Subsidiaries except in accordance with Section 9.04(i); and

(E) notwithstanding the foregoing, assignment or transfer to or assumption by any person of Commitments or Loans with respect to the Company pursuant to this Section 9.04 shall only be permitted if the person to whom such Loans or L/C Obligations are transferred is a Non-Public Lender.

For the purposes of this Section 9.04, “Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. Notwithstanding the foregoing or anything to the contrary herein, no Lender shall be permitted to assign or transfer any portion of its rights and obligations under this Agreement to (A) any Ineligible Institution, (B) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (B), or (C) a natural person. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any assignment made to an Ineligible Institution. Any assigning Lender shall, in connection with any potential assignment, provide to the Company a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.05 (subject to the limitations and requirements of those Sections)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 9.04 (except to the extent such participation is not permitted by such clause (d) of this Section 9.04, in which case such assignment or transfer shall be null and void).

(iv) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Company and the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and the Borrowers, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice; provided, that no Lender shall, in such capacity, have access to, or be otherwise permitted to review any information in the Register other than information with respect to such Lender.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04 and any applicable tax forms, the Administrative Agent shall accept such Assignment and Acceptance and promptly record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).

(c) [Reserved].

(d) (i) Any Lender may, without the consent of the Company or the Borrowers or the Administrative Agent, sell participations in Loans and Commitments to one or more banks or other entities other than (I) any Ineligible Institution (to the extent that the list of Ineligible Institutions has been made available to all Lenders; provided, that regardless of whether the list of Ineligible Institutions has been made available to all Lenders, no Lender may sell participations in Loans or Commitments to an Ineligible Institution without the consent of the Company if the list of Ineligible Institutions has been made available to such Lender) or (II) any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons described in this clause (II) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to clauses (i), (ii), (iii) or (vi) of the first proviso to Section 9.08(b) and (2) directly adversely affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (d)(iii) of this Section 9.04, the Company and the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16 and Section 2.17 (subject to the limitations and requirements of those Sections including Section 2.17(d) and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04 (it being agreed that any documentation required to be provided pursuant to Section 2.17(d) shall be provided solely to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender. Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Participant or potential Participant is an Ineligible Institution and the Administrative Agent shall have no liability with respect to any participation made to an Ineligible Institution.

(i) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company and the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts and interest amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(d), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.1653-5(b) (or, in each case, any successor or amended version) for U.S. federal income tax purposes or is otherwise required by applicable law. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15, Section 2.16 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that the entitlement to a greater payment results from a Change in Law after the Participant became a Participant.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(f) The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (e) above.

(g) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrowers or the Administrative Agent. Each of the Company, the Borrowers, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(h) If the Borrowers wish to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (plus any applicable premium) (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this clause (h) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i) Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to clauses (i) or (j) of this Section 9.04), any of the Company or its Subsidiaries, including the Borrowers, may purchase by way of assignment and become an Assignee with respect to Term Loans at any time and from time to time from Lenders in accordance with Section 9.04(b) hereof (each, a “Permitted Loan Purchase”); provided, that, in respect of any Permitted Loan Purchase, (A) no Permitted Loan Purchase shall be made from the proceeds of any extensions of credit under the Revolving Facility, (B) upon consummation of any such Permitted Loan Purchase, the Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 9.04(j), (C) in connection with any such Permitted Loan Purchase, any of the Company or its Subsidiaries, including the Borrowers and such Lender that is the assignor (an “Assignor”) shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, (x) shall make the representations and warranties set forth in the Permitted Loan Purchase Assignment and Acceptance and (y) shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 9.04(b)(ii)(B)) and shall otherwise comply with the conditions to assignments under this Section 9.04 and (D) no Default or Event of Default would exist immediately after giving effect on a Pro Forma Basis to such Permitted Loan Purchase.

(j) Each Permitted Loan Purchase shall, for purposes of this Agreement be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and the Company shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register be updated to record such event as if it were a prepayment of such Loans.

(k) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Facility Percentage; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 9.05 Expenses; Indemnity.

(a) The Borrowers jointly and severally agree to pay (i) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Collateral Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or by the Administrative Agent or the Collateral Agent in connection with the syndication of commitments, the Term Loans (including the obtaining and maintaining of CUSIP numbers for the Loans) or the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof, including (i) in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 8.03, (ii) all reasonable out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) expenses incurred in connection with due diligence, (iv) the reasonable fees, charges and disbursements of Latham & Watkins LLP, counsel for the Administrative Agent, the Collateral Agent and the Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (v) all reasonable and documented out-of-pocket expenses (including Other Taxes) incurred by the Agents, any Issuing Bank or any Lender in connection with the enforcement of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Company of such conflict and thereafter retains its own counsel with the Company’s prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected person).

(b) The Borrowers jointly and severally agree to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, the Joint Bookrunners, each Issuing Bank, each Lender, each of their respective Affiliates, successors and assigns, and each of their respective directors, officers, employees, agents, trustees, advisors and members (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Company of such conflict and thereafter retains its own counsel with the Company’s prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any violation of or liability under Environmental Laws by the Company or any Subsidiary, (iv) any actual or alleged presence, Release or threatened Release of or exposure to Hazardous Materials at, under, on, from or to any property owned, leased or operated by the Borrowers or any Subsidiary or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Company or any of the Subsidiaries or Affiliates; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (y) arose from a material breach of such Indemnitee’s or any of its Related Parties’ obligations under any Loan Document (as determined by a court of competent jurisdiction in a final, non-appealable judgment) or (z) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Company or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, Issuing Bank, or Arranger in its capacity as such). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Company, the Borrowers or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Arranger, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable within 30 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent losses, claims, damages, liabilities and related expenses resulting from a non-Tax claim), which shall be governed exclusively by Section 2.17 and, to the extent set forth therein, Section 2.15.

(d) To the fullest extent permitted by applicable law, none of the Company, the Borrowers or the Subsidiaries shall assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) The agreements in this Section 9.05 shall survive the resignation of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06 Right of Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Company, the Borrowers or any Subsidiary against any of and all the obligations of the Company or the Borrowers or any Subsidiary now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, each Issuing Bank and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender that exercises such right of set-off shall give prompt notice to the Company; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07 Applicable Law.

THIS AGREEMENT (INCLUDING SECTION 9.15 AND ARTICLE X BUT EXCLUDING SECTION 8.01(C)) AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW.

Section 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Company, the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Company, the Borrowers or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, U.S. Holdings, the Company, the Borrowers, the Administrative Agent and the Required Lenders (or, (A) in respect of any waiver, amendment or modification of Section 6.11 (or any Default or Event of Default in respect thereof) or of Section 4.01 after the Closing Date, the Required Revolving Facility Lenders voting as a single Class, rather than the Required Lenders, or (B) in respect of any waiver, amendment or modification of Section 2.11(b) or (c), the Required Prepayment Lenders, rather than the Required Lenders), and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the applicable Revolving Facility Maturity Date (except as provided in Section 2.05(c)), without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided, that any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i),

(ii) increase or extend the Commitment of any Lender, or decrease the Commitment Fees, L/C Participation Fees or any other Fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, such consent of such Lender shall be the only consent required hereunder to make such modification); provided, that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii),

(iii) extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(iv) amend the provisions of Section 7.02 with respect to the pro rata application of payments required thereby in a manner that by its terms modifies the application of such payments required thereby to be on a less than pro rata basis, without the prior written consent of each Lender adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(v) amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Majority Lenders,” “Required Revolving Facility Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby, in each case except, for the avoidance of doubt, as otherwise provided in Section 9.08(d) and (e) (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release all or substantially all of the Collateral or all or substantially all of the value of the guarantees by Holdings, U.S. Holdings, the Company, the Borrowers or the Subsidiary Loan Parties, unless, in each case to the extent sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender other than a Defaulting Lender,

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility except, for the avoidance of doubt, as otherwise provided in Section 9.08(d) and (e) (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Collateral Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(c) Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other First Liens in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings, U.S. Holdings, the Company and the Borrowers (a) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees and other obligations in respect thereof and (b) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including Required Lenders, Required Prepayment Lenders and the Required Revolving Facility Lenders.

(e) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of Holdings, U.S. Holdings and the Company and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to integrate any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments in a manner consistent with Section 2.21, including, with respect to Other Revolving Loans or Other Term Loans, as may be necessary to establish such Incremental Term Loan Commitments or Revolving Facility Commitments as a separate Class or tranche from the existing Commitments or Incremental Revolving Facility Commitments, as applicable, and, in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately, (B) to integrate any Other First Lien Debt or (C) to cure any ambiguity, omission, defect or inconsistency.

(f) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.21 after the Closing Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing. The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.

(g) With respect to the incurrence of any secured or unsecured Indebtedness (including any intercreditor agreement relating thereto), the Company may elect (in its discretion, but shall not be obligated) to deliver to the Administrative Agent a certificate of a Responsible Officer at least three Business Days prior to the incurrence thereof (or such shorter time as the Administrative Agent may agree in its reasonable discretion), together with either drafts of the material documentation relating to such Indebtedness or a description of such Indebtedness (including a description of the Liens intended to secure the same or the subordination provisions thereof, as applicable) in reasonably sufficient detail to be able to make the determinations referred to in this paragraph, which certificate shall either, at the Company’s election, (x) state that the Company has determined in good faith that such Indebtedness satisfies the requirements of the applicable provisions of Section 6.01 and Section 6.02 (taking into account any other applicable provisions of this Section 9.08), in which case such certificate shall be conclusive evidence thereof, or (y) request the Administrative Agent to confirm, based on the information set forth in such certificate and any other information reasonably requested by the Administrative Agent, that such Indebtedness satisfies such requirements, in which case the Administrative Agent may determine whether, in its reasonable judgment, such requirements have been satisfied (in which case it shall deliver to the Company a written confirmation of the same), with any such determination of the Administrative Agent to be conclusive evidence thereof, and the Lenders hereby authorize the Administrative Agent to make such determinations.

(h) Notwithstanding the foregoing, this Agreement may be amended, waived or otherwise modified with the written consent of the Required Revolving Facility Lenders, the Administrative Agent, Holdings, U.S. Holdings, the Company and the Borrowers with respect to (i) the provisions of Section 4.01, solely as they relate to the Revolving Facility Loans and Letters of Credit and (ii) the provisions of Section 6.11 (or Article VII or any other provision incorporating such Section 6.11 with respect to the effects thereof).

(i) Notwithstanding the foregoing, this Agreement may be amended, with the written consent of each Revolving Facility Lender or the Incremental Term Lender, as applicable, the Administrative Agent, Holdings, U.S. Holdings, the Company and the Borrowers to the extent necessary to integrate any Alternate Currency.

(j) Further, notwithstanding anything to the contrary in this Section 9.08, the Company and the Administrative Agent, in its sole discretion (or the Collateral Agent, in its sole discretion, as applicable), shall be permitted to amend, restate or otherwise modify any Loan Document in order to (i) comply with local law or the advice of local counsel or (ii) to cause any Loan Document (other than this Agreement) to be consistent with this Agreement and the other Loan Documents, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document.

Section 9.09 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10 Entire Agreement.

This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee ~~Letter~~Letters shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability.

In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts; Electronic Execution of Assignments and Certain Other Documents.

(a) This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by electronic transmission pursuant to procedures approved by the Administrative Agent shall be as effective as delivery of a manually signed original.

(b) The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it. Without limiting the generality of the foregoing, the Borrowers and each other Loan Party hereby (i) agrees that, for all purposes, electronic images of this Agreement or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 9.14 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process.

(a) The Borrowers and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Issuing Bank, any Lender, or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such

New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) By the execution and delivery of this Agreement, each Loan Party agrees that service of process upon such Loan Party and written notice of said service to any Loan Party in accordance with the manner provided for notices in Section 9.01 shall be deemed in every respect effective service of process upon such Loan Party, in any such suit or proceeding. To the extent that any Loan Party has or hereafter may acquire any immunity from jurisdiction of any court of (i) any jurisdiction in which it owns or leases property or assets, or (ii) the United States or the State of New York or any political subdivision thereof or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property and assets or this Agreement or any of the other Loan Documents or actions to enforce judgments in respect of any thereof, such Loan Party hereby irrevocably waives such immunity in respect of its obligations under the above-referenced documents, to the extent permitted by law. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) Each of Holdings, U.S. Holdings, the Company and each Borrower as of the Closing Date hereby unconditionally appoints Corporation Service Company, with an office on the Closing Date at 1180 Avenue of the Americas, Suite 210, New York, NY 10036-8401 and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of Holdings, U.S. Holdings, the Company and such Borrower and their respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York; provided, upon prior written notice to the Administrative Agent, each such Loan Party may unconditionally appoint, in lieu of the foregoing Process Agent, C T Corporation System, with an office on the Closing Date at 111 Eighth Avenue, New York, NY 10011 and its successors hereunder (the “Replacement Process Agent”), as its agent to receive on behalf of Holdings, U.S. Holdings, the Company and such Borrower and their respective property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to Holdings, U.S. Holdings, the Company or the respective Borrower (as applicable) in care of the Process Agent (or the Replacement Process Agent, as applicable) at the address specified above for the Process Agent (or the Replacement Process Agent, as applicable), and each of Holdings, U.S. Holdings, the Company and each Borrower irrevocably authorizes and directs the Process Agent (or the Replacement Process Agent, as applicable) to accept such service on its behalf. Failure by the Process Agent (or the Replacement Process Agent, as applicable) to give notice to Holdings, U.S. Holdings, the Company or a Borrower or failure of Holdings, U.S. Holdings, the Company or any Borrower to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent (or the Replacement Process Agent, as applicable) or Holdings, U.S. Holdings, the Company or a Borrower, or of any judgment based thereon. Holdings, U.S. Holdings, the Company and each Borrower each covenant and agree that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the delegation of the Process Agent (or the Replacement Process Agent, as applicable) above in full force and effect, and to cause the Process Agent (or the Replacement Process Agent, as applicable) to act as such. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

Section 9.16 Confidentiality.

Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Company, any Parent Entity, the Borrowers and any Subsidiary furnished to it by or on behalf of the Company, any Parent Entity, the Borrowers or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Company, any Parent Entity, the Borrowers or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees, agents and advisors with a need to know and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc., (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any pledgee under Section 9.04(e) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (F) to any direct or indirect contractual counterparty in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16) and (G) to any rating agency for the purpose of obtaining a credit rating applicable to any Lender (so long as such disclosure is limited to the material terms of the Facilities and such agency agrees to be bound by the provisions of this Section 9.16 or terms substantially similar to this Section); provided that, in the case of clauses (E) and (F) and solely to the extent that the list of Ineligible Institutions has been made available to all Lenders, no information may be provided to any Ineligible Institution or person who is known to be acting for an Ineligible Institution. To the extent permitted by section 275 of the Australian PPSA, the parties agree to keep all information of the kind mentioned in section 275(1) and 275(4) of the Australian PPSA confidential and not to disclose that information to any other person, other than to the extent permitted hereunder.

Section 9.17 Platform; Borrower Materials.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, the Borrowers or their securities)) (each, a “Public Lender”). The Company and the Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Company and the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as solely containing information that is either (A) publicly available information or (B) not material (although it may be sensitive and proprietary) with respect to the Company, the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof), (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 9.18 Release of Liens and Guarantees.

(a) The Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below; (ii) upon the Disposition of such Collateral by any Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by such Loan Party will not be so released, (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with the Subsidiary Guarantee Agreement or the Guarantee Agreement or clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as provided in Section 8.12 (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), and (vii) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents. Any such release (other than pursuant to clause (i) above) shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b) In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Guarantors shall be automatically released from the Guarantees upon (i) being released as Obligors under (and as defined in) the Term Loan A Facility Agreement; provided that, no release under this clause (i) shall occur if (A) any Default or Event of Default then exists or would result thereby, (B) such release is not permitted by the Term Loan A Facility Agreement as in effect on the date hereof or (C) such release is in connection with the termination of the Term Loan A Facility Agreement and (ii) consummation of any transaction not prohibited hereunder resulting in such Loan Party ceasing to exist or constitute a Loan Party or otherwise becoming an Excluded Subsidiary (and in each case of clauses (i) and (ii), the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry).

(c) The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18 and to return to the Company or the Borrowers all possessory collateral (including share certificates (if any)) held by it in respect of any Collateral so released, all without the further consent or joinder of any Lender or any other Secured Party. Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Company and at the Company’s expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Company containing such certifications as the Administrative Agent shall reasonably request and any such release shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.

(d) Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, all Liens granted to the Collateral Agent by the Loan Parties on any Collateral and all obligations of the Borrowers and the other Loan Parties under any Loan Documents (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof) shall, in each case, be automatically released and, upon request of the Company, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to evidence the release its security interest in all Collateral (including returning to the Company or the Borrowers all possessory collateral (including all share certificates (if any)) held by it in respect of any Collateral), and to evidence the release of all obligations under any Loan Document (other than such obligations that expressly survive the Termination Date pursuant to the terms hereof), whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements and (ii) any contingent indemnification obligations or expense reimburse claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Company containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided, or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Borrowers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).

(e) Obligations of the Company or the Borrowers or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Hedge Agreements or any Secured Cash Management Agreements.

Section 9.19 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrowers (or to any other person who may be entitled thereto under applicable law).

Section 9.20 USA PATRIOT Act Notice.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 9.21 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Company and the Borrowers acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s length commercial transaction between the Company, Borrowers, the other Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Arrangers and the Lenders, on the other hand, and the Company, the Borrowers and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Agent, each Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers, any Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other person; (iii) none of the Agents, any Arranger or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Company, the Borrowers or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent, any Joint Lead Arranger or any Lender has advised or is currently advising the Company, the Borrowers or any other Loan Party or their respective Affiliates on other matters) and none of the Agents, any Arranger or any Lender has any obligation to the Borrowers, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the Borrowers and the other Loan Parties and their respective Affiliates, and none of the Agents, any Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrowers and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. The Company and the Borrowers each hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.22 Agency of the Company for the Borrowers.

Each Borrower hereby designates the Company as its borrower representative (the “Borrower Representative”). The Borrower Representative will be acting as agent on each of the Borrowers behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to Section 2.14(a)(ii) or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants and certifications) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

Section 9.23 No Liability of the Issuing Banks.

The Borrowers assume all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrowers shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to the Borrowers, to the extent of any direct, but not consequential, damages suffered by the Borrowers that the Borrowers prove were caused by (i) such Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 9.24 Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

Solely to the extent any Lender or Issuing Bank or as of the First Amendment Effective Date, the Collateral Agent, that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank or as of the First Amendment Effective Date, the Collateral Agent that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Issuing Bank that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 9.25 Co-Borrower and Flutter Finance; Additional Borrowers.

(a) Notwithstanding anything to the contrary contained in this Agreement, from the Second Amendment Effective Date, the parties hereto agree that the Co-Borrower, Flutter Finance shall be a co-borrower with respect to all Loans and other Obligations of the Dutch Borrower hereunder, and each reference herein to “the Dutch Borrower” or to the “Borrower” with respect to any Loans or Obligations of the Dutch Borrower hereunder shall be deemed to be a reference to each of the Dutch Borrower, the Co-Borrower, of Flutter Finance, jointly and severally. Each of the Dutch Borrower, the Co-Borrower and Flutter Finance shall be jointly and severally liable for all such Loans and other Obligations, regardless of which Borrower actually receives the benefit thereof or the manner in which they account for such Loans and Obligations on their books and records. Upon the commencement and during the continuation of any Event of Default, the Agents and the applicable Lenders may (in accordance with the terms of this Agreement and the other Loan Documents) proceed directly and at once, without notice, against the Dutch Borrower, the Co-Borrower or Flutter Finance, or all of them, to collect and recover the full amount, or any portion of, such Obligations, without first proceeding against the other Borrower or any other person, or any security or collateral for such Obligations. Each Borrower consents and agrees that neither the Agents nor the Lenders shall be under any obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of such Obligations.

(b) [Reserved].

(c) [Reserved].

(d) A Borrower may elect to resign as a Borrower if all of the Obligations of such Borrower have been paid in full or assigned to another Borrower pursuant to documentation satisfactory to the Administrative Agent; provided that: (i) no Default or Event of Default is continuing or would result from the resignation of such Borrower; (ii) such resigning Borrower has delivered to the Administrative Agent a notice of resignation; and (iii) where that Borrower is also a Guarantor (unless its Guarantee is being released in accordance with Section 9.18), its obligations in its capacity as Guarantor continue to be legal, valid, binding and enforceable and in full force and effect. Upon satisfaction of the requirements in subclauses (i), (ii) and (iii) of this clause (d), the relevant Borrower shall cease to be a Borrower.

Section 9.26 Representation of a Dutch Loan Party.

If, in respect of a Dutch Loan Party, this Agreement or any other Transaction Document is signed or executed by another person (a “Dutch Attorney-in-Fact”) acting on behalf of such Dutch Loan Party pursuant to a power of attorney executed and delivered by such Dutch Loan Party, it is hereby expressly acknowledged and accepted in accordance with article 14 of the Hague Convention on the Law Applicable to Agency of 14 March 1978 by the other parties to this Agreement or any other Transaction Document that the existence and extent of such Attorney-in-Fact’s authority and the effects of such Dutch Attorney-in-Fact’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

Section 9.27 Application of Gaming Laws.

(a) This Agreement and the other Loan Documents are subject to Gaming Laws. Without limiting the foregoing and notwithstanding anything herein or in any other Loan Document to the contrary, the Lenders, Agents and Secured Parties acknowledge that (i) they are subject to the jurisdiction of the Gaming Authorities, in their discretion, for licensing, qualification or findings of suitability or to file or provide other information, and (ii) all rights, remedies and powers in or under this Agreement and the other Loan Documents, including with respect to the Collateral (including the pledge and delivery of the Pledged Collateral (as defined in the applicable Security Documents)), any Mortgaged Property and the ownership and operation of facilities, are, in each case, subject to the jurisdiction of the Gaming Authorities, and may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Authorities.

(b) The Lenders, Agents and Secured Parties agree to cooperate with all Gaming Authorities in connection with the provision in a timely manner of such documents or other information as may be requested by such Gaming Authorities relating to the Loan or Loan Documents.

(c) The Lenders acknowledge and agree that if any Borrower receives a notice from any applicable Gaming Authority that any Lender is a Disqualified holder (and such Lender is notified by the Company or any Borrower in writing of such Disqualification), the Company or any Borrower shall, following any available appeal of such determination by such Gaming Authority (unless the rules of the applicable Gaming Authority do not permit such Lender to retain its Loans or Commitments pending appeal of such determination), have the right to (i) cause such Disqualified holder to transfer and assign, without recourse all of its interests, rights and obligations in its Loans and Commitments or (ii) in the event that (A) the Borrower is unable to assign such Loan or Commitments after using its best efforts to cause such an assignment and (B) no Default or Event of Default has occurred and is continuing, prepay such Disqualified holder’s Loan and terminate such Disqualified holder’s Commitments, as applicable. Notice to such Disqualified holder shall be given ten days prior to the required date of assignment or prepayment, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or prepayment is required pursuant to Gaming Laws. If reasonably requested by any Disqualified holder, the Company or any Borrower will use commercially reasonable efforts to cooperate with any such holder that is seeking to appeal such determination and to afford such holder an opportunity to participate in any proceedings relating thereto. Notwithstanding anything herein to the contrary, any prepayment of a Loan shall be at a price that, unless otherwise directed by a Gaming Authority, shall be equal to the sum of the principal amount of such Loan and interest to the date on which such Lender or holder became a Disqualified holder (plus any fees and other amounts accrued for the account of such Disqualified holder to the date such Lender or holder became a Disqualified holder).

(d) If during the existence of an Event of Default hereunder or any of the other Loan Documents, it shall become necessary or, in the opinion of the Administrative Agent, advisable for an agent, supervisor, receiver or other representative of the Lenders to become licensed or found qualified under any Gaming Law as a condition to receiving the benefit of any Collateral encumbered by the Loan Documents or to otherwise enforce the rights of the Agents, Secured Parties and the Lenders under the Loan Documents, the Company hereby agrees to consent to the application for such license or qualification and to execute such further documents as may be required in connection with the evidencing of such consent.

Section 9.28 Exclusion of the Australian PPSA Provisions.

Where a Secured Party has an Australian PPS Security Interest under this Agreement, to the extent the law permits:

(a) For the purposes of sections 115(1) and 115(7) of the Australian PPSA:

(i) each Secured Party with the benefit of the security interest need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the Australian PPSA; and

(ii) sections 142 and 143 of the Australian PPSA are excluded;

(b) For the purposes of section 115(7) of the Australian PPSA, each Secured Party with the benefit of the security interest need not comply with sections 132 and 137(3);

(c) Each Party waives its right to receive from any Secured Party any notice required under the Australian PPSA (including a notice of a verification statement); and

(d) If a Secured Party with the benefit of a security interest exercises a right, power or remedy in connection with it, that exercise is taken not to be an exercise of a right, power or remedy under the Australian PPSA unless the Secured Party states otherwise at the time of exercise. However, this Section does not apply to a right, power or remedy which can only be exercised under the Australian PPSA.

Section 9.29 Acknowledgment Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any hedge agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support: and

(b) As used in this Section 9.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.30 The Flutter Intercreditor Agreement

As set forth in the First Amendment, each Lender hereby expressly and irrevocably authorizes and instructs the Administrative Agent to enter into the Flutter Intercreditor Agreement on behalf of the Lenders, and irrevocably agrees that it shall be bound by all the provisions of the Flutter Intercreditor Agreement, as if it had been an original party to the Flutter Intercreditor Agreement.

ARTICLE X Holdings and U.S. Holdings Guarantee

Section 10.01 Holdings and U.S. Holdings Guarantee.

Holdings and U.S. Holdings hereby guarantee to each Secured Party as hereinafter provided, as primary obligors and not as surety, the payment of the Obligations in full in cash when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. Holdings and U.S. Holdings hereby further agree that if any of the Obligations are not paid in full in cash when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise Holdings and U.S. Holdings will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full in cash when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Section 10.02 Obligations Unconditional.

(a) The obligations of Holdings and U.S. Holdings under Section 10.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full in cash of the Obligations, other than contingent indemnification, tax gross up, expense reimbursement or yield protection obligations, in each case, for which no claim has been made), it being the intent of this Section 10.02 that the obligations of Holdings and U.S. Holdings hereunder shall be absolute and unconditional under any and all circumstances. Holdings and U.S. Holdings agree that either shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Article X until such time as the Obligations have been paid in full in cash and the Commitments have expired or terminated.

(b) Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of Holdings and U.S. Holdings hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to Holdings and U.S. Holdings, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Administrative Agent, the Collateral Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected;

(v) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of the Holdings or U.S. Holdings) or shall be subordinated to the claims of any person (including, without limitation, any creditor of Holdings or U.S. Holdings); or

(vi) the lack of enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against Holdings, U.S. Holdings, any Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any other Loan Document, any Secured Hedge Agreement, any Secured Cash Management Agreement or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by Holdings, U.S. Holdings, any Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations.

(c) With respect to its obligations hereunder, Holdings and U.S. Holdings hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Collateral Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any person under any of the Loan Documents or other documents relating to the Obligations, or against any other person under any other guarantee of, or security for, any of the Obligations.

Section 10.03 Reinstatement.

The obligations of Holdings and U.S. Holdings under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings under any Debtor Relief Law, and Holdings and U.S. Holdings each agree that it will indemnify the Administrative Agent, the Collateral Agent and each holder of the Obligations on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent, the Collateral Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any proceedings under any Debtor Relief Law.

Section 10.04 Certain Additional Waivers.

Holdings and U.S. Holdings each further agree that it shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02 and through the exercise of rights of contribution pursuant to Section 10.06.

Section 10.05 Remedies.

Holdings and U.S. Holdings each agree that, to the fullest extent permitted by law, as between Holdings and U.S. Holdings, on the one hand, and the Administrative Agent, the Collateral Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other person) shall forthwith become due and payable by Holdings or U.S. Holdings for purposes of Section 10.01. Holdings and U.S. Holdings each acknowledge and agree that its obligations hereunder are secured in accordance with the terms of the Security Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

Section 10.06 Rights of Contribution.

Holdings and U.S. Holdings each agree that, in connection with payments made hereunder, Holdings, U.S. Holdings and each other Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full in cash and the Commitments have terminated.

Section 10.07 Guarantee of Payment; Continuing Guarantee.

The guarantee given by Holdings and U.S. Holdings in this Article X is a guarantee of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

[Signature Pages Intentionally Omitted.]

SCHEDULE 1

THIRD AMENDMENT 2026 TERM LOANS

Third Amendment Term Lender	Third Amendment Term Commitment
Barclays Bank PLC	€2000,000,000.00

SCHEDULE 2

1.	A customary legal opinion, in form and substance reasonably satisfactory to the Administrative Agent from each of the following:

(a)	Simpson Thacher & Bartlett LLP as the New York and Delaware legal counsel to the Loan Parties;

(b)	William Fry LLP as Irish legal counsel to the Administrative Agent; and

(c)	Loyens & Loyeff N.V. as Dutch legal counsel to the Administrative Agent.

2.

Each of the Company, Dutch Borrower, U.S. Co-Borrower and Flutter Finance shall deliver (or cause to be delivered) to the Administrative Agent (in each case, to the extent applicable in the relevant jurisdiction) a certificate of a Responsible Officer (or the equivalent of such in the relevant jurisdiction) certifying:

(a)

that attached thereto is a true and complete copy of the charter or other similar organizational document (or the equivalent of such in the relevant jurisdiction) of such above listed entity (and such entity’s general partner, if applicable), and each amendment thereto (if applicable), certified (as of the date of such certificate) as being a true and correct copy;

(b)

that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or any equivalent governing body, including the Board of Directors of such entity’s general partner, if applicable) of such entity authorizing the execution, delivery and performance of the Third Amendment or any other document delivered in connection herewith on the date of such certificate and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(c)

to the extent required under applicable law, that attached thereto is a true and complete copy of resolutions duly adopted by the holders of the issued shares of such entity and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect;

(d)

the specimen signature of each Responsible Officer (or the equivalent of such in the relevant jurisdiction) executing the Loan Documents specified in paragraph (b) (together with a certificate of another Responsible Officer (or the equivalent of such in the relevant jurisdiction) as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this paragraph 2);

(e)

confirming that borrowing, guaranteeing or securing, as appropriate, the Third Amendment Term Commitments would not cause any borrowing, guaranty, security or similar limit binding on it to be exceeded; and

(f)

that attached thereto is a good standing certificate (to the extent that (i) such concept or a similar concept exists under the laws of such jurisdiction and (ii) it would be customary under such jurisdiction to deliver a good standing certificate for a financing of this type (as determined in good faith by Flutter Finance)) from the applicable Governmental Authority of such entity’s (and, if applicable, such entities general partner’s) respective jurisdiction of organization.

SCHEDULE 3

1.

On or prior to the date falling ninety (90) Business Days after the Third Amendment Funding Date the Company and the Borrowers shall deliver a duly executed pledge agreement (or an equivalent thereof) with respect to the pledge of the shares of the Target held by the Group and, as soon reasonably practicable following delivery of such pledge agreement but in each case subject to the completion of any registration, filing, stamping, notarial, third party cooperation and similar or equivalent requirements, deliver the share certificates in relation to such shares to the Collateral Agent (to the extent issued or in existence at the relevant time); and

2.

on or prior to the date falling ninety (90) Business Days after the Third Amendment Funding Date the Company and Borrowers shall deliver (and cause the Loan Parties and the Security Providers to deliver) security and guarantee reaffirmations, legal opinions and corporate deliverables from the Loan Parties and the Security Providers, in forms consistent with those delivered in connection with the Second Amendment and otherwise acceptable to the Administrative Agent (acting reasonably), in each case, subject to the Agreed Guarantee and Security Principles.

SCHEDULE 4

Supplemental Terms

“Third Amendment Term Loan Applicable Margin” shall mean for any day, (i) with respect to any Third Amendment USD Term Loans, 2.75% per annum in the case of any Eurocurrency Loan or SOFR Loan and 1.75% per annum in the case of any ABR Loan or, such other rate as may be provided in an Arranger Notice, (ii) with respect to any Third Amendment 2026 Term Loan denominated in Euros, 3.00% or such other rate as may be provided in an Arranger Notice and (iii) with respect to any Third Amendment 2028-A Term Loan denominated in Euros, 3.00% or such other rate as may be provided in an Arranger Notice.